EXHIBIT 10.1

Execution Version

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms set forth herein, this “Agreement”), dated as of May 20, 2019, is made by and among:  (a) Aegerion Pharmaceuticals, Inc. (“Aegerion”) and each of its subsidiaries that are party hereto (collectively with Aegerion, the “Company”); (b) each of the undersigned holders (each, a “Consenting Lender” and, collectively, the “Consenting Lenders”, including any holders that execute a Lender Joinder (as defined below) after the date hereof) of claims (as defined in section 101(5) of title 11 of the United States Code (the “Bankruptcy Code”)) against the Company (the “Claims”) arising under or in connection with:  (i) that certain Indenture, dated as of August 15, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Convertible Notes Indenture” and a holder of such Claims, the “Consenting Noteholders”), (ii) that certain Bridge Credit Agreement, dated as of November 8, 2018 (as amended, supplemented or otherwise modified prior to the date hereof, the “Bridge Credit Agreement” and a holder of such Claims, the “Consenting Bridge Lenders”), and/or (iii) that certain Amended and Restated Loan and Security Agreement, dated as of March 15, 2018 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Intercompany Credit Agreement” and the holder of such Claims, presently Novelion Therapeutics Inc. (“Novelion Therapeutics”) or a wholly-owned direct or indirect subsidiary thereof (excluding Aegerion and its subsidiaries, and including Novelion Services USA, Inc. (“Novelion Services”), and collectively, “Novelion”)(1), in its capacity as such and as a holder of other Claims against and equity interests in the Company (including Claims in connection with the Amended Shared Services Agreements (as defined below)), and the Intercompany Credit Agreement, together with the Convertible Notes Indenture and the Bridge Credit Agreement, and their respective ancillary and related documents, the “Credit Documents”); and (c) Amryt Pharma plc (the “Plan Investor” and collectively with the Consenting Lenders, the “Plan Support Parties”).  The Company and each of the Plan Support Parties are each referred to herein as a “Party”, and collectively, as the “Parties”.  Each of the Consenting Noteholders, the Consenting Bridge Lenders and Novelion, as applicable, are referred to herein as a “Consenting Class.”  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan (as defined below).

RECITALS

WHEREAS, the Company has determined that it would be in its best interests to implement a restructuring of its indebtedness and other obligations through the prosecution of “pre-negotiated” chapter 11 cases (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Parties have agreed that, in connection with the restructuring of the Company, the Plan Investor will acquire 100% of the equity of reorganized Aegerion in exchange for equity of the Plan Investor as set forth in, and the Parties shall otherwise consummate the transactions contemplated by, the Plan Funding Agreement (as defined below) and related documents, including the Plan (as defined below) and the other Definitive Documentation (as

(1)  For purposes of this Agreement, Novelion shall not be deemed to be an Affiliate of Aegerion and Aegerion shall not be deemed to be an Affiliate of Novelion.

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defined below) (collectively, the “Transaction”), on the terms and subject to the conditions set forth in the Plan Funding Agreement;

WHEREAS, the Parties have agreed on the terms of the Transaction, which are memorialized in this Agreement and: (a) the proposed chapter 11 plan for the Company, substantially in the form attached hereto as Exhibit A (as may be amended, modified, or supplemented from time to time, including any schedules and exhibits attached thereto, in each case, in accordance with the terms hereof, the “Plan”); and (b) the Plan Funding Agreement between the Company and the Plan Investor, attached hereto as Exhibit B (as the same may be amended, modified, or supplemented from time to time, in accordance with the terms hereof, the “Plan Funding Agreement”), and executed concurrently herewith; and

WHEREAS, subject to the terms hereof and, as required, appropriate approvals of the Bankruptcy Court, the following sets forth the agreement between the Parties concerning their respective obligations in connection with the Transaction and the Bankruptcy Cases.

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

AGREEMENT

Section 1.                                          Chapter 11 Plan and Definitive Documentation.

1.1                               Support of Plan and Definitive Documentation.

(a)                                 Subject to the terms of this Agreement, including the terms set forth in the immediately following sentence, so long as the Termination Date (as defined below) has not occurred, the Company agrees to: (i) use reasonable best efforts to take any actions, and do or cause to be done all things, necessary, appropriate or advisable in furtherance of the Transaction and the consummation thereof as promptly as practicable (and, in any event, within the time frames contemplated by this Agreement); (ii) commence the Bankruptcy Cases and file and seek approval on an interim and final (to the extent applicable) basis of “first day” motions (including (x) a motion seeking approval of a postpetition credit facility (the “DIP Facility” or the “DIP Credit Agreement”), substantially in the form attached hereto as Exhibit C) as may be amended, modified, or supplemented from time to time in accordance with the terms hereof, as well as the other Loan Documents (as defined in the DIP Credit Agreement, (y) a motion seeking approval of the Company’s assumption of (A) that certain Master Service Agreement dated as of December 1, 2016, but effective as of November 29, 2016, between Novelion Therapeutics and Aegerion and (B) that certain Master Service Agreement dated as of December 1, 2016, but effective as of November 29, 2016, between Novelion Services and Aegerion, each as amended by that certain Amendment to Shared Services Agreements dated as of May 20, 2019, between Novelion Therapeutics, Novelion Services and Aegerion (collectively, the “Amended Shared Services Agreements”) and (z) a motion (the “PFA Approval Motion”) seeking approval of the PFA Order (as defined below)) and with respect to all other “first day” motions, in the forms of the most recent drafts distributed in writing to the Plan Support Parties prior to the execution and delivery of this Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof

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(all such “first day” motions, collectively, the “First Day Motions”)); (iii) file the Plan and a related disclosure statement (as may be amended, modified or supplemented from time to time in accordance with the terms hereof, the “Disclosure Statement”), substantially in the form annexed hereto as Exhibit D, with the Bankruptcy Court and seek approval of the Disclosure Statement and confirmation of the Plan pursuant to the Confirmation Order (as defined below); (iv) act in good faith and use reasonable best efforts to support and complete successfully the solicitation of votes in favor of the Plan in accordance with the terms of this Agreement; (v) furnish any information reasonably requested by the Plan Investor (in the form and substance so requested) in connection with any application, notification or other document filed by or on behalf of the Plan Investor in connection with the Transaction, which information shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (vi) use reasonable best efforts to obtain any and all regulatory approvals and third-party approvals required, or otherwise reasonably requested by, any of the Plan Support Parties, to consummate or make effective the Transaction.  Notwithstanding anything contained herein to the contrary, the Company is expressly permitted to take any and all actions contemplated by Sections 6.9 of the Plan Funding Agreement (such Sections of the Plan Funding Agreement and the actions contemplated thereby are sometimes referred to herein as the “Permitted Solicitation Activities”) and, so long as such actions are taken in accordance with the terms set forth therein, the Company shall not be deemed to be in breach of the terms set forth herein.

(b)                                 Subject to the terms of this Agreement, so long as the Termination Date has not occurred, each Consenting Lender hereby agrees that it shall: (i) subject to the receipt by such Consenting Lender of the Disclosure Statement and Solicitation Materials (as defined below) approved by the Bankruptcy Court, and subject to the acknowledgements set forth in Section 8 of this Agreement, timely vote its Claims, now or hereafter beneficially owned by such Consenting Lender or for which the Consenting Lender now or hereafter serves as the nominee, investment manager or advisor for beneficial holders or over which it otherwise has voting power, to accept the Plan and otherwise in support and favor of the Transaction; provided that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement as to such Consenting Lender prior to the confirmation of the Plan pursuant to the terms hereof; (ii) not change or withdraw (or cause to be changed or withdrawn) any such vote, subject to the proviso in the immediately preceding clause (i) of this Section 1.1(b); (iii) not, directly or indirectly, (x) object to, delay, impede or take any other action to interfere with acceptance, approval, confirmation or implementation of the Plan or the Transaction (or support any other person’s efforts to do any of the foregoing), (y) except as to Novelion at the request of the Company in connection with Permitted Solicitation Activities, (A) initiate, solicit, encourage or facilitate any inquiries, proposals or offers from any Person other than the Plan Investor and its Affiliates (as defined in the Plan Funding Agreement) and its and their respective advisors, consultants, legal counsel, investment bankers, agents and other representatives (with respect to any Person, the “Representatives” thereof) that are providing services in connection with the Transaction, relating to,

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or that could reasonably result in, alone or together with any other related transactions, any merger, acquisition, exchange, divestiture, sale of material assets or equity, business combination, recapitalization, joint venture, or other transaction directly or indirectly involving the equity, voting power or all or a material portion of the assets of Novelion or the Company or any of their respective subsidiaries, or any other similar transaction that would serve as an alternative to the Transaction or could reasonably be expected to impede, interfere with, prevent or delay the consummation of the Transaction or otherwise dilute in any material respect the benefits reasonably expected by the Plan Support Parties (any such transaction, an “Alternative Transaction”); (B) participate in discussions or negotiations with any Person regarding Novelion or the Company or any of their respective subsidiaries, the Plan, or the Transaction with respect to, or that would reasonably be expected to result in, an Alternative Transaction; or (C) propose, support, solicit, encourage, or participate in the formulation of any chapter 11 plan or any other restructuring or reorganization of the Company in the Bankruptcy Cases other than the Plan, or (z) otherwise take any action that would in any material respect interfere with, delay or postpone the consummation of the Transaction or otherwise dilute in any material respect the benefits reasonably expected by the Plan Support Parties; (iv) use its reasonable best efforts to take any and all necessary, appropriate or advisable actions in furtherance of the Transaction and the consummation thereof as promptly as practicable (and, in any event, within the time frames contemplated by this Agreement), including supporting the confirmation of the Plan and entry of the Confirmation Order; and supporting (and not objecting to) the First Day Motions; and (v) use reasonable best efforts to obtain any and all regulatory approvals and third-party approvals required, or otherwise reasonably requested, by the Company or any of the Plan Support Parties, to consummate or make effective the Transaction.

(c)                                  Each Consenting Lender hereby agrees that, (i) so long as the Termination Date has not occurred and (ii) in the event the Termination Date occurs pursuant to (x) Section 2.2(a) of this Agreement, (y) Sections 2.2(c), 2.2(g) or 2.2(h) of this Agreement on or after the date the Company receives any solicited or unsolicited bona fide Company Alternative Proposal (as defined in the Plan Funding Agreement) that has not been withdrawn or terminated or (z) as elected by any Consenting Lender pursuant to Section 2.1 of this Agreement (other than Sections 2.1(k), 2.1(p) or 2.1(q) of this Agreement) on or after the date the Company receives any solicited or unsolicited bona fide Company Alternative Proposal that has not been withdrawn or terminated, each Consenting Lender shall vote against any Alternative Transaction, Company Alternative Transaction or Company Alternative Proposal, and any plan of reorganization that supports any of the foregoing, in the Bankruptcy Court and use reasonable best efforts to oppose the Bankruptcy Court’s approval of any such Alternative Transaction, Company Alternative Transaction or Company Alternative Proposal; provided, however, the foregoing obligation in the case of clause (ii) above shall lapse if, following inquiry in writing by the Consenting Lenders regarding whether the Plan Investor continues to be willing to consummate the Transaction in accordance with the Definitive Documentation, the Plan Investor does not agree within five (5) business days following the inquiry (subject to withdrawal at any time upon five (5) business

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days’ notice) that it would be willing to re-execute and deliver the Definitive Documents promptly after the other parties thereto re-execute and deliver same and consummate the Transaction in accordance with the Definitive Documentation if re-executed by the parties thereto.  Notwithstanding anything to the contrary herein or in the Plan Funding Agreement, each Consenting Lender’s obligations under this Section 1.1(c) shall survive the Termination Date and shall remain in full force and effect until the earlier of the consummation of the Plan, any Alternative Transaction or Company Alternative Transaction.

(d)                                 So long as the Termination Date has not occurred, the Plan Investor hereby agrees that it shall, and shall cause its Affiliates to, comply with the terms set forth in the Plan Funding Agreement until the closing of the Transaction contemplated thereby.

(e)                                  The Backstop Parties hereby agree to backstop the Rights Offering and in connection therewith to execute the Backstop Commitment Agreement on or prior to the date of entry of the Disclosure Statement Order in substantially the form attached to Exhibit E hereto.

(f)                                   Without limiting any other provision hereof, until the Termination Date, the Company and each of the Plan Support Parties hereby agrees to use reasonable best efforts to negotiate in good faith each of the definitive agreements and documents referenced in, or reasonably necessary to effectuate, the Transaction, this Agreement and the Plan, which shall consist of, among other things: (i) all amendments, exhibits and supplements to the Plan and to the Disclosure Statement; (ii) the PFA Order and the Rights Offering procedures and agreements; (iii) the solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”), and the order to be entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”); (iv) the order to be entered by the Bankruptcy Court confirming the Plan (the “Confirmation Order”) and pleadings in support of entry of the Confirmation Order; (v) the Interim CC Order (as defined below) and the Final DIP Order (as defined below) to the extent not attached as exhibits to the DIP Credit Agreement; (vi) the Amended Shared Services Agreements; and (vii) such other documents, pleadings, agreements or supplements as may be reasonably necessary to implement the Transaction, including, but not limited to, the new convertible notes indenture and the credit agreement for the new first lien secured credit facility in accordance with the term sheets attached hereto as Exhibits F and G, respectively (collectively, as may be amended, modified or supplemented from time to time, (and together with the Plan, the Disclosure Statement and any other definitive agreements and documents attached as exhibits hereto, the “Definitive Documentation”)), which Definitive Documentation shall be in form and substance consistent with the terms hereof and otherwise reasonably satisfactory to the Company and each of the Required Parties (as defined below).  For the avoidance of doubt, any references herein to any document constituting Definitive Documentation (including, without limitation, the Plan, the Disclosure Statement, the Solicitation Materials, the Disclosure Statement Order and the Confirmation Order) shall mean such document in form and

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substance consistent with the terms hereof and otherwise reasonably satisfactory to the Company and each of the Required Parties.

(g)                                  Subject to the terms of this Agreement, so long as the Termination Date has not occurred, the Company and each Consenting Lender hereby agrees not to: (i) file any motion, application, adversary proceeding or cause of action (A) challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of any Claims (in any capacity) of a Consenting Lender or the liens securing such Claims, or (B) otherwise seeking to impose liability upon or enjoin a Consenting Lender (in any capacity); or (ii) support any motion, application, adversary proceeding or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consent to the standing of any such third party to bring such motion, application, adversary proceeding or cause of action.

For the avoidance of doubt, each of the Consenting Lenders, the Plan Investor and the Company also agrees, severally with respect to itself and not jointly, that, unless this Agreement is terminated in accordance with the terms hereof and subject to the Permitted Solicitation Activities and the right of each of the Plan Support Parties to take any action as may be set forth in this Agreement, the Plan Funding Agreement (including the actions contemplated by Section 6.9 of the Plan Funding Agreement in accordance with the terms set forth therein) or any other Definitive Documentation, it shall take such steps as are reasonably necessary to support, achieve approval of and consummate the Transaction on the terms set forth in this Agreement, the Plan Funding Agreement and the other Definitive Documentation and it will not take any action that would be expected to, in any material respect, interfere with, delay, or postpone the effectuation of the Transaction.

(h)                                 As used herein, the following terms shall have the following meanings:  “Required Consenting Lenders” shall mean, as of the applicable date of determination, (i) the Consenting Lenders that own at least 50.1% of principal indebtedness outstanding (“Obligations”) and held by all Consenting Lenders party hereto under the Convertible Notes Indenture, (ii) Consenting Lenders that own at least 66.7% of the Obligations held by all Consenting Lenders party hereto under the Bridge Credit Agreement, and (iii) Consenting Lenders that own at least 50.1% of the Obligations held by all Consenting Lenders party hereto under the Intercompany Credit Agreement.  “Required Consenting Bridge Lenders/Noteholders” shall mean (i) the Consenting Lenders that own at least 50.1% of the Obligations held by all Consenting Lenders party hereto under the Convertible Notes Indenture, and (ii) Consenting Lenders that own at least 66.7% of the Obligations held by all Consenting Lenders party hereto under the Bridge Credit Agreement.  “Required Consenting Intercompany Lenders” shall mean Consenting Lenders that own at least 50.1% of the Obligations held by all Consenting Lenders party hereto under the Intercompany Credit Agreement.

Section 2.                                          Termination Events.

2.1                               Plan Support Party Termination Events.

Subject to the terms set forth in Section 2.5, the occurrence of any of the following shall be a “Plan Support Party Termination Event”:

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(a)                               11:59 p.m. (prevailing Eastern Time) on the date that is one (1) business day after the date hereof unless prior thereto the Bankruptcy Cases have commenced in the Bankruptcy Court (the “Petition Date”);

(b)                                 solely in the case of the Plan Investor, one (1) business day after the Petition Date, unless prior thereto the Company has filed the PFA Approval Motion;

(c)                                  three (3) business days after the Petition Date, unless prior thereto the Bankruptcy Court has entered an order on an interim basis authorizing the Company to use cash collateral (the “Interim CC Order”);

(d)                                 solely in the case of the Plan Investor, twenty-one (21) calendar days after the Petition Date (subject to a seven (7) day extension if the Bankruptcy Court so requires), unless prior thereto the Bankruptcy Court has entered an order approving the PFA Approval Motion (the “PFA Order”);

(e)                                  solely in the case of Novelion, if the Company defaults in its payment obligations under the Amended Shared Services Agreements, and such default remains uncured after the running of any applicable cure period, or has filed a motion to reject the Amended Shared Services Agreements;

(f)                                   thirty-five (35) calendar days after the Petition Date, unless prior thereto the Bankruptcy Court has entered an order on a final basis authorizing the Company to enter into the DIP Facility (the “Final DIP Order”);

(g)                                sixty (60) calendar days after the Petition Date, unless prior thereto the Bankruptcy Court has entered an order approving (i) the Disclosure Statement and authorizing the solicitation of votes on the Plan and (ii) the procedures with respect to the Rights Offering;

(h)                               one hundred twenty (120) calendar days after the Petition Date, unless prior thereto the Bankruptcy Court has entered the Confirmation Order;

(i)                                   the Outside Date (as defined in the Plan Funding Agreement in the form attached as Exhibit B to this Agreement on the Petition Date), as extended pursuant to the definition thereof in the Plan Funding Agreement (in the form attached as Exhibit B to this Agreement on the Petition Date), unless prior thereto the effective date for the Plan has occurred;

(j)                                    the occurrence of (A) any material breach by the Company of any of the undertakings or covenants of the Company set forth in this Agreement, or (B) any breach of any representation or warranty of the Company set forth in this Agreement unless the breach of such representation or warranty does not, and would not, reasonably be expected to, individually or together with any other uncured breaches, result in a Company Material Adverse Effect (as defined in the Plan Funding Agreement), unless, in each case, such breach is cured or waived by the Plan Support Parties within thirty (30) days after written notice of such breach is provided to the Company by any Party in accordance with the terms hereof;

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(k)                                 solely in the case of the Consenting Lenders, the occurrence of any material breach by the Plan Investor of any of the undertakings or covenants, representations, or warranties of the Plan Investor set forth in this Agreement, unless, in each case, such breach is cured by the Plan Investor or waived by the Required Consenting Lenders within three (3) days after written notice of such breach is provided to the Plan Investor in accordance with the terms hereof;

(l)                                   solely in the case of the Plan Investor, the occurrence of any material breach by any Consenting Lender of any of the undertakings or covenants, representations, or warranties of any Consenting Lender set forth in this Agreement, unless, in each case, such breach is cured by such Consenting Lender or waived by the Plan Investor within three (3) days after written notice of such breach is provided to such Consenting Lender in accordance with the terms hereof; provided, however, that, with respect to any termination as a result of a breach by a Consenting Lender as herein provided, the Plan Support Party Termination Event arising as a result of such breach shall apply only to the breaching Consenting Lender (at which point, for purposes of Section 2.1(v), such breaching Consenting Lender shall cease to be deemed a Consenting Lender hereunder) and this Agreement shall otherwise remain in full force and effect with respect to the Company and all other remaining Parties without limiting the terms set forth in Section 2.1(v);

(m)                             the filing of any pleading by the Company in the Bankruptcy Cases without the prior written consent of each of the Required Parties, that seeks to amend or modify this Agreement, the DIP Facility, the Backstop Commitment Agreement, the Rights Offering procedures, the Plan, the Disclosure Statement, the Plan Funding Agreement or any of the Definitive Documentation, which amendment, modification or filing is (i) materially inconsistent with this Agreement, the Plan,  the Plan Funding Agreement and/or the Definitive Documentation, as applicable, and (ii) materially adverse to the applicable Plan Support Party(ies); and such motion or pleading has not been withdrawn prior to three (3) business days after the Company receives written notice from the Required Consenting Bridge Lenders/Noteholders or the Required Consenting Intercompany Lenders or the Plan Investor that such motion or pleading is (x) materially inconsistent with this Agreement, the Plan, the Plan Funding Agreement and/or the Definitive Documentation, and (y) materially adverse to such Plan Support Party; provided, that nothing contained in this subsection shall limit the Company’s ability to conduct the Permitted Solicitation Activities pursuant to the Plan Funding Agreement;

(n)                               the Company (i) withdraws the Plan, (ii) files, propounds or otherwise supports any plan of reorganization other than the Plan, or (iii) publicly announces its intention to do either of (i) or (ii); provided that nothing contained in this subsection shall limit the Company’s ability to conduct the Permitted Solicitation Activities pursuant to the Plan Funding Agreement;

(o)                                 the Company files with the Bankruptcy Court any motion or application seeking authority to sell any material assets thereof without the prior written consent of the Required Parties;

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(p)                                 any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable law or order, making illegal or otherwise preventing or prohibiting the consummation of the Transaction;

(q)                                 any of the Bankruptcy Cases shall be dismissed or converted to a chapter 7 case, or a chapter 11 trustee with plenary powers, or a responsible officer or an examiner with enlarged powers relating to the operation of the businesses of the Company (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Bankruptcy Cases or the Company shall file a motion or other request for such relief;

(r)                                  the DIP Facility is terminated in accordance with the terms of the Final DIP Order or the Company’s right to use cash collateral is terminated in accordance with the terms of the Interim CC Order, the Final DIP Order or any separate cash collateral order that may have been entered in the Bankruptcy Cases;

(s)                                 the Bankruptcy Court shall enter an order terminating, annulling, modifying or conditioning the automatic stay with respect to any material assets of the Company that would be reasonably likely to have a Company Material Adverse Effect (as defined in the Plan Funding Agreement), without the prior written consent of the Required Parties;

(t)                                    the termination of the Plan Funding Agreement in accordance with the terms thereof;

(u)                               any of the orders of the Bankruptcy Court approving this Agreement, the DIP Facility (including the use of cash collateral), the Rights Offering procedures, the Plan Funding Agreement, the Plan or the Disclosure Statement, or the PFA Order, Confirmation Order or the Disclosure Statement Order or any other Definitive Documentation are reversed, vacated or otherwise materially modified in a manner inconsistent with this Agreement, the Plan Funding Agreement or the Plan and materially adverse to any of the Plan Support Parties without the written consent of the Plan Investor and written consent of the Required Consenting Bridge Lenders/Noteholders (to the extent Novelion is not materially adversely affected thereby), Novelion (to the extent Novelion but not any of the Consenting Bridge Lenders or Consenting Noteholders is materially adversely affected thereby) or the Required Consenting Lenders (if Novelion and other Consenting Lenders are materially adversely affected thereby), unless the Company promptly thereafter files a motion for reconsideration, reargument or rehearing and such reversal, vacation or other material modification is rescinded within thirty (30) days after the filing thereof;

(v)                                 the Consenting Lenders at any time own less than 66.67% of the Obligations under each of the Convertible Notes Indenture, the Bridge Credit Agreement and the Intercompany Credit Agreement; provided that (i) no such Consenting Lender shall have the right to terminate this Agreement pursuant to this clause (v), and (ii) if any time the Consenting Lenders do not satisfy the foregoing threshold, then a Plan Support Party Termination Event shall not be deemed to have occurred under this clause (v) until the date that is fifteen (15) days following the date that such

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threshold shall have ceased to be satisfied, it being agreed that if the failure to satisfy such threshold shall have been cured (including by joining additional Consenting Lenders to this Agreement) on or prior to the expiration of such fifteen (15) days period, then a Plan Support Party Termination Event shall not be deemed to have occurred pursuant to this clause (v); and

(w)                               the Company loses the exclusive right to file and solicit acceptances of a chapter 11 plan; and

(x)                                 (i) the Company or any Consenting Lender files any motion, application, adversary proceeding or cause of action (A) challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of any Claims (in any capacity) of a Consenting Lender or the liens securing such Claims, or (B) otherwise seeking to impose liability upon or enjoin a Consenting Lender (in any capacity); or (ii) the Company or any Consenting Lender supports any motion, application, adversary proceeding or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such motion, application, adversary proceeding or cause of action.

2.2                               Company Termination Events.

Subject to the terms set forth in Section 2.5, the occurrence of any of the following shall be a “Company Termination Event” and together with any Plan Support Party Termination Event, a “Termination Event”:

(a)                               the Company shall be entitled to terminate the Plan Funding Agreement pursuant to Section 8.1(b)(iii) thereof, subject to the terms and limitations thereof;

(b)                               the occurrence of (i) any material breach by the Plan Investor of any of the material undertakings or material covenants of the Plan Investor set forth in this Agreement, or (ii) any breach of any representation or warranty of the Plan Investor set forth in this Agreement unless the breach of such representation or warranty would not, individually or in the aggregate, reasonably be expected to have a Plan Investor Material Adverse Effect (as defined in the Plan Funding Agreement), unless, in each case, such breach is cured or waived within thirty (30) days after written notice of such breach is provided to the Plan Investor in accordance with the terms hereof.

(c)                                the occurrence of (i) any material breach by any Consenting Lender of any of the material undertakings or material covenants of such Consenting Lender set forth in this Agreement, or (ii) any breach of any representation or warranty of any Consenting Lender set forth in this Agreement unless the breach of such representation or warranty would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Consenting Lender to consummate the Transaction as herein provided, unless, in each case, such breach is cured or waived within thirty (30) days after written notice of such breach is provided to such Consenting Lender in accordance with the terms hereof; provided, however, that, with respect to any termination as a result of a breach by a Consenting Lender as herein provided, the Company Termination Event arising

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as a result of such breach shall apply only to the breaching Consenting Lender and this Agreement shall otherwise remain in full force and effect with respect to the Company and all other remaining Parties, without limiting the terms set forth in the immediately following clause (d);

(d)                               the Consenting Lenders at any time own less than 66.67% of the Obligations under each of the Convertible Notes Indenture, the Bridge Credit Agreement and the Intercompany Credit Agreement, provided that if any time the Consenting Lenders do not satisfy the foregoing threshold, then a Company Termination Event shall not be deemed to have occurred under this clause (d) until the date that is thirty (30) days following the date that such threshold shall have ceased to be satisfied, it being agreed that if the failure to satisfy such threshold shall have been cured (including by joining additional Consenting Lenders to this Agreement) on or prior to the expiration of such thirty (30) days period, then a Company Termination Event shall not be deemed to have occurred pursuant to this clause (d);

(e)                                any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable law or order, making illegal or otherwise preventing or prohibiting the consummation of the Transaction;

(f)                                 any of the Bankruptcy Cases shall be dismissed or converted to chapter 7;

(g)                                the termination of the Plan Funding Agreement in accordance with the provisions thereof; and

(h)                               the Outside Date (as defined in the Plan Funding Agreement in the form attached as Exhibit B to this Agreement on the Petition Date), as extended pursuant to the definition thereof in the Plan Funding Agreement (in the form attached as Exhibit B to this Agreement on the Petition Date), unless prior thereto the effective date for the Plan has occurred.

Notwithstanding the foregoing, any of the dates or deadlines set forth in Sections 2.1-2.2 of this Agreement may be extended by the written agreement of each of the Company and the Required Parties.

2.3                               Company Termination Event Procedures.

Subject to the terms set forth in Section 2.5 and Section 2.7, upon the occurrence of any Company Termination Event, the Company may elect to terminate this Agreement by delivering written notice thereof to the other Parties; provided that if the Company exercises such right only in respect of one or more Consenting Lenders as contemplated by Section 2.2(c), then, subject to the terms set forth in Section 2.2(c), 2.2(d) and Section 2.7, this Agreement shall terminate only in respect of such Consenting Lender or Consenting Lenders (the date of the effectiveness of such termination, the “Company Termination Date”) and such Consenting Lender or Consenting Lenders shall cease to be deemed a Consenting Lender hereunder from and after such date.

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2.4                               Plan Support Party Termination Event Procedures.

(a)                                 Subject to the terms set forth in Section 2.5 and Section 2.7, the Plan Investor shall have the right to terminate this Agreement upon the occurrence of any Plan Support Party Termination Event (other than the Plan Support Termination Events set forth in Sections 2.1(e) and 2.1(l)) in accordance with this Section 2.4.  Subject to the terms set forth in Section 2.5 and Section 2.7, the Required Consenting Bridge Lenders/Noteholders shall have the right to terminate this Agreement upon the occurrence of a Plan Support Party Termination Event (other than the Plan Support Termination Events set forth in Sections 2.1(b), 2.1(d), 2.1(e) and 2.1(l)) in accordance with this Section 2.4.  Subject to the terms set forth in Section 2.5 and Section 2.7, the Required Consenting Intercompany Lenders shall have the right to terminate this Agreement upon the occurrence of a Plan Support Party Termination Event (other than the Plan Support Termination Events set forth in Sections 2.1(b), 2.1(d), 2.1(k) and 2.1(l)) in accordance with this Section 2.4.  Subject to the terms set forth in the immediately preceding three sentences and Section 2.5 and Section 2.7, upon the occurrence of a Plan Support Party Termination Event, the Plan Investor, the Required Consenting Bridge Lenders/Noteholders or the Required Consenting Intercompany Lenders, as applicable, (in such capacity, the “Terminating Party”), may elect to terminate this Agreement with respect to such Terminating Party by delivering written notice thereof to the other Parties; provided that if the Plan Investor exercises such right only in respect of one or more Consenting Lenders as contemplated by Section 2.1(l), then, subject to the terms set forth in Section 2.1(l), 2.1(v) and Section 2.7, this Agreement shall terminate only in respect of such Consenting Lender or Consenting Lenders (the date of effectiveness of such termination, together with the Company Termination Date, being the “Termination Date”) and such Consenting Lender or Consenting Lenders shall cease to be deemed a Consenting Lender hereunder from and after such date.  For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice or exercising rights hereunder, and the Company agrees it shall not take any action to enforce the automatic stay to prevent any valid termination of this Agreement and the PFA Order shall include a waiver of the automatic stay in connection therewith for purpose of providing notice or exercising rights hereunder.

(b)                                 Notwithstanding anything herein to the contrary, but subject to Section 2.1(l), Section 2.1(v), Section 2.2(c) and Section 2.2(d) of this Agreement, if a Termination Date shall occur in respect of any Consenting Lender, such termination and Termination Date shall apply only to such Consenting Lender (and such Consenting Lender shall cease to be deemed a Consenting Lender hereunder from and after such Termination) and this Agreement shall otherwise remain in full force and effect with respect to the Company, the Plan Investor and all such remaining Consenting Lenders.

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2.5                               Limitation on Termination.

Except with respect to a termination pursuant to Section 2.1(t), Section 2.2(a), Section 2.2(g) or Section 3 below, no Party shall have the right to terminate this Agreement if the Termination Event giving rise to such termination right is the result of the action or omission of such Party or any Affiliate thereof and the taking or failing to take such action by such Party or the applicable Affiliate thereof constitutes a breach of this Agreement, the Plan Funding Agreement or any other Definitive Document.

2.6                               Consensual Termination.

In addition to any Termination Event otherwise set forth herein, this Agreement shall terminate immediately upon the written agreement of each of the Company, the Plan Investor, and the Required Consenting Lenders.

2.7                               Effect of Termination.

Upon the valid termination of this Agreement, except as otherwise set forth herein (including if such termination only related to one or more Consenting Lenders but not this Agreement as an entirety): (a) this Agreement shall be of no further force and effect and each Party shall be released from its commitments, undertakings and agreements under this Agreement, and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement; (b) any and all votes tendered by the Parties in respect of the Plan prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with this Agreement, the Transaction, the Plan or otherwise; and (c) if Bankruptcy Court permission shall be required for a Consenting Lender to change or withdraw (or cause to be changed or withdrawn) its vote in favor of the Plan, no Party to this Agreement shall oppose any attempt by such Party to change or withdraw (or cause to be changed or withdrawn) such vote.  Notwithstanding the foregoing, nothing in this section or elsewhere in this Agreement, shall relieve any Party from (i) liability for such Party’s breach of such Party’s representations, warranties, covenants, undertakings or obligations hereunder or under any other Definitive Document (including the liability of any Consenting Lender with respect to the period before any Termination Date with respect to such Consenting Lender), or (ii) obligations under this Agreement or any other Definitive Document that expressly survive termination of this Agreement, including, without limitation, the Company’s obligation (if any) to pay professional fees and expenses pursuant to Section 9.12 hereof that accrued on or prior to the Termination Date or the Company’s obligations (if any) to make payments to the Plan Investor under the PFA Order.  Except with respect to the obligations under this Agreement that expressly survive termination of this Agreement (including, without limitation, the Company’s obligation (if any) to pay professional fees and expenses pursuant to Section 9.12) and this Section 2.7 or the Company’s obligations (if any) to make payments to the Plan Investor under the PFA Order, this Agreement shall terminate automatically without any further required action or notice upon consummation of the Plan.

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Section 3.                                          Fiduciary Obligations.

3.1                               The Company’s Fiduciary Obligations.

Notwithstanding anything to the contrary herein, but subject in all cases to compliance with the Plan Funding Agreement in all respects, the board of directors, board of managers, or such similar governing body of the Company, including any properly authorized committee thereof (each, a “Board”) shall be permitted to take (or permitted to refrain from taking) any action with respect to the Transaction as and to the extent permitted by Section 6.9 of the Plan Funding Agreement and may take such action without incurring any liability to the Consenting Lenders or the Plan Investor under this Agreement or the Plan as and to the extent permitted thereby; provided that nothing herein shall limit or otherwise affect the rights or remedies of (i) the Plan Investor under the Plan Funding Agreement or the PFA Order and (ii) the Consenting Lenders under Section 9.12 of this Agreement; provided, further, that nothing herein shall limit the rights of the Required Consenting Lender or the Plan Investor to terminate this Agreement to the extent the taking or refraining from taking any action pursuant to this Section 3.1 would otherwise constitute a Plan Support Party Termination Event (as determined without taking into account whether the taking or refraining from taking such action is permitted under this Section 3.1).

3.2                               Consenting Lender Fiduciary Obligations.

Each Consenting Lender agrees not to request that the United States Trustee appoint an official committee of creditors or equity holders (either or both, an “Official Committee”) in the Bankruptcy Cases.  Notwithstanding anything herein to the contrary, if any Consenting Lender is appointed to and serves on any Official Committee in the Bankruptcy Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Lender’s exercise of its fiduciary duties to any person arising from its service on such Official Committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided that nothing in this Agreement shall be construed as requiring any Consenting Lender to serve on any Official Committee in any such chapter 11 case.

Section 4.                                          Conditions Precedent to Agreement.

The obligations of the Parties and the effectiveness of this Agreement are subject to satisfaction of each of the following (the date upon which all such conditions are satisfied, the “Effective Date”):  (x) execution and delivery of signature pages for the Plan Funding Agreement and the Amended Shared Services Agreements by each of the parties thereto; and (y) execution and delivery of signature pages for this Agreement by each of the Company, the Plan Investor and the Consenting Lenders (who, in any event, shall hold not less than 66.67% of the Obligations under each of the Convertible Notes Indenture, the Bridge Credit Agreement and the Intercompany Credit Agreement).

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Section 5.                                          Effects of Exclusivity Agreement.

5.1                               Retention of Advance Pending PFA Order.

Reference is made to the letter agreement, dated as of April 11, 2019 (the “Exclusivity Agreement”), by and among Aegerion, the Plan Investor, Novelion, Highbridge Capital Management LLC and Athyrium Capital Management, LP.  Within two (2) business days following the date the Bankruptcy Court enters the PFA Order, the Plan Investor shall repay the entire Advance (as defined in the Exclusivity Agreement), including any previously applied portion of the Advance, to Aegerion by wire transfer of immediately available funds to an account identified by Aegerion.  Until such time, the Plan Investor shall be entitled to retain the Advance, notwithstanding the occurrence of a No Reimbursement Event (as defined in the Exclusivity Agreement) by the execution and delivery of this Agreement or any other Definitive Documentation.

5.2                               Use of Advance Upon Failure to Obtain PFA Order.

Upon any termination of this Agreement pursuant to Section 2.1(d) or upon any termination of this Agreement by any Party other than the Plan Investor at a time when the PFA Order has not been entered and the Plan Investor could have terminated this Agreement pursuant to Section 2.1(d), the Plan Investor shall be entitled to retain the Advance and use it to pay Expenses (as defined in the Exclusivity Agreement), notwithstanding the occurrence of a No Reimbursement Event by the execution and delivery of this Agreement or any other Definitive Documentation.  The Advance and any right to payment of Expenses shall be treated as provided in Section 4(c) through 4(g) of the Exclusivity Agreement.

5.3                               Effect on Exclusivity Agreement.

Except for the provisions of Section 4 of the Exclusivity Agreement that survive the execution and delivery of this Agreement as contemplated by this Section 5, the terms and conditions set forth in the Exclusivity Agreement shall expire and be of no further force and effect upon the execution and delivery of this Agreement.

Section 6.                                          Representations, Warranties and Covenants.

6.1                               Power and Authority.

Each Plan Support Party, severally with respect to itself and not jointly, represents, warrants, and covenants to the Company, and the Company, jointly and severally, represents, warrants, and covenants to each Plan Support Party, that (a) such Party has and shall maintain all requisite corporate, partnership, limited liability company or other applicable entity power and authority to enter into this Agreement and the other Definitive Documentation to which it is or will become a party and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement and such other Definitive Documentation, and (b) the execution and delivery of this Agreement and the other Definitive Documentation to which it is or will become a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary action on its part.

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6.2                               Enforceability.

Each Plan Support Party, severally with respect to itself and not jointly, represents and warrants to the Company, and the Company, jointly and severally, represents and warrants to each Plan Support Party, that this Agreement and each other Definitive Documentation to which it is or will become a party is (or will be) its legally valid and binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability or ruling or approval of the Bankruptcy Court.

6.3                               Governmental Consents.

Each Plan Support Party, severally with respect to itself and not jointly, represents and warrants to the Company, and the Company, jointly and severally, represents and warrants to each Plan Support Party that its execution, delivery, and performance of this Agreement and the other Definitive Documentation to which it is or will become a party does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any federal, state, or other governmental authority or regulatory body, except:  (a) as may be necessary and/or required by the Securities and Exchange Commission or federal securities laws, rules or regulations, national securities exchange, the Financial Conduct Authority or other applicable state or provincial securities or “blue sky” laws; (b) any of the foregoing as may be necessary and/or required in connection with the Bankruptcy Cases, including the approval of the Disclosure Statement and confirmation of the Plan by the Bankruptcy Court; (c) in the case of the Company or the Plan Investor, (i) filings of amended articles of incorporation or formation or other organizational or constating documents with applicable state or other local authorities that are required to implement the Transaction as contemplated by the Plan Funding Agreement, and (ii) other registrations, filings, consents, approvals, notices, or other actions that are reasonably necessary to maintain permits, licenses, qualifications, and governmental approvals to carry on the business of the Company or the Plan Investor; (d) authorizations, consents, orders or approvals of, or registrations or declarations with, any Governmental Entity (as defined in the Plan Funding Agreement), that have been or will be obtained or made prior to or on the closing date of the Transaction (the “Closing Date”), a true and complete list of which is set forth on Schedule 5.3 of the Plan Funding Agreement; and (e) any other registrations, filings, consents, approvals, notices, or other actions, the failure of which to make, obtain or take, as applicable, would not be reasonably likely to, individually or in the aggregate, (i) in the case, of the Company, have a Company Material Adverse Effect, (ii) in the case of the Plan Investor, have a Plan Investor Material Adverse Effect, or (iii) in the case of any Consenting Lender, materially delay or materially impair the ability of such Consenting Lender to consummate the Transaction.

6.4                               Ownership.

Each Consenting Lender, severally and not jointly, represents, warrants, and covenants to the Company and the other Parties that, without limiting the ability of such Consenting Lender to sell, transfer or assign the Claims in accordance with and subject to the terms set forth in Section 9 of this Agreement, (a) such Party is either (i) the sole legal and beneficial owner of its share of the Claims and/or equity interests in the Company in the amounts indicated opposite its name on Schedule 6.4 of this Agreement, or (ii) such Consenting Lender has investment or voting discretion or control with respect to accounts for the holders or beneficial owners of the Claims and/or equity interests in the Company in the amounts indicated opposite its name on Schedule 6.4 of this

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Agreement; (b) it has full power and authority to vote on and consent to all matters concerning the Claims and/or equity interests in the Company in the amounts indicated opposite its name on Schedule 6.4 of this Agreement and to exchange, assign and transfer such Claims and/or equity interests as contemplated by the Transaction; and (c) other than pursuant to this Agreement and the other Definitive Documentation, such Claims and/or equity interests are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would adversely affect in any way such Consenting Lender’s performance of its obligations contained in this Agreement and the other Definitive Documentation at the time such obligations are required to be performed and the consummation of the Transaction.

6.5                               No Conflict; Third Party Consents.

Each Plan Support Party, severally with respect to itself and not jointly, represents and warrants to the Company, and the Company, jointly and severally, represents and warrants, to each Plan Support Party that the execution, delivery and performance by such Party of this Agreement and the other Definitive Documentation to which it is or will become a party does not, and the consummation of the Transaction does not and will not (a) subject to receipt of the authorizations, consents, orders or approvals of, or registrations or declarations with, any federal, state, or other governmental authority or regulatory body that have been or will be obtained or made prior to or on the Closing Date with respect to the Transaction as set forth on Schedule 5.3 of the Plan Funding Agreement, violate any provision of law, rule or regulation applicable to it or its charter or bylaws (or other similar governing documents) in any material respect, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party in any material respect, except, in the case of the Company, for the filing of the Bankruptcy Cases, or (c) other than in respect of the Company as expressly contemplated by the Plan, require the consent or approval of, or notice to, or other action by, any creditor or shareholder of any Party or from any other Person in respect of any Party (including any contractual obligation of any Party), other than for any such consent, approval, notice or action, the failure of which to make or obtain, as would not reasonably be expected to be material to such Party or its ability to consummate the Transaction.

6.6                               Publicity; Confidentiality.

(a)                                 Publicity. Concurrently with or as promptly as practicable following the execution of this Agreement, the Parties (other than the Consenting Noteholders or Consenting Bridge Lenders) or some of the Parties shall issue the press release or press releases substantially in the form(s) attached to Schedule 6.6(a) (collectively, the “Initial Press Release”).  Subject to the terms set forth in the immediately following sentence, none of the Parties will make, or permit any Affiliate thereof to make, any public statements, including any press releases, with respect to this Agreement, the other Definitive Documentation,  or the Transaction unless such press release or public statement is consistent, in all material respects, with the Initial Press Release or receives the prior written consent of the Company, the Plan Investor and the Required Consenting Lenders.  Notwithstanding anything to the contrary contained in the foregoing, any Party (or any Affiliate thereof) may (i) make disclosures required by any applicable law or applicable stock exchange requirements (it being acknowledged that Novelion intends to file a Current Report

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on Form 8-K and any equivalent filing as may be required by applicable Canadian securities laws in respect of the Transaction within the permitted statutory timeframe from the date of this Agreement (or in a periodic report in lieu of such Form 8-K, if timing so permits), and such filing and/or subsequent filings with the Securities and Exchange Commission may attach or otherwise file as exhibits this Agreement and/or other Definitive Documentation), in which case the Party required to make (or whose Affiliate is required to make) such disclosure will allow the other Parties reasonable time to comment on such disclosure in advance of the making or issuance thereof to the extent reasonably practicable, (ii) make disclosures that are expressly contemplated by this Agreement, the Plan Funding Agreement or the Plan, including (A) in the case of the Plan Investor, the filing and disclosure of the Admission Document and any other documentation in respect of the solicitation of the approval of its shareholders in respect of the Transaction, subject to compliance with the terms set forth in the Plan Funding Agreement, and (B) in the case of the Company, such disclosures as it is required to make in connection with the Bankruptcy Cases, including in connection with the solicitation of votes in support of the Plan, and (iii) make such disclosures as any Party or its Affiliates determines to be advisable or required in connection with any action or legal proceeding commenced by any Party against any other Party or any Affiliate thereof in respect of any dispute arising out of this Agreement, the other Definitive Documentation or the Transaction.

(b)                                 Confidentiality.  Any confidentiality agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

(c)                                  Disclosure of Consenting Lender Information.  Unless required by applicable law or regulation or requested by any regulatory authority, no Party shall disclose the amount of a Consenting Lender’s holdings of Claims without the prior written consent of such Consenting Lender; provided, however, that the Company may disclose the aggregate holdings and percentages of the Consenting Lenders, by Consenting Class, and, if required by the Bankruptcy Court, may disclose the amount of a Consenting Lender’s holdings of Claims without the prior written consent of such Consenting Lender.  If any Party or any of its representatives receives a subpoena or other legal process as referred to in this Section 6.6 in connection with the Agreement, such Party shall provide the other Parties hereto with prompt written notice of any such request or requirement, to the fullest extent permissible and practicable under the circumstances (as advised by such Party’s internal or outside counsel), so that the other Parties may seek a protective order or other appropriate remedy or waiver of compliance with the provisions of this Agreement.

6.7                               Acquired Interests.   Each Consenting Lender severally, and not jointly, or jointly or severally, represents and warrants to the Plan Investor that it has not acquired an interest in shares (as such term is defined in the UK City Code of Takeovers and Mergers) in the Plan Investor during the course of the twelve months prior to the date of this Agreement (any such acquisition, a “Disqualifying Transaction”).

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6.8                               UK Panel.  Each Consenting Lender severally, and not jointly, or jointly or severally, hereby represents and warrants and undertakes to the Company that:

(a)                                 neither it nor any of its Affiliates will enter into any Disqualifying Transaction in the period from the date of this Agreement until Closing of the Transaction except in the case of Highbridge MSF International Ltd., 1992 Tactical Credit Master Fund, L.P., Highbridge SCF Special Situations SPV, L.P., and Highbridge SCF Loan SPV, L.P. (the “Highbridge Funds”), the Highbridge Funds and its Affiliates may, with the consent of the UK Panel on Takeovers and Mergers (the “Panel”), purchase all or any portion of the shares issued by the Plan Investor pursuant to any Plan Investor Additional Equity Issuance (as defined in the Plan Funding Agreement); and

(b)                                 neither it nor any of its Affiliates will knowingly take any action that it or such Affiliates knows at the time of such action constitutes “acting in concert” (as such term is defined in Rule 9.1 of the Takeover Code) with another Consenting Lender or any other third party with a view to obtain or seek to obtain control of the Company, and, if it or any of its Affiliates has actual knowledge that it or such Affiliate has been “acting in concert”, then it shall, or shall cause its Affiliate(s) to, advise the Company of such actions at least five (5) business days prior to the Company seeking shareholder approval of the “Rule 9 whitewash waiver” or, if such acting in concert has occurred during this five (5) business day period, no later than twenty-four (24) hours after the time such acting in concert has occurred.

6.9                               Rule 9.1 Information.  Athyrium Opportunities II Acquisition LP, Athyrium Opportunities III Acquisition LP, Highbridge MSF International Ltd., 1992 Tactical Credit Master Fund, L.P., Highbridge SCF Special Situations SPV, L.P., and Highbridge SCF Loan SPV, L.P., in each case severally, and not jointly, or jointly or severally, represents and warrants and undertakes to the Company that all of the information provided to the Panel in connection with the analysis undertaken for the purposes of Rule 9.1 is true and accurate in all material respects.

Section 7.                                          Remedies.

It is understood and agreed by each of the Parties that any breach of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief for any such breach without the posting of a bond or other security.  The Parties agree to waive any defense in any action for specific performance that a remedy at law would be adequate.  The Company and each of the Plan Support Parties agree that for so long as the Company and the Plan Support Parties have not taken any action to prejudice the enforceability of this Agreement (including without limitation, alleging in any pleading that this Agreement is unenforceable), and have taken such actions as are reasonably required or desirable for the enforcement hereof, then the Company and the Plan Support Parties shall have no liability for damages hereunder in the event a court determines that this Agreement is not enforceable.  Each of the Parties to this Agreement acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, it shall have no, and agrees not to pursue any, recourse against (a) Novelion for breaches or threatened breaches hereunder by Aegerion or Aegerion’s Representatives to the extent such Representative

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was acting in its capacity as an Aegerion Representative (and not as a Novelion Representative) at the time of the alleged breach, or (b) Aegerion for breaches or threatened breaches hereunder by Novelion or Novelion’s Representatives to the extent such Representative was acting in its capacity as a Novelion Representative (and not as an Aegerion Representative) at the time of the alleged breach.

Section 8.                                          Acknowledgement.

This Agreement and the Plan and transactions contemplated herein and therein are the product of negotiations among the Parties, together with their respective representatives.  Notwithstanding anything herein to the contrary, this Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Plan or any chapter 11 plan for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Notwithstanding anything herein to the contrary, the Company will not solicit acceptances of the Plan from any Consenting Lender until such Consenting Lender has been provided with information required by section 1125 of the Bankruptcy Code.

Section 9.                                          Miscellaneous Terms.

9.1                               Assignment; Transfer Restrictions.

(a)                                 Each Consenting Lender agrees, severally with respect to itself and not jointly, until the earlier of the date that this Agreement is validly terminated in accordance with its terms and the date that the closing of the Transaction occurs, not to, directly or indirectly, sell, assign, transfer, hypothecate or otherwise dispose of (including by participation) (a “Transfer”) any Claim against the Company or any interest therein or voting rights in respect thereof unless (i) (A) the transferee, assignee or equivalent is a Consenting Lender that is a party to and bound by this Agreement and, as applicable, the other Definitive Documentation (including the execution and delivery of a Lender Joinder in accordance with Subsection 9.1(c))), provided that upon the consummation of any Transfer by any Consenting Lender of any Claims, such Claims shall be, and shall automatically be deemed to be, subject to the terms of this Agreement and, as applicable, the other Definitive Documentation, or (B) as a condition precedent to the effectiveness of any such Transfer, the transferee thereof shall have executed and delivered a Lender Joinder in accordance with Subsection 9.1(c), and (ii) the consummation of such Transfer would not be reasonably expected to have or result in a material adverse impact on, or delay or impair the consummation of the Transaction in any material respect, within any of the time frames contemplated by this Agreement and the Plan Funding Agreement.  Thereafter, such purchaser, transferee, assignee or other relevant Person shall be deemed to be a Consenting Lender for purposes of this Agreement and the other applicable Definitive Documentation and shall be bound by all of the terms hereof and thereof, and the transferor Consenting Lender shall be deemed to, automatically as of the consummation of such Transfer, relinquish its rights (and be released from its obligations) under this Agreement solely to the extent of such transferred Claims, it being understood and agreed that no such Transfer shall impact, effect or

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alter the rights and obligations of the Parties under the other Definitive Documentation except to the extent expressly set forth therein.

(b)                                 Any Transfer of any Claim that does not comply with the procedures set forth in Subsection 9.1(a) of this Agreement shall be deemed void ab initio.

(c)                                  Any person that seeks to receive or acquire a portion of the Claims pursuant to a Transfer of such Claims by a Consenting Lender shall be required, as a condition to the effectiveness of such Transfer, to be bound by all of the terms of this Agreement and, as applicable, the other Definitive Documentation (a “Joining Lender Party”) by duly executing and delivering to the Company and each other Party a joinder in the form of Exhibit H hereto (the “Lender Joinder”).  The Joining Lender Party shall thereafter be deemed to be a “Consenting Lender” and a Party for all purposes under this Agreement and, as applicable, the other Definitive Documentation.

(d)                                 With respect to the Claims held by the Joining Lender Party upon consummation of any Transfer, the Joining Lender Party shall be deemed to have made, with respect to itself, the representations and warranties of a Consenting Lender set forth in Section 6 of this Agreement to the Company.

(e)                                  Subject to Subsection 9.1(a), this Agreement shall in no way be construed to preclude any Consenting Lender from acquiring additional Claims; provided that, any such Claims shall automatically be deemed to be subject to the terms of this Agreement and the other Definitive Documentation.

(f)                                   Notwithstanding Section 9.1(a): (i) a Consenting Lender may Transfer any right, title, or interest in its Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Consenting Lender only if such Qualified Marketmaker has purchased such Claims with a view to immediate resale of such Claims (by purchase, sale, assignment, transfer, participation or otherwise) as soon as reasonably practicable, and in no event later than the earlier of (A) three (3) business days prior to any voting deadline with respect to the Plan (solely if such Qualified Marketmaker acquires such Claims prior to such voting deadline) and (B) ten (10) business days of its acquisition to a transferee Consenting Lender that is or becomes a Consenting Lender (by executing and delivering the Lender Joinder in accordance with Subsection 9.1(c)); and (ii) to the extent that a Consenting Lender is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interest in any Claims that such Consenting Lender, acting solely in its capacity as a Qualified Marketmaker, acquires from a holder of such Claims who is not a Consenting Lender without the requirement that the transferee be or become a Consenting Lender with respect to such Claims.  Notwithstanding the foregoing, (w) if at the time of a proposed Transfer of any Claim to the Qualified Marketmaker in accordance with the foregoing, the date of such proposed Transfer is within three (3) business days of the voting deadline with respect to the Plan, the proposed transferor Consenting Lender shall first vote, and shall be deemed to have voted, such Claim in accordance with the requirements of Section 1.1(b) hereof prior to any Transfer or (x) if, after a Transfer in accordance with this Section 9.1(f), a

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Qualified Marketmaker is holding a Claim on any date within three (3) business days of the voting deadline with respect to the Plan, such Qualified Marketmaker shall vote, and shall be deemed to have voted, such Claim in accordance with the requirements of Section 1.1(b) hereof as if it were a Consenting Lender and the definitive documentation in respect of any Transfer thereto shall require the foregoing, in form and substance reasonably acceptable to the Plan Investor, as a condition to any such Transfer.  For these purposes, a “Qualified Marketmaker” means an entity that: (y) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company and its Affiliates (including debt securities or other debt) or enter into with customers long and short positions in claims against the Company and its Affiliates (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Company and its Affiliates; and (z) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).  For avoidance of doubt, J.P. Morgan Chase & Co. together with its Affiliates, other than Highbridge Capital Management, LLC and its subsidiaries shall be deemed to be a Qualified Marketmaker.

9.2                               Certain Additional Chapter 11 Related Matters.

The Company shall provide draft copies of all motions, applications and other documents that relate in any material respect to implementation of the Transaction (including all “first day” and “second day” motions and orders, the Plan, the Disclosure Statement, ballots and other Solicitation Materials in respect of the Plan, any proposed amended version of the Plan and/or the Disclosure Statement, the Confirmation Order and any other Definitive Documentation) it intends to file with the Bankruptcy Court to counsel for the Plan Investor and each Consenting Class, at least three (3) business days prior to the date when the Company intends to file any such pleading or other document with the Bankruptcy Court (provided that if delivery of such motions, orders or materials (other than the Plan, the Disclosure Statement or Confirmation Order) at least three (3) business days in advance is not reasonably practicable, such motion, application or other document shall be delivered as far in advance of such date of filing as is reasonably practicable) and, in each case shall, prior to the filing thereof, consult in good faith with such counsel regarding the form and substance of any such proposed filing.

9.3                               No Third Party Beneficiaries.

This Agreement shall be solely for the benefit of the Company, the Plan Investor, and each Consenting Lender.  No other person or entity shall be a third party beneficiary.

9.4                               Entire Agreement.

This Agreement and the other Definitive Documentation, including exhibits and annexes hereto and thereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof, including exhibits and annexes hereto and thereto, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to such subject; provided, however, that, subject to the terms and conditions of the Plan

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Funding Agreement, any confidentiality agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof.

9.5                               Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

9.6                               Settlement Discussions.

This Agreement, the other Definitive Documentation and the Plan are part of a proposed settlement of disputes among certain of the Parties hereto.  Nothing herein shall be deemed to be an admission of any kind.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and the other Definitive Documentation and all negotiations relating hereto and thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement, such other Definitive Documentation or in connection with the confirmation of the Plan.

9.7                               Reservation of Rights.

In the event that, (x) the Transaction is not consummated in accordance with the terms and conditions hereof, the Plan Funding Agreement and the other Definitive Documentation, (y) a Termination Date occurs or (z) this Agreement is otherwise validly terminated for any reason, each Party fully reserves any and all of its respective rights, remedies and interests (if any) under the Credit Documents, the Plan Funding Agreement, the PFA Order, applicable law and in equity.

9.8                               Governing Law; Waiver of Jury Trial.

(a)                                 The Parties waive all rights to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between or among the Parties arising out of this Agreement, whether sounding in contract, tort or otherwise.

(b)                                 This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and the laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction.  By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that, subject to Subsection 9.8(c), any legal action, suit or proceeding brought by or against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively in any state or federal court of competent jurisdiction in New York County, State of New York, and by execution and delivery of this Agreement, each of the Parties hereby:  (i) irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding; and (ii) waives any objection to laying venue in any such action, suit or proceeding.

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(c)                                  Notwithstanding the foregoing, if the Bankruptcy Cases are commenced, nothing in Subsections 9.8(a)-9.8(b) shall limit the authority of the Bankruptcy Court, as applicable, to hear any matter related to or arising out of this Agreement, and each Party irrevocably and unconditionally consents to the jurisdiction and venue of the Bankruptcy Court, as applicable, to hear and determine such matters during the pendency of the Bankruptcy Cases.

9.9                               Successors.

This Agreement is intended to bind the Parties and inure to the benefit of the Consenting Lenders, the Plan Investor and the Company and each of their respective successors and permitted assigns.   Except in accordance with the express terms of this Agreement, no Party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, the Plan Investor and the Required Consenting Lenders.  For the avoidance of doubt, nothing contained in this Section 9.9 shall be deemed to permit any Transfer of any Claims other than in accordance with the terms of this Agreement.

9.10                        Acknowledgment of Counsel; Interpretation.

(a)                                 Each of the Parties acknowledges that it is sophisticated and has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with the negotiation and execution of this Agreement and the Transaction.  Accordingly, the Parties do not intend that any rule of law or any legal decision or rules relating to the interpretation of contracts against the drafter of any particular clause or that would otherwise provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall apply to this Agreement and each Party hereby expressly waives any such application or defense.  Furthermore, prior drafts of this Agreement and any of the documents executed and delivered in connection herewith and the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the documents executed and delivered in connection herewith shall not be used as a rule of construction or otherwise constitute evidence of the intent of the Parties or the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any such Party or parties by virtue of such prior drafts.

(b)                                 When a reference is made in this Agreement to a Section, Schedule, Annex or Exhibit, such reference will be to a Section of, or a Schedule, Annex or Exhibit to, this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word “or” may be deemed to include the word “and”).  All terms used herein with initial capital letters have the meanings ascribed to them herein.  The definitions contained in this Agreement

24

are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  All Exhibits, Annexes and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein.  If any time period for giving notice or taking action hereunder expires on a day that is not a business day, the applicable time period shall automatically be extended to the business day immediately following such day.

9.11                        Amendments, Modifications, Waivers.

(a)                                 Subject to the terms set forth in this Agreement, including in Section 9.1(b), this Agreement (including, without limitation, the Plan, the Plan Funding Agreement and the Disclosure Statement) may only be modified, amended or supplemented, and any of the terms thereof may only be waived with (i) in the case of any such modification, amendment or supplementation, the written consent by each of (a) the Company, (b) the Required Consenting Lenders, and (c) the Plan Investor (each of the Required Consenting Bridge Lenders/Noteholders, the Required Consenting Intercompany Lenders and the Plan Investor a “Required Party” and shall be referred to herein collectively as the “Required Parties”), and (ii) in the case of a waiver, by the Party or Parties waiving rights pursuant to the terms of such waiver, except that any waiver by the Required Consenting Bridge Lenders/Noteholders or the Required Consenting Intercompany Lenders shall be binding on all Consenting Noteholders and all Consenting Bridge Lenders and any waiver by the Required Consenting Intercompany Lenders shall be binding on all lenders under the Intercompany Credit Agreement; provided that, if the modification, amendment, supplement or waiver at issue adversely impacts the treatment or rights of any Consenting Lender (in its capacity as a Consenting Lender) in a materially different and materially disproportionate manner when compared to the effect thereof on other Consenting Lenders in its Consenting Class, the agreement in writing of such Consenting Lender whose treatment or rights are so adversely impacted shall also be required for such modification, amendment, supplement, or waiver to be effective with respect to such Consenting Lender; provided, further, that the waiver of a Termination Event arising from the breach by a Required Party of its obligations hereunder shall not require the consent of such breaching Required Party.  If any ruling is made by the Panel that any provision of this Agreement is not permitted by the Takeover Code, such provision shall be given no effect. The Parties shall use reasonable efforts to replace such provision with a valid and enforceable provision which is acceptable to the Panel and carries out, as closely as possible, the intentions of the parties.

(b)                                 Without prejudice to the other provisions of this Agreement, each of the Parties agrees to use its respective reasonable best efforts to take or cause to be taken, in

25

good faith, all appropriate actions (including any amendments, modifications and supplements to this Agreement, the Plan and Disclosure Statement and the Plan Funding Agreement) as is reasonably necessary, appropriate and advisable to memorialize and effectuate the Transaction, including, without limitation, to obtain Bankruptcy Court confirmation of the Plan pursuant to a final order of the Bankruptcy Court; provided that no Party shall have any obligation to take any action or otherwise agree to any amendment, modification or supplement that (i) creates any additional material obligation on such Party or (ii) adversely affects in any material respect the treatment, obligations or rights of such Party (it being agreed that, for the avoidance of doubt, any change to the Plan that results in a diminution of the value of the property to be received by a Consenting Class under the Plan or alters the form in which such value is to be received by a Consenting Class under the Plan shall be deemed to adversely affect such Consenting Class or that results in a diminution of the value and/or increase in the liabilities of the Plan Investor shall be deemed to adversely affect the Plan Investor) whether such change is made directly to the treatment of a Consenting Class, the treatment of another Consenting Class, any term or provision relating to or impacting the Plan Investor or otherwise.  Notwithstanding the foregoing, the Company may amend, modify or supplement the Plan and Disclosure Statement, from time to time, with the consent of any Required Parties (such consent not to be unreasonably withheld, conditioned or delayed), to cure any non-material ambiguity, defect (including any technical defect), inconsistency or clerical error; provided that any such amendment, modification or supplement does not adversely affect the rights, interests or treatment of any such Plan Support Parties under such Plan and Disclosure Statement.

9.12                        Professional Fees.

The Company agrees to reimburse, in addition to its own advisors, all of the reasonable and documented out-of-pocket fees and expenses incurred by the Consenting Noteholders and the Consenting Bridge Lenders of Latham & Watkins, LLP and Ducera Partners LLC, under their respective engagement letters as in effect on the date hereof, in connection with the Transaction and implementation of the Plan (including, without limitation, fees and expenses incurred after the Petition Date); provided that only those fees and expenses in respect of Ducera Partners LLC that the Company shall be required to reimburse shall be those incurred as a result of the services expressly contemplated by the engagement letter by and between Ducera Partners LLC and Highbridge MSF International Ltd. (f/k/a 1992 MSF International Ltd.), 1992 Tactical Credit Master Fund, L.P., Athyrium Opportunities II Acquisition LP, and Athyrium Opportunities III Acquisition LP, dated as of December 7, 2018 (without giving effect to any subsequent amendment, restatement, supplement or modification thereof following such date), a true, complete and correct copy of which has been provided to the Company prior to the date hereof, in each case without the need to file any interim or final fee applications with the Bankruptcy Court, subject to the Company obtaining Bankruptcy Court approval of any postpetition payments pursuant to the Interim CC Order and the Final DIP Order; provided, however, that if this Agreement shall be terminated due to the breach by any Consenting Noteholder or Consenting Bridge Lender of its representations, warranties, covenants, undertakings or obligations hereunder or under any other Definitive Documentation, then the Company shall not be required to pay the expenses referred to in the preceding sentences of this Section 9.12 (except to the extent provided

26

in the Interim CC Order or the Final DIP Order, as applicable).  For the avoidance of doubt, but subject to the foregoing, the Company’s obligation to pay professional fees and expenses pursuant to this Section 9.12 shall be unaffected by, and shall survive, termination of this Agreement; provided, however, that except as otherwise provided in the Interim CC Order or the Final DIP Order, as applicable, the Company shall only be obligated pursuant to this Agreement to pay such fees and expenses incurred through the Termination Date.  For the avoidance of doubt, Novelion and the Plan Investor shall bear (and the Company shall have no liability in respect of other than as set forth in the Exclusivity Agreement) their own costs and expenses incurred in connection with the Transaction, including their respective professional fees incurred in connection with the Transaction, but without limitation of any rights of the Plan Investor to receive reimbursement of its costs and expenses (or a portion thereof) from the Company pursuant to the terms of the Plan Funding Agreement and, the Exclusivity Agreement. In addition, on the effective date of the Plan, the Company shall pay all outstanding reasonable and documented fees and expenses of the Convertible Notes Trustee (including the fees and expenses of its outside counsel and other professionals), regardless of whether such fees and expenses were incurred before or after the Petition Date.

9.13                        Disclosure Letter References.

The Parties agree that the disclosure set forth in any particular section or subsection of the disclosure schedules provided in connection with this Agreement and/or the Plan Funding Agreement (the “Disclosure Schedules”) or deemed disclosed as exceptions pursuant to the terms of the Plan Funding Agreement shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the disclosing Party that are set forth in this Agreement or the Plan Funding Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the disclosing party that are set forth in this Agreement or the Plan Funding Agreement.

9.14                        Severability of Provisions.

If any provision of this Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Agreement.

9.15                        Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

9.16                        Certain Limitations.

Each of the Parties acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, it shall have no, and agrees not to pursue any, recourse against (a) Novelion for breaches or threatened breaches hereunder by the Company hereunder or thereunder, or (b) the Company for breaches or threatened breaches hereunder by Novelion hereunder or thereunder.

27

9.17                        Subsidiaries Bound.

Novelion shall cause any and all of its subsidiaries (other than Aegerion and its subsidiaries) to comply with the terms of this Agreement and the other Definitive Documentation as if they were a party hereto and had the obligations of Novelion hereunder, and at the request of the Company, Novelion shall cause such subsidiaries (other than Aegerion and its subsidiaries) to sign reasonable documentation (including joinder agreements) as may be required to effect the foregoing.

9.18                        Notices.

Any notices required or elected to be given hereunder must be in writing and may be served in person or by overnight mail or by electronic mail upon the respective parties as follows (or to such other addresses as may hereafter be designated in accordance with the terms hereof):

if to the Company:

c/o Aegerion Pharmaceuticals, Inc.

245 First Street
Riverview II, 18th Floor
Cambridge, MA 02142

Attention:   John R. Castellano

Email:                            JCastellano@alixpartners.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:  Russell L. Leaf, Esq.; Jared Fertman, Esq.; Paul V. Shalhoub, Esq.; and
 Andrew S. Mordkoff, Esq.

Email:                          rleaf@willkie.com; jfertman@willkie.com; pshalhoub@willkie.com;
amordkoff@willkie.com

if to the Consenting Lenders:

as set forth in each signature page

with a copy to:

(For Novelion)

Goodwin Procter LLP
The New York Times Building

620 Eighth Avenue
New York, NY 10018
Attention:  Gregory Fox, Esq.; and Jacqueline Mercier, Esq.

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Email:                          GFox@goodwinlaw.com; JMercier@goodwinlaw.com

(For certain of the holders of loans under the Bridge Credit Agreement and/or the Convertible Notes Indenture that are Parties as of the date hereof)

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention:       Richard A. Levy, Esq.

Email:                          Richard.Levy@lw.com

and

King & Spalding LLP

444 West Lake Street

Suite 1650

Chicago, IL 60606

Attention:  Matthew L. Warren, Esq.

Email:                          mwarren@kslaw.com

if to the Plan Investor:

Amryt Pharma plc

90 Harcourt Street

Dublin 2, Ireland

Attention: Joe Wiley

Email:                      joe.wiley@amrytpharma.com

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue

New York, NY 10166

Attention:       George P. Stamas, Esq.; William B. Sorabella, Esq.; Matthew J. Williams, Esq.; and Jason Zachary Goldstein, Esq.

Email:                          GStamas@gibsondunn.com; WSorabella@gibsondunn.com; MJWilliams@gibsondunn.com; JGoldstein@gibsondunn.com

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ John R. Castellano
Name: John R. Castellano
Title: Chief Restructuring Officer

AEGERION PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ John R. Castellano
Name: John R. Castellano
Title: Chief Restructuring Officer

NOVELION THERAPEUTICS INC.

By:	/s/ Benjamin Harshbarger
Name: Benjamin Harshbarger
Title: Interim CEO

AMRYT PHARMA PLC

By:	/s/ Joe Wiley
Name: Joe Wiley
Title: CEO

[Signature Page to Restructuring Support Agreement]

ATHYRIUM OPPORTUNITIES II ACQUISITION LP

By:	/s/ Andrew C. Hyman
Name: Andrew C. Hyman
Title: Authorized Signatory

ATHYRIUM OPPORTUNITIES III ACQUISITION LP

By:	/s/ Andrew C. Hyman
Name: Andrew C. Hyman
Title: Authorized Signatory

[Signature Page to Restructuring Support Agreement]

HIGHBRIDGE MSF INTERNATIONAL LTD.

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

1992 TACTICAL MASTER FUND, L.P.

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

HIGHBRIDGE SCF SPECIAL SITUATIONS SPV, L.P.

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

HIGHBRIDGE SCF LOAN SPV, L.P.

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

[Signature Page to Restructuring Support Agreement]

WHITEBOX RELATIVE VALUE PARTNERS, LP

By:	/s/ Chris Hardy
Name: Chris Hardy
Title: Chief Compliance Officer

WHITEBOX GT FUND, LP

By:	/s/ Chris Hardy
Name: Chris Hardy
Title: Chief Compliance Officer

WHITEBOX MULTI-STRATEGY PARTNERS, LP

By:	/s/ Chris Hardy
Name: Chris Hardy
Title: Chief Compliance Officer

PANDORA SELECT PARTNERS, LP

By:	/s/ Chris Hardy
Name: Chris Hardy
Title: Chief Compliance Officer

[Signature Page to Restructuring Support Agreement]

NINETEEN77 GLOBAL MULTI-STRATEGY ALPHA MASTER LIMITED

BY UBS O’CONNOR, LLC, ITS INVESTMENT ADVISER

By:	/s/ Andrew Hollenbeck
Name: Andrew Hollenbeck
Title: Managing Director

By:	/s/ James Del Medico
Name: James Del Medico
Title: Executive Director

NINETEEN77 GLOBAL CONVERTIBLE BOND MASTER LIMITED

BY UBS O’CONNOR, LLC, ITS INVESTMENT ADVISER

By:	/s/ Andrew Hollenbeck
Name: Andrew Hollenbeck
Title: Managing Director

By:	/s/ James Del Medico
Name: James Del Medico
Title: Executive Director

[Signature Page to Restructuring Support Agreement]

SCHEDULE 6.4 Ownership Claims and Interests Consenting Lender Claim/Interest Holdings (USD$) as of May 20, 2019 Athyrium Opportunities II Acquisition LP Convertible notes (face) 95,400,000 Athyrium Opportunities II Acquisition LP Roll-up (principal) 12,600,000 Athyrium Opportunities II Acquisition LP Secured debt (principal) 1,700,000 Athyrium Opportunities III Acquisition LP Convertible notes (face) 22,337,000 Athyrium Opportunities III Acquisition LP Roll-up (principal) 3,000,000 Athyrium Opportunities III Acquisition LP Secured debt (principal) 33,000,000 Highbridge MSF International Ltd. Roll-up 4,333,745.23 Highbridge MSF International Ltd. Convertible notes (face) 21,300,000.00 1992 Tactical Credit Master Fund, L.P. Roll-up 2,260,404.09 1992 Tactical Credit Master Fund, L.P. Convertible notes (face) 19,900,000.00 Highbridge SCF Special Situations SPV, L.P. Convertible notes (face) 10,900,000.00 Highbridge SCF Loan SPV, L.P. Secured debt 15,381,922.67 Nineteen77 Global Multi-Strategy Alpha Master Limited Convertible notes (face) 25,000,000 Nineteen77 Global Convertible Bond Master Limited Convertible notes (face) 1,000,000 Whitebox Relative Value Partners, LP Convertible notes (face) 2,880,000.00 Whitebox GT Fund, LP Convertible notes (face) 288,000.00 Whitebox Multi-Strategy Partners, LP Convertible notes (face) 2,808,000.00 Pandora Select Partners, LP Convertible notes (face) 1,224,000.00

SCHEDULE 6.6(a)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM THE UNITED STATES (INCLUDING ITS TERRITORIES AND POSSESSIONS, ANY STATE OF THE UNITED STATES OR THE DISTRICT OF COLUMBIA), AUSTRALIA, CANADA, JAPAN, THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION IN WHICH SUCH RELEASE, PUBLICATION OR DISTRIBUTION WOULD BE UNLAWFUL OR WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION ("RESTRICTED JURISDICTIONS"). THIS ANNOUNCEMENT IS FOR INFORMATION PURPOSES ONLY AND DOES NOT ITSELF CONSTITUTE AN OFFER FOR SALE OR SUBSCRIPTION OF ANY SECURITIES IN THE COMPANY. PLEASE SEE THE IMPORTANT NOTICE AT THE END OF THIS ANNOUNCEMENT. This announcement contains inside information within the meaning of the EU Market Abuse Regulation 596/2014. May 21 2019 AIM:AMYT Euronext Growth: AYP Amryt Pharma plc (“Amryt” or the “Company”) RECOMMENDED ACQUISITION OF AEGERION PHARMACEUTICALS Creates a rare disease business with two approved products – lomitapide (Lojuxta® / Juxtapid®) and metreleptin (Myalept® / Myalepta®) - - $136.5m of 2018 built-in revenues, multiple growth opportunities, and a robust pipeline for value creation Reunites the lomitapide franchise and transforms Amryt into a global player in the orphan disease market Capitalizes on Amryt management’s unique knowledge of Aegerion’s assets and European commercialization capabilities - - - Presents the opportunity for meaningful expense synergies - $25m-$40m in 2020 Pre-money implied transaction equity valuations: Amryt $120m and Aegerion $190.7m - - Contingent Value Rights (“CVRs”) will be issued to Amryt stakeholders that could result in the payment of up to an additional $85m (settled in cash or stock) based on certain AP101 milestones being achieved Amryt plans to raise $60m in equity concurrent with closing of the Transaction and certain Aegerion bondholders have agreed to backstop this equity raise Establishes an appropriate capital structure and liquidity profile to drive growth and create value -Transaction already endorsed by 34.3% of Amryt’s shareholders and in excess of 67% of Aegerion’s bondholders Management will host a conference call for analysts and investors today at 1330 BST (0830 EDT) – dial-in details below - - - Amryt, a biopharmaceutical company focused on rare and orphan diseases, today announces that it has reached agreement to acquire (the “Transaction”) Aegerion Pharmaceuticals (“Aegerion”), a subsidiary of Novelion Therapeutics Inc. - NASDAQ:NVLN - (“Novelion”). The Transaction has been unanimously approved and recommended by the Boards of Amryt, Aegerion and Novelion. 1

Transaction Rationale The Company has built a diversified portfolio of drugs to treat patients with rare and orphan diseases through the acquisition of its AP101 and AP103 product lines and through the in-licencing of the Lojuxta® product line. The Transaction is in line with the Company’s strategy to expand its product portfolio to enhance shareholder value. The Transaction will put Amryt on the path to creating a rare and orphan disease company with a diversified offering of multiple commercial and development stage assets and will provide it with scale to support further growth. The Transaction will give Amryt an expanded commercial footprint to market two US and EU approved products, lomitapide (Juxtapid® (US/ROW) / Lojuxta® (EU)) and metreleptin (Myalept® (US) / Myalepta® (EU)). Amryt’s leadership team already has a deep knowledge of both these products and since December 2016 has successfully commercialized Lojuxta® across Europe and the Middle East. Dr. Joe Wiley, Chief Executive Officer of Amryt, commented: “The acquisition of Aegerion accelerates our ambition to become a global leader in treating rare conditions to help improve the lives of patients where there is a high unmet medical need. By delivering two substantial revenue-generating products and an enhanced pipeline of promising development opportunities, this will significantly strengthen our growth in highly attractive markets globally. Amryt has a unique insight into both Aegerion and its products, through our commercial success with Lojuxta® and given that many of our senior management team previously worked at Aegerion.” “With this Transaction we can continue the strong growth trajectory already underway with Lojuxta® in Europe on a global scale. It also delivers metreleptin, another highly compelling commercial rare disease product alongside an established commercial footprint in the US and internationally. This transformational deal provides Amryt with the financial flexibility to fully execute our medium-term growth plans, and is expected to deliver significant shareholder returns.” Transaction Highlights:     Amryt has agreed to acquire Aegerion in an all-paper transaction The combined group had 2018 pro-forma combined revenues of $136.5m Pre-money implied transaction equity valuations: Amryt $120m and Aegerion $190.7m Contingent Value Rights (“CVRs”) will be issued to Amryt stakeholders that could result in the payment of up to $85m (settled in cash or stock) based on certain AP101 milestones being achieved Amryt plans to raise $60m in equity concurrent with closing of the Transaction and certain Aegerion bondholders have agreed to backstop this equity raise This equity raise will be placed at a 20% discount to the implied transaction equity value Aegerion’s balance sheet is to be restructured through a US Chapter 11 process prior to Amryt acquiring Aegerion - Aegerion will continue to operate as usual during the Chapter 11 process New loan facilities for the combined group will be put in place, and the key terms of such facilities have been agreed - Amryt’s existing European Investment Bank facility is to be repaid The combined group’s global HQ will be in Dublin, Ireland with its US HQ in Boston, Massachusetts Enlarged group to be re-admitted to AIM and Euronext Growth on closing with a planned dual-listing on NASDAQ Transaction already endorsed by 34.3% of Amryt shareholders and in excess of 67% of Aegerion’s bondholders        2

Rich Commercial Portfolio & Development Pipeline with a Global Footprint

- Amryt will have a differentiated, diverse, global offering of multiple commercial and development stage rare disease assets, including:
- Two high-value commercial assets with multiple development opportunities in complementary global markets
  - Lomitapide (Juxtapid®(US)/Lojuxta®(EU)) for the treatment of adult homozygous familial hypercholesterolemia (HoFH)
  - Metreleptin (Myalept®(US) / Myalepta® (EU)), a leptin hormone replacement therapy, approved in the US for Generalised Lipodystrophy (GL), and recently in Europe for GL and Partial Lipodystrophy (PL)
- Additional near-term potential commercial opportunities for a broadened Amryt portfolio of products
  - Metreleptin as a potential treatment for partial lipodystrophy (PL) in the US
  - Lomitapide (Juxtapid®/Lojuxta®) as a potential treatment for familial chylomicronemia syndrome (FCS)
  - A lead development asset (AP101) for Epidermolysis Bullosa ("EB"), a >$1bn market opportunity in a pivotal Phase 3 trial, which recently reported positive unblinded interim efficacy analysis results and is anticipated will be fully enrolled by end of H2 2019
  - Novel gene therapy platform (AP103) which offers a potential treatment for patients with EB and other topical indications

Value Creation

- Enhanced scale of combined group expected to drive revenue growth and future profitability
- Expected to deliver meaningful operational synergies over the medium term - the Directors believe, on the work undertaken to date, that the enlarged group can deliver operational synergies of between $25m and $40m in 2020, rising further in 2021
- Amryt's deep knowledge of Aegerion products is key to driving growth
- Reunification of lomitapide brands provides potential to replicate success of Lojuxta® in Europe with Juxtapid® in the US
- Opportunity to grow Myalepta® revenues with broader reach across EU to accelerate recent launch
- Delivers a ready-made commercial US infrastructure in advance of anticipated launch of AP101
- Recapitalized business well-positioned to drive pipeline value
- Planned NASDAQ listing to drive liquidity and investor reach
- Opportunity for corporate restructuring to drive additional value

Board & Management

- Team led by Dr Joe Wiley, CEO of Amryt
- Strong international management with significant industry experience
- Revised Board composition, on closing of the Transaction, consisting of CEO and six Non-Executive Directors
- New Board to be appointed on closing

3

Ben Harshbarger, Novelion’s (parent company of Aegerion) Interim Chief Executive Officer, said, “The combination of Amryt and Aegerion will create a financially stronger and well-capitalized rare disease company with two commercial products and a pipeline of late stage rare disease products. Amryt’s executive management team has the depth of experience to commercialize Aegerion’s marketed products, as demonstrated by its ability to grow sales of Lojuxta® in the European market, to develop and, if approved, commercialize Amryt’s late stage product candidate, AP101, and to pursue additional potential indications for metreleptin and lomitapide.” The Transaction constitutes a reverse takeover of the Company under the Euronext Growth Rules and AIM Rules and requires shareholder approval and the publication of an AIM and Euronext Growth Admission Document (the "Admission Document") with details of the Enlarged Group. Trading in Amryt's shares will be suspended on both the AIM Market and the Euronext Growth Market with immediate effect until the Admission Document has been published. The Transaction is also conditional on the UK Takeover Panel waiving the obligation on certain lenders of Aegerion to make a general offer under Rule 9 of The UK Takeover Code, and on independent Amryt shareholder approval being obtained for such waiver and whitewash. MTS Securities, LLC is serving as financial advisor and Gibson, Dunn & Crutcher LLP is serving as legal advisor to Amryt in this transaction. Shore Capital is acting as financial advisor, NOMAD and Joint Broker to Amryt. Stifel Nicolaus Europe Limited are Joint Broker to Amryt. Davy is acting as Euronext Growth Advisor and Joint Broker to Amryt. Moelis & Co LLC is serving as financial advisor to Aegerion. Conference Call Details Management will host a conference call for analysts today at 1330 BST (0830 EDT). Dial in details: Conference ID: 3387304 From the UK/International: +44 (0) 2071 928000 / 0800 376 7922 From Ireland: (01) 431 9615 / 1800 936148 From the US: +1 631 510 7495 / 1 866 966 1396 A recording of the call will be available from 1830 (BST) today, please email ir@amrytpharma.com for access details. The presentation for today’s call will be available to download shortly before the call commences at https://www.amrytpharma.com/newsroom/ Enquiries: Amryt Pharma plc Dr. Joe Wiley, CEO Rory Nealon, CFO/COO +353 (1) 518 0200 Shore Capital Financial Advisor, NOMAD and Joint Broker Edward Mansfield, Mark Percy, Daniel Bush Stifel Joint Broker Jonathan Senior, Ben Maddison +44 (0) 20 7408 4090 +44 (0) 20 7710 7600 Davy Euronext Growth Advisor and Joint Broker John Frain, Daragh O’Reilly +353 (1) 679 6363 4

Consilium Strategic Communications Amber Fennell, Matthew Neal, David Daley +44 (0) 20 3709 5700 About Amryt Amryt is a biopharmaceutical company focused on developing and delivering innovative new treatments to help improve the lives of patients with rare or orphan diseases. Lojuxta® is an approved treatment for adult patients with the rare cholesterol disorder - Homozygous Familial Hypercholesterolaemia ("HoFH"). This disorder impairs the body's ability to remove low density lipoprotein ("LDL") cholesterol ("bad" cholesterol) from the blood, typically leading to abnormally high blood LDL cholesterol levels in the body from before birth - often ten times more than people without HoFH - and subsequent aggressive and premature narrowing and blocking of blood vessels. Lojuxta® is indicated as an adjunct to a low-fat diet and other lipid-lowering medicinal products with or without LDL apheresis in adult patients with HoFH. Amryt is the marketing authorisation holder and has an exclusive licence to sell Lojuxta® (lomitapide) across the European Economic Area, Middle East and North Africa, Switzerland, Turkey, Israel, Russia, the Commonwealth of Independent States and the non-EU Balkan states. Amryt's lead development candidate, AP101, is a potential treatment for Epidermolysis Bullosa ("EB"), a rare and distressing genetic skin disorder affecting young children and adults for which there is currently no treatment. It is currently in Phase 3 clinical trials and recently reported positive unblinded interim efficacy analysis results and is anticipated will be fully enrolled by end of H2 2019 . The European and US market opportunity for EB is estimated to be in excess of $1 billion. In March 2018, Amryt in-licenced a pre-clinical gene-therapy platform technology, AP103, which offers a potential treatment for patients with Recessive Dystrophic Epidermolysis Bullosa, a subset of EB, and is also potentially relevant to other genetic disorders. For more information on Amryt, please visit www.amrytpharma.com. About Novelion Therapeutics and Aegerion Pharmaceuticals Novelion, through its subsidiary Aegerion Pharmaceuticals, is a global biopharmaceutical company dedicated to developing and commercializing therapies that deliver new standards of care for people living with rare diseases. With a global footprint and an established commercial portfolio, including Myalept/a®® (metreleptin) and Juxtapid®® (lomitapide), their business is supported by differentiated treatments that treat severe and rare diseases. Description of Transaction  Amryt has agreed to acquire Aegerion in an all-paper transaction. On closing, the implied equity valuations of Amryt and Aegerion will be $120m and $190.7m respectively. Amryt stakeholders will also receive a Contingent Value Right (“CVR”) of up to $85m, in cash or stock, at the election of its board, subject to certain regulatory approval and commercialization milestones of its late-stage development product candidate, AP101.  Amryt plans to raise $60m in new equity concurrent with the Transaction closing at a 20% discount to the implied transaction valuations. The proceeds from this financing will be used to continue to develop the combined group’s pipeline, to develop potential new indications for Amryt’s late 5 stage product candidates, and to be used for general corporate purposes. Certain Aegerion bondholders have agreed to backstop this capital raise.  Amryt, Aegerion and Aegerion’s key stakeholders have entered into a “Restructuring Support Agreement” pursuant to which Aegerion has filed for Chapter 11 in the United States and seek to consummate the Transaction through a plan of reorganization that has garnered the support of Aegerion’s key creditors and stakeholders. Pursuant to the plan of reorganization, upon Bankruptcy Court approval, Amryt will acquire the reorganized Aegerion in exchange for Amryt stock, which stock will be distributed, together with other consideration in the form of new debt, to certain Aegerion secured and unsecured creditors, including Aegerion’s convertible bond holders, certain unsecured creditors and Novelion. As a result, Aegerion will emerge from Chapter 11 after having discharged substantial pre-transaction liabilities and with a reorganized and streamlined capital structure that materially reduces its debt obligations.  To facilitate a smooth entry into Chapter 11, Aegerion has arranged for financing to allow it to operate uninterrupted during the Chapter 11 process, which financing will be repaid in cash pre-closing or otherwise exchanged into the new $125m convertible notes referred to below. Aegerion’s bondholders have agreed to support this transaction and oppose other potential transactions to acquire Aegerion.  $125 million of new 5% convertible notes will be issued. The notes will mature 5.5 years from closing and be convertible into equity of Amryt at a 20% premium to the implied transaction valuation. Aegerion’s existing $50 million (in principal) secured loan, held by certain funds managed by Athyrium Capital Management and Highbridge Capital Management, as well as Amryt’s existing €20m (in principal) secured loan, will be converted and/or refinanced into new first-lien secured debt of the Amryt Group, which will have a cash interest rate of 6.5% per annum and an additional 6.5% PIK (“Payment-in-kind”) interest rate and will mature 5 years from closing.  In connection with the Transaction, it is proposed that a corporate reorganization of Amryt will be undertaken by way of a scheme of arrangement, pursuant to which a new Irish incorporated public company will become the new ultimate holding company of the combined group. Governance & Management Amryt will continue to be listed on the London Stock Exchange’s Alternative Investment Market, Euronext Growth Market in Dublin and after the Transaction will pursue a dual-listing on NASDAQ. Following the Transaction, Amryt’s global headquarters will be in Dublin, Ireland and its US headquarters will be in Boston, Massachusetts. Upon the closing of the Transaction, the Amryt board will consist of seven Directors including Dr. Joe Wiley (CEO). The six Non-Executive Directors will be proposed as follows – two by Amryt and four by Athyrium Capital Management and Highbridge Capital Management (current Aegerion bondholders). The Chairperson of the Board will be proposed by Amryt and will be unaffiliated with Amryt, Novelion or Aegerion. All board appointments will be made by mutual consent. Amryt will continue to be led by its executive team, which will be supplemented by certain Aegerion executives on both a transitional and permanent basis. Conditions of the Transaction - Closing of the Transaction is conditional, inter alia, on:  US Bankruptcy Court approval of the plan of reorganization and all conditions precedent to consummation of the plan of reorganization having been satisfied or waived; 6 the receipt of all necessary regulatory approvals and confirmation of no injunction preventing consummation of the Transaction;  the passing of all resolutions necessary in connection with the Transaction by the shareholders of Amryt, such resolutions to be set out in the Admission Document to be published by Amryt including in relation to a scheme of arrangement in connection with a corporate reorganization required to be undertaken in connection with the Transaction and the issuance of the CVRs;  a waiver being granted by The Panel on Takeovers and Mergers of the obligations which may otherwise arise pursuant to Rule 9 of the Takeover Code for certain lenders of Aegerion to make a general offer to the Company’s shareholders for all the issued ordinary shares in the capital of the Company as a result of the distribution of Amryt shares to such lenders following the issuance thereof to the Company as contemplated pursuant to the Transaction, and such waiver being approved by the Company’s shareholders by a resolution duly passed by the requisite majority of Company’s shareholders entitled to vote on such resolution pursuant to the Takeover Code and any requirement or direction issued by The Panel on Takeovers and Mergers in connection therewith;  consummation of the backstopped equity raise of $60m;  the Restructuring Support Agreement not having terminated and remaining in full force and effect;  re-admission of the enlarged group to trading on AIM;  completion of the agreed new term loan financing and the issuance of certain new convertible notes by the reorganized Amryt Group; and  certain other customary closing conditions. Indicative Timetable  Announcement of Transaction - 21 May 2019  Publication of Admission Document - Early August 2019  Shareholder Meeting - Late August 2019  Launch of the Equity Fundraise - September 2019  Scheme of Arrangement Completion - September 2019  Closing of Aegerion’s Chapter 11 Bankruptcy - Early Q4 2019  Completion of the Transaction and Equity Fundraise and re-Admission - Early Q4 2019 The above dates are indicative only and are subject to change 7

IMPORTANT NOTICE THIS ANNOUNCEMENT IS RESTRICTED AND IS NOT FOR PUBLICATION, RELEASE OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, JAPAN, THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION IN WHICH SUCH PUBLICATION, RELEASE OR DISTRIBUTION WOULD BE UNLAWFUL ("RESTRICTED JURISDICTIONS"). THIS ANNOUNCEMENT DOES NOT ITSELF CONSTITUTE AN OFFER FOR SALE OR SUBSCRIPTION OF ANY SECURITIES IN THE COMPANY IN ANY JURISDICTION INCLUDING IN THE UNITED STATES. DISTRIBUTION OF THIS ANNOUNCEMENT IN CERTAIN JURISDICTIONS MAY BE RESTRICTED OR PROHIBITED BY LAW. PERSONS DISTRIBUTING THIS ANNOUNCEMENT MUST SATISFY THEMSELVES THAT IT IS LAWFUL TO DO SO. SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, REGISTRATION. THE COMPANY HAS NOT AND DOES NOT INTEND TO REGISTER ANY SECURITIES UNDER THE SECURITIES ACT, AND DOES NOT INTEND TO OFFER ANY SECURITIES TO THE PUBLIC IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. NO PUBLIC OFFERING OF SECURITIES OF THE COMPANY IS BEING MADE IN THE UNITED STATES. NO COMMUNICATION OR INFORMATION RELATING TO THE ISSUE AND OFFERING OF SECURITIES MAY BE DISSEMINATED TO THE PUBLIC IN JURISDICTIONS OTHER THAN THE UK WHERE PRIOR REGISTRATION OR APPROVAL IS REQUIRED FOR THAT PURPOSE. NO ACTION HAS BEEN TAKEN THAT WOULD PERMIT AN OFFER OF SECURITIES IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UK. References in this announcement and these terms and conditions to Davy refer to J&E Davy. References in these terms and conditions to Shore Capital refer to Shore Capital Stockbrokers Limited and/or Shore Capital and Corporate Limited as the context admits. This announcement has been issued by and is the sole responsibility of the Company. No representation or warranty, express or implied, is or will be made as to, or in relation to, and no responsibility or liability is or will be accepted by MTS Securities LLC (“MTS”), Shore Capital or Davy or by any of their respective affiliates or agents as to or in relation to, the accuracy or completeness of this Announcement or any other written or oral information made available to or publicly available to any interested party or its advisers, and any liability therefore is expressly disclaimed. The distribution of this announcement may be restricted by law in certain jurisdictions and persons into whose possession this announcement, or other information referred to herein, comes should inform themselves about and observe any such restriction. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Transaction disclaim any responsibility or liability for the violation of such requirements by any person. This announcement has been prepared for the purposes of complying with English law, the rules of AIM and Euronext Growth and the information disclosed may not be the same as that which would 8 have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdictions outside England and Wales. Statements in this announcement with respect to each of Amryt’s and Aegerion's business, strategies, projected financial figures, transaction synergies, earnings guidance, financial guidance, future dividends and beliefs and with respect to the Transaction, as well as other statements that are not historical facts are forward-looking statements involving risks and uncertainties which could cause the actual results to differ materially from such statements. Statements containing the words "expect", "anticipate", "intends", "plan", "estimate", "aim", "forecast", "project" and similar expressions (or their negative) identify certain of these forward-looking statements. The forward-looking statements in this Announcement are based on numerous assumptions regarding the Transaction and each of Amryt's and Aegerion's present and future business strategies and the environment in which each of Amryt and Aegerion will operate in the future. Forward-looking statements involve inherent known and unknown risks, uncertainties and contingencies because they relate to events and depend on circumstances that may or may not occur in the future and may cause the actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These statements are not guarantees of future performance or the ability to identify and consummate investments. Many of these risks and uncertainties relate to factors that are beyond each of Amryt's and Aegerion's ability to control or estimate precisely, such as future market conditions, currency fluctuations, the behaviour of other market participants, the actions of regulators and other factors such as each of Amryt's and Aegerion's ability to obtain financing, changes in the political, social and regulatory framework in which each of Amryt and Aegerion operates or in economic, technological or consumer trends or conditions. Past performance should not be taken as an indication or guarantee of future results, and no representation or warranty, express or implied, is made regarding future performance. No person is under any obligation to update or keep current the information contained in this Announcement or to provide the recipient of it with access to any additional relevant information that may arise in connection with it. Such forward-looking statements reflect the directors' current beliefs and assumptions and are based on information currently available to management. This announcement includes certain combined or pro forma financial information for Aegerion and Amryt. Such combined or pro forma financial information is preliminary in nature, only represents current estimates of the potential impact of the Transaction on Amryt, remains subject to change and is provided solely for illustrative purposes. No reliance should be placed on the combined or pro forma financial information contained in this Announcement. No statement in this announcement is intended to be a profit forecast, and no statement in this announcement should be interpreted to mean that earnings per share of the Company for the current or future financial years would necessarily match or exceed the historical published earnings per share of the Company. Shore Capital and Corporate Limited and Shore Capital Stockbrokers Limited are, authorised and regulated in the United Kingdom by the Financial Conduct Authority. Shore Capital and Corporate Limited acts as nominated adviser to the Company for the purposes of the AIM Rules. Shore Capital is acting exclusively for the Company and for no one else in connection with the Transaction and will not be responsible to anyone other than the Company for providing the protections afforded to clients of Shore Capital or for providing advice in relation to the Transaction, or any other matters referred to in this announcement. Davy, which is regulated in Ireland by the Central Bank of Ireland, acts as the Euronext Growth adviser to the Company for the purposes of the Euronext Growth Rules. Davy is acting exclusively 9 for the Company and for no one else in connection with the Transaction and will not be responsible to anyone other than the Company for providing the protections afforded to clients of Davy or for providing advice in relation to the Transaction, or any other matters referred to in this announcement. MTS is acting exclusively for the Company and for no one else in connection with the Transaction and will not be responsible to anyone other than the Company for providing the protections afforded to clients of MTS or for providing advice in relation to the Transaction, or any other matters referred to in this announcement. Save for the responsibilities and liabilities, if any, of MTS, Shore Capital and Davy under relevant laws or in respect of fraudulent misrepresentation, no representation or warranty, express or implied, is or will be made as to, or in relation to, and no responsibility or liability is or will be accepted by or on behalf of MTS, Shore Capital, Davy or by their respective affiliates, agents, directors, officers and employees as to, or in relation to, the accuracy or completeness of this announcement or any other written or oral information made available to or publicly available to any interested party or its advisers, and any liability therefor is expressly disclaimed. 10

Novelion Therapeutics Announces Subsidiary Aegerion Pharmaceuticals to Recapitalize Through Court Supervised Process In Which Amryt Pharma Plc Will Acquire 100% of Reorganized Stock of Aegerion  Transaction is result of comprehensive capital structure and strategic review conducted independently by both Novelion’s and Aegerion’s Boards of Directors Aegerion will continue to make available to patients its two approved therapies, JUXTAPID® and MYALEPT® Novelion to receive approximately 10% of the equity of the combined company (subject to dilution) on account of its intercompany loan and cash payments from Aegerion related to past and future expenditures for shared services   Vancouver, BC, and Cambridge, MA, May 20, 2019 – Novelion Therapeutics Inc. (NASDAQ: NVLN) (Novelion), a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases, announced today that its wholly-owned subsidiary Aegerion Pharmaceuticals, Inc. (Aegerion) has entered into a plan funding agreement (PFA) and a restructuring support agreement (RSA) that will result in Aegerion selling 100% of its reorganized stock to, and becoming a wholly-owned subsidiary of, Dublin-based Amryt Pharma Plc (Amryt). The agreements, which will result in a recapitalization of Aegerion (the Recapitalization), are the result of the previously announced capital structure and strategic review undertaken independently by the Boards of Directors of Novelion and Aegerion, and a broad marketing process. The Recapitalization of Aegerion pursuant to the PFA and a proposed Chapter 11 plan of reorganization (the Plan) has been approved by Aegerion’s board and approved and recommended by the independent restructuring committee of Aegerion’s board. Novelion’s board has approved Novelion’s entry into the RSA and support for Aegerion’s proposed Chapter 11 restructuring. In conjunction with the Recapitalization, Aegerion has entered into the RSA with many of its key stakeholders, including Novelion, the holders of in excess of 67% of the 2.00% convertible notes issued by Aegerion due 2019 (Existing Convertible Notes) and the holders of 100% of the principal amount under Aegerion’s other indebtedness for borrowed money. To facilitate the Recapitalization, Aegerion and its U.S. subsidiary Aegerion Pharmaceuticals Holdings, Inc. (the Debtors) have commenced cases in the United States Bankruptcy Court for the Southern District of New York (the Court) pursuant to Chapter 11 of the United States Code. Aegerion will continue to operate in the ordinary course of business during the Chapter 11 process. The non-U.S. subsidiaries of Aegerion are not part of the Chapter 11 proceedings. Certain Key Terms of the Recapitalization The Recapitalization ascribes an enterprise value to Aegerion and Amryt of $395 million and $146 million, respectively, excluding cash and cash equivalents and subject to adjustment for accrued interest and certain payments that are due to the DOJ and the SEC. The key terms of the Recapitalization (the Restructuring Transactions), which are subject to Bankruptcy Court approval and other customary conditions, include the following:   Amryt acquiring 100% of the outstanding new equity interests in recapitalized Aegerion; Ordinary equity of Amryt representing 61.4% of the outstanding ordinary equity of Amryt, after giving effect to the Restructuring Transactions but before giving effect to equity underlying the New Convertible Notes, the Deal Equity Raise (each as described below), ordinary shares that may be issuable in satisfaction of the CVR (described below) if the relevant milestones are achieved, and equity that is reserved for issuance under any management equity compensation plan adopted by Amryt, will be distributed to certain existing creditors of Aegerion in complete or partial satisfaction of their claims, including in partial satisfaction of the claims of the holders of the Existing Convertible Notes and in complete satisfaction of Novelion’s approximately $36 million claims on account of the Intercompany Loan; Pre-Recapitalization shareholders of Amryt continuing to own 38.6% of the outstanding ordinary equity of Amryt, after giving effect to the Restructuring Transactions but before giving effect to equity underlying the New Convertible Notes, the Deal Equity Raise, and any equity issued on account of the CVRs and under any management equity compensation plan adopted by Amryt; The equity interests of Aegerion held by Novelion being terminated; Aegerion issuing $125 million of new 5% convertible notes (the New Convertible Notes). The New Convertible Notes will be issued to certain existing creditors of Aegerion in satisfaction of their claims (and not for cash), including in satisfaction of a portion of the Existing Convertible Notes, the approximately $22 million of “Roll Up Debt” under the Aegerion’s existing bridge loan facility, and any amounts drawn down under Aegerion’s DIP Financing (defined below) that are not otherwise satisfied in cash at the closing of the Restructuring Transactions; Aegerion’s existing Bridge Loan in the original principal amount of $50 million, held by certain funds managed by Athyrium Capital Management, LP (Athyrium) and Highbridge Capital Management, LLC (Highbridge), as well as Amryt’s existing approximately €20 2 million (in principal) of secured debt, will be converted into new first-lien secured debt of Amryt and Aegerion, which will have a cash interest rate of 6.5% per annum and an additional 6.5% PIK (Paid in Kind) interest rate and mature five years from the closing date of the Restructuring Transactions; Amryt shareholders prior to the consummation of the Restructuring Transactions will receive a contingent value right (CVR) entitling them to receipt of proceeds of up to $85 million upon the occurrence of certain milestones related to the regulatory approval and commercialization of AP 101, its late-stage development product candidate, with such payments to be made in loan notes or ordinary shares, at the election of its board; In connection with the closing of the Restructuring Transactions, Amryt plans to raise $60 million through the issuance of new equity of Amryt (the Deal Equity Raise). The proceeds from the Deal Equity Raise will be used as provided in the Plan to pay certain expenses and for general corporate purposes. The new equity will be priced at a 20 percent discount to Amryt’s implied valuation pro forma to the Restructuring Transaction with $18 million of the new equity offered to certain Amryt investors and $42 million to certain creditors of Aegerion on a pro rata basis, including Novelion. Certain of Aegerion bondholders, including Athyrium, Highbridge, UBS and Whitebox, have agreed to purchase any unsubscribed portion of the new equity; Aegerion intends to, and the Plan provides that Aegerion will, continue to fully honor all obligations to the U.S. Department of Justice, the U.S. Securities and Exchange Commission and other U.S. and state government agencies and courts, which obligations will not be impaired by the Restructuring Transactions; Aegerion intends to continue to pay all trade and other ordinary operating expenses that arise during the course of the Chapter 11 cases and, upon consummation of the Restructuring Transactions, repay 100% of any allowed trade claims outstanding as of the Chapter 11 filing; Under the terms of the PFA, following the approval by the Court of certain provisions of the PFA, Aegerion and its advisors will have a 55-day period to solicit alternative transactions that are superior, from a financial point of view, to the Restructuring Transactions. Subject to the limitations of the PFA¸ Aegerion is also entitled to respond to unsolicited proposals if Aegerion determines that such proposals are reasonably likely to result in a superior transaction. Aegerion is entitled to terminate the PFA in order to enter into a superior transaction, provided that it reimburses Amryt for costs and expenses incurred in connection with the Restructuring Transactions (with a cap of $4,000,000) at the time of termination and pays a termination fee of $11,850,000 upon the consummation of the superior transaction. Approximately 34.3% of Amryt’s existing      3

shareholders have committed to supporting the Restructuring Transactions through written undertakings. The Debtors expect to enter into a $20 million super-priority debtor-in-possession multi-draw term loan facility (the DIP Financing) with Athyrium and Highbridge on terms and conditions set forth in the DIP credit agreement and proposed DIP order filed with the Court. Upon approval by the Court and the satisfaction of the conditions set forth in the DIP credit agreement, the DIP Financing will provide the Debtors with liquidity that will be used to support the Restructuring Transactions. Any portion of the DIP Financing that is drawn and not repaid in cash upon the closing of the Restructuring Transactions will be converted into a portion of the $125 million of New Convertible Notes discussed above. The Debtors have also negotiated with their existing secured lenders the terms of consensual use of cash collateral during the pendency of the Chapter 11 cases.  The Recapitalization and business combination between Aegerion and Amryt is expected to create a global rare disease company with a diversified commercial and clinical-stage portfolio with growing commercial assets and multiple late stage product candidates. The development pipeline includes Amryt’s AP101 product candidate currently in Phase III development for epidermolysis bullosa (EB), as well as additional potential indications for Aegerion’s products, including metreleptin as a potential treatment for partial lipodystrophy (PL) in the U.S., which is already approved in Europe, and lomitapide as a potential treatment for familial chylomicronemia syndrome (FCS). “The combination of Amryt and Aegerion will create a financially stronger and well-capitalized rare disease company with two commercial products and a pipeline of late stage rare disease products. Amryt’s executive management team has the depth of experience to commercialize Aegerion’s marketed products, as demonstrated by its ability to grow sales of LOJUXTA® in the European market, to develop and, if approved, commercialize Amryt’s late stage product candidate, AP101, and to pursue additional potential indications for metreleptin and lomitapide,” said Ben Harshbarger, Novelion’s Interim Chief Executive Officer. “With the opportunity to leverage synergies between the two companies to reduce overlap in expenses and eliminate the intercompany royalties through the existing LOJUXTA licensing agreement among the two companies, we believe these transactions create a compelling growth story and value creation opportunity for Aegerion and its stakeholders, including Novelion.” “The acquisition of Aegerion accelerates our ambition to become a global leader in treating rare conditions where there is a high unmet medical need,” commented Joe Wiley, Chief Executive Officer of Amryt. By delivering two substantial revenue-generating products and an enhanced pipeline of promising development opportunities, this will significantly strengthen our growth in highly attractive markets globally. Amryt has a unique insight into both Aegerion and its products, through our commercial success with LOJUXTA and given that many of our senior management team previously worked at Aegerion.” 4

Impact on Novelion Novelion has agreed to enter into the RSA and support Aegerion’s proposed Chapter 11 plan, which Novelion believes will avoid value destructive potential litigation with Aegerion, its other secured lenders and the majority holders of the Existing Convertible Notes, including as it may relate to challenges to Novelion’s intercompany secured loan and the terms that Aegerion could impose or “cram down” on Novelion through a Chapter 11 plan that Novelion did not support. Under the proposed plan, Novelion’s existing approximately $36 million intercompany secured loan to Aegerion (the Intercompany Loan) will be allowed in full and will receive a distribution of equity under Aegerion’s plan of reorganization representing approximately 10.1% equity ownership of Amryt on a pro forma basis, prior to any dilution from equity to be issued in connection with Deal Equity Raise, upon conversion of the New Convertible Notes, ordinary shares that may be issuable in satisfaction of the CVR if the relevant milestones are achieved, and equity that is reserved for issuance under any management equity compensation plan adopted by Amryt. After taking into account the new Amryt equity anticipated to be issued in connection with the Deal Equity Raise, Novelion is projected to own approximately 8.1% of Amryt. Novelion’s treatment under the plan on account of its intercompany loan represents an approximately 84% recovery and the equity received will be freely transferable. Also, Novelion has the right to subscribe to purchase its pro rata share of the $42 million of new equity being offered to Aegerion’s creditors, which are priced at a 20 percent discount to Amryt’s implied Recapitalization valuation. Due to Novelion’s liquidity position, however, it is unlikely that Novelion will exercise that right in full or at all. In addition, the Debtors entered into shared services agreements with Novelion and Novelion Services USA, Inc., a subsidiary of Novelion, dated as of December 1, 2016, but effective as of November 29, 2016 (the Shared Services Agreements), pursuant to which the Debtors provide to Novelion and Novelion provides to the Debtors, certain services, including, but not limited to administrative support, human resources, information technology support, accounting, finance, and legal services. In connection with the execution of the RSA and to facilitate the restructuring, the Debtors and Novelion negotiated and executed an amendment to the Shared Services Agreements (together, the Amended Shared Services Agreements), which modified the Shared Services Agreements to provide, among other things, for Aegerion to make certain cash payments to Novelion on account of certain services Novelion provided or will provide to Aegerion. Pursuant to the Amended Shared Services Agreement, Aegerion has made a payment to Novelion of approximately $3.1 million and has committed to make additional cash payments of up to approximately $2 million. Amended Shared Services Agreements provide Novelion with greater and more certain recoveries from Aegerion for the critical shared services Novelion provides. 5

Novelion will retain its existing cash balances, public listing and net operating loss (NOL) carryforwards (subject to applicable tax laws). The value, if any, of such listing and NOL carryforwards are unknown at this time. As a result of the valuation of Aegerion and its outstanding debts, Novelion is not receiving any consideration under Aegerion’s plan on account of its equity in Aegerion. Those existing equity interests are being cancelled under Aegerion’s Chapter 11 plan and Aegerion is issuing new equity interests to Amryt in exchange for the consideration to be paid under the PFA. Because its equity interests are being cancelled for no consideration under the Chapter 11 plan, Novelion is deemed to reject the plan in its capacity as a shareholder. By operation of U.S. bankruptcy law, however, Aegerion’s plan may be confirmed and consummated notwithstanding the deemed rejection by Novelion as its sole equity holder. In furtherance of its duty to maximize value for its shareholders, the board of directors of Novelion, together with its management team and legal and financial advisors, is evaluating post-closing plans with respect to Novelion, including a potential wind-up of Novelion and a distribution of assets to shareholders, and recommendations related to same will be communicated to shareholders in due course. Aegerion Chapter 11 Cases As described above, to facilitate the Recapitalization, concurrent with the PFA and RSA, the Debtors filed for Chapter 11 protection. Aegerion will continue to operate in the ordinary course of business during the Chapter 11 cases. Novelion and non-U.S. Aegerion subsidiaries are not debtors in these Chapter 11 cases. Importantly, during the pendency of the Chapter 11 cases, Aegerion intends to:  continue to make available to patients its two approved therapies, JUXTAPID and MYALEPT; continue to pay all trade and other ordinary course operating expenses during the course of the Chapter 11 cases and, upon consummation of the Recapitalization, repay 100% of any allowed trade claims; and continue to pay and provide all ordinary course compensation and benefits to its existing employees, without any impairment, delay, adjustment or changes.   Amryt Listing, Board of Directors and Management 6

1 Amryt will continue to be listed on the AIM market of the London Stock Exchange. Following the Recapitalization, Amryt’s global headquarters will be in Dublin, Ireland and its U.S. headquarters will be in the Cambridge, Massachusetts area. Upon the closing of the Recapitalization, Amryt will designate three members to its board, including CEO Joe Wiley, and Athyrium and Highbridge will designate two members each to the board. The Chairperson of the Board will be appointed by Amryt and will be unaffiliated with Amryt, Novelion or Aegerion. Amryt will continue to be led by its executive team, which will be supplemented by certain Aegerion executives on both a transitional and permanent basis. Amryt executives have significant experience in the development and commercialization of rare disease products, including specific knowledge of Aegerion’s products through its licensing relationship for LOJUXTA® in the EU. In addition, certain Amryt executives, including Chief Medical Officer Mark Sumeray and Chief Commercial Officer David Allmond, are former members of Aegerion’s executive team. Closing Conditions and Timing The consummation of the Recapitalization is subject to a number of closing conditions, including approval by Amryt’s shareholders, approval of the independent Amryt shareholders in connection with the whitewash waiver granted by the UK Panel on Takeovers and Mergers, re-admission of Amryt’s ordinary shares for trading on AIM, confirmation of the Aegerion plan of reorganization by the Bankruptcy Court, and other customary closing conditions. The parties expect the transaction to close in the late third or early fourth calendar quarter of 2019. Advisors Evercore acted as financial advisor and Goodwin Procter LLP and Norton Rose Fulbright Canada LLP acted as legal advisors to Novelion. Moelis & Company LLC acted as financial and restructuring advisor, AP Services, LLC acted as financial advisor and chief restructuring officer, and Willkie Farr & Gallagher LLP acted as legal advisor to Aegerion. Ducera Partners LLC acted as financial advisor and Latham & Watkins LLP and King & Spalding LLP acted as legal advisors to the ad hoc group of convertible noteholders. Additional details, including copies of the PFA, RSA and other agreements, will be contained in Current Report on Form 8-K that Novelion intends to file with the Securities and Exchange Commission (www.sec.gov). Investors are encouraged to read the Current Report on Form 8-K and the agreements filed therewith, and the foregoing summary of the Recapitalization is qualified in its entirety by reference thereto. Conference Call Details 7

Amryt Management will host a conference call for analysts today at 1330 BST (0830 EDT). Dial in details: Conference ID: 3387304 From the UK/International: +44 (0) 2071 928000 / 0800 376 7922 From Ireland: (01) 431 9615 / 1800 936148 From the US: +1 631 510 7495 / 1 866 966 1396 A recording of the call will be available from 18.30 (BST) today, please email ir@amrytpharma.com for access details. About Novelion Therapeutics Novelion, through its subsidiary Aegerion Pharmaceuticals, is a global biopharmaceutical company dedicated to developing and commercializing therapies that deliver new standards of care for people living with rare diseases. With a global footprint and an established commercial portfolio, including MYALEPT® (metreleptin) and JUXTAPID® (lomitapide), our business is supported by differentiated treatments that treat severe and rare diseases. About Amryt Amryt is a biopharmaceutical company focused on developing and delivering innovative new treatments to help improve the lives of patients with rare or orphan diseases. LOJUXTA® is an approved treatment for adult patients with the rare cholesterol disorder - Homozygous Familial Hypercholesterolaemia ("HoFH"). This disorder impairs the body's ability to remove low density lipoprotein ("LDL") cholesterol ("bad" cholesterol) from the blood, typically leading to abnormally high blood LDL cholesterol levels in the body from before birth - often ten times more than people without HoFH - and subsequent aggressive and premature narrowing and blocking of blood vessels. LOJUXTA® is indicated as an adjunct to a low-fat diet and other lipid-lowering medicinal products with or without LDL apheresis in adult patients with HoFH. Amryt is the marketing authorisation holder and has an exclusive license to sell LOJUXTA® across the EuropeanEconomicArea, MiddleEast and NorthAfrica, Switzerland, Turkey, Israel, Russia,the Commonwealth of Independent States and the non-EU Balkan states. Amryt's lead development candidate, AP101, is a potential treatment for Epidermolysis Bullosa ("EB"), a rare and distressing genetic skin disorder affecting young children and adults for which there is currently no treatment. It is currently in Phase 3 clinical trials and recently reported positive unblinded interim efficacy analysis results and is anticipated will be fully enrolled by end of H2 2019. The European and US market opportunity for EB is estimated to be in excess of $1 billion. 8

In March 2018, Amryt in-licenced a pre-clinical gene-therapy platform technology, AP103, which offers a potential treatment for patients with Recessive Dystrophic Epidermolysis Bullosa, a subset of EB, and is also potentially relevant to other genetic disorders. For more information on Amryt, please visit www.amrytpharma.com. Forward-Looking Statements and Risk Factors Certain statements in this press release constitute “forward-looking statements” and “forward-looking information” within the meaning of applicable laws and regulations, including U.S. and Canadian securities laws. Any statements contained herein which do not describe historical facts, including, among others, statements regarding beliefs about, and expectations for, plans to undertake a comprehensive restructuring of Aegerion Pharmaceuticals, the proposed transaction between Aegerion Pharmaceuticals and Amryt, including the key terms, expected ownership, benefits of the proposed transaction to Novelion’s and Aegerion’s stakeholders, expected closing and performance of the combined company, and the RSA are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, Novelion’s and Aegerion’s ability to meet immediate operational needs and obligations, as well as long-term obligations; Novelion’s and Aegerion’s ability to continue as a going concern; the possibility that the restrictions in and other terms of Aegerion’s loan arrangements could have a negative impact on Novelion’s business and its shareholders (whose interests may not be aligned, and may be in conflict, with those of Aegerion’s holders of convertible notes and other lenders); whether Aegerion will be able to successfully complete the Restructuring Transactions; that Novelion will not realize the benefits of the Restructuring Transactions; potential adverse effects of the Chapter 11 cases; the Debtors ability to obtain timely approval by the Court with respect to motions filed in the Chapter 11 cases; objections to the Restructuring Transactions, DIP Financing or other pleadings filed that could protract the Chapter 11 cases; the effects of the bankruptcy petitions on Novelion and on the interest of various constituents, including holders of Novelion’s common stock; the Court’s ruling in the Chapter 11 cases; risks associated with third party motions in the Chapter 11 cases; and increased administrative and legal costs related to the Chapter 11 process and other litigation and inherent risks involved in a bankruptcy process; Novelion’s ability to maintain its listing status on Nasdaq (the failure of which would constitute an event of default under Aegerion’s loan arrangements), as well as those risks identified in Novelion’s filings with the Commission, including under the heading “Risk Factors” in Novelion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and subsequent filings with the Commission, all of which are available on the Commission’s website at www.sec.gov. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by law, we undertake no obligation to update or revise the 9 information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be an appropriate subject of reliance for other purposes. Investors and others should note that we communicate with our investors and the public using the Novelion website www.novelion.com, including, but not limited to, company disclosures, investor presentations and FAQs, Commission filings, press releases, public conference call transcripts and webcast transcripts. The information that we post on this website could be deemed to be material information. As a result, we encourage investors, the media and others interested to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended. CONTACT: Amanda (Murphy) Cray, Director, Investor Relations & Corporate Communications Novelion Therapeutics Inc. 857-242-5024 amanda.cray@novelion.com 10

EXHIBIT A

Plan

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
:
In re:	:	Chapter 11
:
Aegerion Pharmaceuticals, Inc., et al.,(1)	:	Case No. 19-[ ] ( )
:
Debtors.	:	(Joint Administration Pending)
:
x

DEBTORS’ JOINT CHAPTER 11 PLAN

Dated:	New York, New York May 20, 2019

WILLKIE FARR & GALLAGHER LLP
Proposed Counsel for the Debtors and Debtors in Possession
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

(1)         The Debtors in these chapter 11 cases and the last four digits of each Debtor’s federal taxpayer identification number are Aegerion Pharmaceuticals, Inc. (0116), and Aegerion Pharmaceuticals Holdings, Inc. (1331).  The Debtors’ executive headquarters are located at 245 First Street, Riverview II, 18th Floor, Cambridge, MA 02142.

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I. DEFINITIONS AND INTERPRETATION		1

ARTICLE II. CERTAIN INTER-CREDITOR AND INTER-DEBTOR ISSUES		19

2.1.	Settlement of Certain Inter-Creditor Issues	19
2.2.	Formation of Debtor Groups for Convenience Purposes	19
2.3.	Intercompany Claims and Intercompany Interests	19

ARTICLE III. DIP CLAIMS, ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, U.S. TRUSTEE FEES AND PRIORITY TAX CLAIMS		20

3.1.	DIP Claims	20
3.2.	Administrative Expense Claims	20
3.3.	Fee Claims	22
3.4.	U.S. Trustee Fees	23
3.5.	Priority Tax Claims	23

ARTICLE IV. CLASSIFICATION OF CLAIMS AND INTERESTS		23

4.1.	Classification of Claims and Interests	23
4.2.	Unimpaired Classes of Claims	24
4.3.	Impaired Classes of Claims	24
4.4.	Separate Classification of Other Secured Claims	25

ARTICLE V. TREATMENT OF CLAIMS AND INTERESTS		25

5.1.	Priority Non-Tax Claims (Class 1)	25
5.2.	Other Secured Claims (Class 2)	25
5.3.	Bridge Loan Claims (Class 3)	26
5.4.	Novelion Intercompany Loan Claims (Class 4)	27
5.5.	Government Settlement Claims (Class 5)	27
5.6.	Ongoing Trade Claims (Class 6A)	27
5.7.	Other General Unsecured Claims (Class 6B)	28
5.8.	Existing Securities Law Claims (Class 7)	28
5.9.	Existing Interests (Class 8)	28

ARTICLE VI. ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR INTERESTS		29

6.1.	Class Acceptance Requirement	29
6.2.	Tabulation of Votes on a Non-Consolidated Basis	29

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6.3.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown”	29
6.4.	Elimination of Vacant Classes	29
6.5.	Voting Classes; Deemed Acceptance by Non-Voting Classes	30
6.6.	Confirmation of All Cases	30

ARTICLE VII. MEANS FOR IMPLEMENTATION		30

7.1.	Non-Substantive Consolidation	30
7.2.	Plan Funding Transaction	30
7.3.	Rights Offering	30
7.4.	Plan Funding	31
7.5.	New Term Loan Facility; New Convertibles Notes	31
7.6.	Authorization, Issuance and Delivery of Plan Securities by the Plan Investor	32
7.7.	Continued Corporate Existence and Vesting of Assets	33
7.8.	Cancellation of Existing Securities and Agreements	34
7.9.	Boards	35
7.10.	Management	35
7.11.	Corporate Action	35
7.12.	Ad Hoc Group Fee Claim	36
7.13.	Payment of Convertible Notes Trustee Fees	36
7.14.	Comprehensive Settlement of Claims and Controversies	36
7.15.	Additional Transactions Authorized Under This Plan	37
7.16.	Shared Services Agreements	37
7.17.	Acceptable	37

ARTICLE VIII. DISTRIBUTIONS		37

8.1.	Distributions	37
8.2.	No Postpetition Interest on Claims	37
8.3.	Date of Distributions	38
8.4.	Distribution Record Date	38
8.5.	Disbursing Agent	38
8.6.	Delivery of Distributions in General	39
8.7.	Delivery of Distributions on Convertible Notes Claims	39
8.8.	Unclaimed Property	40
8.9.	Satisfaction of Claims	40
8.10.	Manner of Payment Under Plan	41
8.11.	Fractional Shares; De Minimis Cash Distributions	41
8.12.	Distributions on Account of Allowed Claims Only	41
8.13.	No Distribution in Excess of Amount of Allowed Claim	41
8.14.	Exemption from Securities Laws	41
8.15.	Setoffs and Recoupments	42
8.16.	Withholding and Reporting Requirements	42
8.17.	Hart-Scott Rodino Antitrust Improvements Act	43

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ARTICLE IX. PROCEDURES FOR RESOLVING CLAIMS		43

9.1.	Claims Process	43
9.2.	Amendment to Claims	43
9.3.	Disputed Claims	43
9.4.	Estimation of Claims	44

ARTICLE X. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		44

10.1.	General Treatment	44
10.2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	44
10.3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	45
10.4.	Effect of Confirmation Order on Assumption, Assumption and Assignment, and Rejection	46
10.5.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	47
10.6.	Compensation and Benefit Programs	47

ARTICLE XI. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		48

11.1.	Conditions Precedent to the Effective Date	48
11.2.	Satisfaction and Waiver of Conditions Precedent	49
11.3.	Effect of Failure of Conditions	49

ARTICLE XII. EFFECT OF CONFIRMATION		49

12.1.	Binding Effect	49
12.2.	Discharge of Claims Against and Interests in the Debtors	50
12.3.	Term of Pre-Confirmation Injunctions or Stays	50
12.4.	Injunction Against Interference with the Plan	50
12.5.	Injunction	51
12.6.	Releases	51
12.7.	Exculpation and Limitation of Liability	53
12.8.	Injunction Related to Releases and Exculpation	54
12.9.	Retention of Causes of Action/Reservation of Rights	54
12.10.	Indemnification Obligations	54

ARTICLE XIII. RETENTION OF JURISDICTION		55

ARTICLE XIV. MISCELLANEOUS PROVISIONS		56

14.1.	Exemption from Certain Transfer Taxes	56
14.2.	Retiree Benefits	57
14.3.	Dissolution of Creditors’ Committee	57
14.4.	Termination of Professionals	57
14.5.	Amendments	57
14.6.	Revocation or Withdrawal of this Plan	58
14.7.	Allocation of Plan Distributions Between Principal and Interest	58

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14.8.	Severability	58
14.9.	Governing Law	58
14.10.	Section 1125(e) of the Bankruptcy Code	59
14.11.	Inconsistency	59
14.12.	Time	59
14.13.	Exhibits	59
14.14.	Notices	59
14.15.	Filing of Additional Documents	60
14.16.	Reservation of Rights	60

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INTRODUCTION(2)

Aegerion Pharmaceuticals, Inc. and Aegerion Pharmaceuticals Holdings, Inc., the debtors and debtors in possession in the above-captioned cases, propose the following joint chapter 11 plan of reorganization for the resolution of the Claims against and Interests in the Debtors.

Reference is made to the Disclosure Statement accompanying this Plan, including the exhibits and supplements thereto, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan, and certain related matters including certain tax matters, and the securities and other consideration to be issued and/or distributed under this Plan.  Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019 and Sections 14.5 and 14.6 of this Plan, the Debtors, subject to the parties’ rights under the RSA and the Plan Funding Agreement, reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

The only Persons that are entitled to vote on this Plan are the holders of Bridge Loan Claims, Novelion Intercompany Loan Claims, and Other General Unsecured Claims.  Such Persons are encouraged to read the Plan and the Disclosure Statement and their respective exhibits and schedules in their entirety before voting to accept or reject the Plan.  No materials other than the Disclosure Statement, the respective schedules, notices and exhibits attached thereto and referenced therein have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.

ARTICLE I.

DEFINITIONS AND INTERPRETATION

A.                                    Definitions.

The following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural):

1.1.                            503(b)(9) Claims means Claims that have been timely and properly filed prior to the Bar Date and that are granted administrative expense priority treatment pursuant to section 503(b)(9) of the Bankruptcy Code.

1.2.                            Acceptable shall have the meaning given it in Section 7.17 hereof.

1.3.                            Ad Hoc Group means the ad hoc group of certain Bridge Loan Lenders and/or Convertible Noteholders that are signatories to the RSA and represented by Latham & Watkins, LLP and King & Spalding, LLP.

(2)         Capitalized terms not defined herein have the meanings given them in Article I herein.

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1.4.                            Ad Hoc Group Fee Claim means any Claim, to the extent not previously paid, for the reasonable and documented out-of-pocket fees, expenses, costs and other charges incurred by the Ad Hoc Group (including those of Latham & Watkins, LLP, King & Spalding LLP and Ducera Partners LLC), the Debtors’ payment of which is provided for in the DIP Order, the RSA or this Plan, which Claim shall be Allowed on the Effective Date.

1.5.                            Administrative Bar Date has the meaning set forth in Section 3.2(a) of this Plan.

1.6.                            Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of the kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code (other than a DIP Claim, Fee Claim or U.S. Trustee Fees) incurred during the period from the Petition Date to the Effective Date, including: (a) any actual and necessary costs and expenses of preserving the Estates, any actual and necessary costs and expenses of operating the Debtors’ business, and any indebtedness or obligations incurred or assumed by any of the Debtors during the Chapter 11 Cases; (b) 503(b)(9) Claims; and (c) any payment to be made under this Plan to cure a default under an assumed executory contract or unexpired lease.

1.7.                            Aegerion means Aegerion Pharmaceuticals, Inc., a Delaware corporation.

1.8.                            Aegerion Holdings means Aegerion Pharmaceuticals Holdings, Inc., a Delaware corporation.

1.9.                            Allowed means, with respect to a Claim under this Plan, a Claim that is an Allowed Claim or an Allowed            Claim.

1.10.                     Allowed Claim or Allowed            Claim (with respect to a specific type of Claim, if specified) means:  (a) any Claim (or a portion thereof) as to which no action to dispute, disallow, deny, equitably subordinate or otherwise limit recovery with respect thereto, or alter the priority thereof (including a claim objection), has been timely commenced within the applicable period of limitation fixed by this Plan or applicable law, or, if an action to dispute, disallow, deny, equitably subordinate or otherwise limit recovery with respect thereto, or alter priority thereof, has been timely commenced, to the extent such Claim has been allowed (whether in whole or in part) by a Final Order of a court of competent jurisdiction with respect to the subject matter; or (b) any Claim or portion thereof that is allowed (i) in any contract, instrument, or other agreement entered into in connection with this Plan, (ii) pursuant to the terms of this Plan, (iii) by Final Order of the Bankruptcy Court, or (iv) with respect to an Administrative Expense Claim only (x) that was incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (y) that is not otherwise disputed.

1.11.                     Amended Certificates of Formation means the amended and restated certificates of formation or similar constitutive document for the Reorganized Debtors (as may be amended, modified or supplemented from time to time), on terms and conditions reasonably satisfactory to the Debtors and the Required Parties.  A form of the Amended Certificate of Formation will be filed as part of the Plan Supplement.

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1.12.                     Amended Memorandum of Association means the amended and restated memorandum of association for the Plan Investor (as may be amended, modified or supplemented from time to time), on terms and conditions Acceptable to the Debtors and the Required Parties.  A form of the Amended Memorandum of Association shall be included in the Plan Supplement.

1.13.                     Athyrium means Athyrium Capital Management, LP and its affiliates and the investment funds managed or advised by any of the foregoing.

1.14.                     Backstop Commitment means the commitment of the Backstop Parties to purchase Unsubscribed Shares as set forth in the Backstop Commitment Agreement.

1.15.                     Backstop Commitment Agreement means that certain Backstop Subscription Agreement, by and among the Plan Investor and the Backstop Parties as required pursuant to the terms of the RSA (as amended, modified and/or supplemented from time to time in accordance with the terms therein).

1.16.                     Backstop Commitment Fee means a commitment fee, pursuant to and as consideration for the obligations of the Backstop Parties under the Backstop Commitment Agreement, equal to 5% of the Rights Offering Amount and the Plan Investor Equity Raise Amount, in the aggregate, earned immediately upon the Subscription Commencement Date and payable by the Plan Investor on the Effective Date as set forth in, and subject to the terms and conditions of the Backstop Commitment Agreement.

1.17.                     Backstop Parties means the entities party to the Backstop Commitment Agreement.

1.18.                     Ballot means the form distributed by the Debtors or the Claims Agent to holders of impaired Claims entitled to vote on this Plan on which the acceptance or rejection of this Plan is to be indicated.

1.19.                     Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.20.                     Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, or any other court exercising competent jurisdiction over the Chapter 11 Cases or any proceeding therein.

1.21.                     Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as promulgated by the Supreme Court of the United States under section 2075 of title 28 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases, and any local rules of the Bankruptcy Court.

1.22.                     Bar Date means any deadline for filing proofs of Claim, including Claims arising prior to the Petition Date (including 503(b)(9) Claims) and Administrative Expense Claims, as established by an order of the Bankruptcy Court or under the Plan.

1.23.                     Bridge Loan means the New Money Bridge Loan and the Roll Up Loan.

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1.24.                     Bridge Loan Administrative Agent means Cantor Fitzgerald Securities, or its successors and assigns, in its capacity as collateral agent and administrative agent for the Bridge Loan Lenders under the Bridge Loan Credit Agreement.

1.25.                     Bridge Loan Claim means the New Money Bridge Loan Claim and the Roll Up Claim.

1.26.                     Bridge Loan Credit Agreement means that certain Bridge Credit Agreement, dated as of November 8, 2018 (as amended, modified or supplemented from time to time), among Aegerion, as borrower, Aegerion Holdings, as guarantor, the Bridge Loan Administrative Agent, as administrative agent and collateral agent, and the Bridge Loan Lenders, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time).

1.27.                     Bridge Loan Lender means any lender, in its capacity as such, in connection with the Bridge Loan under the Bridge Loan Credit Agreement, and its successors and assigns.

1.28.                     Business Day means any day other than a Saturday, Sunday, a “legal holiday,” as defined in Bankruptcy Rule 9006(a), or a day on which banks are not open for general business in New York, New York.

1.29.                     Cash means the legal currency of the United States and equivalents thereof.

1.30.                     Causes of Action means any and all actions, causes of action (including causes of action under sections 510, 541, 544, 545, 546, 547, 548, 549, 550 and 553 of the Bankruptcy Code), suits, accounts, controversies, obligations, judgments, damages, demands, debts, rights, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims (as defined in section 101(5) of the Bankruptcy Code), whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or tort, arising in law, equity or otherwise.

1.31.                     Chapter 11 Cases means the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court and captioned In re Aegerion Pharmaceuticals, Inc., et al., Case No. 19-[  ] [(   )].

1.32.                     Claim means any “claim” as defined in section 101(5) of the Bankruptcy Code against any Debtor or property of any Debtor, including any Claim arising after the Petition Date.

1.33.                     Claims Agent means Prime Clerk LLC or any other entity approved by the Bankruptcy Court to act as the Debtors’ claims and noticing agent pursuant to 28 U.S.C. §156(c).

1.34.                     Class means each category of Claims or Interests established under Article IV of this Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

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1.35.                     Class 4 New Common Stock Distribution means the shares of New Common Stock available for distribution under the Plan to Class 4, which shall equal 16.5% of the New Common Stock Distribution (including any New Common Stock issuable upon exercise of the New Warrants), subject to the Prepetition Shared Services Adjustment and the Prepetition Transaction Proceeds Adjustment which shall, in each case, result in a reduction of the New Common Stock Distribution to be distributed under the Plan to Class 4 in an amount equal to the ratable reduction of the Allowed Novelion Intercompany Loan Claim.

1.36.                     Class 6B New Common Stock Distribution means the shares of New Common Stock available for distribution under the Plan to Class 6B, which shall equal 83.5% of the New Common Stock Distribution (including any New Common Stock issuable upon exercise of the New Warrants), subject to the Prepetition Shared Services Adjustment and the Prepetition Transaction Proceeds Adjustment which shall, in each case, result in an increase of the New Common Stock Distribution to be distributed under the Plan to Class 6B in an amount equal to the reduction of the New Common Stock Distribution to be distributed under the Plan to Class 4.

1.37.                     Collateral means any property, wherever located, or interest in property of the Estates subject to a Lien to secure the payment or performance of a Claim.

1.38.                     Competition Laws means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other competition or merger control law.

1.39.                     Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.40.                     Confirmation Hearing means a hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.41.                     Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, the form and substance of which shall be Acceptable to the Debtors and the Required Parties, as may be amended, modified, or supplemented from time to time with the consent of the Debtors and each of the Required Parties.

1.42.                     Consenting Lenders means, as of the relevant time, Novelion, the Bridge Loan Lenders and the Convertible Noteholders that are party to the RSA.

1.43.                     Convertible Noteholder means any holder, in its capacity as such, of the Convertible Notes pursuant to the Convertible Notes Indenture.

1.44.                     Convertible Notes means the 2.00% convertible senior unsecured notes due 2019 issued pursuant to the Convertible Notes Indenture in the aggregate outstanding principal amount of $302,500,000.

1.45.                     Convertible Notes Claim means all Claims against any Debtor, related to, arising under, on in connection with, the Convertible Notes Indenture and the Convertible Notes.

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1.46.                     Convertible Notes Indenture means that certain Indenture, dated as of August 15, 2014, governing the issuance of the Convertible Notes, by and between Aegerion, as issuer, and the Convertible Notes Trustee, as trustee, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time).

1.47.                     Convertible Notes Trustee means The Bank of New York Mellon Trust Company, N.A., or its successors and assigns, in its capacity as trustee for the Convertible Noteholders under the Convertible Notes Indenture.

1.48.                     Convertible Notes Trustee Fees means all outstanding reasonable and documented fees and expenses of the Convertible Notes Trustee (including the fees and expenses of its outside counsel and other professionals), to the extent required by the RSA, to the extent required by the Convertible Notes Indenture.

1.49.                     Creditors’ Committee means the statutory committee of unsecured creditors, if any, appointed in the Chapter 11 Cases in accordance with section 1102 of the Bankruptcy Code, as the same may be reconstituted from time to time.

1.50.                     Cure Amount has the meaning set forth in Section 10.3(a) of this Plan.

1.51.                     Cure Dispute has the meaning set forth in Section 10.3(c) of this Plan.

1.52.                     Cure Schedule has the meaning set forth in Section 10.3(b) of this Plan.

1.53.                     Debtor(s) means, individually or collectively, as the context requires, (a) Aegerion, and (b) Aegerion Holdings, which commenced the Chapter 11 Cases on the Petition Date.

1.54.                     DIP Administrative Agent means Cantor Fitzgerald Securities, solely in its capacity as administrative agent and collateral agent under the DIP Financing Agreement, or any other administrative agent appointed pursuant to the terms therein.

1.55.                     DIP Claims means all Claims of the DIP Administrative Agent and/or the DIP Lenders related to, arising under, or in connection with a DIP Order and the DIP Financing Documents, including Claims for all principal amounts outstanding, interest, fees, reasonable and documented expenses (including the reasonable and documented expenses of counsel as set forth in the DIP Financing Agreement), costs and other charges of the DIP Administrative Agent and the DIP Lenders in respect of the obligations of the Debtors arising under the DIP Financing Agreement.

1.56.                     DIP Financing Agreement means the Senior Secured Super-Priority Debtor in Possession Financing Agreement, dated as of May 20, 2019, by and among the Debtors, the DIP Administrative Agent, and the DIP Lenders, as the same may be modified, amended or supplemented from time to time, in accordance with the terms thereof.

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1.57.                     DIP Financing Documents means the DIP Financing Agreement and all other agreements, documents and instruments entered into in connection with the DIP Financing Agreement.

1.58.                     DIP Lenders means, collectively, and as of the relevant time, those lenders that are party to the DIP Financing Agreement.

1.59.                     DIP Order means the order or orders of the Bankruptcy Court authorizing and approving the Debtors’ entry into the DIP Financing Agreement or the Debtors’ use of cash collateral.

1.60.                     Disallowed means a finding or conclusion of law of the Bankruptcy Court in a Final Order, or provision in this Plan or the Confirmation Order, disallowing a Claim or Interest.

1.61.                     Disbursing Agent means the applicable Reorganized Debtor, or the entity designated by such Reorganized Debtor, to distribute the Plan Consideration.

1.62.                     Disclosure Statement means the disclosure statement that relates to this Plan, including all exhibits and schedules annexed thereto or referred to therein (in each case, as it or they may be amended, modified, or supplemented from time to time), which shall be in form and substance Acceptable to the Debtors and each of the Required Parties.

1.63.                     Disclosure Statement Hearing means a hearing held by the Bankruptcy Court to consider approval of the Disclosure Statement as containing adequate information as required by section 1125 of the Bankruptcy Code, as the same may be adjourned or continued from time to time.

1.64.                     Disclosure Statement Order means an order of the Bankruptcy Court approving the Disclosure Statement as having adequate information in accordance with section 1125 of the Bankruptcy Code

1.65.                     Disputed Claim means, with respect to a Claim or Interest, that portion (including, when appropriate, the whole) of such Claim or Interest that: (a) (i) has not been scheduled by the Debtors in their Schedules, or has been scheduled in a lesser amount or priority than the amount or priority asserted by the holder of such Claim or Interest, or (ii) has been scheduled as contingent, unliquidated or disputed and for which no proof of claim has been timely filed; (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court which has not been withdrawn or overruled by a Final Order; and/or (c) is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by Final Order.

1.66.                     Distribution Date means: (a) with respect to DIP Claims, Bridge Loan Claims, and Novelion Intercompany Loan Claims, the Effective Date (or as soon thereafter as reasonably practicable), (b) with respect to Administrative Expense Claims, Priority Non-Tax Claims, U.S. Trustee Fees, Priority Tax Claims, Other Secured Claims, Other General Unsecured Claims and Ongoing Trade Claims, the date that is the latest of:  (i) the Effective Date (or any date within fifteen (15) days thereafter); (ii) the date such Claim would be due and payable in the ordinary course of business; and (iii) the date that is fifteen (15) days after such Claim becomes an

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Allowed Claim or otherwise becomes payable under the Plan (or, if such date is not a Business Day, on the next Business Day thereafter), and (c) with respect to Fee Claims, the date (or as soon thereafter as reasonably practicable) that such Claims are allowed by Final Order.

1.67.                     Distribution Record Date means with respect to all Classes, the Effective Date.

1.68.                     DTC means The Depository Trust Company.

1.69.                     Effective Date means the date specified by the Debtors (such date being Acceptable to the Required Parties) in a notice filed with the Bankruptcy Court as the date on which this Plan shall take effect, which date shall be the first Business Day on which all of the conditions set forth in Section 11.1 of this Plan have been satisfied or waived and no stay of the Confirmation Order is in effect.

1.70.                     Eligible Holders means any holder of a Claim in Class 4 and Class 6B as of the record date set forth in the Rights Offering Procedures.

1.71.                     Estate means each estate created in the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

1.72.                     Estimation Order means an order or orders of the Bankruptcy Court estimating for voting and/or distribution purposes (under section 502(c) of the Bankruptcy Code) the allowed amount of any Claim.  The defined term Estimation Order includes the Confirmation Order if the Confirmation Order grants the same relief that would have been granted in a separate Estimation Order.

1.73.                     Existing Interests means all existing Interests (other than Intercompany Interests) in the Debtors that are outstanding immediately prior to the Effective Date.

1.74.                     Existing Plan Investor Debt means the principal amount of indebtedness owing by the Plan Investor plus all accrued and unpaid fees and accrued interest, in the aggregate amount as of the Effective Date.

1.75.                     Existing Securities Law Claim means any Claim, whether or not the subject of an existing lawsuit:  (a) arising from rescission of a purchase or sale of any debt or equity securities of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of any such security; (c) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims; or (d) reimbursement, contribution, or indemnification on account of any such Claim.

1.76.                     Federal Judgment Rate means the interest rate applicable to a judgment entered on the Petition Date that is subject to 28 U.S.C. § 1961, as determined in accordance with that statute.

1.77.                     Fee Claim means a Claim by a Professional Person for compensation, indemnification or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or

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1103(a) of the Bankruptcy Code in connection with the Chapter 11 Cases, including in connection with final fee applications of such Professional Persons.

1.78.                     Final Order means an order, ruling or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court), which has not been reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, that no order or judgment shall fail to be a Final Order solely because of the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure has been or may be filed with respect to such order or judgment; provided, further, that no order or judgment shall fail to be a Final Order solely because of the susceptibility of a Claim to a challenge under section 502(j) of the Bankruptcy Code.

1.79.                     General Unsecured Claim means any Claim against a Debtor other than: (a) Bridge Loan Claim; (b) a Novelion Intercompany Loan Claim; (c) an Other Secured Claim; (d) a DIP Claim; (e) an Administrative Expense Claim; (f) a Fee Claim or an Ad Hoc Group Fee Claim; (g) a Priority Tax Claim; (h) a Priority Non-Tax Claim; (i) an Intercompany Claim; (j) an Existing Securities Law Claim; (k) U.S. Trustee Fees; (l) a Government Settlement Claim; and (m) an Other Novelion Claim.

1.80.                     Government Settlement Agreements means the settlement agreements and judgments set forth on Schedule 1.80 hereto.

1.81.                     Government Settlement Claims means all Claims against any Debtor held by a governmental unit (as defined in section 101(27) of the Bankruptcy Code) and relators arising from or relating to criminal and civil fines or other amounts required to be paid pursuant to the Government Settlement Agreements.

1.82.                     Highbridge means, collectively, Highbridge MSF International Ltd., 1992 Tactical Credit Master Fund, L.P., Highbridge SCF Special Situations SPV, L.P., and Highbridge SCF Loan SPV, L.P.

1.83.                     Implementation Memorandum means the memorandum describing the sequencing of the actions, transfers and other corporate transactions making up, or otherwise to be effectuated pursuant to, the Plan and the Transaction Documents.  A substantially final form of the Implementation Memorandum, in form and substance Acceptable to the Debtors and the Required Parties, will be contained in the Plan Supplement.

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1.84.                     Intercompany Claim means any Claim, Cause of Action, or remedy held by or asserted against a Debtor by (a) another Debtor, or (b) a non-Debtor subsidiary of a Debtor. For the avoidance of doubt, “Intercompany Claim” shall not include any Novelion Intercompany Loan Claim.

1.85.                     Intercompany Interest means any Interest held by a Debtor in another Debtor.

1.86.                     Interest means the interest (whether legal, equitable, contractual or otherwise) of any holders of any class of equity securities of any of the Debtors, represented by shares of common or preferred stock or other instruments evidencing an ownership interest in any of the Debtors, whether or not certificated, transferable, voting or denominated “stock” or a similar security, or any option, warrant or right, contractual or otherwise, to acquire any such interest.

1.87.                     Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.88.                     New Common Stock means, collectively, the shares of authorized common stock of the Plan Investor (or, at the option of the Plan Investor, American Depositary Shares representing common stock), the number of which shall be determined in accordance with the Plan Funding Agreement, to be issued by the Plan Investor (or a new holding company established to hold 100% of the equity of the Plan Investor and which will assume the Plan Investor’s obligations under, and in accordance with the terms of, the Plan Funding Agreement) on the Effective Date in connection with the implementation of this Plan and the Plan Funding Agreement or upon exercise of the New Warrants.

1.89.                     New Common Stock Distribution means, collectively, the Class 4 New Common Stock Distribution and the Class 6B New Common Stock Distribution, which shall equal 61.4% of the New Common Stock.

1.90.                     New Convertible Noteholder means any holder, in its capacity as such, of the New Convertible Notes pursuant to the New Convertible Notes Indenture.

1.91.                     New Convertible Notes means the new 5.00% convertible senior unsecured notes issued by reorganized Aegerion and guaranteed by the Plan Investor pursuant to the New Convertible Notes Indenture in the aggregate principal amount of $125,000,000.

1.92.                     New Convertible Notes Indenture means that certain indenture, dated as of the Effective Date, by and between reorganized Aegerion, as issuer, the Plan Investor, as guarantor, and certain other entities identified therein as “guarantors” and the New Convertible Notes Trustee, as trustee, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time), having the material terms set forth on Schedule 1.92 hereto, and a substantially final form of which will be contained in the Plan Supplement.

1.93.                     New Convertible Notes Trustee means the financial institution to be identified in the Plan Supplement, or its successors and assigns, in its capacity as trustee for the New Convertible Noteholders under the New Convertible Notes Indenture.

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1.94.                     New Equity Interests means the new common stock of each of the Reorganized Debtors.

1.95.                     New Money Bridge Loan means the first lien term loans in the aggregate principal amount of $50,000,000 made pursuant to the Bridge Loan Credit Agreement.

1.96.                     New Money Bridge Loan Claim means any Claim related to, arising under, or in connection with, the New Money Bridge Loan, which shall be Allowed on the Effective Date in the aggregate principal amount of $50,000,000 plus accrued and unpaid fees and interest through the Effective Date.

1.97.                     New Registration Rights Agreement means the shareholders’ agreement, to be dated as of the Effective Date, among the Plan Investor, Athyrium and Highbridge, which shall be subject to the consent of the Plan Investor and in form and substance Acceptable to the Debtors, Athyrium, and Highbridge, and a substantially final form of which will be contained in the Plan Supplement.

1.98.                     New Term Loan Agent means the financial agent to be identified in the Plan Supplement, solely in its capacity as the administrative agent and collateral agent under the New Term Loan Agreement, and any of its successors or assigns.

1.99.                     New Term Loan Agreement means that certain first lien term loan agreement governing the New Term Loan Facility, by and among reorganized Aegerion, as borrower, the Plan Investor and certain other entities identified as “guarantors” in the New Term Loan Agreement, and the New Term Loan Agent, as administrative agent and collateral agent, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time), having the material terms set forth on Schedule 1.99 hereto, and a substantially final form of which will be contained in the Plan Supplement.

1.100.              New Term Loan Facility means the new first lien term loan facility, the terms of which shall be set forth in the New Term Loan Agreement, which shall be in the original principal amount equal to (a) the New Money Bridge Loan Claim plus (b) the Existing Plan Investor Debt.

1.101.              New Term Loan Facility Lenders means the lenders party to the New Term Loan Agreement.

1.102.              New Term Loan Facility Obligations means the obligations of reorganized Aegerion and the other obligors party thereto under the New Term Loan Agreement.

1.103.              New Warrants means a perpetual warrant issued by the Plan Investor, with a nominal exercise price, to purchase a number of shares of New Common Stock equal to the number of shares that a Person entitled to receive New Common Stock hereunder would otherwise have received had it not elected to receive New Warrants in lieu thereof, the terms of which will provide that it will not be exercisable for a period of sixty (60) days following notice of exercise (subject to customary exceptions) and unless such exercise otherwise complies with applicable law, the form of which warrant shall provide for customary anti-dilution protection in

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respect of stock splits, stock dividends, reverse stock splits and similar transactions and is reasonably acceptable to the Debtors, the Required Lenders and the Plan Investor.

1.104.              Novelion means Novelion Therapeutics Inc.

1.105.              Novelion Intercompany Loan means the term loan in the original principal amount of $40,000,000 made pursuant to the Novelion Intercompany Loan Credit Agreement.

1.106.              Novelion Intercompany Loan Claim means all Claims related to, arising under, or in connection with, the Novelion Intercompany Loan Credit Agreement, which shall be Allowed on the Effective Date in the aggregate amount of $36,340,173 less an amount equal to (a) the Prepetition Shared Services Adjustment plus (b) the Prepetition Transaction Proceeds Adjustment.

1.107.              Novelion Intercompany Loan Credit Agreement means that certain Amended and Restated Loan and Security Agreement, dated as of March 15, 2018 (as amended, modified or supplemented from time to time), among Aegerion, as borrower, and Novelion, as lender, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time).

1.108.              Ongoing Trade Claim means any General Unsecured Claim that is a fixed, liquidated, and undisputed payment obligation of the Debtors to third-party providers of goods and services to the Debtors that facilitate the Debtors’ operations in the ordinary course of business and will continue to do so after the Debtors’ emergence from the Chapter 11 Cases.

1.109.              Other General Unsecured Claim means any General Unsecured Claim against a Debtor other than an Ongoing Trade Claim, including (a) Claims held by a former officer, director or employee of the Debtors or the Debtors’ non-Debtor subsidiaries for indemnification, contribution, or advancement of expenses pursuant to any Debtor’s certificate of incorporation, by-laws, operating agreement, or similar organizational document, or any indemnification or contribution agreement, (b) the Convertible Notes Claims, and (c) any Claim based on damages arising from the rejection of an executory contract or unexpired lease.

1.110.              Other Novelion Claim means any Claim held by Novelion against the Debtors and their non-Debtor affiliates other than (i) the Novelion Intercompany Loan Claim, and (ii) Novelion’s Interests in Aegerion.

1.111.              Other Secured Claim means any Secured Claim against a Debtor other than a Bridge Loan Claim or a Novelion Intercompany Loan Claim.

1.112.              Person means any individual, corporation, partnership, association, indenture trustee, limited liability company, cooperative, organization, joint stock company, joint venture, estate, fund, trust, unincorporated organization, governmental unit or any political subdivision thereof, or any other entity or organization of whatever nature.

1.113.              Petition Date means May 20, 2019, the date on which the Debtors commenced the Chapter 11 Cases.

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1.114.              PFA Order shall have the meaning given it in the Plan Funding Agreement.

1.115.              Plan means this joint chapter 11 plan proposed by the Debtors, including the exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.116.              Plan Cash means (a) the Debtors’ Cash on hand as of the Effective Date, (b) Cash generated from operations prior to the Effective Date, and (c) borrowings under the DIP Financing Agreement.

1.117.              Plan Consideration means, with respect to any Class of Claims entitled to distributions under this Plan, Cash, New Common Stock, New Warrants, New Convertible Notes, and New Term Loan Facility Obligations, as the context requires.

1.118.              Plan Distributions means the Plan Consideration distributed under this Plan.

1.119.              Plan Documents means the documents, other than this Plan, to be executed, delivered, assumed, and/or performed in connection with the consummation of this Plan, including the documents to be included in the Plan Supplement and any and all exhibits to this Plan and the Disclosure Statement, including the Plan Funding Agreement, the RSA, the Backstop Commitment Agreement, the Rights Offering Procedures, and any and all exhibits to the Plan and the Disclosure Statement, each of which shall be in form and substance Acceptable to the Debtors and each of the Required Parties.

1.120.              Plan Funding Agreement means that certain Plan Funding Agreement, dated as of May 20, 2019, among Aegerion and the Plan Investor (as may be amended, modified and/or supplemented from time to time in accordance with its terms), pursuant to which the Plan Investor will acquire 100% of the New Equity Interests in reorganized Aegerion in exchange for New Common Stock of the Plan Investor (including New Common Stock issuable upon the exercise of New Warrants) in the amounts set forth in this Plan and the Plan Funding Agreement.

1.121.              Plan Investor means (a) Amryt Pharma plc, on behalf of itself and/or one or more of its affiliates, and (b) in the case of the issuance of the New Common Stock and for purposes of Article XII of the Plan and for purposes of the New Registration Rights Agreement, Amryt Pharma plc or a new holding company established to hold 100% of the equity of the Plan Investor and will assume the Plan Investor’s obligations under and in accordance with the Plan Funding Agreement.

1.122.              Plan Investor Equity Raise means the additional equity raise conducted by the Plan Investor, for shares of New Common Stock (including New Common Stock to be issuable upon exercise of the New Warrants) to be issued by the Plan Investor for an aggregate purchase price equal to the Plan Investor Equity Raise Amount to certain existing shareholders of the Plan Investor, for the benefit of the Plan Investor and the Reorganized Debtors and backstopped by the Backstop Parties.

1.123.              Plan Investor Equity Raise Amount means $18,000,000 plus any portion of the Rights Offering Amount that is not timely, duly and validly subscribed and paid for by the

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Eligible Holders that timely vote to accept the Plan in accordance with the Rights Offering Procedures.

1.124.              Plan Securities means, collectively, the New Convertible Notes, the New Common Stock, the New Warrants, the Subscription Rights, and the Rights Offering Stock.

1.125.              Plan Supplement means the supplemental appendix to this Plan (as may be amended, modified and/or supplemented from time to time), to be filed no later than five (5) calendar days prior to the deadline for filing objections to this Plan or such other earlier or later date(s) as expressly set forth in this Plan, which may contain, among other things, draft forms, signed copies, or summaries of material terms, as the case may be, of (a) the Amended Certificates of Formation, (b) the Amended Memorandum of Association, (c) the list of proposed officers and directors of each of the Plan Investor and the Reorganized Debtors, pursuant to the rights set forth in the New Registration Rights Agreement, (d) the New Term Loan Agreement, (e) the New Convertible Notes Indenture, (f) the Schedule of Rejected Contracts and Leases, (g) the New Registration Rights Agreement, (h) the Implementation Memorandum, (i) an agreement evidencing, or the form of, New Warrants, and (j) any additional documents filed with the Bankruptcy Court before the Effective Date as amendments to the Plan Supplement; provided, that unless consent rights are otherwise expressly set forth in this Plan, each of the documents in the Plan Supplement (whether or not set forth above), including any alternation, restatement, modification or replacement thereto, shall be in form and substance Acceptable to the Debtors and each of the Required Parties.

1.126.              Prepetition Shared Services Adjustment means an amount equal to the additional funding needs of Novelion, if any, pursuant to the Shared Services Agreements, in the sole discretion of Aegerion and the Bridge Loan Lenders (and solely to the extent permitted by the DIP Financing Documents), to the extent Aegerion’s share of costs related to post-April 1, 2019 employee costs, audit costs and data room expenses exceed $1,970,000 in the aggregate, which additional funding shall be deemed to reduce the Novelion Intercompany Loan Claim by $1.50 for every $1.00 paid by Aegerion above the $1,970,000 cap.

1.127.              Prepetition Transaction Proceeds Adjustment means an amount equal to the aggregate amount withdrawn from the Novelion Segregated Licensing Account (as defined in the DIP Order) in accordance with the terms of the DIP Order, which aggregate amount withdrawn shall be deemed to reduce the Novelion Intercompany Loan Claim by $1.75 for every $1.00 withdrawn.

1.128.              Priority Non-Tax Claim means any Claim, other than a DIP Claim, an Administrative Expense Claim, a Fee Claim, an Ad Hoc Group Fee Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.129.              Priority Tax Claim means any Claim of a governmental unit (as defined in section 101(27) of the Bankruptcy Code) of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.130.              Pro Rata Share means (a) with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the

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amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims entitled to share in the relevant Plan Distribution, and (b) with respect to an Eligible Holder’s participation in the Rights Offering, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Eligible Holder’s Subscription Rights bears to the aggregate amount of all Rights Offering Stock distributed to Eligible Holders as determined pursuant to the Rights Offering.

1.131.              Professional Person(s) means all Persons retained by order of the Bankruptcy Court in connection with the Chapter 11 Cases, pursuant to sections 327, 328, 330, 363, or 1103 of the Bankruptcy Code, excluding any ordinary course professionals retained pursuant to an order of the Bankruptcy Court.

1.132.              Rebate Obligation means any cash expenditures in France made in connection with a “cohort ATU” that is authorized by the French National Agency for Medicines and Health Products Safety or any similar rebates in Spain or the United States.

1.133.              Released Parties means, collectively, and each solely in its capacity as such: (a) the Debtors, their respective non-Debtor subsidiaries, and the Reorganized Debtors; (b) Novelion; (c) the DIP Administrative Agent and the DIP Lenders; (d) the Bridge Loan Administrative Agent; (e) the Convertible Notes Trustee; (f) the Bridge Loan Lenders; (g) the Consenting Lenders; (h) the members of the Ad Hoc Group; (i) the Plan Investor; (j) the Creditors’ Committee (if any) and each of its members solely in their capacity as members of the Creditors’ Committee; (k) each of such parties’ respective predecessors, successors, assigns, subsidiaries, owners, affiliates, managed accounts, funds or funds under common management; and (l) each of the foregoing parties’ (described in clauses (a)-(k)) respective current and former officers, directors, managers, managing members, employees, members, principals, shareholders, agents, advisory board members, management companies, fund advisors, partners, attorneys, financial advisors or other professionals or representatives, together with their successors and assigns; provided, however, that such attorneys and professional advisors shall only include those that provided services related to the Chapter 11 Cases and the transactions contemplated by this Plan (and do not include the attorneys and law firms retained by the Debtors in the ordinary course of business during these Chapter 11 Cases); provided, further, that no Person shall be a Released Party if it objects to the releases provided for in Article XII of this Plan.

1.134.              Releasing Parties means, collectively, and each solely in its capacity as such: (a) the Debtors, their respective non-Debtor subsidiaries, and the Reorganized Debtors; (b) Novelion; (c) the DIP Administrative Agent and the DIP Lenders; (d) the Bridge Loan Administrative Agent; (e) the Convertible Notes Trustee; (f) the Bridge Loan Lenders; (g) the Consenting Lenders; (h) the members of the Ad Hoc Group; (i) the Plan Investor; (j) the Creditors’ Committee (if any) and each of its members solely in their capacity as members of the Creditors’ Committee; (k) each of such parties’ respective predecessors, successors, assigns, subsidiaries, owners, affiliates, managed accounts, funds or funds under common management; (l) each of the foregoing parties’ (described in clauses (a)-(k)) respective current and former officers, directors, managers, managing members, employees, members, principals, shareholders, agents, advisory board members, management companies, fund advisors, partners, attorneys, financial advisors or other professionals or representatives, together with their successors and assigns; (m) holders of Claims who vote to accept the Plan; (n) holders of Claims who vote to

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reject the Plan but who vote to “opt in” to the Third Party Release; and (o) all holders of Claims and Interests not described in clauses (a)-(n) who elect to opt-in to the Third Party Release; provided, however, that any holder of a Claim or Interest that is deemed to have granted the Third Party Release in the Confirmation Order shall be deemed a “Releasing Party” regardless of whether such holder of Claim or Interest elected to opt into the Third Party Release; provided further, however, that notwithstanding anything to the contrary herein, the scope of the “Releasing Parties” shall be subject to the limitations set forth in Section 12.06(b) herein.

1.135.              Reorganized Debtor(s) means, as the context requires, the applicable Debtor(s) on and after the Effective Date, after giving effect to the restructuring transactions occurring on the Effective Date in accordance with this Plan.

1.136.              Required Consenting Lenders means the Required Consenting Lenders as defined in the RSA.

1.137.              Required Parties means the Required Parties as defined in the RSA.

1.138.              Rights Offering means the offering of Subscription Rights to Eligible Holders to purchase shares of New Common Stock (including New Common Stock to be issuable upon the exercise of New Warrants) to be issued by the Plan Investor on the Effective Date pursuant to the Plan, for an aggregate purchase price of the Rights Offering Amount, to be conducted in reliance upon the exemption from registration under the Securities Act provided in section 1145 of the Bankruptcy Code.

1.139.              Rights Offering Amount means $42,000,000 minus any portion of the Rights Offering Amount that is not timely, duly and validly subscribed and paid for by the Eligible Holders that timely vote to accept the Plan in accordance with the Rights Offering Procedures.

1.140.              Rights Offering Exercise Price means the purchase price for each share of Rights Offering Stock, as set forth in the Rights Offering Procedures and approved by the Bankruptcy Court.  The Rights Offering Exercise Price for the Rights Offering Stock will be set at a per share price that is based upon the Rights Offering Stock equaling 13.61% of the New Common Stock of the Plan Investor (after giving effect to the Rights Offering and the Plan Investor Equity Raise, but prior to the any management incentive plan, conversion of the New Convertible Notes, or any contingent value rights issued to existing shareholders of the Plan Investor).

1.141.              Rights Offering Procedures means the procedures governing the Rights Offering, which procedures are attached as an exhibit to the Disclosure Statement, and shall be Acceptable to the Debtors and each of the Required Parties.

1.142.              Rights Offering Stock means shares of New Common Stock (including New Common Stock issuable upon the exercise of New Warrants) issued by the Plan Investor on the Effective Date pursuant to the Rights Offering.

1.143.              Roll Up Loan Claim means any Claim related to, arising under, or in connection with the Roll Up Loans, which shall be Allowed on the Effective Date in the aggregate principal amount of $22,500,000, plus accrued and unpaid fees and interest through the Effective Date.

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1.144.              Roll Up Loans means first lien term loans in the aggregate principal amount of $22,500,000 that were funded by the Bridge Loan Lenders pursuant to the Bridge Loan Credit Agreement to repurchase and retire, at par, an equal amount of Convertible Notes held by the Bridge Loan Lenders.

1.145.              RSA means that certain Restructuring Support Agreement, dated as of May 20, 2019, inclusive of all exhibits thereto, by and among the Debtors, the Plan Investor and the Consenting Lenders.

1.146.              Schedule of Rejected Contracts and Leases means a schedule of the contracts and leases to be rejected pursuant to section 365 of the Bankruptcy Code and Section 10.1 hereof, which shall be contained in the Plan Supplement.

1.147.              Schedules means the schedules of assets and liabilities filed in the Chapter 11 Cases, as amended or supplemented from time to time.

1.148.              Secured Claim means a Claim:  (a) that is secured by a valid, perfected and enforceable Lien on Collateral, to the extent of the value of the Claim holder’s interest in such Collateral as of the Confirmation Date; or (b) to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

1.149.              Securities Act means the Securities Act of 1933, as amended.

1.150.              Shared Services Agreements means, collectively, that certain Master Service Agreement, dated as of December 1, 2016, between Novelion and Aegerion (as amended, modified or supplemented from time to time), and that certain Master Service Agreement, dated as of December 1, 2016, between Novelion Services USA, Inc. and Aegerion (as amended, modified or supplemented from time to time).

1.151.              Subscription Commencement Date means the date on which the Rights Offering commences, as specified in the Rights Offering Procedures.

1.152.              Subscription Rights means the non-transferable, non-certificated subscription rights of Eligible Holders to purchase shares of Rights Offering Stock on the terms and subject to the conditions set forth in the Plan, the Rights Offering Procedures, and the Backstop Commitment Agreement.

1.153.              Subsidiary means any corporation, association or other business entity of which at least the majority of the securities or other ownership interest is owned or controlled by a Debtor and/or one or more subsidiaries of the Debtor.

1.154.              Third Party Releases means the releases set forth in Section 12.06(b) of this Plan.

1.155.              Transaction Documents means this Plan, the Plan Funding Agreement, the RSA, and each other contract, exhibit, schedule, certificate and other document being delivered pursuant to, or in furtherance of the transactions contemplated by this Plan, the Plan Funding Agreement or the RSA.

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1.156.              Unsubscribed Shares means shares of  New Common Stock that are not timely, duly and validly subscribed and paid for in connection with the Plan Investor Equity Raise, including any Rights Offering Stock that are not timely, duly and validly subscribed and paid for by the Eligible Holders that timely vote to accept the Plan in accordance with the Rights Offering Procedures.

1.157.              U.S. Trustee means the United States Trustee for Region 2.

1.158.              U.S. Trustee Fees means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

B.                                    Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in, or exhibit to, this Plan.  The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein.  Whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.  The rules of construction contained in section 102 of the Bankruptcy Code, other than section 102(5), shall apply to the construction of this Plan.  Any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented.  Subject to the provisions of any contracts, certificates or articles of incorporation, instruments, releases, or other agreements or documents entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules.  The captions and headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  Any reference to an entity as a holder of a Claim or Interest includes that entity’s successors and assigns.  Any reference to directors or board of directors includes managers, managing members or any similar governing body, as the context requires.

C.                                    Appendices and Plan Documents.

All Plan Documents and appendices to this Plan are incorporated into this Plan by reference and are a part of this Plan as if set forth in full herein.  The documents contained in the exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.  Holders of Claims and Interests may inspect a copy of the Plan Documents, once filed, in the Office of the Clerk of the Bankruptcy Court during normal business hours, or via the Claims Agent’s website at http://cases.primeclerk.com/aegerion, or obtain a copy of any of the Plan Documents by a written request sent to the Claims Agent at the following address:

Aegerion Ballot Processing

c/o Prime Clerk LLC

One Grand Central Place

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60 East 42nd Street, Suite 1440

New York, NY 10165

Phone: 844-627-5368 (U.S. toll free)

or 347-292-3524 (international)

ARTICLE II.

CERTAIN INTER-CREDITOR AND INTER-DEBTOR ISSUES

2.1.                            Settlement of Certain Inter-Creditor Issues.

The treatment of Claims and Interests under this Plan represents, among other things, the settlement and compromise of certain potential inter-creditor disputes.

2.2.                            Formation of Debtor Groups for Convenience Purposes.

The Plan groups the Debtors together solely for purposes of describing treatment under the Plan, confirmation of the Plan and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan.  Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any assets or the assumption of any liabilities; and, except as otherwise provided by or permitted in the Plan, all Debtors shall continue to exist as separate legal entities.

2.3.                            Intercompany Claims and Intercompany Interests.

(a)                                 Intercompany Claims.

Notwithstanding anything to the contrary herein, on or after the Effective Date, any and all Intercompany Claims shall, at the option of the Debtors or the Reorganized Debtors, as applicable, and as Acceptable to the Required Parties, either be (i) extinguished, canceled and/or discharged on the Effective Date, or (ii) reinstated and otherwise survive the Debtors’ restructuring by virtue of such Intercompany Claims being left unimpaired.  To the extent any such Intercompany Claim is reinstated, or otherwise adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid or continued as of the Effective Date, any such transaction may be effected on or after the Effective Date without any further action by the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

(b)                                 Intercompany Interests.

No Intercompany Interests shall be cancelled pursuant to this Plan, and all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors and the Reorganized Debtors.

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ARTICLE III.

DIP CLAIMS, ADMINISTRATIVE EXPENSE CLAIMS,
FEE CLAIMS, U.S. TRUSTEE FEES AND PRIORITY TAX CLAIMS

The Plan constitutes a joint plan of reorganization for all of the Debtors.  All Claims and Interests, except DIP Claims, Administrative Expense Claims, Fee Claims, Ad Hoc Group Fee Claim, U.S. Trustee Fees and Priority Tax Claims, are placed in the Classes set forth in Article IV below.  In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Claims, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified, and the holders thereof are not entitled to vote on this Plan.  A Claim or Interest is placed in a particular Class only to the extent that such Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code.  However, a Claim or Interest is placed in a particular Class for the purpose of receiving Plan Distributions only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise settled prior to the Effective Date.

3.1.                            DIP Claims.

On the Effective Date, the DIP Claims shall be Allowed and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.  In full satisfaction, settlement, release and discharge of the Allowed DIP Claims, on the Effective Date, Allowed DIP Claims shall (a) be paid in Cash to the greatest extent possible from available Cash of the Debtors (as reasonably agreed by the Debtors and the DIP Lenders), and (b) to the extent the Allowed DIP Claims are not paid in full in Cash on the Effective Date, receive New Convertible Notes in an amount equal to the amount of the Allowed DIP Claims not receiving Cash pursuant to the foregoing clause (a).  Upon satisfaction of the Allowed DIP Lender Claims as set forth in this Section 3.1 of the Plan, all Liens and security interests granted to secure such obligations, whether in the Chapter 11 Cases or otherwise, shall be terminated and of no further force or effect.

3.2.                            Administrative Expense Claims.

(a)                                 Time for Filing Administrative Expense Claims.

The holder of an Administrative Expense Claim, other than the holder of:

(i)                                     a Fee Claim;

(ii)                                  a DIP Claim;

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(iii)                               a 503(b)(9) Claim;

(iv)                              an Ad Hoc Group Fee Claim;

(v)                                 an Administrative Expense Claim that has been Allowed on or before the Effective Date;

(vi)                              an Administrative Expense Claim for an expense or liability incurred and payable in the ordinary course of business by a Debtor;

(vii)                           an Administrative Expense Claim on account of fees and expenses incurred on or after the Petition Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court;

(viii)                        an Administrative Expense Claim held by an officer, director or employee of the Debtors serving in such capacity immediately prior to the occurrence of the Effective Date solely in their capacity as such (whether or not also an officer, director or employee of Novelion), for indemnification, contribution, or advancement of expenses pursuant to (A) any Debtor’s certificate of incorporation, by-laws, operating agreement, or similar organizational document, (B) any employment, director or similar agreement, or (C) any indemnification or contribution agreement approved by the Bankruptcy Court;

(ix)                              an Administrative Expense Claim arising, in the ordinary course of business, out of the employment by one or more Debtors of an individual from and after the Petition Date, but only to the extent that such Administrative Expense Claim is solely for outstanding wages, commissions, accrued benefits, or reimbursement of business expenses;

(x)                                 a Claim for adequate protection arising under the DIP Order;

(xi)                              an Administrative Expense Claim of Novelion or Novelion Services USA, Inc. arising out of or related to the Shared Services Agreements;

(xii)                           an Intercompany Claim; or

(xiii)                        U.S. Trustee Fees,

must file with the Bankruptcy Court and serve on the Reorganized Debtors, the Claims Agent, and the U.S. Trustee, proof of such Administrative Expense Claim within thirty (30) days after the Effective Date (the “Administrative Bar Date”).  Such proof of Administrative Expense Claim must include at a minimum:  (1) the name of the applicable Debtor that is purported to be

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liable for the Administrative Expense Claim and if the Administrative Expense Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (2) the name of the holder of the Administrative Expense Claim; (3) the asserted amount of the Administrative Expense Claim; (4) the basis of the Administrative Expense Claim; and (5) supporting documentation for the Administrative Expense Claim.  FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED AND DISCHARGED.

(b)                                 Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date an Administrative Expense Claim becomes an Allowed Claim, the holder of such Allowed Administrative Expense Claim shall receive from the applicable Reorganized Debtor Cash in an amount equal to such Allowed Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by any of the Debtors, as debtors in possession, shall be paid by the applicable Reorganized Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such liabilities.

Any Claim related to fees and expenses, contribution or indemnification obligations, payable or owing by the Debtors to the Ad Hoc Group, the Plan Investor, or the Backstop Parties under the RSA, the Backstop Commitment Agreement, the Plan Funding Agreement, or the PFA Order shall constitute an Allowed Administrative Expense Claim and shall be paid in Cash on the Effective Date or as soon thereafter as is reasonably practicable without the need to file a proof of such Claim with the Bankruptcy Court in accordance with Section 3.2(a) hereof and without further order of the Bankruptcy Court.

Any Claim then payable or owing by the Debtors to Novelion or Novelion Services, USA, Inc. arising out of or related to the Shared Services Agreements shall be paid in Cash on the Effective Date from Plan Cash, without the need to file a proof of such Claim with the Bankruptcy Court in accordance with Section 3.2(a) hereof and without further order of the Bankruptcy Court.

3.3.                            Fee Claims.

(a)                                 Time for Filing Fee Claims.

Any Professional Person seeking allowance of a Fee Claim shall file with the Bankruptcy Court its final application for allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date and in connection with the preparation and prosecution of such final application no later than forty-five (45) calendar days after the Effective Date or such other date as established by the Bankruptcy Court.  Objections to such Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the

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Confirmation Order no later than sixty-five (65) calendar days after the Effective Date or such other date as established by the Bankruptcy Court.

(b)                                 Treatment of Fee Claims.

All Professional Persons seeking allowance by the Bankruptcy Court of a Fee Claim shall be paid in full in Cash in such amounts as are approved by the Bankruptcy Court: (i) upon the later of (x) the Effective Date, and (y) three (3) calendar days after the date upon which the order relating to the allowance of any such Fee Claim is entered, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Fee Claim and the Reorganized Debtors.  On the Effective Date, the Reorganized Debtors shall reserve and hold in a segregated account Cash in an amount equal to all accrued but unpaid Fee Claims as of the Effective Date, which Cash shall be disbursed solely to the holders of Allowed Fee Claims with the remainder to be reserved until all Fee Claims have been either Allowed and paid in full or Disallowed by Final Order, at which time any remaining Cash in the segregated account shall become the sole and exclusive property of the Reorganized Debtors.

3.4.                            U.S. Trustee Fees.

The Debtors or Reorganized Debtors, as applicable, shall pay all outstanding U.S. Trustee Fees of a Debtor on an ongoing basis on the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the applicable Chapter 11 Case, the applicable Chapter 11 Case is converted or dismissed, or the Bankruptcy Court orders otherwise.

3.5.                            Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to different treatment, each holder of an Allowed Priority Tax Claim shall receive, in the Debtors’ or Reorganized Debtors’ discretion, either:  (a) on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a Priority Tax Claim becomes an Allowed Claim, Cash in an amount equal to such Claim; or (b) deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Petition Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim (with any interest to which the holder of such Priority Tax Claim may be entitled calculated in accordance with section 511 of the Bankruptcy Code); provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as they become due.

ARTICLE IV.

CLASSIFICATION OF CLAIMS AND INTERESTS

4.1.                            Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors, and specifies which Classes are:  (a) impaired or unimpaired by this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; or (c) deemed to accept or reject this Plan.

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Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	No	No (Presumed to accept)
Class 2	Other Secured Claims	No	No (Presumed to accept)
Class 3	Bridge Loan Claims	Yes	Yes
Class 4	Novelion Intercompany Loan Claims	Yes	Yes
Class 5	Government Settlement Claims	No	No (Presumed to accept)
Class 6A	Ongoing Trade Claims	No	No (Presumed to accept)
Class 6B	Other General Unsecured Claims	Yes	Yes
Class 7	Existing Securities Law Claims	Yes	No (Deemed to reject)
Class 8	Existing Interests	Yes	No (Deemed to reject)

If a controversy arises regarding whether any Claim or Interest is properly classified under the Plan, the Bankruptcy Court shall, upon proper motion and notice, determine such controversy at the Confirmation Hearing.  If the Bankruptcy Court finds that the classification of any Claim or Interest is improper, then such Claim or Interest shall be reclassified and any Ballot previously cast by the holder of such Claim or Interest shall be counted in, and the Claim or Interest shall receive the treatment prescribed in, the Class in which the Bankruptcy Court determines such Claim or Interest should have been classified, without the necessity of resoliciting any votes on the Plan.

4.2.                            Unimpaired Classes of Claims.

The following Classes of Claims are unimpaired and, therefore, presumed to have accepted this Plan and are not entitled to vote on this Plan under section 1126(f) of the Bankruptcy Code:

(a)                                 Class 1:  Class 1 consists of all Priority Non-Tax Claims.

(b)                                 Class 2:  Class 2 consists of all Other Secured Claims.

(c)                                  Class 5:  Class 5 consists of all Government Settlement Claims.

(d)                                 Class 6A:  Class 6A consists of all Ongoing Trade Claims.

4.3.                            Impaired Classes of Claims.

(a)                                 The following Classes of Claims are impaired and entitled to vote on this Plan:

(i)                                     Class 3:  Class 3 consists of all Bridge Loan Claims.

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(ii)                                  Class 4:  Class 4 consists of all Novelion Intercompany Loan Claims.

(iii)                               Class 6B:  Class 6B consists of all Other General Unsecured Claims.

(b)                                 The following Classes of Claims and Interests are impaired and deemed to have rejected this Plan and, therefore, are not entitled to vote on this Plan under section 1126(g) of the Bankruptcy Code:

(i)                                     Class 7:  Class 7 consists of all Existing Securities Law Claims.

(ii)                                  Class 8:  Class 8 consists of all Existing Interests.

4.4.                            Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature, each Other Secured Claim, to the extent secured by a Lien on Collateral different than that securing any additional Other Secured Claims, shall be treated as being in a separate sub-Class for the purpose of receiving Plan Distributions.

ARTICLE V.

TREATMENT OF CLAIMS AND INTERESTS

5.1.                            Priority Non-Tax Claims (Class 1).

(a)                                 Treatment:  The legal, equitable and contractual rights of the holders of Priority Non-Tax Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment, on the applicable Distribution Date, each holder of an Allowed Priority Non-Tax Claim shall receive Cash from the applicable Reorganized Debtor in an amount equal to such Allowed Claim.

(b)                                 Voting:  The Priority Non-Tax Claims are not impaired Claims.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

5.2.                            Other Secured Claims (Class 2).

(a)                                 Treatment:  The legal, equitable and contractual rights of the holders of Other Secured Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, on the applicable Distribution Date each holder of an Allowed Other Secured Claim shall receive, at the election of the Reorganized Debtors:  (i) Cash in an amount equal to such Allowed Claim; or (ii) such other treatment that will render such Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Other Secured Claims incurred by a Debtor in the ordinary course

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of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court.  Each holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final satisfaction of such Allowed Other Secured Claim is made as provided herein.  On the full payment or other satisfaction of each Allowed Other Secured Claim in accordance with the Plan, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

(b)                                 Deficiency Claims:  To the extent that the value of the Collateral securing any Other Secured Claim is less than the Allowed amount of such Other Secured Claim, the undersecured portion of such Allowed Claim shall be treated for all purposes under this Plan as an Other General Unsecured Claim and shall be classified as a Class 6B Other General Unsecured Claim.

(c)                                  Voting:  The Allowed Other Secured Claims are not impaired Claims.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

5.3.                            Bridge Loan Claims (Class 3).

(a)                                 Treatment:  The Bridge Loan Claims shall be Allowed under this Plan, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.  Except to the extent that a holder of a Bridge Loan Claim agrees to different treatment with respect to such holder’s Claim, on the applicable Distribution Date, or as soon as practicable thereafter, each holder of a Bridge Loan Claim shall receive, subject to the terms of this Plan, in full and final satisfaction, settlement, release and discharge of its Bridge Loan Claim:

(i)                                     New Money Bridge Loan Claim:  receipt of New Term Loan Facility Obligations on a dollar for dollar basis on account of its New Money Bridge Loan Claim.

(ii)                                  Roll Up Loan Claim:  receipt of New Convertible Notes on a dollar for dollar basis on account of its Roll Up Loan Claim.

(b)                                 Voting:  The Bridge Loan Claims are impaired Claims.  Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Bridge Loan Claims.

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5.4.                            Novelion Intercompany Loan Claims (Class 4).

(a)                                 Treatment:  The Novelion Intercompany Loan Claim shall be Allowed under this Plan, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.  Except to the extent that the holder of the Novelion Intercompany Loan Claim agrees to different treatment, on the applicable Distribution Date, or as soon as practicable thereafter, the holder of the Novelion Intercompany Loan Claim shall receive, in full and final satisfaction, release and discharge of the Novelion Intercompany Loan Claim, the Class 4 New Common Stock Distribution.  For the avoidance of doubt,  in satisfaction of the Novelion Intercompany Loan Claim in accordance with this Section 5.4, Novelion shall waive any Other Novelion Claim, and Novelion shall not be entitled to any distribution or consideration on account thereof, except as provided in the Shared Services Agreements pursuant to Section 7.16 hereof.

(b)                                 Voting:  The Novelion Intercompany Loan Claim is an impaired Claim.  The holder of such Claim is entitled to vote to accept or reject the Plan, and the vote of such holder will be solicited with respect to such Novelion Intercompany Loan Claim.

5.5.                            Government Settlement Claims (Class 5).

(a)                                 Treatment:  Except to the extent that a holder of a Government Settlement Claim agrees to a different treatment, Government Settlement Claims shall be unimpaired by this Plan and shall remain obligations of the Reorganized Debtors to the extent not satisfied and/or paid on or before the Effective Date.  The Government Settlement Agreements shall be deemed assumed by, and obligations of, the Reorganized Debtors as of and following the Effective Date.  Notwithstanding the foregoing, and unless the applicable parties to the Government Settlement Agreements object in writing to such treatment prior to the deadline established by the Bankruptcy Court to object to confirmation of this Plan, the monetary obligations under the Government Settlement Agreements shall not be accelerated or increased as a result of the commencement of the Chapter 11 Cases or the consummation of the transactions contemplated by this Plan, the Plan Funding Agreement and/or the other Transaction Documents, including the occurrence of any Fundamental Transaction (as defined in the Government Settlement Agreements), by virtue of the consummation of any such transactions or the failure of the New Common Stock of the Plan Investor to be listed on the NASDAQ or other US stock exchange.

(b)                                 Voting:  The Government Settlement Claims are not impaired Claims.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of the Government Settlement Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to the Government Settlement Claims.

5.6.                            Ongoing Trade Claims (Class 6A).

(a)                                 Treatment:  Except to the extent that a holder of an Allowed Ongoing Trade Claim agrees to a different treatment, on the applicable Distribution Date each holder of an Allowed Ongoing Trade Claim shall, at the election of the Reorganized Debtors, and to the

27

extent that such Allowed Ongoing Trade Claim was not previously paid pursuant to an order of the Bankruptcy Court:  (i) be paid in full in Cash on the applicable Distribution Date, plus postpetition interest at the rate of the Federal Judgment Rate, computed daily from the Petition Date through the Effective Date, from Plan Cash or (ii) as to any Ongoing Trade Claim incurred in the ordinary course of business and on normal credit terms where payment comes due following the Effective Date, receive (a) such treatment that leaves unaltered the legal, equitable, or contractual rights to which the holder of such Allowed Ongoing Trade Claim is entitled or (b) such other treatment as may be agreed between such holder and the Reorganized Debtors.

(b)                                 Voting:  The Allowed Ongoing Trade Claims are not impaired Claims.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Ongoing Trade Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Ongoing Trade Claims.

5.7.                            Other General Unsecured Claims (Class 6B).

(a)                                 Treatment:  Except to the extent that a holder of an Allowed Other General Unsecured Claim agrees to less favorable treatment, each holder of an Allowed Other General Unsecured Claim shall receive, on the applicable Distribution Date and in full and final satisfaction, settlement and release of such Allowed Other General Unsecured Claim, its Pro Rata Share of:  (i) New Convertible Notes in the principal amount of $125,000,000 less the portion of New Convertible Notes distributed to (x) holders of DIP Claims (to the extent the DIP Claims are not repaid in full in Cash and receive a distribution of New Convertible Notes pursuant to Section 3.1 hereof), and (y) the holders of Roll Up Loan Claims pursuant to Section 5.3(a)(ii) hereof; and (ii) the Class 6B New Common Stock Distribution (including any New Common Stock issuable upon exercise of the New Warrants).

(b)                                 Voting:  The Other General Unsecured Claims are impaired Claims.  Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Other General Unsecured Claims.

5.8.                            Existing Securities Law Claims (Class 7).

(a)                                 Treatment:  Holders of Existing Securities Law Claims shall not receive or retain any distribution under the Plan on account of such Existing Securities Law Claims.

(b)                                 Voting:  The Existing Securities Law Claims are impaired Claims.  In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Securities Law Claims are conclusively deemed to reject this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Securities Law Claims.

5.9.                            Existing Interests (Class 8).

(a)                                 Treatment:  Existing Interests shall be discharged, cancelled, released and extinguished, and holders thereof shall not receive or retain any distribution under the Plan on account of such Existing Interests.

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(b)                                 Voting:  The Existing Interests are impaired Interests.  In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Interests are conclusively deemed to reject this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Interests.

ARTICLE VI.

ACCEPTANCE OR REJECTION OF
THE PLAN; EFFECT OF REJECTION BY ONE
OR MORE CLASSES OF CLAIMS OR INTERESTS

6.1.                            Class Acceptance Requirement.

A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of holders of the Allowed Claims in such Class that have voted on the Plan.

6.2.                            Tabulation of Votes on a Non-Consolidated Basis.

All votes on the Plan shall be tabulated on a non-consolidated basis by Class and by Debtor for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code.

6.3.                            Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”

Because certain Classes are deemed to have rejected this Plan, the Debtors will request confirmation of this Plan, as it may be modified and amended from time to time, under section 1129(b) of the Bankruptcy Code with respect to such Classes.  Subject to Sections 14.5 and 14.6 of this Plan, the Debtors reserve the right (subject to the parties’ rights under the RSA and the Plan Funding Agreement) to alter, amend, modify, revoke or withdraw this Plan or any Plan Document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.  Subject to Sections 14.5 and 14.6 of this Plan, the Debtors also reserve the right to request confirmation of the Plan, as it may be modified, supplemented or amended from time to time, with respect to any Class that affirmatively votes to reject the Plan.

6.4.                            Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

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6.5.                            Voting Classes; Deemed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by such Class.

6.6.                            Confirmation of All Cases.

Except as otherwise specified herein, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors; provided, however, that the Debtors, subject to the parties’ rights under the RSA and the Plan Funding Agreement, may at any time waive this Section 6.6.

ARTICLE VII.

MEANS FOR IMPLEMENTATION

7.1.                            Non-Substantive Consolidation.

The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for purposes hereof.  Except as specifically set forth herein, nothing in this Plan shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor.  Additionally, claimants holding Claims and Interests against multiple Debtors, to the extent Allowed in each Debtor’s Chapter 11 Case, will be treated as holding a separate Claim or separate Interest, as applicable, against each Debtor’s Estate, provided, however, that no holder of an Allowed Claim shall be entitled to receive more than payment in full of such Allowed Claim (plus postpetition interest, if and to the extent provided in this Plan), and such Claims will be administered and treated in the manner provided in this Plan.

7.2.                            Plan Funding Transaction.

On the Effective Date, subject to the terms and conditions set forth in the Plan Funding Agreement and the Implementation Memorandum and in exchange for New Common Stock in the Plan Investor and the other obligations of the Plan Investor under the Plan Funding Agreement and this Plan, Aegerion shall sell to the Plan Investor or its assignee as may be permitted pursuant to the Plan Funding Agreement one hundred percent (100%) of the New Equity Interests in reorganized Aegerion.  From and after the Effective Date, the Plan Investor and/or any permitted assignee shall directly and indirectly own the Reorganized Debtors.  The transfer of the New Equity Interests to the Plan Investor, and any and all action to be taken in connection therewith, shall be authorized without the need for any further board, corporate or shareholder action.

7.3.                            Rights Offering.

(a)                                 Purpose.  The proceeds of the sale of the Rights Offering Stock shall be used to provide up to the Rights Offering Amount in capital to the Plan Investor and the

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Reorganized Debtors, which shall be available for ordinary course operations and general corporate purposes.  The Rights Offering contemplated under the Plan will supplement the Plan Investor Equity Raise.

(b)                                 Rights Offering.  In accordance with the New Registration Rights Agreement, the Rights Offering Procedures and the Backstop Commitment Agreement, and as provided in the Implementation Memorandum, each Eligible Holder that timely votes to accept the Plan shall receive Subscription Rights to acquire its respective Pro Rata Share of Rights Offering Stock pursuant to the terms set forth in this Plan and in the Rights Offering Procedures.  With respect to each Eligible Holder that timely votes to accept the Plan, each Subscription Right shall represent the right to acquire one share of Rights Offering Stock for the Rights Offering Exercise Price.

(c)                                  Backstop Commitment.  The Plan Investor Equity Raise will be correspondingly increased by the aggregate amount of the Rights Offering Amount that is not timely, duly and validly subscribed and paid for by the Eligible Holders that timely vote to accept the Plan in accordance with the Rights Offering Procedures, and in accordance with, and subject to the limitations of, the provisions of the Backstop Commitment Agreement, and upon exercise of the put option of the Plan Investor, the Backstop Parties shall be severally, and not jointly, required to purchase their applicable portion of the Unsubscribed Shares (allocated pro rata among the Backstop Parties based upon their respective Backstop Commitments) in the event that the Plan Investor has been unable to effect a private placement of the entire Plan Investor Equity Raise Amount.

(d)                                 Commitment Fee.  On the Effective Date, the Backstop Parties shall receive from the Plan Investor their respective shares of the Backstop Commitment Fee pursuant to the terms of the Backstop Commitment Agreement. The Backstop Commitment Fee shall be fully earned immediately upon the Subscription Commencement Date and payable by the Plan Investor (and not the Debtors) on the Effective Date pursuant to the terms and conditions of the Backstop Commitment Agreement.

7.4.                            Plan Funding.

The Debtors’ Cash obligations under the Plan will be funded from Plan Cash and proceeds from the Rights Offering and the Plan Investor Equity Raise; provided however (i) that only Plan Cash shall be used for payment of Government Settlement Claims that become due and payable prior to the Effective Date, DIP Claims, Fee Claims, Ad Hoc Group Fee Claims and the Convertible Notes Trustee Professional Fees and (ii) only proceeds from the Rights Offering and Plan Investor Equity Raise will be used to pay the Rebate Obligations or to repay any portion of the DIP Obligations incurred to pay Rebate Obligations.

7.5.                            New Term Loan Facility; New Convertibles Notes.

On the Effective Date, subject to the Implementation Memorandum, without any requirement of further action by stockholders or directors of the Debtors, each of the Reorganized Debtors shall be authorized to enter into the New Term Loan Facility and the New Convertible Notes Indenture, as well as any notes, documents or agreements in connection

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therewith, including, without limitation, any documents required in connection with the creation or perfection of the Liens on any Collateral securing the New Term Loan Facility.

7.6.                            Authorization, Issuance and Delivery of Plan Securities by the Plan Investor.

(a)                                 On the Effective Date, subject to the Implementation Memorandum, the Plan Investor is authorized to issue or cause to be issued those Plan Securities to be issued by it in accordance with the terms of this Plan and the Plan Funding Agreement and to take any and all action associated therewith, without the need for any further Bankruptcy Court, corporate, limited liability company, member or shareholder action.

(b)                                 On the Effective Date, subject to the Implementation Memorandum, the Plan Investor shall issue and cause to be delivered the New Common Stock and the New Warrants available in the New Common Stock Distribution to the Reorganized Debtors, who will then deliver such New Common Stock and New Warrants directly to the holders of the Novelion Intercompany Loan Claims and Other General Unsecured Claims in accordance with the terms this Plan.

(c)                                  On the Effective Date, subject to the Implementation Memorandum, the Plan Investor shall issue and cause to be delivered the Rights Offering Stock to the Reorganized Debtors, who will then deliver such Rights Offering Stock directly to Eligible Holders who vote in favor of the Plan and exercise their Subscription Rights in accordance with the terms of this Plan, the Rights Offering Procedures, and the Backstop Commitment Agreement.

(d)                                 As a condition to receiving any Plan Securities under this Plan or pursuant to the Rights Offering or the Plan Investor Equity Raise, the Bridge Lenders shall have executed and delivered to the Plan Investor a signature page to the New Registration Rights Agreement.  The New Registration Rights Agreement shall be executed and in full force and effect on the Effective Date.

(e)                                  Notwithstanding anything to the contrary herein, (x) any Person that would be entitled to receive more than 9.99% (but no more than 15%) of the aggregate amount of the New Common Stock issued as of the Effective Date (excluding New Common Stock issued pursuant to any management incentive plan and any New Common Stock reserved for issuance to any person other than such Person pursuant to New Warrants or the New Convertible Notes or any other warrant, option or agreement) or (y) with the consent of the Debtors and Plan Investor, any other Person entitled to receive New Common Stock hereunder, may elect to receive New Warrants on a one-for-one basis in lieu of all or any portion of the shares of New Common Stock that would otherwise be issued to such Person under the Plan; provided that such Person notifies the Debtors in writing of such election (and the percentage of shares of New Common Stock to be issuable thereunder) no later than two (2) Business Days after the Confirmation Date, provided, further, that, with respect to clause (x), without the consent of the Debtors and the Plan Investor, such Person may only elect to receive New Warrants in lieu of such portion of New Common Stock that would otherwise be issued to such Person under the Plan in excess of 7.5% of the aggregate amount of New Common Stock issued as of the Effective Date (excluding New Common Stock issued pursuant to any management incentive plan and any New Common Stock reserved for

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issuance to any person other than such Person pursuant to New Warrants or the New Convertible Notes or any other warrant, option or agreement).

(f)                                   Notwithstanding anything to the contrary herein, (x) any Person that would be entitled to receive more than 4.99% (but no more than 6.0%) of the aggregate amount of the New Common Stock issued as of the Effective Date (excluding New Common Stock issued pursuant to any management incentive plan and any New Common Stock reserved for issuance to any person other than such Person pursuant to New Warrants or the New Convertible Notes or any other warrant, option or agreement) or (y) with the consent of the Debtors and Plan Investor, any other Person entitled to receive New Common Stock hereunder, may elect to receive New Warrants on a one-for-one basis in lieu of all or any portion of the shares of New Common Stock that would otherwise be issued to such Person under the Plan; provided that such Person notifies the Debtors in writing of such election (and the percentage of shares of New Common Stock to be issuable thereunder) no later than two (2) Business Days after the Confirmation Date, provided, further, that, with respect to clause (x), without the consent of the Debtors and the Plan Investor, such Person may only elect to receive New Warrants in lieu of such portion of New Common Stock that would otherwise be issued to such Person under the Plan in excess of 4.5% of the aggregate amount of New Common Stock issued as of the Effective Date (excluding New Common Stock issued pursuant to any management incentive plan and any New Common Stock reserved for issuance to any person other than such Person pursuant to New Warrants or the New Convertible Notes or any other warrant, option or agreement).

7.7.                            Continued Corporate Existence and Vesting of Assets.

(a)                                 General.

(i)                                     Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Formation for the purposes of satisfying their obligations under the Plan and the continuation of their business.  On or after the Effective Date, each Reorganized Debtor, in its discretion, may take any and all action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, but not limited to, causing:  (w) a Reorganized Debtor to be merged into another Reorganized Debtor, or its Subsidiary and/or affiliate; (x) a Reorganized Debtor to be dissolved; (y) the legal name of a Reorganized Debtor to be changed; or (z) the closure of a Reorganized Debtor’s case on the Effective Date or any time thereafter.

(ii)                                  On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take any and all action as

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may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including:  (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

(b)                                 Revesting of Assets.  Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estates, wherever located, including all claims, rights and Causes of Action and any property, wherever located, acquired by the Debtors under or in connection with this Plan, shall revest in the Reorganized Debtors, as applicable, free and clear of all Claims, Liens, charges, other encumbrances and Interests.  On and after the Effective Date, except as otherwise provided in this Plan, each applicable Reorganized Debtor may operate its business and may use, acquire and dispose of property, wherever located, and each Reorganized Debtor may prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

7.8.                            Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to distribution under this Plan, and except as otherwise set forth in this Plan (including Section 2.3 hereof), on the Effective Date, subject to the Implementation Memorandum, all agreements, including all intercreditor agreements, instruments, and other documents evidencing, related to or connected with any Claim or Interest, other than Intercompany Interests, and any rights of any holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect.  The holders of or parties to such cancelled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan.  Notwithstanding anything to the contrary herein, each of the Bridge Loan Credit Agreement, Novelion Intercompany Loan Credit Agreement and the Convertible Notes Indenture shall continue in

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effect solely to the extent necessary to:  (a) permit holders of Bridge Loan Claims, Novelion Intercompany Loan Claims and Convertible Notes Claims to receive Plan Distributions on account of such respective claims; and (b) permit the Bridge Loan Administrative Agent and the Convertible Notes Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan and/or the Convertible Notes Indenture, including through the exercise of the charging Lien provided under the Convertible Notes Indenture.  Except as provided pursuant to this Plan, upon satisfaction of the Bridge Loan Claims and Convertible Notes Claims, each of the Bridge Loan Administrative Agent and the Convertible Notes Trustee, shall be discharged of all of their respective obligations associated with the Bridge Loan and the Convertible Notes, respectively.

7.9.                            Boards.

(a)                                 As of the Effective Date, the initial board of directors of each of the Reorganized Debtors and the Plan Investor shall consist of those individuals set forth in the Plan Supplement to be filed with the Bankruptcy Court on or before the date of the Confirmation Hearing.  The compensation arrangement for any insider of the Debtors that shall become an officer of a Reorganized Debtor or the Plan Investor shall be disclosed in the Plan Supplement and selected in accordance with the terms set forth in the New Registration Rights Agreement.

(b)                                 Unless reappointed pursuant to Section 7.9(a) of the Plan, the members of the board of directors of each Debtor prior to the Effective Date shall have no continuing obligations to the Reorganized Debtors in their capacities as such on and after the Effective Date, each such member shall be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date.  Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

7.10.                     Management.

As of the Effective Date, the individuals who will serve in certain senior management positions of the Reorganized Debtors shall consist of those individuals set forth in the Plan Supplement and shall be Acceptable to the Debtors and each of the Required Parties in accordance with the applicable terms of the Transaction Documents.  The compensation arrangement for any insider of the Debtors that shall become an officer of a Reorganized Debtor shall be in form and substance Acceptable to the Debtors and each of the Required Parties and disclosed in the Plan Supplement to be filed with the Bankruptcy Court on or before the date of the Confirmation Hearing.

7.11.                     Corporate Action.

(a)                                 The Reorganized Debtors shall serve on the U.S. Trustee quarterly reports of the disbursements made by each Reorganized Debtor on an entity-by-entity basis until such time as a final decree is entered closing the applicable Chapter 11 Case or the applicable Chapter 11 Case is converted or dismissed, or the Bankruptcy Court orders otherwise.  Any deadline for filing Administrative Expense Claims shall not apply to U.S. Trustee Fees.

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(b)                                 On the Effective Date, the Amended Memorandum of Association, the Amended Certificates of Formation and any other applicable amended and restated corporate organizational documents of each of the Reorganized Debtors shall be deemed authorized in all respects.

(c)                                  Any action under the Plan to be taken by or required of the Debtors or the Reorganized Debtors, including the adoption or amendment of certificates of formation, incorporation and by-laws, the issuance of securities and instruments, or the selection of officers or directors shall be authorized and approved in all respects, without any requirement of further action by any of the Debtors’ or the Reorganized Debtors’ equity holders, sole members, boards of directors or boards of managers, or similar body, as applicable.

(d)                                 The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, and record such documents (including the Plan Documents), contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, without the necessity of any further Bankruptcy Court, corporate, limited liability company, board, member, or shareholder approval or action.  In addition, the selection of the Persons who will serve as the initial directors, officers and managers of the Reorganized Debtors as of the Effective Date shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the board of directors, board of managers, or equity holders of the applicable Reorganized Debtor.

7.12.                     Ad Hoc Group Fee Claim.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors shall pay the Ad Hoc Group Fee Claim from Plan Cash.

7.13.                     Payment of Convertible Notes Trustee Fees.

On the Effective Date, the Debtors shall pay in Cash all unpaid Convertible Notes Trustee Fees from Plan Cash, regardless of whether such fees and expenses were incurred before or after the Petition Date, without application by any party to the Bankruptcy Court and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. Notwithstanding anything to the contrary in the Plan, the Convertible Notes Trustee Professional Fees shall not be subject to the Administrative Bar Date.

7.14.                     Comprehensive Settlement of Claims and Controversies.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under this Plan, the provisions of this Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to this Plan on account of any Allowed Claim or Allowed Interest.  The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are:  (i) in the best

36

interest of the Debtors, the Reorganized Debtors, and their respective Estates and property, and of holders of Claims or Interests; and (ii) fair, equitable and reasonable.

7.15.                     Additional Transactions Authorized Under This Plan.

On or prior to the Effective Date, as shall be Acceptable to the Required Parties, the Debtors shall be authorized to take any such actions as may be necessary or appropriate to reinstate Claims or Interests or render Claims or Interests not impaired, as provided for under this Plan.

7.16.                     Shared Services Agreements.

The Shared Services Agreements, as amended, shall be assumed by order of the Bankruptcy Court and shall terminate on the Effective Date in accordance with the terms of the Shared Services Agreements.

7.17.                     Acceptable.

As used herein, the term “Acceptable” shall mean (x) when in reference to any document, or any amendment, modification or change to such document, in form and substance reasonably acceptable to the applicable parties, and (y) when in reference to any individual, reasonably acceptable to the applicable parties.

ARTICLE VIII.

DISTRIBUTIONS

8.1.                            Distributions.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan.  Distributions to holders of Allowed Bridge Loan Claims and Allowed Other General Unsecured Claims (on account of Convertible Notes Claims) shall be made by the Bridge Loan Administrative Agent and the Convertible Notes Trustee, respectively, and deemed completed when made to the applicable administrative agent or indenture trustee as Disbursing Agent.  For all other Plan Distributions, the Disbursing Agent shall make all Plan Distributions to the applicable holders of Allowed Claims in accordance with the terms of this Plan.

8.2.                            No Postpetition Interest on Claims.

Other than as specifically provided in the Plan or the Confirmation Order, or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

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8.3.                            Date of Distributions.

Unless otherwise provided herein, any Plan Distributions and deliveries to be made hereunder shall be made on the applicable Distribution Date; provided, that the Reorganized Debtors may utilize periodic distribution dates to the extent that use of a periodic distribution date does not delay payment of the Allowed Claim more than sixty (60) days. For the avoidance of doubt, and notwithstanding anything herein to the contrary, all such Plan Distributions and deliveries that are to be made in Cash hereunder on the applicable Distribution Date shall be made from Plan Cash unless otherwise provided herein.  In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

8.4.                            Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each of the Classes, as maintained by the Debtors, or their agents, shall be deemed closed and there shall be no further changes in the record holders of any of the Claims after the Distribution Record Date.  Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of Claims occurring after the close of business on the Distribution Record Date.  Additionally, with respect to payment of any Cure Amounts or any Cure Disputes in connection with the assumption and/or assignment of the Debtors’ executory contracts and unexpired leases, neither the Debtors, the Disbursing Agent nor the Plan Investor shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Amount.

8.5.                            Disbursing Agent.

(a)                                 Powers of Disbursing Agent.  The Disbursing Agent shall be empowered to:  (i) effectuate all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable Plan Distributions or payments contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date), pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(b)                                 Expenses Incurred by the Disbursing Agent on or After the Effective Date.  Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable and documented fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including reasonable attorney and other professional fees and expenses) of the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.  The foregoing fees and expenses shall be paid in the ordinary course, upon presentation of invoices to the Reorganized Debtors and without the need for approval by

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the Bankruptcy Court, as set forth in Section 3.2(b) of this Plan.  In the event that the Disbursing Agent and the Reorganized Debtors are unable to resolve a dispute with respect to the payment of the Disbursing Agent’s fees, costs and expenses, the Disbursing Agent may elect to submit any such dispute to the Bankruptcy Court for resolution.

(c)                                  Bond.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.  Furthermore, any such entity required to give a bond shall notify the Bankruptcy Court and the U.S. Trustee in writing before terminating any such bond that is obtained.

(d)                                 Cooperation with Disbursing Agent.  The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent with the amount of Claims and the identity and addresses of holders of Claims, in each case, that are entitled to receive Plan Distributions, as set forth in the Debtors’ or the applicable Reorganized Debtors’ books and records.  The Reorganized Debtors will cooperate in good faith with the Disbursing Agent to comply with the withholding and reporting requirements outlined in Section 8.16 of this Plan.

8.6.                            Delivery of Distributions in General.

Subject to the provisions contained in this Article VIII, the applicable Disbursing Agent will issue, or cause to be issued, and authenticate, as applicable, all Plan Consideration, and subject to Bankruptcy Rule 9010, make all Plan Distributions or payments to any holder of an Allowed Claim as and when required by this Plan at:  (a) the address of such holder on the books and records of the Debtors or their agents; or (b) at the address in any written notice of address change delivered to the Debtors or the applicable Disbursing Agent, including any addresses included on any filed proofs of Claim or transfers of Claim filed with the Bankruptcy Court.  In the event that any Plan Distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the applicable Disbursing Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such Plan Distribution shall be made to such holder without interest; provided, however, such Plan Distributions or payments shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of one year from (i) the Effective Date, and (ii) the first Distribution Date after such holder’s Claim is first Allowed.

8.7.                            Delivery of Distributions on Convertible Notes Claims.

The Convertible Notes Indenture Trustee shall be deemed to be the holder of all Allowed Convertible Notes Claims in Class 6B for purposes of distributions to be made hereunder, and all distributions on account of such Allowed Claims shall be made to or at the direction of the Convertible Notes Indenture Trustee except as otherwise provided herein. As soon as practicable following the Effective Date, the Convertible Notes Indenture Trustee shall arrange to deliver or direct the delivery of such distributions to or on behalf of the holders of Allowed Convertible Notes Claims in Class 6B in accordance with the terms of the Convertible Notes Indenture and the Plan. Distributions of the New Convertible Notes to be held through DTC shall be made

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through the facilities of DTC in accordance with DTC’s customary practices.  All New Convertible Notes to be distributed pursuant to the Plan shall be issued in the names of such holders, their nominees of record, or their permitted designees as of the Distribution Record Date in accordance with DTC’s book-entry procedures, to the extent applicable; provided that such New Convertible Notes are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Convertible Notes are not eligible for distribution in accordance with DTC’s customary practices, the Reorganized Debtors will take such reasonable actions as may be required to cause distributions of the New Convertible Notes under the Plan.  No distributions will be made other than through DTC if the New Convertible Notes are permitted to be held through DTC’s book entry system.  Any distribution that otherwise would be made to any holder eligible to receive a distribution of a security available solely through DTC who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date shall be forfeited.  The Reorganized Debtors will cause distributions of New Common Stock to be made to the CREST account of the holders of Allowed Convertible Notes Claims, or failing that, to the Convertible Notes Indenture Trustee to be held on behalf of the holders of Allowed Convertible Notes Claims and in accordance with the customary practices of the applicable depositary.  All New Common Stock to be distributed pursuant to the Plan shall be issued in the names of such holders, their nominees of record, or their permitted designees as of the Distribution Record Date; provided, that to the extent that the New Common Stock is American Depositary Shares representing common stock or is not eligible for distribution as set forth herein, the Reorganized Debtors will take such reasonable actions as may be required to cause distributions of the New Common Stock under the Plan. Notwithstanding anything in the Plan to the contrary, and without limiting the exculpation and release provisions of the Plan, the Convertible Notes Indenture Trustee shall not have any liability to any entity with respect to distributions made or directed to be made by the Convertible Notes Indenture Trustee except for fraud or intentional misconduct.

8.8.                            Unclaimed Property.

One year from the later of (i) the Effective Date, and (ii) the first Distribution Date after such holder’s Claim is first Allowed, all unclaimed property, wherever located, or interests in property distributable hereunder on account of such Claim shall revert to the Reorganized Debtors or their respective successors or assigns of the Reorganized Debtors, and any claim or right of the holder of such Claim to such property, wherever located, or interest in property shall be discharged and forever barred.  The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, and the proofs of Claim filed against the Debtors, as reflected on the claims register maintained by the Claims Agent.

8.9.                            Satisfaction of Claims.

Unless otherwise specifically provided herein, any Plan Distributions and deliveries to be made on account of Allowed Claims hereunder shall be in complete settlement, satisfaction and discharge of such Allowed Claims.

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8.10.                     Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Reorganized Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors or the applicable Reorganized Debtor, as the case may be.

8.11.                     Fractional Shares; De Minimis Cash Distributions.

Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a Plan Distribution that is less than one (1) share of New Common Stock or $50.00 in Cash.  No fractional shares of New Common Stock shall be distributed.  When any Plan Distribution would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the shares of the New Common Stock subject to such Plan Distribution will be rounded to the next higher or lower whole number as follows:  (i) fractions equal to or greater than ½ will be rounded to the next higher whole number; and (ii) fractions less than ½ will be rounded to the next lower whole number; provided, that the foregoing shall not apply to any rounding of the Rights Offering Stock, the distribution of which shall be governed by the Rights Offering Procedures and Section 7.3 of this Plan.  The total number of shares of New Common Stock to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in this Plan.  No consideration will be provided in lieu of fractional shares that are rounded down.  Fractional shares of New Common Stock that are not distributed in accordance with this Section 8.11 shall be cancelled.

8.12.                     Distributions on Account of Allowed Claims Only.

Notwithstanding anything herein to the contrary, no Plan Distribution shall be made on account of a Claim until such Claim becomes an Allowed Claim plus any postpetition interest on such Claim, to the extent such interest is permitted under Section 8.2 of this Plan.

8.13.                     No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything herein to the contrary, no holder of an Allowed Claim shall, on account of such Allowed Claim, receive a Plan Distribution of a value in excess of the Allowed amount of such Claim.

8.14.                     Exemption from Securities Laws.

The issuance of and the distribution under the Plan of the Plan Securities shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code, to the maximum extent permitted thereunder.

The New Common Stock (including the Rights Offering Stock and New Common Stock issuable upon the exercise of New Warrants) issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code.  New Common Stock (including the Rights Offering Stock and New Common Stock issuable upon the exercise of New Warrants) issued under the Plan in reliance upon section 1145 of the Bankruptcy Code shall be exempt from, among other things,

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the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.  For the avoidance of doubt, Novelion shall not be deemed an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.  The New Common Stock (including the Rights Offering Stock and New Common Stock issuable upon the exercise of New Warrants) issued pursuant to section 1145 of the Bankruptcy Code also does not constitute “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and, subject to the terms of the New Registration Rights Agreement and the Amended Memorandum of Association, is freely tradable and transferable by any holder thereof that:  (a) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act; (b) has not been such an “affiliate” within 90 days of such transfer; and (c) has not acquired the New Common Stock from an “affiliate” within one year of such transfer.

8.15.                     Setoffs and Recoupments.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (a) agreed in amount among the relevant Reorganized Debtor(s) and holder of such Allowed Claim, or (b) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder.

8.16.                     Withholding and Reporting Requirements.

In connection with this Plan and all Plan Distributions hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority, and all Plan Distributions hereunder shall be subject to any such withholding and reporting requirements.  The Reorganized Debtors shall be authorized to take any and all action that may be necessary or appropriate to comply with such withholding and reporting requirements, including requiring a holder of a Claim to submit appropriate tax and withholding certifications.  Notwithstanding any other provision of this Plan: (a) each holder of an Allowed Claim that is to receive a Plan Distribution under this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution; and (b) no Plan Distributions shall be required to be made to or on behalf of such holder pursuant to this Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtors’ satisfaction, established an exemption therefrom.

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8.17.                     Hart-Scott Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Competition Laws shall not be distributed until the notification and waiting period applicable under such Competition Laws to such entity shall have expired or been terminated or any applicable authorizations, approvals, clearances or consents have been obtained.

ARTICLE IX.

PROCEDURES FOR RESOLVING CLAIMS

9.1.                            Claims Process.

Other than with respect to Fee Claims, only the Reorganized Debtors shall be entitled to object to Claims after the Effective Date.  Any objections to those Claims (other than Administrative Expense Claims) shall be served and filed on or before the later of:  (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (a) hereof.  Any Claims filed after the Bar Date or Administrative Bar Date, as applicable, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person wishing to file such untimely Claim has received the Bankruptcy Court’s authorization to do so. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners:  (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (c) if counsel has agreed to or is otherwise deemed to accept service, by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Chapter 11 Cases (so long as such appearance has not been subsequently withdrawn).  From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

9.2.                            Amendment to Claims.

From and after the Effective Date, no proof of Claim may be amended to increase or assert additional claims not reflected in a previously timely filed Claim (or Claim scheduled on the applicable Debtor’s Schedules, unless superseded by a filed Claim), and any such Claim shall be deemed disallowed and expunged in its entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors unless the claimant has obtained the Bankruptcy Court’s prior approval to file such amended or increased Claim.

9.3.                            Disputed Claims.

Disputed Claims shall not be entitled to any Plan Distributions unless and until they become Allowed Claims.

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9.4.                            Estimation of Claims.

The Debtors and/or Reorganized Debtors may request that the Bankruptcy Court enter an Estimation Order with respect to any Claim, pursuant to section 502(c) of the Bankruptcy Code, for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time (including during the pendency of any appeal with respect to the allowance or disallowance of such Claims).  In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance or distribution purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the objecting party may elect to pursue any supplemental proceedings to object to any ultimate allowance of such Claim.  All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court.

ARTICLE X.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

10.1.                     General Treatment.

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases of the Debtors shall be deemed assumed, except that:  (a) any executory contracts and unexpired leases that previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court shall be treated as provided in such Final Order; (b) any executory contracts and unexpired leases listed on the Schedule of Rejected Contracts and Leases shall be deemed rejected as of the Effective Date; and (c) all executory contracts and unexpired leases that are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date shall be treated as provided for in the Final Order resolving such motion.  Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions and rejections described in this Section 10.1 pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to this Section 10.1 shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.  For the avoidance of doubt, the Government Settlement Agreements shall be deemed assumed by, and obligations of, the Reorganized Debtors as of and following the Effective Date.

10.2.                     Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Except as otherwise explicitly set forth in the Plan, all Claims arising from the rejection of executory contracts or unexpired leases, if evidenced by a timely filed proof of

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claim, will be treated as Other General Unsecured Claims.  Upon receipt of the Plan Distribution provided in Section 5.7 of the Plan, all such Claims shall be discharged as of the Effective Date, and shall not be enforceable against the Debtors, the Estates, the Reorganized Debtors or their respective properties or interests in property.  In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the effective date of such rejection (which may be the Effective Date, the date on which the Debtors reject the applicable contract or lease as provided in Section 10.3(c) below, or pursuant to an order of the Bankruptcy Court).

10.3.                     Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

(a)                                 Except to the extent that less favorable treatment has been agreed to by the non-Debtor party or parties to each such executory contract or unexpired lease to be assumed pursuant to the Plan, any monetary defaults arising under such executory contract or unexpired lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the appropriate amount (the “Cure Amount”) in full in Cash on the later of thirty (30) days after:  (i) the Effective Date; or (ii) the date on which any Cure Dispute relating to such Cure Amount has been resolved (either consensually or through judicial decision).

(b)                                 No later than ten (10) calendar days prior to the commencement of the Confirmation Hearing, the Debtors, in consultation with the Plan Investor, shall file a schedule (the “Cure Schedule”) setting forth the Cure Amount, if any, for each executory contract and unexpired lease to be assumed pursuant to Section 10.1 of the Plan, and serve such Cure Schedule on each applicable counterparty.  Any party that fails to object to the applicable Cure Amount listed on the Cure Schedule within ten (10) calendar days of the filing thereof shall be forever barred, estopped and enjoined from disputing the Cure Amount set forth on the Cure Schedule (including a Cure Amount of $0.00) and/or from asserting any Claim against the applicable Debtor or Reorganized Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth on the Cure Schedule.

(c)                                  In the event of a dispute (each, a “Cure Dispute”) regarding:  (i) the Cure Amount; (ii) the ability of the applicable Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the proposed assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving such Cure Dispute and approving the assumption.  To the extent a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the applicable contract or lease prior to the resolution of the Cure Dispute provided that such Debtor reserves Cash in an amount sufficient to pay the full amount asserted as the required cure payment by the non-Debtor party to such contract or lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court).  To the extent the Cure Dispute is resolved or determined against the applicable Debtor or Reorganized Debtor, as

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applicable, such Debtor or Reorganized Debtor, as applicable, may reject the applicable executory contract or unexpired lease after such determination, and the counterparty may thereafter file a proof of claim in the manner set forth in Section 10.2 hereof.

10.4.                     Effect of Confirmation Order on Assumption, Assumption and Assignment, and Rejection.

Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute entry of an order by the Bankruptcy Court pursuant to sections 365(a) and 1123(b) of the Bankruptcy Code approving the assumptions, assumptions and assignments and rejections described in this Article X and determining that:  (a) with respect to such rejections, such rejected executory contracts and unexpired leases are burdensome and that the rejection therein is in the best interests of the Estates; (b) with respect to such assumptions, to the extent necessary, that the applicable Reorganized Debtor has (i) cured, or provided adequate assurance that the applicable Reorganized Debtor will promptly cure, any default in accordance with section 365(b)(1)(A) of the Bankruptcy Code, (ii) compensated or provided adequate assurance that it or its affiliate will promptly compensate the counterparty for any actual pecuniary loss to such party resulting from such default, and (iii) provided adequate assurance of future performance under such executory contract or unexpired lease; and (c) with respect to any assignment, to the extent necessary, that the applicable Reorganized Debtor or the proposed assignee has (i) cured, or provided adequate assurance that it or its affiliate will promptly cure, any default in accordance with section 365(b)(1)(A) of the Bankruptcy Code, (ii) compensated or provided adequate assurance that the applicable Reorganized Debtor or the proposed assignee will promptly compensate the counterparty for any actual pecuniary loss to such party resulting from such default, and (iii) that “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) by the assignee has been demonstrated and no further adequate assurance is required.  Assumption of any executory contract or unexpired lease and satisfaction of the Cure Amounts shall result in the full discharge, release and satisfaction of any claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease (including the Government Settlement Agreements) at any time before the date such executory contract or unexpired lease is assumed.  Each executory contract and unexpired lease assumed pursuant to this Article X shall revest in and be fully enforceable by the applicable Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.  To the maximum extent permitted by law, to the extent any provision in any executory contract or unexpired lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such executory contract or unexpired lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such executory contract or unexpired lease or to exercise any other default-related rights with respect thereto.  Any party that fails to timely file a Cure Dispute on the basis that consent to assume or assume and assign the applicable executory contract is a condition to such assumption or assumption and assignment, shall be deemed to have consented to the assumption or assumption and assignment, as applicable, of such contract.

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10.5.                     Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each assumed or assumed and assigned executory contract and unexpired lease shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or is rejected under the Plan or otherwise.

Modifications, amendments, supplements and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

10.6.                     Compensation and Benefit Programs.

Subject to the paragraph immediately following this paragraph, and except as otherwise expressly provided in this Plan, the Plan Funding Agreement, in a prior order of the Bankruptcy Court or to the extent subject to a motion pending before the Bankruptcy Court as of the Effective Date, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their respective employees, retirees and non-employee directors including all savings plans, unfunded retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans, and paid time off policies, in each case, as existing on the Petition Date, are treated as executory contracts under the Plan and, on the Effective Date, will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code except for Persons not employees of the Debtors as of the Petition Date.

Each of the Debtors may, prior to the Effective Date and subject to the parties’ rights under the RSA and the Plan Funding Agreement, enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of this Plan.  Any such agreements (or a summary of the material terms thereof) shall be in form and substance Acceptable to the Plan Investor and be included in the Plan Supplement or otherwise filed with the Bankruptcy Court on or before the date of the Confirmation Hearing.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay any amounts outstanding under the Debtors’ key executive incentive program and key employee retention plan authorized to be paid as of that date pursuant to an order of the Bankruptcy Court.  For the avoidance of doubt, and notwithstanding anything herein to the contrary, any payments of amounts outstanding under the Debtors’ key executive incentive program and key employee retention plan authorized to be paid as of the Effective Date pursuant to an order of the Bankruptcy Court or otherwise, including, without limitation, any and all amounts that are outstanding or will become outstanding as a result of any “change of control” or similar transaction, shall be paid from Plan Cash.

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ARTICLE XI.

CONDITIONS PRECEDENT TO
CONSUMMATION OF THE PLAN

11.1.                     Conditions Precedent to the Effective Date.

The occurrence of the Effective Date is subject to:

(a)                                 the RSA not having been terminated and remaining in full force and effect and the PFA Order having become a Final Order and remaining in full force and effect; provided that a termination as to a breaching Consenting Lender, where the termination occurs only as to such Consenting Lender and the RSA remains in full force and effect with respect to the other parties, shall not mean the RSA has been terminated or is not in full force and effect for purposes of this paragraph;

(b)                                 the Plan Funding Agreement not having been terminated and remaining in full force and effect and the transactions contemplated thereunder having been substantially consummated as of the Effective Date;

(c)                                  the Rights Offering having been consummated and the Backstop Commitment Agreement not having been terminated and remaining in full force and effect;

(d)                                 the Disclosure Statement Order, in form and substance Acceptable to the Debtors and each of the Required Parties, having been entered by the Bankruptcy Court and remaining in full force and effect;

(e)                                  the Confirmation Order, in form and substance Acceptable to the Debtors and each of the Required Parties, having become a Final Order and remaining in full force and effect;

(f)                                   all fees and expenses then due and payable or owed by the Debtors under the Plan Funding Agreement, the PFA Order, the RSA and the Backstop Commitment Agreement having been paid;

(g)                                  the Convertible Notes Trustee Professional Fees shall have been paid in full in Cash;

(h)                                 any non-technical and/or immaterial amendments, modifications or supplements to the Plan being Acceptable to the Debtors and each of the Required Parties, except as otherwise provided in Section 14.5 of this Plan; and

(k)                                 all actions and all agreements, instruments or other documents necessary to implement the terms and provisions of this Plan, including, without limitation, the Plan Funding Agreement and the other documents included in the Plan Supplement, in form and substance Acceptable to the Debtors and each of the Required Parties as set forth in the RSA, the Plan Funding Agreement, and herein, to be entered into by the applicable Debtors being executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification

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by a Debtor that the Effective Date has occurred) contained therein having been satisfied or waived in accordance therewith.

11.2.                     Satisfaction and Waiver of Conditions Precedent.

Except as otherwise provided herein, any actions taken on the Effective Date shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action.  Any of the conditions set forth in Sections 11.1 of this Plan may be waived in whole or part upon agreement by the Debtors and each of the Required Parties, and as the case may be, without notice and a hearing, and the Debtors’ benefits under any “mootness” doctrine, but only to the extent applicable, shall be unaffected by any provision hereof.  The failure to assert the non-satisfaction of any such conditions shall not be deemed a waiver of any other rights hereunder, and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

11.3.                     Effect of Failure of Conditions.

If all of the conditions to effectiveness have not been satisfied (as provided in Section 11.1 hereof) or duly waived (as provided in Section 11.2 hereof) and the Effective Date has not occurred on or before the Outside Date (as defined in the Plan Funding Agreement) or, subject to the parties’ rights under the RSA and the Plan Funding Agreement, by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, then the Debtors or any of the Required Parties may file a motion to vacate the Confirmation Order.  Notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if all of the conditions to consummation set forth in Section 11.1 hereof are either satisfied or duly waived by the Debtors and the Required Parties before the Bankruptcy Court enters an order granting the relief requested in such motion.  If the Confirmation Order is vacated pursuant to this Section 11.3, this Plan shall be null and void in all respects, the Confirmation Order shall be of no further force or effect, no Plan Distributions shall be made, the Debtors, the Plan Investor, and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred (except that the Plan Investor, or any of its designees, shall retain its rights to the extent provided under the Transaction Documents), and upon such occurrence, nothing contained in this Plan shall:  (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Plan Investor or the holder of any Claim against or Interest in the Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by any Debtor or any other Person with respect to any matter set forth in the Plan.

ARTICLE XII.

EFFECT OF CONFIRMATION

12.1.                     Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of this Plan shall bind any holder of a Claim against, or Interest in, the Debtors and

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inure to the benefit of and be binding on such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under this Plan and whether or not such holder has accepted this Plan.

12.2.                     Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the Plan Distributions, if any, except as otherwise provided herein or in the Confirmation Order, each Person that is a holder (as well as any trustees and agents for or on behalf of such Person) of a Claim or Interest shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights and liabilities that arose prior to the Effective Date.  Except as otherwise provided herein, upon the Effective Date, all such holders of Claims and Interests shall be forever precluded and enjoined, pursuant to sections 105, 524 and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor, any Reorganized Debtor.  For the avoidance of doubt, ancillary security enforcement, insolvency processes and/or other proceedings may be deployed in any relevant jurisdictions to implement the transactions set out in this Plan, including this Plan’s discharge provisions, in order to ensure that they are fully effective.

12.3.                     Term of Pre-Confirmation Injunctions or Stays.

Unless otherwise provided herein, all injunctions or stays provided in the Chapter 11 Cases arising prior to the Confirmation Date in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

12.4.                     Injunction Against Interference with the Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and other Persons, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions, whether in the United States or elsewhere, to interfere with the implementation or consummation of this Plan.  Moreover, solely to the extent provided in this Plan or under applicable law, the property dealt with by this Plan is transferred to, or vests in (or both, as applicable) the Reorganized Debtors free and clear of all Claims and Interests pursuant to section 1141(c) of the Bankruptcy Code.  As such, to the fullest extent permissible under applicable law, no Person holding a Claim or Interest may receive any payment from, or seek recourse against, any assets that are to be distributed under this Plan other than assets required to be distributed to that Person under this Plan.  As of the Confirmation Date, subject to the occurrence of the Effective Date, to the fullest extent permissible under applicable law, all Persons are precluded and barred from asserting against any property to be distributed under this Plan any Claims, rights, Causes of Action, liabilities, Interests, or other action or remedy based on any act, omission, transaction, or other activity that occurred before the Confirmation Date except as expressly provided in this Plan or the Confirmation Order.  Each of the Reorganized Debtors, as applicable, is expressly authorized hereby to seek to enforce such injunction.

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12.5.                     Injunction.

Except as otherwise provided in this Plan, including Section 12.8, or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from:  (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against the Released Parties, the Reorganized Debtors, the Estates or any of their property, wherever located, or any direct or indirect transferee of any property, wherever located, of, or direct or indirect successor in interest to, any of the foregoing Persons or any property, wherever located, of any such transferee or successor, on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, Interests or Causes of Action arising against the Debtors and/or their Estates; (ii) enforcing, levying, attaching (including any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Released Parties, the Reorganized Debtors, the Estates or any of their property, wherever located, or any direct or indirect transferee of any property, wherever located, of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property, wherever located, of any such transferee or successor, on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, Interests or Causes of Action arising against the Debtors and/or their Estates; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties, the Reorganized Debtors, or the Estates or any of their property, wherever located, or any direct or indirect transferee of any property, wherever located, of, or successor in interest to, any of the foregoing Persons, on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, Interests or Causes of Action arising against the Debtors and/or their Estates; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan.  For the avoidance of doubt, ancillary security enforcement, insolvency processes and/or other proceedings may be deployed in any relevant jurisdictions to implement the transactions set out in this Plan, including the injunctions set forth in this Section 12.5, in order to ensure that they are fully effective.  Each of the Reorganized Debtors, as applicable, is expressly authorized hereby to seek to enforce such injunction.

12.6.                     Releases.

(a)                                 Releases by the Debtors.  Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, the Debtors, as, debtors in possession, and any person seeking to exercise the rights of the Debtors’ Estates, including without limitation, any successor to the Debtors or any representative of the Debtors’ Estates appointed or selected pursuant to sections 1103, 1104 or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code, shall be deemed to forever release, waive and discharge all claims (as such

51

term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, suits, judgments, damages, demands, debts, rights, causes of action (including, but not limited to, the Causes of Action) and liabilities (other than the rights of the Debtors to enforce the Plan and the contracts, instruments, releases and other agreements or documents delivered thereunder) against any Released Party, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the parties released pursuant to this Section 12.6, the Chapter 11 Cases, the RSA, the DIP Financing Agreement, the Plan Funding Agreement, or this Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates, whether directly, indirectly, derivatively or in any representative or any other capacity; provided, however, that in no event shall anything in this Section 12.06(a) be construed as a release of any Person’s gross negligence, fraud, or willful misconduct, each as determined by a Final Order, for matters with respect to the Debtors and/or their affiliates.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases herein, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the releases herein are:  (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the releases herein; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim released by the releases herein against any of the Released Parties.

(b)                                 Third Party Releases.  Except as otherwise provided in the Plan, the Plan Funding Agreement or the Confirmation Order, on the Effective Date each Releasing Party, in consideration for the obligations of the Debtors under the Plan, the distributions under the Plan and other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, will be deemed to have consented to the Plan and the restructuring embodied herein for all purposes and deemed to forever release, waive and discharge all claims (as such term is defined in section 101(5) of the Bankruptcy Code), including but not limited to any claim sounding in law or equity or asserting a tort, breach of any duty or contract, violations of the common law, any federal or state statute, any federal or state securities laws or otherwise, demands, debts, rights, causes of action (including without limitation, the Causes of Action) or liabilities (other than the right to enforce the obligations of any party under the Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with the Plan), including, without limitation, any claims for any such loss such holder may suffer, have suffered or be alleged to suffer as a result of the Debtors commencing the Chapter 11 Cases or as a result of the Plan being consummated, against any Released Party, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement; provided, however, that in no event shall

52

anything in this Section 12.06(b) be construed as a release of any Person’s gross negligence, fraud, or willful misconduct, each as determined by a Final Order, for matters with respect to the Debtors and/or their affiliates.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases of holders of Claims and Interests, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the releases herein are:  (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims herein; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after notice and opportunity for hearing; and (6) a bar to any holder of a Claim or Interest asserting any Claim released by the releases herein against any of the Released Parties.

(c)                                  Notwithstanding anything to the contrary contained herein:  (i) except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in this Section 12.06 of the Plan shall not release any non-Debtor entity from any liability arising under (x) the Internal Revenue Code or any state, city or municipal tax code, (y) any criminal laws of the United States or any state, city or municipality, or (y) any environmental laws of the United States or any state, city or municipal tax code; and (ii) the releases set forth in this Section 12.06 shall not release any (x) claims, right, or Causes of Action for money borrowed from or owed to the Debtors by any of their directors, officers or former employees, as set forth in the Debtors’ books and records, (y) any claims against any Person to the extent such Person asserts a crossclaim, counterclaim and/or claim for setoff which seeks affirmative relief against a Debtor or any of its officers, directors, or representatives, and (z) claims against any Person arising from or relating to such Person’s gross negligence, fraud, or willful misconduct, each as determined by a Final Order of the Bankruptcy Court.

12.7.                     Exculpation and Limitation of Liability.

On the Effective Date, for good and valuable consideration, to the maximum extent permissible under applicable law, including the New York Rules of Professional Conduct, none of the Released Parties shall have or incur any liability to any holder of any Claim or Interest or any other Person for any act or omission in connection with, or arising out of the negotiation, implementation and execution of this Plan, the Chapter 11 Cases, the RSA, the Plan Funding Agreement, the Disclosure Statement, the DIP Financing Agreement, the solicitation of votes for and the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, including all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all activities leading to the promulgation and confirmation of this Plan except for gross negligence or willful misconduct, each as determined by a Final Order of the Bankruptcy Court.  For purposes of the foregoing, it is expressly understood that any act or omission effected with the approval of the Bankruptcy Court conclusively will be deemed not to constitute gross negligence, or willful misconduct unless the approval of the Bankruptcy Court was obtained by fraud or misrepresentation, and in all respects, the applicable Persons shall be entitled to rely on the written advice of counsel with respect to their duties and responsibilities under, or in connection with, the Chapter 11 Cases, the Plan, and the administration thereof.

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12.8.                     Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to this Plan, including the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released in or encompassed by Sections 12.6 and 12.7 of this Plan.  Each of the Reorganized Debtors, as applicable, is expressly authorized hereby to seek to enforce such injunction.

12.9.                     Retention of Causes of Action/Reservation of Rights.

Subject to Sections 12.6, 12.7 and 12.8 of this Plan and except as expressly set forth herein, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims or Causes of Action, rights of setoff, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law.  Subject to Sections 12.6, 12.7 and 12.8 of this Plan and except as expressly set forth herein, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and/or equitable rights respecting any Claim left unimpaired, as set forth in Articles IV and V of this Plan, may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

12.10.              Indemnification Obligations.

Notwithstanding anything to the contrary contained herein, including Section 10.1 of the Plan, subject to the occurrence of the Effective Date, the existing obligations of the Debtors to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors, officers or employees as of the Petition Date who were directors, officers or employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries at any time after the Petition Date, solely in their capacity as such (whether or not also an officer, director or employee of Novelion), against any Causes of Action, remain unaffected thereby after the Effective Date and are not discharged.  On and after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies in effect on the Petition Date, and all directors and officers of the Debtors, regardless of whether such person was a director or officer of the Debtors as of the Petition Date, shall be entitled to the full benefits of any such policy (to the extent such director or officer is entitled to any benefits thereunder) for the full term of such policy, but solely to the extent, and as provided in, each such policy, regardless of whether such directors and/or officers remain in such positions after the Effective Date.  For the avoidance of doubt, all obligations of the Debtors to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of former directors, officers or employees who were not directors, officers or employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries at any time after the Petition Date, against any Causes of Action, are classified as Other General Unsecured Claims and shall be discharged on the Effective Date.

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ARTICLE XIII.

RETENTION OF JURISDICTION

Pursuant to sections 105 and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in, arising under, or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)                                 To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the Cure Disputes resulting therefrom;

(b)                                 To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c)                                  To hear and resolve any disputes arising from or relating to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004, or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)                                 To ensure that Plan Distributions to holders of Allowed Claims are accomplished as provided herein;

(e)                                  To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)                                   To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(g)                                  To issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)                                 To hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)                                     To hear and determine all Fee Claims;

(j)                                    To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

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(k)                                 To take any action and issue such orders, including any such action or orders as may be necessary after occurrence of the Effective Date and/or consummation of the Plan, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release or injunction provisions set forth herein, or to maintain the integrity of this Plan following consummation;

(l)                                     To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m)                             To hear and determine all disputes involving the existence, nature or scope of the discharge, releases and injunction provisions contained in the Plan;

(n)                                 To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)                                 To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(p)                                 To resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement Hearing, the Confirmation Hearing, any applicable Bar Date, or the deadline for responding or objecting to a Cure Amount, for the purpose of determining whether a Claim or Interest is discharged hereunder, or for any other purpose;

(q)                                 To recover all assets of the Debtors and property of the Estates, wherever located; and

(r)                                    To enter a final decree closing each of the Chapter 11 Cases.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, the provisions of this Article XIII shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

14.1.                     Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, the sale by the Debtors of any owned property pursuant to section 363(b) of the Bankruptcy Code, and any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of

56

section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

14.2.                     Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which any applicable Debtor had obligated itself to provide such benefits.  Nothing herein shall:  (a) restrict the Debtors’ or the applicable Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors.

14.3.                     Dissolution of Creditors’ Committee.

If a Creditors’ Committee is appointed in the Chapter 11 Cases, it shall be automatically dissolved on the Effective Date and all members, employees or agents thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

14.4.                     Termination of Professionals.

On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee, if any, shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for allowance and payment of such Fee Claims, and the Reorganized Debtors shall be responsible for the reasonable and documented fees, costs and expenses associated with the prosecution of such Fee Claims.  Nothing herein shall preclude any Reorganized Debtor from engaging a former Professional Person on and after the Effective Date in the same capacity as such Professional Person was engaged prior to the Effective Date.

14.5.                     Amendments.

This Plan may be amended, modified, or supplemented by the Debtors, subject to the parties’ rights under the RSA and the Plan Funding Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court.  In addition, after the Confirmation Date, so long as such action does not adversely affect the Plan Investor or the treatment of holders of Allowed Claims pursuant to this Plan, the Debtors may make appropriate technical adjustments, remedy any defect or omission or reconcile any inconsistencies in this Plan, the Plan Documents and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of this Plan, and any holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.  The Debtors may make such technical

57

adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, however, that, such technical adjustments and modifications are immaterial or do not adversely affect the Plan Investor or the treatment of holders of Claims or Interests under the Plan.

14.6.                     Revocation or Withdrawal of this Plan.

Subject to the parties’ rights under the RSA and the Plan Funding Agreement, the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date.  If the Debtors revoke or withdraw this Plan, in accordance with the preceding sentence, prior to the Effective Date as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors:  (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, provided, however, that the Plan Investor, or any of its designees, shall retain its rights to the extent provided under the Transaction Documents; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

14.7.                     Allocation of Plan Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

14.8.                     Severability.

If, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.9.                     Governing Law.

Except to the extent that the Bankruptcy Code or other U.S. federal law is applicable, or to the extent a Plan Document or exhibit or schedule to the Plan provides

58

otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof to the extent such principles would result in the application of the laws of any other jurisdiction.

14.10.              Section 1125(e) of the Bankruptcy Code.

The Debtors have, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and the Debtors (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, solicitation and/or purchase of the securities offered and sold under this Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

14.11.              Inconsistency.

In the event of any inconsistency among the Plan, the Disclosure Statement, the Plan Documents (other than the Plan Funding Agreement), the RSA, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern; provided, however, that the Plan Funding Agreement shall control and take precedence in the event of any inconsistency between the Plan Funding Agreement, any provision of this Plan, and any of the foregoing documents; provided, further, however, that the parties to the Plan Funding Agreement and the RSA shall use commercially reasonable efforts to eliminate any such inconsistency by agreement prior to the provisions of this section becoming applicable and enforceable.

14.12.              Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

14.13.              Exhibits.

All exhibits to this Plan (including, without limitation, the Plan Documents, all documents filed with the Plan Supplement, and the Plan Funding Agreement and all exhibits and ancillary agreements thereto) are incorporated and are a part of this Plan as if set forth in full herein.

14.14.              Notices.

All notices or requests in connection with the Plan shall be in writing (including by facsimile or electronic mail transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice

59

by facsimile or electronic mail transmission, when received and telephonically confirmed, addressed as follows:

Aegerion Pharmaceuticals, Inc.

245 First Street
Riverview II, 18th Floor
Cambridge, MA 02142

Attention:  John R. Castellano

Email:  JCastellano@alixpartners.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:  Paul V. Shalhoub, Esq. and Andrew S. Mordkoff, Esq.

Email:  pshalhoub@willkie.com; amordkoff@willkie.com
Facsimile:  (212) 728-8111

Proposed Counsel to the Debtors

14.15.              Filing of Additional Documents.

On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

14.16.              Reservation of Rights.

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order.  None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be, an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

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Dated:           May 20, 2019
New York, New York

Respectfully submitted,

AEGERION PHARMACEUTICALS, INC., on behalf of itself and its affiliated Debtors

By:
Name:	John R. Castellano
Title:	Chief Restructuring Officer

Counsel:

WILLKIE FARR & GALLAGHER LLP

Paul V. Shalhoub, Esq.

Andrew S. Mordkoff, Esq.

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

Proposed Counsel for the Debtors and Debtors in Possession

Schedule 1.80

Government Settlement Agreements

The Government Settlement Agreements are comprised of the following settlement agreements and judgments:

(a) Civil Settlement Agreement, dated September 22, 2017,

(b) Indiana State Settlement Agreement, dated August 21, 2017,

(c) Mississippi State Settlement Agreement, dated August 21, 2017,

(d) South Carolina State Settlement Agreement, dated August 21, 2017,

(e) Arizona State Settlement Agreement, dated August 22, 2017,

(f) Michigan State Settlement Agreement, dated August 23, 2017,

(g) New Jersey State Settlement Agreement, dated August 23, 2017,

(h) Connecticut State Settlement Agreement, dated August 24, 2017,

(i) Georgia State Settlement Agreement, dated August 24, 2017,

(j) Ohio State Settlement Agreement, dated August 28, 2017,

(k) Alabama State Settlement Agreement, dated August 28, 2017,

(l) Illinois State Settlement Agreement, dated August 31, 2017,

(m) Florida State Settlement Agreement, dated September 1, 2017,

(n) Tennessee State Settlement Agreement, dated September 1, 2017,

(o) New York State Settlement Agreement, dated September 6, 2017,

(p) Pennsylvania State Settlement Agreement, dated September 6, 2017,

(q) Louisiana State Settlement Agreement, dated September 8, 2017,

(r) Iowa State Settlement Agreement, dated September 12, 2017,

(s) Virginia State Settlement Agreement, dated September 12, 2017,

(t) Nebraska State Settlement Agreement, dated September 13, 2017,

(u) West Virginia State Settlement Agreement, dated September 14, 2017,

(v) Colorado State Settlement Agreement, dated September 18, 2017,

(w) Nevada State Settlement Agreement, dated September 19, 2017,

(x) Kentucky State Settlement Agreement, dated September 20 2017,

(y) California State Settlement Agreement, dated September 21, 2017,

(z) Wisconsin State Settlement Agreement, dated September 21, 2017,

(aa) Texas State Settlement Agreement, dated September 26, 2017,

(bb) Missouri State Settlement Agreement, dated September 27, 2017,

(cc) Oklahoma State Settlement Agreement, dated September 28, 2017,

(dd) Deferred Prosecution Agreement, dated September 22, 2017,

(ee) Corporate Integrity Agreement, dated September 22, 2017,

(ff) Final Judgment, dated September 25, 2017,

(gg) Plea Agreement, dated January 12, 2018,

(hh) Criminal Judgment, dated January 30, 2018, and

(ii) Consent Decree of Permanent Injunction, dated March 20, 2019.

EXHIBIT B

Plan Funding Agreement

[Filed as Exhibit 10.2]

EXHIBIT C

DIP Credit Agreement

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of May 20, 2019

Among

AEGERION PHARMACEUTICALS, INC.,
as Borrower and as Debtor and Debtor-in-Possession,

THE LENDERS PARTY HERETO

and

CANTOR FITZGERALD SECURITIES,
as Administrative Agent

i

Section 10.21	Conflicts with Financing Orders	101

v

SCHEDULES

Schedule 1	-	Closing Checklist
Schedule 2	-	Subsidiary Guarantors
Schedule 2.01	-	Commitments
Schedule 5.01	-	Existence, Qualification and Power; Compliance with Laws
Schedule 5.02	-	Authorizations; No Contravention
Schedule 5.06	-	Litigation
Schedule 5.07(b)	-	Real Property
Schedule 5.09	-	Environmental Compliance
Schedule 5.10	-	Taxes
Schedule 5.14	-	Subsidiaries and Other Equity Investments
Schedule 5.17	-	Intellectual Property, Licenses
Schedule 5.20	-	Material Contracts
Schedule 7.01(b)	-	Existing Liens
Schedule 7.02(c)	-	Existing Investments
Schedule 7.03(b)	-	Surviving Indebtedness
Schedule 10.02	-	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A-1	—	Form of Committed Loan Notice
Exhibit A-2	—	Form of Prepayment Notice
Exhibit B	—	Form of Note
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Assignment and Assumption
Exhibit E	—	Form of Guarantee and Collateral Agreement
Exhibit F	—	Form of Officer’s Certificate
Exhibit G	—	Form of Administrative Questionnaire
Exhibit H	—	Form of Final Order

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) is entered into as of May 20, 2019 among AEGERION PHARMACEUTICALS, INC., a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (as hereinafter defined) (the “Borrower”), each Lender (as hereinafter defined) from time to time party hereto and CANTOR FITZGERALD SECURITIES, as administrative agent and collateral agent for the Lenders (in such capacities, together with any successor administrative agent and collateral agent, the “Administrative Agent”).

PRELIMINARY STATEMENTS

1.             On May 20, 2019 (the “Petition Date”), the Borrower and certain of its Subsidiaries filed in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code, and such reorganization case is being jointly administered under Case Number [   ] (the “Chapter 11 Case”).

2.             The Borrower has requested that the Lenders make available to the Borrower a “super-priority” debtor-in-possession delayed draw term loan facility in an aggregate amount not to exceed $20,000,000, the proceeds of which the Borrower may use for the purposes permitted hereunder.

3.             The Guarantors (as hereinafter defined) have agreed to guarantee the obligations of the Borrower hereunder and the Borrower and the Guarantors have agreed to secure their respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties (as hereinafter defined), a lien on substantially all of their respective assets, in accordance with the priorities provided in the Loan Documents (as hereinafter defined) and the Final Order (as hereinafter defined).

Subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the “super-priority” debtor-in-possession delayed draw term loan facility provided for herein:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01          Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Administration Fee” has the meaning specified in Section 2.06(d).

“Administrative Agent” has the meaning specified in the first paragraph of this Agreement and shall include any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit G.

“Affiliate” means, in respect of any Person:

(a)           any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person; and for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting Equity Interests or by contract or otherwise;

(b)           any Person who beneficially owns or holds 10% or more of any class of shares (or, in the case of a Person that is not a corporation, 10% or more of the partnership or other Equity Interests) of such Person; or

(c)           any Person, 10% or more of any class of shares (or in the case of a Person that is not a corporation, 10% or more of the partnership or other Equity Interests) of which is beneficially owned or held by such Person or a Subsidiary of such Person.

“Agent Parties” has the meaning specified in Section 10.02(f).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.  As of the Closing Date, the amount of the Aggregate Commitments is $20,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” has the meaning specified in Section 5.15(g).

“Anti-Terrorism Law” means any Requirement of Law related to money laundering or financing terrorism, including the PATRIOT Act, and its implementing regulations, The Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), Executive Order 13224 (effective September 24, 2001) and the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 and 1957).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for the Loans, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to the applicable provisions of Article III, be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Borrower; provided that for the purposes of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Applicable Rate” means a percentage per annum equal to 12.5%.

“Approved Bankruptcy Court Order” means (a) the Final Order, as such order is in effect from time to time and (b) any other order entered by the Bankruptcy Court that (x) is in form and substance satisfactory to the Required Lenders in all respects, (y) once entered, has not been vacated, reversed or stayed, and (z) has not been amended or modified except in a manner satisfactory to the Required Lenders.

“Approved Budget” means, initially, the Initial Approved Budget, and, following approval of any Supplemental Approved Budget, the “Approved Budget” as defined in and approved pursuant to the Financing Orders.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable and documented fees, out-of-pocket expenses and actual disbursements of any law firm or other external legal counsel, limited to one counsel to the Administrative Agent (which on the date hereof is Shipman & Goodwin LLP) and one counsel to the Lenders (which on the date hereof is Latham & Watkins LLP) and, to the extent reasonably necessary, local counsel for each of the Administrative Agent and the Lenders in any relevant jurisdiction (and, in the event of any actual conflict of interest, additional counsel to the affected parties).

“Attributable Indebtedness” means, at any date, (a) in respect of any Capital Lease Obligation (other than a lease resulting from a Sale Leaseback) of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Sale Leaseback, the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” has the meaning specified in the Preliminary Statements hereto.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Bridge Credit Agreement” means that certain Bridge Credit Agreement dated as of November 8, 2018 among the Borrower, the lenders party thereto and Cantor Fitzgerald Securities, as administrative agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, the State of New York.

“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Person, all monetary or financial obligations of such Person and its Subsidiaries under any Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty; provided that any obligations that were not required to be included on the balance sheet of such Person as capital lease obligations when incurred but are subsequently re-characterized as capital lease obligations due to a change in accounting rules after the Closing Date shall for all purposes hereunder not be treated as a Capital Lease Obligation.

“Carve-Out” means the “Carve-Out” as defined in the Financing Orders.

“Cash Equivalents” means any of the following:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or any other domestic commercial bank having capital and surplus in excess of $500,000,000 maturing not more than one year after the date of issuance, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the Government of the United States, (d) securities with maturities of 365 days or less from the date of acquisition that are issued or fully guaranteed by any state, district or territory of the United States, by any political subdivision or taxing authority of any such state, district or territory or by any foreign government, the securities of which state, district or territory, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (e) commercial paper maturing not more than two hundred and seventy (270) days from the date of issue and issued by a corporation (other than an Affiliate of any Loan Party) organized under the laws of any state of the United States of America or of the District of Columbia and, at the time of acquisition thereof, rated A 2 or higher by S&P, P 2 or higher by Moody’s or F2 or higher by Fitch, (f) money market mutual or similar funds that invest substantially all of their assets in one or more type of securities satisfying the requirements of clauses (a) through (e) of this definition, (g) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) and (b) of this definition, (h) agencies (LSE’s), State (municipal bonds), or corporate bonds having a long term rating of at least A- or A3 from S&P, Moody’s or Fitch, having maturities of not more than fifteen (15) months from the date of acquisition and (i) money market funds having a rating of AAAm/Aaa or better from S&P, Moody’s or Fitch.

“Casualty Event” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented; provided that increased costs as a result of a Change in Law pursuant to clauses (x) and (y) above shall only be reimbursable by the Borrower to a Lender to the extent such Lender is requiring reimbursement therefor generally from similarly situated borrowers under comparable credit facilities.

“Change of Control” means the occurrence of any of the following events:

(a)           any direct or indirect Subsidiary of the Borrower on the Closing Date shall cease to be a Wholly-owned direct or indirect Subsidiary of the Borrower;

(b)           any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Novelion shall have (x) acquired beneficial ownership or control of 25% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of the Borrower; or (y) obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower; or

(c)           those individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) shall fail to constitute a majority of the board of directors (or similar governing body) of the Borrower.

For the avoidance of doubt, neither the proposal or approval of (but not the occurrence of the effective date of) the Reorganization Plan, nor the proposal or entry into (but not the consummation of the transactions pursuant to) the definitive documents contemplated by the Restructuring Support Agreement shall constitute a Change of Control.

“Chapter 11 Case” has the meaning specified in the Preliminary Statements hereto.

“Closing Date” means the date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the U.S.  Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means a collective reference to all real and personal property required to be pledged to the Administrative Agent, for the benefit of the Secured Parties, to secure all or part of the Obligations pursuant to the Collateral Documents or the Final Order.

“Collateral Documents” means, collectively, the Final Order (with respect to the granting of Liens thereunder), the Guarantee and Collateral Agreement, and, to the extent required hereunder or reasonably requested by the Administrative Agent and the Lenders, any Guarantee and Collateral Agreement Supplement, any mortgages, any collateral assignments, any security agreements, pledge agreements, control agreements or other similar agreements, or any supplements to any of the foregoing, in each case delivered to the Administrative Agent and the Lenders in connection with this Agreement or any other Loan Document or any transaction contemplated hereby or thereby to secure or guarantee the payment of any part of the Obligations or the performance of any Loan Party’s other duties and obligations under the Loan Documents. The Collateral Documents shall supplement, and shall not limit, the grant of a Lien on the Collateral pursuant to this Agreement or the Final Order.

“Commitment” means, as to each Lender, its obligations to make Loans pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 hereto under the caption “Commitment”.  Commitments will reduce on a dollar for dollar basis once advanced.

“Commitment Expiration Date” means the earliest to occur of (i) the date on which the entire amount of the Aggregate Commitments has been drawn, (ii) the date on which the Aggregate Commitments have been terminated pursuant to this Agreement and the Final Order and (iii) the date that is ten (10) days prior to the date set forth in clause (ii) of the definition of “Maturity Date”.

“Commitment Fee” has the meaning provided in Section 2.06(a).

“Committed Loan Notice” means a notice of borrowing substantially in the form of Exhibit A-1.

“Communications” has the meaning specified in Section 10.02(e).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confirmation Order” means the “Confirmation Order” as defined in the Restructuring Support Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Notes” means Indebtedness evidenced by the 2.00% convertible senior notes due 2019 issued under that certain Indenture dated as of August 15, 2014 between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee thereunder.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Applicable Rate plus 2.0% per annum to the fullest extent permitted by applicable Laws.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any asset or property by a Loan Party or any of its Subsidiaries (including any Sale Leaseback and any sale of Equity Interests, but excluding any issuance by a Loan Party of its own Equity Interests); provided that none of the foregoing shall be considered a “Disposition” for purpose of Section 7.05 if and only if the aggregate value of the assets or property that are the subject of such transaction is less than $100,000 in the aggregate during the term of this Agreement.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity

Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety one (91) days after the Maturity Date then in effect; provided that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Person” means any holder of any Indebtedness under the Convertible Notes or any direct competitor of the Borrower or its Subsidiaries to the extent that all such Disqualified Persons have been listed on a schedule provided to the Lenders and the Administrative Agent prior to the Closing Date.

“Dollars” means lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety as it relates to any Hazardous Material or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages relating to Releases of Hazardous Materials or actual or alleged violations of Environmental Laws and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means any and all federal, provincial, local and foreign statutes, laws, regulations, ordinances, rules, decrees or other governmental restrictions of legal effect relating to the environment, to the release of any Hazardous Materials into the environment or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials but only to the extent such Environmental Laws are legally applicable to any Loan Party pursuant to any Environmental Law.

“Environmental Liability” in respect of any Person, any and all legal obligations and liabilities under Environmental Laws for any Release caused by such Person or which is discovered or uncovered during the ownership or control of any real property by such Person and which adversely impacts any Person, property or the environment whether or not caused by a breach of applicable laws (including Environmental Laws).

“Environmental Permit” means any permit, approval, hazardous waste identification number, license or other authorization issued by or submitted to a Governmental Authority required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and Treasury regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of any Loan Party or ERISA Affiliate as described in Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA (or that is in endangered or critical status, within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); or (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Agreements” means, collectively, the “Loan Documents” as defined in the Bridge Credit Agreement and the “Loan Documents” as defined in the Novelion Intercompany Loan Agreement.

“Exit Fee” has the meaning specified in Section 2.06(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Order” means the order or judgment of the Bankruptcy Court as entered on the docket of the Bankruptcy Court substantially in the form of Exhibit H, inter alia, (a) approving on a final basis this Agreement and the other Loan Documents, (b) authorizing the incurrence by the Loan Parties of the post-petition secured indebtedness under this Agreement, (c) approving the payment by the Loan Parties of the fees contemplated by this Agreement and the other Loan Documents, (d) authorizing on a final basis the Loan Parties to use cash collateral (as defined in the Bankruptcy Code), and (b) granting the Prepetition Secured Parties (as defined therein) certain adequate protection, among other related relief, which order or judgment is in effect and not stayed, and as the same may be amended, supplemented or modified from time to time after entry thereof with the consent of the Required Lenders.

“Financial Advisor” means Ducera Partners LLC, in its capacity as financial advisor to the Lenders and their counsel solely with respect to the Loan Documents.

“Financing Orders” means, collectively, the Interim Order and the Final Order.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries, ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Foreign Lender” means (a) if the borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is a resident or organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower organized outside the United States.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any nation or government, any provincial, state, local, municipal or other political subdivision thereof, and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Granting Lender” has the meaning specified in Section 10.07(f).

“Guarantee and Collateral Agreement” means, collectively, (a) the Debtor-in-Possession Guarantee and Collateral Agreement executed by the Loan Parties and the Administrative Agent substantially in the form of Exhibit E and (b) each Guarantee and Collateral Agreement Supplement executed and delivered pursuant to the provisions of Section 6.11.

“Guarantee and Collateral Agreement Supplement” means a supplement to the Guarantee and Collateral Agreement, in form reasonably satisfactory to the Required Lenders, executed and delivered to the Administrative Agent pursuant to the provisions of Section 6.11.

“Guarantee Obligations” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guarantors” means the Subsidiary Guarantors.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, a “deleterious substance”, “dangerous goods”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, greenhouse gases, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and other accrued liabilities incurred in the ordinary course of business not past due for more than 120 days after its stated due date (except for accounts payable contested in good faith), (ii) any earn-out obligation until such obligation is both required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP and not paid after becoming due and payable and (iii) deferred or equity compensation arrangements entered into in the ordinary course of business and payable to directors, officers or employees), (e) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed but, in the case of Indebtedness which is not assumed by such Person, limited to the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, (f) all guarantees by such Person of Indebtedness of others, (g) all Attributable Indebtedness of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (excluding the portion thereof that has been fully cash collateralized in a manner permitted by this Agreement), (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured and (j) all obligations of such Person in respect of Disqualified Equity Interests.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Anything herein to the contrary notwithstanding, obligations in respect of any Indebtedness that has been irrevocably defeased (either covenant or legal) or satisfied and discharged pursuant to the terms of the instrument creating or governing such Indebtedness shall not constitute Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 10.05(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05(a).

“Information” has the meaning specified in Section 10.08.

“Initial Approved Budget” means the “Initial Approved Budget” as defined in the Financing Orders.

“Intellectual Property” has the meaning specified in Section 5.17.

“Interest Payment Date” means the last Business Day of each calendar month, commencing June 30, 2019, and the Maturity Date.

“Interim Order” means the order or judgment of the Bankruptcy Court as entered on the docket of the Bankruptcy Court with respect to the Chapter 11 Case, inter alia, (a) authorizing, on an interim basis, the Loan Parties to use cash collateral (as defined in the Bankruptcy Code), and (b) granting the Prepetition Secured Parties (as defined therein) certain adequate protection, among other related relief, which order or judgment is in effect and not stayed, and as the same may be amended, supplemented or modified from time to time after entry thereof with the consent of the Required Lenders.

“Investment” in any Person, means any loan or advance to such Person, any purchase or other acquisition of any voting Equity Interests or other Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means any Lender that may be a party to this Agreement from time to time, including its successors and assigns as permitted hereunder (each of which is referred to herein as a “Lender”).

“Lien” means any assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement (including Capital Leases but excluding operating leases) or any other security interest whatsoever, howsoever created or arising, whether fixed or floating, legal or equitable, perfected or not, but specifically excludes any legal, contractual or equitable right of set-off.

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) any agency fee letter entered into between the Borrower and the Administrative Agent in connection with this Agreement and the other Loan Documents, (v) the Final Order and (vi) all other instruments and documents delivered from time to time by or on behalf of the Borrower or any of its Subsidiaries in connection herewith or therewith.

“Loan Parties” or “Loan Party” means, collectively or individually as the context may require, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), financial condition of the Borrower and its Subsidiaries, taken as a whole, except as a result of (i) the commencement of the Chapter 11 Case or the events and conditions related and/or leading up thereto, (ii) the effects that customarily result from the commencement of a Chapter 11 Case (including the issuance of the Financing Orders), or (iii) any defaults under agreements as a result of the commencement of the Chapter 11 Case that have no effect under the terms of the Bankruptcy Code; (b) a material impairment of the ability of the Borrower to perform its material obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material impairment of the Administrative Agent’s or the Lenders’ ability to enforce the Obligations or realize upon the Collateral.

“Material Contracts” means any Contractual Obligation of any Loan Party the failure to comply with which, or the termination (without contemporaneous replacement) of which, could reasonably be expected to have a Material Adverse Effect or otherwise result in liabilities in excess of $500,000.

“Maturity Date” means, the earliest to occur of (i) the effective date of a confirmed chapter 11 plan of reorganization, (ii) the date that is one hundred and fifty (150) days after the Petition Date, which may be extended up to an additional 60 days to the extent the “Outside Date” (as defined in the Plan Funding Agreement as in effect on the date hereof) is extended in accordance with Section 8.1(b)(ii) of the Plan Funding Agreement as in effect on the date hereof and (iii) the date on which the Loans and other Obligations hereunder are accelerated and become due and payable following the occurrence of an Event of Default, in each case, pursuant to Section 8.02.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to the Disposition of any asset by any Loan Party or any Casualty Event the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash

Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of its Subsidiaries) over (ii) the sum of (A) the principal amount of any Indebtedness permitted by this Agreement that is secured by a lien (other than a Lien on the Collateral that is subordinated or junior to the Liens securing the Obligations) by the asset subject to such Disposition or Casualty Event and that is repaid (and is timely repaid) in connection therewith (other than Indebtedness under the Loan Documents), (B) the reasonable out-of-pocket expenses actually incurred and paid by the Borrower or any of its Subsidiaries in connection with such Disposition or Casualty Event (including, reasonable attorney’s, accountant’s and other similar professional advisor’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant, and other customary fees) to third parties (other than the Loan Parties or any of their Affiliates), (C) taxes paid or reasonably estimated to be actually payable or that are actually accrued in connection therewith with respect to the current tax year as a result of any gain recognized in connection therewith by such Person or any of the direct or indirect stockholders thereof and attributable to such Disposition or Casualty Event; provided that, if the amount of any estimated taxes pursuant to this subclause (C) exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Cash Proceeds and (D) any reasonable reserve actually maintained in respect of (x) the sale price of such asset or assets established in accordance with GAAP, and (y) any liabilities associated with such asset or assets and retained by the Borrower or any of its Subsidiaries after such sale or other Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (1) received upon the Disposition of any non-cash consideration received by such Person in any such Disposition, and (2) received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in subclause (D) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within two years after such Disposition or Casualty Event, the amount of such reserve, in each case of subclauses (A) through (D) above, to the extent approved by the Bankruptcy Court (if such approval is necessary pursuant to the Bankruptcy Code); and

(b)           with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries not permitted under Section 7.03, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses (including reasonable attorney’s, accountant’s and other similar professional advisor’s fees), incurred by such Loan Party in connection with such incurrence or issuance to third parties (other than the Loan Parties or any of their Affiliates), in the case of the foregoing clause (ii), to the extent approved by the Bankruptcy Court (if such approval is necessary pursuant to the Bankruptcy Code).

“Non-Consenting Lender” has the meaning specified in Section 3.07(c).

“Note” means a promissory note of the Borrower payable to a Lender or its assigns, substantially in the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower owing to such Lender resulting from the Loans made by such Lender.

“Novelion” means Novelion Therapeutics Inc., a corporation organized under the laws of British Columbia.

“Novelion Intercompany Loan Agreement” means the Amended and Restated Loan and Security Agreement, dated as of March 15, 2018, between Novelion and the Borrower, as the same may be amended, restated supplemented or otherwise modified from time to time.

“Novelion Intercompany Loans” means the intercompany loans advanced by Novelion to the Borrower pursuant to the Novelion Intercompany Loan Agreement

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include the obligation (including Guarantee Obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereof).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since January 1, 2003.

“Permitted Affiliate Services Payments” means payments by the Borrower to Novelion consisting of reimbursements for shared services and other expenses to the extent permitted pursuant to an Approved Bankruptcy Court Order (it being understood that such payments shall be so permitted to the extent set forth in the Approved Budget, subject to Permitted Variances).

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Variances” means the “Permitted Variances” as defined in the Financing Orders.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Petition Date” has the meaning specified in the Preliminary Statements hereto.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan Funding Agreement” means that certain Plan Funding Agreement, dated as of May [•], 2019, by and between the Borrower and Amryt Pharma plc, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Platform” has the meaning specified in Section 10.02(e).

“Prepayment Notice” means a notice of prepayment in respect of any voluntary or mandatory prepayment in substantially the form of Exhibit A-2.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the Aggregate Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the outstanding principal amount of the Loans held by such Lender divided by the aggregate principal amount of all outstanding Loans held by all Lenders.

“Proceeding” has the meaning specified in Section 10.05(a).

“Public Lender” has the meaning specified in Section 10.02(h).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness, so long as:

(a)           such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness as of the time it is so refinanced, renewed, or extended (other than by the amount of the fees and expenses incurred in connection therewith);

(b)           such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended;

(c)           if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness; and

(d)           the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning specified in Section 10.07(c).

“Registered” means, with respect to Intellectual Property, issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migration of any Hazardous Material in or into the environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any Hazardous Material), or out of any vessel or facility, including the movement of any Hazardous Material through the air, soil, subsoil, surface, water, ground water, rock formation or otherwise.

“Reorganization Plan” means the chapter 11 plan of reorganization for the Loan Parties, substantially in the form attached as Exhibit A to the Restructuring Support Agreement, including any schedules and exhibits attached thereto, as the same may be amended, supplemented or otherwise modified from time to time, in each case in accordance with the terms of the Restructuring Support Agreement or such chapter 11 plan, as applicable.

“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate principal amount of all outstanding Loans and unused Commitments at such time; provided that if there are two (2) or more Lenders that are not Affiliates, then Required Lenders shall require at least two (2) Lenders that are not Affiliates holding more than 50% of the aggregate principal amount of all outstanding Loans and unused Commitments at such time.

“Requirement of Law” means, as to any Person, any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction or settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or, except for purposes of Sections 6.02 or 6.03, any other similar officer or a Person performing similar functions of a Loan Party (and, as to any document delivered on the Closing Date, to the extent permitted or required by the terms of this Agreement, any secretary or assistant secretary of a Loan Party).  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any:

(a)           dividend or other distribution (whether in cash, securities or other property) or any payment (whether in cash, securities or other property), in each case, with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, retraction, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof and including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase); and

(b)           payment of any management or similar type fees by a Loan Party to any Affiliate thereof.

“Restricting Information” has the meaning assigned to such term in Section 10.02(i).

“Restructuring Support Agreement”  means the Restructuring Support Agreement dated as of May [  ], 2019, by and among the Borrower, each of the Borrower’s subsidiaries that are party thereto, certain holders of claims against the Borrower arising under the Convertible Notes indenture, the Bridge Credit Agreement and/or the Novelion Intercompany Loan Agreement, Novelion and Amrty Pharma plc, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Services LLC, a Standard & Poor’s Financial Services LLC business, and its successors.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions” means economic or financial sanctions or trade embargos imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Canada, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity, at any time, that is the subject or target or Sanctions, including (a) any individual or entity listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, Canada, any Member State of the European Union, or the United Kingdom, (b) any individual or entity operating, organized or resident in a Sanctioned Country or (c) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly or otherwise, or where relevant under Sanctions, controlled by any such person or entity described in clause (a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders and each Supplemental Administrative Agent.

“SPC” has the meaning specified in Section 10.07(f).

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means (a) each domestic Subsidiary of the Borrower other than Aegerion Securities Corporation, a Massachusetts corporation, including each Subsidiary listed under the heading “Subsidiary Guarantors” on Schedule 2, and (b) each other Subsidiary that becomes a Guarantor pursuant to a Guarantee and Collateral Agreement Supplement or other documentation in form and substance reasonably satisfactory to the Required Lenders.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Supplemental Approved Budget” means the “Supplemental Approved Budget” as defined in the Financing Orders.

“Tax Distributions” means, distributions from the Borrower to Novelion Services USA, Inc. (“US Parent”) in the aggregate amount necessary to permit US Parent to pay all or a portion of the U.S. federal, state and local income tax liabilities which are then due and payable and directly attributable to the income of the Borrower; provided that such amounts are used by such Person for such purpose and the amount of such distributions in any taxable period shall not exceed with respect to any taxable period in which the Borrower files a consolidated, combined, unitary or similar type income tax return with US Parent or any direct or indirect parent of US Parent as the common parent of such group, the amount of U.S. federal, state and local income tax the Borrower and its Subsidiaries would be required to pay with respect to such taxable period if they filed as a separate consolidated, combined, unitary or other similar group for income tax purposes with the Borrower as the common parent of such group.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, stamp taxes, withholdings or other charges imposed by any Governmental Authority (including additions to tax, penalties and interest with respect thereto).

“Termination of the DIP Financing” means, collectively, the termination of all Lenders’ Commitments and either (x) payment in full in cash of all Obligations (other than contingent obligations, indemnities and expenses related thereto that, in each case, are not then payable or in existence or for which no claim has been asserted), or (y) upon the effective date of the confirmed Reorganization Plan, receipt of the treatment provided thereunder and under the Confirmation Order (which may include, without limitation, the receipt of cash and/or New Convertible Notes (as defined under the Reorganization Plan)).

“Threshold Amount” means $300,000.

“Ticking Fee” has the meaning specified in Section 2.06(c).

“Trade Date” has the meaning specified in Section 10.07(h).

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any security interest in any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02          Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)           Article, Section, paragraph, clause, subclause, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)           The term “including” is by way of example and not limitation.

(e)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h)           Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter forms.

Section 1.03          Accounting Terms.  (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP consistently applied, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then the Lenders and the Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and the Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Required Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such Accounting Change.

(b)           Where reference is made to a Person “and its Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any subsidiaries other than Subsidiaries.

Section 1.04          References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.05          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06          Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

THE COMMITMENTS AND THE LOANS

Section 2.01          The Commitments and the Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make (or cause its Applicable Lending Office to make) to the Borrower, from time to time on and after the Closing Date and until the Commitment Expiration Date, term loans in one or more drawings in an aggregate principal amount not to exceed such Lender’s Commitment; provided that the Loans made by all Lenders under this Section 2.01 shall not exceed in the aggregate the lesser of (i) the Aggregate Commitments and (ii) the maximum amount authorized by the Final Order. The Commitment of each Lender shall be reduced by the amount of any funding thereunder and shall be terminated on the Commitment Expiration Date. Amounts paid or prepaid in respect of the Loans may not be reborrowed. The proceeds of all Loans shall remain in a bank account maintained by the Borrower that is subject to a control agreement in favor of the Administrative Agent until such proceeds are used in accordance with Section 6.12.

Section 2.02          Borrowings of Loans.  (a) Each borrowing of Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent of such borrowing.  Each such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) five (5) Business Days prior to the requested date of any borrowing of Loans in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each borrowing of Loans shall be in a principal amount of

$1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Committed Loan Notice shall specify, as applicable, (i) the requested date of the borrowing (which shall be a Business Day), (ii) the principal amount of Loans to be borrowed and (iii) the location and number of the relevant Borrower’s account or any other designated account(s) to which funds are to be disbursed (which may be in the form of a funds flow memorandum). Notwithstanding anything to the contrary contained herein, the Borrower may not submit more than five (5) Committed Loan Notices in connection with borrowings, such Committed Loan Notices to be delivered (i) in connection with the initial borrowing on the Closing Date (if any) and (ii) in connection with the borrowings to be made (if any) thereafter in accordance with the Approved Budget (subject to the Permitted Variances) and the Final Order.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans requested.  In the case of each borrowing, each Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York, New York time) on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (or, if such borrowing is the initial borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           The failure of any Lender to make the Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any borrowing.

Section 2.03          Prepayments.  (a) Optional Prepayments.  The Borrower may, upon delivery of a Prepayment Notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans, in whole or in part subject to payment of the Exit Fee at the time of such prepayment; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) two (2) Business Days prior to any date of prepayment of Loans; and (2) any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding, in each case, with accrued and unpaid interest on the Loans to be repaid.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment of Loans pursuant to this Section 2.03(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(b)           Mandatory Prepayments.  (i) If the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from any Disposition (other than any Disposition permitted under Sections 7.05(b), 7.05(c), 7.05(e), 7.05(f) or 7.05(h)), the Borrower shall, subject to

Section 2.03(c), cause to be prepaid an aggregate principal amount of the Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.

(ii)           If the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from any Casualty Event, the Borrower shall, subject to Section 2.03(c), cause to be prepaid an aggregate principal amount of the Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.

(iii)          If the Borrower or any of its Subsidiaries incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of the Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event, prior to the date which is one (1) Business Day after the receipt of such Net Cash Proceeds.

(iv)          If the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from any issuance of Equity Interests (including capital contributions), the Borrower shall cause to be prepaid an aggregate principal amount of the Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event, prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.

(v)           The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.03(b) at least two (2) Business Days prior to the date of such prepayment pursuant to a Prepayment Notice.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s Prepayment Notice and of such Lender’s Pro Rata Share of the prepayment, in each case, with accrued and unpaid interest on the Loans to be repaid and the Exit Fee with respect to such Loans.

(c)           Restrictions.          Notwithstanding the foregoing, to the extent any or all of the Net Cash Proceeds of any Disposition by, or Casualty Event of, a Foreign Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.03(b) is prohibited or delayed by any applicable local Requirements of Law from being repatriated to the Borrower including through the repayment of intercompany Indebtedness (each, a “Repatriation”; with “Repatriated” having a correlative meaning) (Borrower hereby agreeing to use reasonable efforts to cause the applicable Foreign Subsidiary to take promptly all actions reasonably required by such Requirements of Law to permit such Repatriation), or if the Borrower has determined in good faith that Repatriation of any such amount would reasonably be expected to have material adverse tax consequences with respect to its Subsidiaries, after taking into account any foreign tax credit or benefit actually received in connection with such Repatriation, the portion of such Net Cash Proceeds so affected (such amount, the “Excluded Prepayment Amount”) will not be required to be applied to prepay Loans at the times provided in this Section 2.03; provided, that if and to the extent any such Repatriation ceases to be prohibited or delayed by applicable local Requirements of Law at any time immediately following the date on which the applicable mandatory prepayment pursuant to this Section 2.03(c) was required to be made, the Borrower  shall reasonably promptly Repatriate, or cause to be Repatriated, an amount equal to such portion of the Excluded Prepayment Amount, and the Borrower shall reasonably promptly pay such portion of the Excluded Prepayment Amount to the Lenders, which payment shall be applied in accordance with this Section 2.03.  For the avoidance of doubt, the non-application of any Excluded Prepayment Amount pursuant to this Section 2.03 shall not constitute a Default or an Event of Default.

(d)           Interest.  All prepayments under this Section 2.03 shall be accompanied by all accrued interest thereon.

Section 2.04          Repayment of Loans.  The Borrower shall repay on the Maturity Date to the Administrative Agent (for the ratable account of the Lenders) the aggregate principal amount of all Loans, together with all accrued and capitalized interest (including interest paid in kind) and fees thereon (including the Exit Fee and all other outstanding Obligations), outstanding on such date; provided that, upon the effective date of the confirmed Reorganization Plan, the Obligations shall receive the treatment provided thereunder and under the Confirmation Order (which may include, without limitation, the receipt of cash and/or New Convertible Notes (as defined under the Reorganization Plan)) in full satisfaction, settlement, release and discharge thereof..

Section 2.05          Interest.  (a) Subject to the provisions of Section 2.05(b), each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate. The accrued interest shall be due and payable in cash on each Interest Payment Date.

(b)           Commencing (x) upon the occurrence and during the continuance of any Event of Default at the request of the Administrative Agent (upon the instruction of the Required Lenders) the Borrower shall pay interest on (i) the principal amount of the Loans and (ii) to the extent then due and payable all other outstanding Obligations hereunder, in each case under clauses (i) and (ii), at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest to the fullest extent permitted by applicable Laws) shall be due and payable upon demand in cash.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto in accordance with Section 2.05(a) and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after any judgment.

Section 2.06          Fees.

(a)           Commitment Fee.  The Borrower shall pay to each Lender on the Closing Date a commitment fee (the “Commitment Fee”) equal to 2.5% of the Commitment of such Lender as of the Closing Date. The Commitment Fee of each Lender shall be paid in cash and fully earned on the Closing Date and once paid shall not be refundable for any reason.

(b)           Exit Fee.  The Borrower shall pay to each Lender, on the earlier of (i) the date of repayment of all or a portion of any Loans and (ii) the Maturity Date, for the account of each Lender, an exit fee (the “Exit Fee”) equal to 1.5% of the aggregate Loans actually advanced hereunder, payable to each Lender ratably based on the amount of Loans actually advanced by such Lender hereunder (whether or not such Lender is a Lender as of the date of the payment of the Exit Fee), subject to reduction in the case of any partial payment of the Exit Fee in connection with any partial repayment  of the Loans in accordance with this Agreement.  The Exit Fee (x) shall be fully earned on the Closing Date, (y) subject to Section 2.04, shall be paid in cash on the dates provided herein and (z) once paid shall not be refundable for any reason.

(c)           Ticking Fee.  The Borrower shall pay to each Lender a ticking fee (the “Ticking Fee”) equal to such Lender’s Pro Rata Share of the product of (i) 4.0% per annum multiplied by (ii) for each monthly period (or partial period if applicable), the actual daily amount by which the Aggregate Commitment exceeds the aggregate amount of Loans advanced. The Ticking Fee shall be payable monthly in arrears on the last Business Day of each calendar month, commencing May 31, 2019 and shall accrue at all times from and after the execution and delivery of this Agreement through the earlier of: (a) the Commitment Expiration Date and (b) the Termination of the DIP Financing. The Ticking Fee shall be paid in cash and fully earned when paid and once paid shall not be refundable for any reason.

(d)           Administration Fee.  The Borrower shall pay to the Lenders or their respective designees on the Closing Date, for the account of each Lender, an administration fee (the “Administration Fee”) in the aggregate amount for all such Lenders equal to $50,000, paid ratably to the Lenders based on their Pro Rata Share of the Commitments.  The Administration Fee shall be paid in cash and fully earned on the Closing Date and once paid shall not be refundable for any reason.

(e)           Agent Fees.  The Borrower shall pay to the Administrative Agent, for its own account, the fees set forth in the separate fee letter as between the Borrower and the Administrative Agent.

Section 2.07          Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.08          Evidence of Indebtedness.  (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.08(c), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.08(a), and by each Lender in its account or accounts pursuant to Section 2.08(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.09          Payments Generally.  (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m. (New York, New York time) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. (New York, New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions (if any) to the Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make its Loan.

(e)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the aggregate principal amount of all Loans outstanding at such time.

Section 2.10          Sharing of Payments.  If, other than as expressly provided elsewhere herein (including, without limitation, in Section 10.07), any Lender shall obtain on account of the Loans made by it in excess of its ratable share (or other share contemplated hereunder subject to the priorities set forth herein) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.10 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.10 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01          Taxes.

(a)           Defined Terms.  For purposes of this Section 3.01, the term “applicable law” includes FATCA.

(b)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form provided by Administrative Agent and the other Lenders to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or W-8BEN-E, as applicable); or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form provided by Administrative Agent and the other Lenders, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form provided by Administrative Agent and the other Lenders on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative

Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02          [Reserved].

Section 3.03          [Reserved].

Section 3.04          Increased Cost and Reduced Return; Capital and Liquidity Requirements.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender reasonably determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05          [Reserved].

Section 3.06          Matters Applicable to All Requests for Compensation. The Administrative Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive absent manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

Section 3.07          Mitigation Obligations; Replacement of Lenders under Certain Circumstances.

(a)           Designation of a Different Applicable Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.04 or Section 3.01, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 3.07(a), or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.04 or Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07(b);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable law; and

(v)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)           In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

Section 3.08          Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

Section 4.01          Conditions to Effectiveness.  The Agreement shall be effective on the date on which all of the following conditions precedent have been first satisfied, except as otherwise agreed between the Borrower, the Administrative Agent and the Required Lenders:

(a)           The Administrative Agent’s or the Lenders’ (as applicable) receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance reasonably satisfactory to the Required Lenders:

(i)            executed counterparts of this Agreement, the Guarantee and Collateral Agreement and each other Loan Document by each party thereto; and

(ii)           the certificates, documents, instruments, agreements and deliverables set forth on the Closing Checklist attached hereto as Schedule 1.

(b)           The Administrative Agent and each Lender shall have received the Initial Approved Budget.

(c)           All proceedings commenced in connection with the execution of this Agreement, all other Loan Documents and approval thereof by the Bankruptcy Court (including, without limitation, the nature, scope and extent of notices to interested parties with respect to all hearings related hereto and thereto) shall be satisfactory in all respects to the Administrative Agent and the Required Lenders.

(d)           The Loan Parties shall have commenced the Chapter 11 Case and all of the “first day motions,” “first day orders” and all related pleadings entered or to be entered at the time of the Petition Date or shortly thereafter shall have been made available to the Administrative Agent and Lenders in advance, and shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders.

(e)           The Final Order shall have been entered by the Bankruptcy Court, within forty (40) calendar days of the Petition Date (but in any event not later than the Closing Date), which Final Order shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders and shall have been entered on the docket for the Chapter 11 Case on such prior notice to such parties in accordance with Bankruptcy Rule 4001, and the Administrative Agent and the Lenders (or their respective counsel) shall have received a copy of same, and such order shall be in full force and effect and shall not have been (i) stayed, vacated, revised or rescinded or (ii) amended or modified in a manner that is materially adverse to the Administrative Agent and the Lenders without the prior written consent of the Administrative Agent and the Required Lenders.  The Loan Parties shall be in compliance in all respects with the Final Order.

(f)            All orders entered by the Bankruptcy Court pertaining to cash management and adequate protection, including the Financing Orders, and all other motions and documents filed or to be filed with, and submitted to the Bankruptcy Court in connection therewith, shall be satisfactory in all respects in form and substance to the Administrative Agent and the Required Lenders.

(g)           (i) No trustee, examiner or receiver shall have been appointed or designated with respect to the Loan Parties or their business, properties or assets and no motion shall be pending seeking any such relief, and (ii) no order shall have been entered permitting a Person to exercise control over Collateral with an aggregate fair market value in excess of $100,000 with respect to all such orders; provided that this clause (ii) shall not apply to any order that is being contested in good faith by the Loan Parties.

(h)           The Borrower shall have paid all accrued and unpaid costs, fees and expenses (including applicable Attorney Costs (with respect to the reasonable and documented fees and expenses of Shipman & Goodwin LLP) and the reasonable and documented out-of-pocket fees and expenses of the Financial Advisor, and any other advisors to the Administrative Agent and the Lenders) and any other compensation required to be paid to the Administrative Agent and the Lenders on or prior to the Closing Date shall have been received (to the extent an invoice for such costs, fees and expenses has been provided to the Borrower at least two (2) Business Days prior to the Closing Date.

(i)            The Lenders shall have received on or prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, in order to allow the Lenders to comply therewith, in each case, to the extent requested at least five (5) Business Days prior to the Closing Date.

(j)            The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower in substantially the form of Exhibit F certifying (i) as to clause (b) of Section 4.02 and (ii) that no Default or Event of Default has occurred and is continuing under this Agreement.

(k)           Since the Petition Date, there shall have been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect, except for (i) the commencement of the Chapter 11 Case, (ii) the continuation of the circumstances giving rise to the filing thereof or as a result thereof, and (iii) any defaults under agreements as a result of the commencement of the Chapter 11 Case that have no effect under the terms of the Bankruptcy Code.

(l)            The Restructuring Support Agreement shall have been executed by all parties thereto and shall be in full force and effect.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.02          Conditions to all Loans.  The obligation of each Lender to make Loans on any date, including on the Closing Date, is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower, the Administrative Agent and the Lenders in accordance with Section 10.01:

(a)           The Administrative Agent’s or the Lenders’ (as applicable) receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance reasonably satisfactory to the Required Lenders:

(i)            an original Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days prior to the requested date of the borrowing; and

(ii)           a Committed Loan Notice relating to the Loans.

(b)           The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of the incurrence of such Loans (before and after giving effect to the incurrence of such Loans); provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c)           No Default or Event of Default shall exist, or would result from the incurrence of such Loans or from the application of the proceeds therefrom.

(d)           The aggregate outstanding amount of Loans after giving effect to such Loan shall not exceed the lesser of (i) the Aggregate Commitments and (ii) the maximum amount authorized by the Final Order, and each condition to borrowing such Loan in the Final Order shall have been satisfied.

(e)           The Final Order shall be in full force and effect, and shall not have been vacated, reversed or rescinded, and an appeal of such order shall not have been timely filed and a stay of such order pending appeal shall not be presently effective, and without the prior written consent of the Administrative Agent and the Required Lenders, such order shall not have been amended or modified. The Loan Parties shall be in compliance with the Final Order.

(f)            Such borrowing shall not be in an amount greater than is reasonably necessary to allow the Borrower to (a) maintain a cash reserve of $5,000,000, (b) make the expenditures set forth in the Approved Budget (subject to the Permitted Variances), and (c) following approval by the Bankruptcy Court of the Reorganization Plan, maintain a cash reserve reasonably sufficient to make the payments and disbursements (including estimated amounts in respect of professional fees and expenses of the Loan Parties, any statutory committee of unsecured creditors appointed in the Chapter 11 Case, the Administrative Agent, the Lenders and the Prepetition Secured Parties (as defined in the Financing Orders)) contemplated by the Reorganization Plan.

Each Committed Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) through (f) have been satisfied on and as of the date of the applicable Loans.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01          Existence, Qualification and Power; Compliance with Laws.  Except as set forth on Schedule 5.01 or, in the case of clause (d), Schedule 5.06, each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) subject to the entry and effectiveness of the Final Order, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), orders, writs, injunctions and orders and (e) subject to any necessary approvals of the Bankruptcy Court, has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted, except, with respect to the foregoing clauses (c), (d) and (e), as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 5.02          Authorization; No Contravention.  Subject to the entry of the Final Order, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, (a) are within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate or other organizational action, and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) except as set forth on Schedule 5.02, conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Material Contracts to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any material applicable Law.

Section 5.03          Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the approval of the Bankruptcy Court in or pursuant to the Final Order.

Section 5.04          Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Upon entry of and subject to the Final Order, this Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

Section 5.05          No Material Adverse Effect.  Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect, except for (i) the commencement of the Chapter 11 Case, (ii) the continuation of the circumstances giving rise to the filing thereof or as a result thereof, or (iii) any defaults under agreements as a result of the commencement of the Chapter 11 Case that have no effect under the terms of the Bankruptcy Code.

Section 5.06          Litigation.  Except for the Chapter 11 Case and claims, actions, suits, investigations, litigation or proceedings stayed by 11 U.S.C. § 362 and set forth on Schedule 5.06, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or its Subsidiaries, including any Environmental Action, pending or, to the knowledge of any Loan Party, threatened in writing before any Governmental Authority or arbitrator that (i) would be reasonably likely to result in liabilities in excess of the Threshold Amount other than liabilities for which payment is stayed or excused under the Bankruptcy Code or (ii) purports to affect the legality, validity or enforceability of any Loan Document.

Section 5.07          Ownership of Property; Liens.  (a) Each Loan Party and its Subsidiaries is the legal and beneficial owner of the Collateral pledged by it free and clear of any Lien, except for Permitted Liens.

(b)           Each Loan Party and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property used in the ordinary conduct of its business, free and clear of all Liens except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect.  Set forth as Schedule 5.07(b) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, showing, as of the date hereof, the street address, state and any other relevant jurisdiction, record owner and fair market value.  Set forth on Schedule 5.07(b) hereto is a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary is the tenant, showing as of the date hereof the street address, state and any other relevant jurisdiction, parties thereto, sublessee (if any), expiration date and annual base rental cost thereof.

Section 5.08          Secured, Super-Priority Obligations.  The provisions of the Collateral Documents, taken together with, and subject to the terms of, the Final Order are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties and any other secured parties identified therein, a legal, valid and enforceable Lien or security interest in all right, title and interest of the Loan Parties in the Collateral and all proceeds thereof with the priority set forth in the Final Order (and subject to the Carve-Out).  Pursuant to the terms of the Final Order, no filing or other action will be necessary to perfect or protect such Liens and security interests.

Section 5.09          Environmental Compliance.  Except as set forth on Schedule 5.09 or as would not individually be reasonably expected to result in a liability in excess of the Threshold Amount to the Loan Parties and their Subsidiaries (provided that the aggregate of all such events, circumstances, developments and liabilities could not reasonably be expected to result in a Material Adverse Effect):

(a)           The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) to the knowledge of the Loan Parties, form the basis of an Environmental Action against any Loan Party or any Subsidiary or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(b)           None of the properties currently or, to the knowledge of the Loan Parties, formerly, owned or operated by any Loan Party or any of its Subsidiaries is listed or, to such Loan Party’s or each of its Subsidiaries’ knowledge, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no, and, to the knowledge of the Loan Parties, never have been, any underground or aboveground storage tanks other than in compliance with applicable Environmental Laws or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries other than in compliance with applicable Environmental Laws; and other than in compliance with applicable Environmental Laws, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of by any Loan Party or any of its Subsidiaries on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries other than in material compliance with applicable Environmental Laws.

(c)           Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials

generated, used, treated, handled or stored at, or transported by or on behalf of any Loan Party or any of its Subsidiaries to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have, to the knowledge of the Loan Parties, been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(d)           The Borrower and each of its Subsidiaries has obtained all material Environmental Permits required for ownership and operation of its property and business as presently conducted.  Neither the Borrower nor any of its Subsidiaries has received any written notification pursuant to any applicable Environmental Law or otherwise has knowledge that (A) any work, repairs, construction or capital expenditures are required to be made in order to be in or continue to be in compliance with any applicable Environmental Laws or any material Environmental Permit or (B) any Environmental Permit is about to be reviewed, made subject to new limitations or conditions, revoked, withdrawn or terminated.

(e)           Except as would not reasonably be expected to result in a material liability, no Loan Party nor any of its Subsidiaries has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(f)            Nothing contained in this Section 5.09 is intended to apply to any action, suit, investigation, litigation or proceeding (including any Environmental Action) relating to exposure to asbestos, in any form, or any asbestos containing materials.

Section 5.10          Taxes.  (a) Each of the Loan Parties and each of their respective Subsidiaries has timely filed all income and all other material tax returns and reports required to be filed, and have timely paid all Taxes (whether or not shown on such tax returns or reports) and all other amounts of federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are set forth on Schedule 5.10(a), are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, or for which payment is stayed or excused pursuant to the Bankruptcy Code.

(b)           Except as set forth on Schedule 5.10(b) or as would not, individually or in the aggregate, be reasonably likely to result in any material liability (including because payment is stayed or excused pursuant to the Bankruptcy Code), (i) there are no claims being asserted in writing with respect to any amounts of taxes, (ii) there are no presently effective waivers or extensions of statutes in writing with respect to any amounts of taxes, and (iii) no tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority, in each case, with respect to the Loan Parties or any of their respective Subsidiaries.

(c)           Neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement other than with an affiliate included in a consolidated or combined tax return.

Section 5.11          Compliance with ERISA.  (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws, except as is not, either individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(b)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) none of the Loan Parties or any of their Subsidiaries has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) none of the Loan Parties or any of their Subsidiaries or any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

Section 5.12          Labor Matters.  There are no strikes pending or, to the knowledge of any Loan Party, threatened in writing against the Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The (i) hours worked and payments made to employees of the Borrower or any of its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters and (ii) all material payments due from the Borrower or any of its Subsidiaries or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP except for liabilities the payment of which is stayed or excused pursuant to the Bankruptcy Code.

Section 5.13          Insurance.  The properties of the Loan Parties and their Subsidiaries are insured in the manner contemplated by Section 6.07.

Section 5.14          Subsidiaries; Equity Interests.  As of the date hereof, the Loan Parties do not have any Subsidiaries other than those specifically disclosed in Schedule 5.14, and all of the outstanding Equity Interests in each such Person and each such Subsidiary have been validly issued, are fully paid and non-assessable.  As of the date hereof, Schedule 5.14 (a) sets forth the name and ownership interest of each Person that owns any Equity Interests in the direct and indirect Subsidiaries of the Borrower, (b) sets forth the name and jurisdiction of organization of the Borrower and each direct and indirect Subsidiary of the Borrower, (c) sets forth the ownership interest of each direct and indirect Subsidiary of the Borrower, including the percentage of such ownership and (d) sets forth a notation as to whether each such Subsidiary is a debtor in the Chapter 11 Case.

Section 5.15          Margin Regulations; Investment Company Act; Anti-Terrorism Laws; Sanctions and Other Regulations.  (a) None of the Loan Parties or any of their Subsidiaries is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for any purpose that violates Regulation U issued by the FRB.

(b)           None of the Loan Parties or any of their Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(c)           No Loan Party nor any of its Subsidiaries or to its knowledge any of the respective officers, directors, brokers or agents of such Loan Party or Subsidiary has violated any applicable Anti-Terrorism Law in any material respect.

(d)           No Loan Party, nor any of its Subsidiaries, any of their respective directors, officers or employees, or to the knowledge of the Loan Party, any agent of the Loan Party or any Subsidiary that act in any capacity in connection with the Loans, is (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) in violation of Sanctions, or (iv) engaged in any transactions or dealings with a Sanctioned Person or in a Sanctioned Country; and each Loan Party has instituted and maintains policies and procedures designed to ensure continued compliance by each Loan Party, its Subsidiaries, and their respective directors, officers, employees and agents with Sanctions.

(e)           No Loan Party or any of its Subsidiaries or to its knowledge any of the respective officers, directors, brokers or agents of such Loan Party or Subsidiary acting or benefiting in any capacity in connection with the Loans (i) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(f)            No Loan Party nor any of its Subsidiaries or any of the respective officers, directors, brokers or agents of such Loan Party or Subsidiary will directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any individual or entity (i) for the purpose of funding, financing, or facilitating any activities, business or transaction of or with a Sanctioned Person, or in any Sanctioned Country, or (ii) in any manner that would result in a violation of Sanctions by any party to this agreement.

(g)           None of the Loan Parties or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or other person acting on behalf of the Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a material violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other applicable anti-corruption law (collectively, “Anti-Corruption Laws”); and the Loan Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith in all material respects.

(h)           None of the Loan Parties or any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.

Section 5.16          Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided to the extent any information is included in the Initial Approved Budget or constitutes projections or other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.17          Intellectual Property.  As of the date hereof, set forth on Schedule 5.17 and the schedules to the Collateral Documents is a complete and accurate list of all Registered patents, trademarks, service marks, domain names and copyrights, owned by the Borrower or any of its Subsidiaries and all IP Agreements (as defined in the Collateral Documents) as of such date, showing as of such date the jurisdiction in which each such item of Registered Intellectual Property is registered or in which an application is pending and the registration or application number.  The Borrower and each Subsidiary owns or has the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, know-how, technology and other intellectual property recognized under applicable Law (collectively, “Intellectual Property”) that are material to the operation of their respective businesses as currently conducted and, to the knowledge of the Loan Parties, except as set forth in the “Disputes or Litigation” section of Schedule 5.17, the use of such Intellectual Property by such Person or the operation of their respective businesses is not infringing upon any Intellectual Property rights held by any other Person and there are no other disputes or litigation proceedings involving such Intellectual Property.

Section 5.18          Initial Approved Budget.  The Initial Approved Budget was prepared in good faith by the management of the Loan Parties, based on assumptions believed by the management of the Loan Parties to be reasonable at the time made and upon information believed by the management of the Loan Parties to have been accurate based upon the information available to the management of the Loan Parties at the time such Initial Approved Budget was furnished (it being understood and agreed that financial projections are not a guarantee of financial performance, actual results may differ from financial projections and such differences may be material and financial projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties).

Section 5.19          EEA Financial Institution.  Neither the Borrower nor any other Loan Party is an EEA Financial Institution.

Section 5.20          Contractual Obligations.  Set forth on Schedule 5.20 hereto are all Material Contracts to which the Loan Parties and their Subsidiaries are party as of the Closing Date.  As of the Closing Date, none of the Loan Parties or their Subsidiaries have knowledge of any events of default under any such Material Contracts.

Section 5.21          Final Order.

(a)           The Loan Parties are in compliance with the terms and conditions of the Final Order.

(b)           The Final Order is in full force and effect and has not been vacated, reversed or rescinded or, without the prior written consent of the Administrative Agent and the Required Lenders, in their sole discretion, amended or modified and no appeal of such order has been timely filed or, if timely filed, no stay pending such appeal is currently effective.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment outstanding hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Subsidiary to:

Section 6.01          Financial Statements.  Deliver to the Administrative Agent and to each Lender:

(a)           Quarterly and Annual Financial Statements.  (i) As soon as available, but in any event, within fifty-five (55) days after the end of each of the first three (3) fiscal quarters of each Fiscal Year of the Borrower (commencing with the first full fiscal quarter ended after the Closing Date), unaudited internally prepared balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related unaudited internally prepared consolidated statements of income or operations and cash flows for such fiscal quarter, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to year-end adjustments, and (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, internally prepared consolidated financial statements of the Borrower for the fiscal year then ended (to be comprised of a consolidated balance sheet and income statement and cash flows covering the Borrower’s and its Subsidiaries’ operations for such fiscal year), prepared in a manner consistent with GAAP and with prior practices, and complete and correct in all material respects,  certified by a Responsible Officer.

(b)           Management Discussion and Analysis Reports.  Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a), a report setting forth management’s analysis and discussion of the condition (financial and otherwise) and operations, in respect of the business of the Borrower and its Subsidiaries.

(c)           Approved Budget.  The Borrower shall deliver to the Administrative Agent and the Lenders the proposed Supplemental Approved Budget and variance reports in accordance with the Final Order.

(d)           Monthly Financial Statements.  At the request of the Required Lenders, the Borrower shall provide to the Lenders a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of last fiscal month, and the related consolidated statements of income or operations for such fiscal month.

(e)           [Reserved].

(f)            Other Statements.  Contemporaneous with the delivery to the lenders under the Novelion Intercompany Loan Agreement (and in any case no later than one (1) calendar day following such delivery), copies of all statements, reports, notices made available to Borrower’s security holders generally, to such lenders or to any other holders of Indebtedness for borrowed money, including, without limitation, (i) notice of the occurrence of any default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) notice of the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(g)           Notices to Novelion Lenders.  Copies of all notices to or from, and agreements and documents (including any amendments or modifications thereto) entered into in connection with the Novelion Intercompany Loan Agreement or the holders of the Convertible Notes (or the trustee thereof), in each case, within one (1) Business Day of delivery, receipt or execution as the case may be.

Section 6.02          Certificates; Reports; Other Information.  Promptly deliver to the Administrative Agent and to each Lender:

(a)           upon delivery of the financial statements referred to in Section 6.01(a) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)           promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any successor Governmental Authority (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)           promptly upon receipt thereof, notice that any third party has expressed an interest in writing (either formally or informally) in acquiring all or substantially all of the Loan Parties’ business;

(d)           prior to the filing thereof in the Bankruptcy Court, drafts of all material filings related to the transactions contemplated by this Agreement and the other Loan Documents; it being understood that the foregoing requirement will be deemed satisfied to the extent such drafts are delivered to counsel for the Administrative Agent and counsel for the Lenders;

(e)           all filings made with the Bankruptcy Court by any of the Loan Parties in the Chapter 11 Case (except to the extent filed under seal and disclosure to the Administrative Agent or Lenders is not permitted); it being understood that the foregoing requirement will be deemed satisfied to the extent such filings required to be delivered are available online and reasonably accessible to the Administrative Agent and Lenders; and

(f)            no later than the first Business Day after delivery thereof, all written reports given by any of the Loan Parties to any official or unofficial creditors’ committee in the Chapter 11 Case, except to the extent disclosure thereof is not permitted.

Delivery of any reports, information and documents under Section 6.01 and Section 6.02 as well as any such reports, information and documents pursuant to this Agreement, to the Administrative Agent and the Lenders is for informational purposes only and the Administrative Agent’s and Lenders’ receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Administrative Agent and the Lenders are entitled to rely exclusively on the Compliance Certificates).  The Administrative Agent and the Lenders shall have no responsibility or liability for the filing, timeliness or content of any report required under Section 6.01 or Section 6.02 or any other reports, information and documents required under this Agreement (aside from any report that is expressly the responsibility of the Lenders subject to the terms hereof).

Section 6.03          Notice Requirements; Other Information.  Promptly after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent and each Lender of each of the following events or circumstances and provide to the Administrative Agent and each Lender the following information and documents:

(a)           the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b)           the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)           the commencement of, or any material development in, any litigation or governmental proceeding (including without limitation pursuant to any applicable Environmental Laws) pending against the Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(d)           the occurrence of any ERISA Event above the Threshold Amount or the breach of any representation in Section 5.12;

(e)           any information with respect to environmental matters as required by Section 6.04(b);

(f)            copies of all notices, requests and other documents (other than any filings made with the Bankruptcy Court that are available online and reasonably accessible to the Administrative Agent and the Lenders) received by any Loan Party or any of its Subsidiaries under or pursuant to any instrument, indenture, loan or credit or similar agreement relating to Indebtedness in excess of the Threshold Amount regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any such instrument, indenture, loan or credit or similar agreement relating to Indebtedness in excess of the Threshold Amount and, from time to time upon request by the Administrative Agent (at the direction of the Required Lenders), such information and reports regarding such instruments, indentures and loan and credit and similar agreements relating to Indebtedness in excess of the Threshold Amount as the Administrative Agent may reasonably request (at the direction of the Required Lenders);

(g)           a tax event or liability not previously disclosed in writing by the Borrower to the Administrative Agent which would reasonably be expected to result in a material liability, together with any other information as may be reasonably requested by the Required Lenders to enable the Required Lenders to evaluate such matters, other than any tax event or liability the payment of which is stayed or excused under the Bankruptcy Code;

(h)           any occurrence of a Change of Control; and

(i)            any change (i) in any Loan Party’s corporate name, (ii) any Loan Party’s identity and corporate structure, (iii) any Loan Party’s taxpayer identification number or (iv) any Loan Party’s jurisdiction of incorporation.

Section 6.04          Environmental Matters.  (a) Comply and cause each of its Subsidiaries to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all material Environmental Permits required under Environmental Laws for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required to remove and clean up all releases or threatened releases of Hazardous Materials from any of its properties, as required under, and in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and, to the extent required by GAAP, appropriate reserves are being maintained with respect to such circumstances.

(b)           Promptly, and in any event within ten (10) Business Days, after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent of or, deliver to the Administrative Agent, for further distribution to each Lender, copies of any and all material, non-privileged written communications and material, non-privileged documents concerning:

(i)            any Environmental Action against or of any non-compliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (1) reasonably be expected to result in a liability to any Loan Party in excess of the Threshold Amount or (2) cause any owned real property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(ii)           to the extent any of the following is reasonably expected to result in a liability to any Loan Party in excess of the Threshold Amount: (1) any occurrence of any release or threatened release of Hazardous Materials required to be reported to any Governmental Authority under applicable Environmental Law, (2) any remedial actions taken by any Loan Party or its Subsidiaries in respect of any such release or threatened release that could reasonably be expected to result in an Environmental Action or (3) the Loan Parties’ discovery of any occurrence of or condition on any real property adjoining or in the vicinity of any site or facility that would be reasonably expected to cause such site or facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)          to the extent reasonably expected to result in a liability to any Loan Party in excess of the Threshold Amount, any action proposed to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject the Borrower and its Subsidiaries to any material additional obligations or requirements under Environmental Laws;

(iv)          copies of all material environmental reports or audits (whether produced by the Borrower or its Subsidiaries or any third party or Governmental Authority) and any Phase I or Phase II reports in respect of any sites or real property owned, leased or operated by the Borrower and its Subsidiaries that are in possession or control of any Loan Party or any of its Subsidiaries;

(v)           to the extent any of the following is reasonably expected to result in a liability to any Loan Party in excess of the Threshold Amount: copies of any and all material, non-privileged written communications with respect to (A) any Environmental Action, (B) any release or threatened release or non-compliance with any Environmental Law required to be reported to any Governmental Authority and (C) any request for information from a Governmental Authority that suggests such Governmental Authority is investigating the potential responsibility of the Borrower or any of its Subsidiaries as a potentially responsible party;

(vi)          the good faith belief that a release of Hazardous Materials, or a violation of Environmental Law reasonably likely to result in a fine or penalty in excess of the Threshold Amount, has occurred on or after the Closing Date, and within 60 days after such request and at the expense of the Borrower, any additional environmental site assessment reports for any of its or its Subsidiaries’ properties described in such request prepared by an environmental consulting firm acceptable to the Required Lenders, indicating the presence or absence of such Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Required Lenders reasonably determine at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative

Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof, the right, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment; and

(vii)         any such other documents and information as the Administrative Agent (at the direction of the Required Lenders) may reasonably request from time to time.

Section 6.05          Maintenance of Existence.  (a) Preserve, renew and maintain in full force and effect its legal existence, structure and name under the Laws of the jurisdiction of its organization and (b) take all commercially reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) other than with respect to any Loan Party, to the extent the Borrower’s board of directors (or in the case of clause (b), a Responsible Officer) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries and to the extent that the loss thereof shall not be disadvantageous to Borrower, its Subsidiaries or the Lenders in any material respect, (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05 or (iii) in the case of clause (b), failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06          Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment that are used or useful in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and make all commercially reasonable and appropriate repairs, renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof except where failure to do so would not reasonably be expected to materially adversely affect the use of the related property.

Section 6.07          Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies (in the good faith judgment of management of the Borrower), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried by Person engaged in similar businesses and owning or leasing similar properties in the same general areas in which the Borrower or such Subsidiary operates. Borrower shall cause all property policies to have a lender’s loss payable endorsement showing Administrative Agent as lender loss payee and use commercially reasonable efforts to cause such endorsement to provide that the insurer must give Administrative Agent at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy.  All liability policies shall show, or have endorsements showing, Administrative Agent as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Administrative Agent at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy.  At any Lender’s request, each Loan Party shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any casualty policy in connection with a Casualty Event shall be subject to Section 2.03(b)(ii).

Section 6.08          Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property, except where such non-compliance is not, either individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 6.09          Books and Records.  Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and as are sufficient to permit the preparation of financial statements in conformity with GAAP consistently applied, shall be made of all material financial transactions and matters involving the assets and business of any of the Loan Parties.

Section 6.10          Inspection Rights; Lender Calls.  (a) Permit representatives and independent contractors of the Administrative Agent and each Lender (including, without limitation, financial advisors retained by or for the benefit of the Administrative Agent or the Lenders or their counsel, including the Financial Advisor) to visit and inspect any properties and books and records of the Borrower and its Subsidiaries (subject, in the case of third party customer sites, to customary access agreements) and to discuss its affairs, finances and accounts with its directors, officers, advisors and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that such visits and inspections shall be coordinated through the Required Lenders and any review of books and records shall be done no more frequently than once per month absent the continuation of an Event of Default.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants to the extent reasonably feasible.  Neither the Borrower nor any Subsidiary shall be required to disclose to the Administrative Agent or any Lender any information that, in the opinion of counsel to the Borrower or such Subsidiary, is prohibited by Law to be disclosed, is subject to attorney client privilege or constitutes attorney work product or the disclosure of which would cause a material breach of a binding non-disclosure agreement with a third party to the extent such agreement is not made in contemplation of the avoidance of this Section 6.10.

(b)           Up to one (1) time in every two-week period, upon the reasonable request of the Required Lenders, the Borrower’s chief financial officer, together with the Borrower’s financial advisor shall hold a conference call (at a mutually agreeable time, the cost of such call to be paid by the Borrower) with the Administrative Agent and the Lenders, on which conference calls shall be reviewed the Loan Parties’ financial performance, operations, current trends and variance reports.

Section 6.11          Additional Guarantors.  Notify the Administrative Agent and the Lenders at the time that any Subsidiary becomes a debtor in the Chapter 11 Case, and (a) promptly thereafter (and in any event within five (5) days), seek an order of the Bankruptcy Court authorizing such Person to become a Guarantor and (b) immediately upon the entry of such order, (i) cause such Person to become a Guarantor by executing and delivering to the

Administrative Agent a counterpart of the Guarantee and Collateral Agreement or a Guarantee and Collateral Agreement Supplement substantially in the form attached to the Guarantee and Collateral Agreement, and (ii) deliver to the Administrative Agent any applicable documents of the types referred to in Section 4.01(a), all in form, content and scope reasonably satisfactory to the Required Lenders.

Section 6.12          Use of Proceeds.  Use the proceeds of any Loan, whether directly or indirectly, solely in the manner set forth in the Final Order and the Approved Budget, subject to the Permitted Variances.  Notwithstanding the foregoing, no part of the proceeds of any Loan shall be used directly or indirectly:

(a)           for any purpose that is prohibited under the Bankruptcy Code or the Final Order;

(b)           to make any distribution under a plan of reorganization in the Chapter 11 Case except as contemplated in the Reorganization Plan approved by the Required Lenders; or

(c)           to finance in any way payment of the fees and expenses of any Person incurred in connection with (i) the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings, suits, arbitrations, proceedings, applications, motions or other litigation of any type adverse to any of the Secured Parties or any of their respective Affiliates, agents or representatives, or their respective rights and remedies under or in respect of the Loans provided pursuant to this Agreement or the Final Order; (ii) challenging the amount, validity, perfection, priority or enforceability of, or asserting any defense, counterclaim or offset to, the obligations and liens and security interests granted under the Loan Documents or the Existing Agreements, including, in each case, without limitation, for lender liability or pursuant to Section 105, 510 (other than subordination of (x) the obligations under the Novelion Intercompany Loan Agreement to the obligations in respect of the New Money Loans under the Bridge Credit Agreement and (y) the obligations in respect of the Roll Up Loans under the Bridge Credit Agreement to the obligations under the Novelion Intercompany Loan Agreement), 544, 547, 548, 549, 550 or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; or (iii) attempting to prevent, hinder or otherwise delay any of the Lenders’ or the Administrative Agent’s assertion, enforcement or realization upon any of the Collateral.

Notwithstanding the foregoing, the Loan Parties shall be permitted to pay compensation and reimbursement of fees and expenses of professionals allowed and payable under Sections 328, 330 and 331 of the Bankruptcy Code, as the same may be due and payable, to the extent expressly permitted by the Final Order.

Nothing herein shall in any way prejudice or prevent the Administrative Agent or the Lenders from objecting, for any reason, to any requests, motions or applications made in the Bankruptcy Court, including any application of final allowances of compensation for services rendered or reimbursement of expenses incurred under Sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest (and each such order shall preserve the Administrative

Agent’s and the Lenders’ right to review and object to any such requests, motions or applications).

Section 6.13          Anti-Corruption and Sanctions Laws.  To the extent existing on the Closing Date, the Borrower will maintain in effect such policies and procedures designed to promote compliance in all material respects by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws as well as Sanctions.

Section 6.14          Taxes.  To the extent permitted by the Bankruptcy Court and the Bankruptcy Code, pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies arising after the Closing Date imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, which, if unpaid when due and payable, may reasonably be expected to become a tax Lien upon any properties of the Borrower or any of its Subsidiaries thereof not otherwise permitted under this Agreement; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP unless and until any tax Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (ii) non-payment of which is required under the Bankruptcy Code or order of the Bankruptcy Court.

Section 6.15          End of Fiscal Years; Fiscal Quarters.  Cause (i) its fiscal year to end on or about December 31 of each calendar year and (ii) its fiscal quarters to end on or about March 31, June 30, September 30 and December 31 of each calendar year, in each case unless otherwise approved by the Required Lenders.

Section 6.16          ERISA.  (a) ERISA Events and ERISA Reports.  (i) Promptly and in any event within ten (10) days after any Loan Party, any Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party, such Subsidiary or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(b)           Plan Terminations.  Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(c)           Plan Annual Reports.  Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(d)           Multiemployer Plan Notices.  Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party, any Subsidiary or any ERISA Affiliate

from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, or a determination that such Multiemployer Plan is in endangered or critical status, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party, such Subsidiary or such ERISA Affiliate in connection with any event described in clause (i) or (ii).

Section 6.17          Further Assurances.  Execute and deliver, or cause to be executed and delivered, to the Administrative Agent such reasonable documents and agreements, and shall take or cause to be taken such reasonable actions, as the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

Section 6.18          Business.  Except to the extent required or authorized by the Bankruptcy Court, the Borrower will only, and will only permit the Subsidiaries to, engage directly or indirectly in the business engaged in by the Borrower and the Subsidiaries as of the Closing Date and reasonable extensions thereof and businesses ancillary, corollary, synergistic or complimentary thereto.

Section 6.19          Post-Closing Matters. To the extent not prohibited by any Requirement of Law and not otherwise resulting in material adverse tax consequences to the Borrower and its Subsidiaries, at the request of the Required Lenders (or automatically to the extent requested under the Novelion Intercompany Loan Agreement), the Borrower shall cause its Foreign Subsidiaries designated by the Required Lenders to execute such guarantees, pledge agreements and security documents as shall be customary in such local jurisdictions to grant to Administrative Agent, for the benefit of the Secured Parties, a guaranty of the Obligations secured by the equity interests and substantially all assets of such Subsidiaries within 45 days of such request (or such longer period as the Required Lenders may agree in their sole discretion).   In addition, the Borrower shall deliver the following within 30 days of the Closing Date (or such longer period as the Required Lenders may agree in their sole discretion): (i) control agreements with respect to the Borrower’s deposit accounts listed on the schedules to the Collateral Documents (other than any Excluded Account (as defined in the Collateral Documents)) and (ii) insurance endorsements in accordance with Section 6.07, in each case in form and substance reasonably acceptable to the Administrative Agent (subject to indemnity provisions in such control agreements being subject to the Administrative Agent’s approval in its sole discretion) and the Required Lenders.

Section 6.20          Compliance with Final Order.  Comply with the Final Order to the extent the Loan Parties’ compliance therewith is required at such time.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment outstanding hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

Section 7.01          Liens.  Subject to the Final Order, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues (including accounts receivable), whether now owned or hereafter acquired, other than the following Liens (collectively, “Permitted Liens”):

(a)           Liens pursuant to (i) any Loan Document and (ii) any Loan Document under and as defined in the Bridge Credit Agreement, in each case which shall have the priority set forth in the Final Order;

(b)           Liens existing on the Petition Date and listed on Schedule 7.01(b);

(c)           Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d)           statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, suppliers, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not to exceed $50,000 and not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e)           (i) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary and (ii) Liens securing the financing of insurance premiums  (to the extent such Liens extend to the unearned premiums for such insurance) in the ordinary course of business;

(f)            Liens consisting of deposits made in connection with Indebtedness of the types permitted under Sections 7.03(e) or 7.03(g) (in each case, other than for borrowed money) entered into in the ordinary course of business or to secure the obligations otherwise permitted;

(g)           easements, rights-of-way, covenants, conditions, restrictions, encroachments, and other survey defects protrusions and other similar encumbrances and minor title defects affecting real property which were not incurred in connection with Indebtedness and do not in any case materially and adversely interfere with the use of the property encumbered thereby for its intended purposes;

(h)           Liens securing Indebtedness permitted under Section 7.03(c); provided that (i) such Liens attach concurrently with or within 120 days after the acquisition, or the completion of the construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases;

(i)            Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary Guarantor (so long as such Subsidiary remains a Subsidiary Guarantor) to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or such Subsidiary Guarantor or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(j)            Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(k)           any zoning, land-use or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(l)            the modification, replacement, renewal or extension of any Lien permitted by clause (b) of this Section 7.01; provided that (i) the Lien does not extend to any additional property or additional Indebtedness (except with respect to paid-in-kind obligations pursuant to the terms of such Indebtedness as in effect on the Closing Date) other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(m)          nonconsensual statutory Liens arising after the Petition Date;

(n)           judgment Liens in existence for less than thirty (30) days after the entry thereof, or with respect to which execution has been stayed or the payment of which is covered in full by insurance maintained with responsible insurance companies, or which judgment Liens do not otherwise result in an Event of Default under Section 8.01(h);

(o)           any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased, or subleased;

(p)           other Liens not on borrowed money with respect to which the aggregate amount of the obligations secured thereby does not exceed $100,000 at any time outstanding; provided, that no such Liens shall be on Equity Interests of the Borrower or any of its direct or indirect Subsidiaries;

(q)           to the extent constituting a Lien and permitted under Section 7.05, any non-exclusive licenses of Intellectual Property granted to third parties and set forth on Schedule 5.17 and other non-exclusive licenses after the Closing Date, in each case to the extent not resulting in a legal transfer of title of the licensed Intellectual Property and in the ordinary course of business, subject to exclusivity on territory aside from the United States or Europe;

(r)            to the extent constituting Liens and permitted under Section 7.05, any leases, subleases, licenses, or sublicenses (other than licenses of Intellectual Property) granted to third parties that do not materially interfere with the Loan Parties’ ordinary course of business;

(s)            Liens securing Indebtedness permitted under Section 7.03(j) which shall have the priority set forth in the Final Order;

(t)            Liens consisting of cash deposits not to exceed $200,000 securing Indebtedness permitted under Section 7.03(i); and

(u)           other Liens granted pursuant to the Financing Orders.

Section 7.02          Investments.  Make any Investments, except:

(a)           Investments by the Borrower or its Subsidiaries in cash and Cash Equivalents;

(b)           loans and advances to officers, directors or employees in the ordinary course of the business of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $50,000 at any time outstanding, to the extent permitted in an Approved Bankruptcy Court Order;

(c)           Investments existing as of the Closing Date and disclosed on Schedule 7.02(c) and Investments consisting of any modification, replacement, renewal, reinvestment or extension of any such Investment; provided that the amount of any Investment permitted pursuant to this Section 7.02(c) is not increased from the amount of such Investment on the Closing Date;

(d)           so long as immediately before and after giving effect to any such Investment, no Default has occurred and is continuing, other Investments that do not exceed $250,000 in the aggregate (net of any return or distribution of capital or repayments of principal in respect thereof) to the extent permitted in an Approved Bankruptcy Court Order;

(e)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

(f)            other Investments made (i) by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (ii) by any Loan Party in any Foreign Subsidiary for operating expenses in Latin America, Europe, Middle East and Africa and operating expenses and manufacturing costs of inventory in the United Kingdom, in each case consistent with past practices and in the ordinary course of business and to the extent permitted in an Approved Bankruptcy Court Order for such Investments in Foreign Subsidiaries in an aggregate amount and not to exceed $25,000,000 in the aggregate during the term of this Agreement and (iii) by any Subsidiary that is not a Loan Party in any Person to the extent not exceeding $100,000 outstanding at any one time.

Section 7.03          Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except the following, without duplication:

(a)           Indebtedness of the Borrower and other Loan Parties under (i) the Loan Documents and (ii) the Loan Documents under and as defined in the Bridge Credit Agreement;

(b)           Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b);

(c)           additional Capital Leases incurred after the Closing Date and purchase money Indebtedness in an aggregate amount not to exceed $750,000 in the aggregate at any time outstanding, and any Refinancing Indebtedness in respect of such Indebtedness; provided that any such Indebtedness (x) in the case of additional Capital Leases or purchase money Indebtedness, shall be secured only by the asset subject to such additional Capital Leases or acquired asset in connection with the incurrence of such Indebtedness, as the case may be, and (ii) in the case of purchase money Indebtedness, shall constitute not less than 75% of the aggregate consideration paid with respect to such asset;

(d)           other unsecured Indebtedness in an aggregate principal amount not to exceed $250,000 at any time outstanding;

(e)           Indebtedness in respect of performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, indemnity, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), and, in each case, letters of credit in respect thereof, incurred in the ordinary course of business;

(f)            non-recourse Indebtedness incurred by the Borrower or any of its Subsidiaries to finance the payment of insurance premiums of such Person;

(g)           Indebtedness owed to any Person providing worker’s compensation, unemployment insurance and other social security legislation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any of its Subsidiaries incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;

(h)           to the extent constituting Indebtedness, each of the Investments permitted pursuant to Section 7.02;

(i)            reimbursement obligations owed to banks and financial institutions with respect to credit card services in an aggregate amount at any one time not exceeding $200,000;

(j)            Indebtedness of the Borrower and the Loan Parties under the Novelion Intercompany Loan Agreement in an aggregate principal amount not to exceed the outstanding aggregate principal amount thereof as of the Closing Date plus any paid-in-kind interest in accordance with the terms thereof to the extent permitted in an Approved Bankruptcy Court Order; provided, that no Subsidiaries of the Borrower shall guaranty such Indebtedness unless such Subsidiaries also guaranty the Obligations; and

(k)           Indebtedness consisting of accounts payable incurred in the ordinary course of business past due for more than 120 days after its stated due date (except for accounts payable contested in good faith or the payment of which is stayed or excused pursuant to the Bankruptcy Code or an Approved Bankruptcy Court Order) which do not in the aggregate exceed $750,000.

Section 7.04          Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, split or allow any change to the ownership of the Borrower or any of its Subsidiaries, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

Section 7.05          Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries, in each case to the extent constituting immaterial property;

(b)           Dispositions in the ordinary course of business of Cash Equivalents;

(c)           sales of inventory in the ordinary course of business;

(d)           Dispositions (other than of material Intellectual Property or of assets relating to metreleptin) for fair market value, to the extent approved by the Bankruptcy Court; provided that (i) the aggregate amount of Dispositions during any fiscal year does not exceed $250,000, (ii) immediately prior to and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (iii) no less than one hundred percent (100%) of the consideration received for any such Disposition is received in cash;

(e)           the leasing, as lessor, of real or personal property not presently used or useful in such Person’s business and is otherwise in the ordinary course of business;

(f)            Dispositions of equipment or other assets, to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or assets or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement equipment, all in the ordinary course of business;

(g)           Dispositions constituting an Intellectual Property that is not material to the conduct of the business of the Borrower and its Subsidiaries; and

(h)           Dispositions otherwise permitted by Sections 7.01, 7.02 or 7.03 and Dispositions from any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party.

Section 7.06          Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)           to the extent constituting a Restricted Payment, the payment of fees of non-insider directors to the extent permitted in an Approved Bankruptcy Court Order and the reimbursement of reasonable expenses;

(b)           the Subsidiaries of the Borrower may make direct or indirect Restricted Payments to the Borrower and other Subsidiaries of the Borrower that are Loan Parties;

(c)           so long as no Event of Default has occurred and is continuing, Restricted Payments to Novelion to be used for (i) customary director indemnification payments to Novelion’s director nominees serving on the board of directors of Borrower, and (ii) financial and other reporting and similar customary administrative costs and expenses attributable and fairly allocable to the Loan Parties (including audit and professional fees and other ordinary course operating and administrative expenses incurred by Novelion in its capacity as the ultimate holding company of the Borrower), in the case of this clause (ii) to the extent permitted in an Approved Bankruptcy Court Order;

(d)           the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person (other than Disqualified Equity Interests);

(e)           Restricted Payments consisting of Tax Distributions to the extent permitted in an Approved Bankruptcy Court Order; and

(f)            Permitted Affiliate Services Payments to the extent constituting a Restricted Payment.

Section 7.07          Change in Nature of Business.  Except as required by the Bankruptcy Code or as set forth in any order of the Bankruptcy Court, engage in any line of business other than those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or ancillary thereto; provided, that Aegerion Securities Corporation shall not engage in any business activities,  maintain any assets or incur any Indebtedness.

Section 7.08          Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:

(a)           transactions to the extent permitted pursuant to an Approved Bankruptcy Court Order, including Permitted Affiliate Services Payments;

(b)           transactions contemplated by the Restructuring Support Agreement;

(c)           any transactions expressly permitted under Section 7.02, Section 7.04 and Section 7.06; provided that all parties to such transactions are Loan Parties or their Wholly-owned Subsidiaries;

(d)           so long as it has been approved by the Borrower’s or its applicable Subsidiary’s board of directors or other governing body to the extent required in accordance with applicable law, (i) customary indemnifications of non-officer directors of the Loan Parties and their respective Subsidiaries and (ii) the payment of reasonable and customary compensation and indemnification arrangements and benefit plans for officers and employees of the Loan Parties and their respective Subsidiaries in the ordinary course of business, in each case to the extent permitted in an Approved Bankruptcy Court Order and approved by all independent directors of the Borrower’s board of directors; and

(e)           transactions under the agreements existing on the Closing Date and listed on Schedule 7.08.

Section 7.09          Prepayments and Modifications of Certain Agreements.  (a) Except in connection with a confirmed Reorganization Plan, which is satisfactory to the Administrative Agent and the Required Lenders, amend or modify any of the terms of any Indebtedness in an outstanding amount exceeding the Threshold Amount of any of the Loan Parties or their Subsidiaries arising prior to or after the Petition Date if such amendment or modification would add or change any terms in a manner adverse to the Loan Parties or the Lenders, or shorten the final maturity or average life to maturity of any such Indebtedness or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

(b)           Make any payment of any Indebtedness or any claim arising prior to the Petition Date except as permitted pursuant to the Financing Orders or other order of the Bankruptcy Court and otherwise not prohibited by the terms of this Agreement, or make any voluntary, optional or other non-scheduled payment, prepayment, redemption, acquisition for value, refund, refinance or exchange of any Indebtedness of such Loan Party arising after the Petition Date (including, without limitation, any interest, premium or other amounts owing in respect thereof), in each case whether or not mandatory, except (i) with respect to Indebtedness under the Loan Documents and (ii) for payments made pursuant to the Final Order.

(c)           Amend or modify, or permit the amendment, modification or waiver of, any provision of any Material Contract to which any Loan Party or any Subsidiary thereof is a party or by which it or any of its property or assets is bound, in each case after the original execution and delivery thereof (or, if later, the date hereof) in any substantive manner that would be adverse to the Lenders’ interests hereunder, without the written consent of the Required Lenders.

Section 7.10          Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, (x) any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (a) agreements in favor of the Administrative Agent or (b) prohibitions or conditions under (i) any Capital Lease permitted by Section 7.03(c) solely to the extent that such Capital Lease prohibits a Lien on the property subject thereto, or (ii) by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be) or (iii) any Indebtedness outstanding on the Closing Date (including, for the avoidance of doubt, the Indebtedness under the Existing Agreements and the Convertible Notes) or (y) any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Borrower or any of its Subsidiaries of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (a) the Loan Documents and (b) any Indebtedness outstanding on the Closing Date (including, for the avoidance of doubt, the Indebtedness under the Existing Agreements and the Convertible Notes).

Section 7.11          Amendments to Organization Documents.  Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other Organization Documents in a manner adverse to the interests of the Lenders hereunder, without the written consent of the Required Lenders.

Section 7.12          Use of Proceeds.  (a)  Use, directly or indirectly, the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (x) to fund, finance, or facilitate any activities, business, or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (y) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

(b)           Use any part of the proceeds of the Loans directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law.

Section 7.13          Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP or (b) Fiscal Year.

Section 7.14          OFAC.  (a)   Become a Sanctioned Person, (b) become organized, resident or located in a Sanctioned Country, or (c) engage in any transactions or dealings with a Sanctioned Person or in a Sanctioned Country in violation of Sanctions.

Section 7.15          Ownership of Subsidiaries.  Notwithstanding any other provisions of this Agreement to the contrary, organize, create, acquire or permit to exist after the Petition Date any Subsidiaries of the Borrower other than those existing on the Petition Date and set forth on Schedule 5.14.

Section 7.16          Compliance with Financing Orders and Approved Budget.  Except as otherwise provided herein or approved by the Required Lenders, the Loan Parties shall not use any cash or the proceeds of any Loans or Collateral in a manner or for a purpose other than in accordance with the Final Order and the Approved Budget, subject to the Permitted Variances. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, in no event shall the Loan Parties make any expenditures, payments, repayments or prepayments, dividends, distributions, reimbursements or similar transaction to Novelion or any Subsidiary thereof (excluding Borrower and any Subsidiary thereof) during the term of this Agreement unless expressly permitted pursuant to an Approved Bankruptcy Court Order and set forth in the Approved Budget (including Permitted Affiliate Services Payments).

Section 7.17          Compliance With Certain Laws.

(a)           (i) Violate any Anti-Terrorism Laws, (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering or (iii) permit any of their respective Affiliates to violate these laws or engage in these actions.

(b)           (i) Deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(c)           Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, as amended.

Section 7.18          Chapter 11 Claims.  Incur, create, assume, suffer to exist or permit any administrative expense, unsecured claim or other super-priority claim or lien which is pari passu with or senior to the claims or liens, as the case may be, of the Administrative Agent or the Secured Parties against the Loan Parties hereunder, or apply to the Bankruptcy Court for authority to do so, except as expressly permitted by the Financing Orders, an Approved Bankruptcy Court Order or the Required Lenders.

Section 7.19          Revision of Orders; Applications to Bankruptcy Court.

(a)           Seek, consent to or suffer to exist any modification, stay, vacation or amendment of the Final Order that is adverse to the interests of the Lenders, except for any modifications and amendments agreed to in writing by the Administrative Agent and the Required Lenders.

(b)           Apply to the Bankruptcy Court for authority to take any action prohibited by this Article VII (except to the extent such application and the taking of such action is conditioned upon receiving the written consent of the Administrative Agent and the Required Lenders or all Lenders, as applicable).

Section 7.20          Adequate Protection.(a)     Except as permitted in the Financing Orders, incur, create, assume, suffer to exist or permit any obligation to make adequate protection payments, or otherwise provide adequate protection.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01          Events of Default.  Any of the following events referred to in this Section 8.01 shall constitute an “Event of Default”:

(a)           Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within three (3) Business Days after the same becomes due in cash, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01(d), Section 6.01(f), Section 6.03(a), Section 6.05, Section 6.07, Section 6.10(b), Section 6.12, Section 6.19, Section 6.20 or Article VII; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for fifteen (15) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  Any Loan Party or any Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any post-Petition Date Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, unless such failure to pay is a result of the Chapter 11 Case, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, in each case, unless such failure to observe or perform is a result of the Chapter 11 Case; or

(f)            [Reserved]; or

(g)           [Reserved]; or

(h)           Judgments.  After the Petition Date, there is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to confirm coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, (ii) any Loan Party, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, or (iii) any Loan Party, any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties, the Subsidiaries and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which would reasonably be expected to exceed the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery or entry (with respect to the Final Order) and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of the Termination of the DIP Financing), purports to revoke or rescind any Loan Document or asserts (including by commencing or joining in any legal proceeding) that any Collateral Document is invalid or unenforceable or contests in any manner that any Loan Document constitutes a valid and enforceable agreement against it; or

(k)           Change of Control; Structure.  There occurs any (i) Change of Control or (ii) any change to the ownership of direct and indirect Subsidiaries of the Borrower from the ownership structure set forth on Schedule 5.14; or

(l)            Liens.  Any Collateral Document shall for any reason cease to create a valid and perfected Lien (having the priorities specified in the Final Order) on and security interest in the Collateral; or

(m)          Dissolution or Liquidation.  Any Loan Party voluntarily or involuntarily dissolves or is dissolved, liquidates or is liquidated or files a motion with the Bankruptcy Court seeking authorization to dissolve or liquidate; or

(n)           Failure to Conduct Business.  If any Loan Party is enjoined, restrained or in any way prevented by court order (other than an Approved Bankruptcy Court Order) from continuing to conduct all or any material part of its business affairs or any Loan Party or any of their respective Subsidiaries’ cessation of all or any material part of its business operations (other than in connection with a sale of assets permitted by the Loan Documents or otherwise consented to by the Required Lenders); or

(o)           Independent Directors.  With respect to the board of directors of the Borrower, the independent directors no longer constitute 50% of such board of directors; or

(p)           Financial Advisor.  The Borrower no longer retains Alix Partners as its financial advisor unless replaced with a financial advisor acceptable to the Required Lenders; or

(q)           Final Order.  The Bankruptcy Court fails to enter the Final Order within forty (40) calendar days of the Petition Date (with such changes as the Administrative Agent and the Required Lenders may agree to), or the Bankruptcy Court enters an order (other than one subject to a stay) that reverses, vacates or stays for a period in excess of ten (10) days the effectiveness of the Final Order whether on appeal or otherwise, in each case without the written consent of the Required Lenders; or

(r)            Certain Orders.  An order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court (or any of the Loan Parties shall file any pleading or motion requesting entry of an order) (i) appointing a trustee under Section 1104 of the Bankruptcy Code, (ii) appointing an examiner with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business under Section 1106(b) of the Bankruptcy Code, or (iii) dismissing or converting the Chapter 11 Case to a Chapter 7 case; or

(s)            Non-Compliance with Final Order.  Any Loan Party fails or neglects to comply with any provision of the Final Order; or

(t)            Filing of Unapproved Plan.  Any Person other than a Loan Party shall have filed a plan of reorganization or liquidation in the Chapter 11 Case following termination of the Loan Parties’ exclusivity periods under Section 1121 of the Bankruptcy Code, unless approved by the Required Lenders; or

(u)           Entry of Unapproved Order.  (i) An order (other than one subject to a stay) with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court (A) permitting any administrative expense claim or any other claim (now existing or hereafter arising, of any kind or nature whatsoever) to have priority as to any of the Loan Parties that is pari passu or senior to the Obligations, other than the Carve-Out or other claims expressly permitted to have priority over the Obligations under the Final Order; (B) granting or permitting the grant of a Lien on the Collateral (other than a Permitted Lien); or (ii) an order shall be entered by the Bankruptcy Court dismissing the Chapter 11 Case which does not provide for (x) the Termination of the DIP Financing and (y) until the Termination of the DIP Financing, the continuity and priority of the Liens of the Administrative Agent in the Collateral, the super-priority administrative expense claim status of the Obligations to the same extent as is provided in the Final Order upon such dismissal; or

(v)           Relief from the Automatic Stay.  The Bankruptcy Court enters an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code for any reason to any Person holding a Lien upon any pre-petition or post-petition assets of any Loan Party with respect to any Collateral as to which the Administrative Agent has been granted a first priority Lien, or any other assets of any Loan Party where the aggregate value of the property subject to all such order or orders is greater than the Threshold Amount; or

(w)          Motion against the Lenders.  Any of the Loan Parties shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Loan Party or by oral argument) any other Person’s motion to, (i) disallow in whole or in part any of the Obligations arising under this Agreement or any other Loan Document or (ii) challenge the validity and enforceability of the Liens or security interests granted under any of the Loan Documents or in the Final Order in favor of the Administrative Agent; or

(x)           Prohibited Payment.  Any of the Loan Parties shall make any payment (as adequate protection or otherwise), or application for authority to pay, on account of any claim or Indebtedness arising prior to the Petition Date other than those payments in respect of adequate protection permitted pursuant to the terms of the Final Order and payments authorized by the Bankruptcy Court in respect of (i) any payments required and/or permitted in the “first day orders” or any subsequent Approved Bankruptcy Court Order or (ii) accrued payroll and related expenses as of the Petition Date; or

(y)           Other Bankruptcy Matters.  (i) An order shall have been entered modifying (in a manner adverse to the Loan Parties) the adequate protection obligations granted in the Final Order without the prior written consent of the Administrative Agent, (ii) an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by the Administrative Agent or any of the Lenders of any amounts received in respect of the Obligations, (iii) any Loan Party shall filed with the Bankruptcy Court a motion seeking authority to use any cash proceeds of any of the Collateral to the extent prohibited hereunder, without the written consent of the Required Lenders and the Administrative Agent or (iv) any Loan Party shall file a motion or other request with the Bankruptcy Court seeking any financing under Section 364(d) of the Bankruptcy Code secured by any of the Collateral that does not require (x) the Termination of the DIP Financing and (y) until the Termination of the DIP Financing, the continuity and priority of the Liens of the Administrative Agent in the Collateral, the super-priority administrative expense claim status of the Obligations to the same extent as is provided in the Final Order; or

(z)           Failure to File Plan.  The Borrower shall fail to (i) file, by no later than May 21, 2019, the Reorganization Plan or a plan of reorganization in the Chapter 11 Case that contains a provision for the Termination of the DIP Financing on the effective date of such plan (or such other satisfaction of the Obligations for which each Lender has provided its prior consent) and (ii) obtain entry of a confirmation order from the Bankruptcy Court with respect to the Reorganization Plan or a plan of reorganization in the Chapter 11 Case that contains a provision for (x) the Termination of the DIP Financing (or such other satisfaction of the Obligations for which each Lender has provided its prior consent) and (y) until the Termination of the DIP Financing, the continuity and priority of the Liens of the Administrative Agent in the Collateral, the super-priority administrative expense claim status of the Obligations, in each instance, to the same extent as is provided in the Final Order by one hundred twenty-five (125) calendar days after the Petition Date; or

(aa)         Restructuring Support Agreement.  The Restructuring Support Agreement (i) is no longer in effect or (ii) is amended, modified or subject to a waiver, in the case of clause (ii), in a manner materially adverse to the interests of the Lenders without the consent of the Required Lenders.

Section 8.02          Remedies Upon Event of Default.  (a) Notwithstanding the provisions of Section 362 of the Bankruptcy Code, but subject to the Final Order, if any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions without further order of, or application to, the Bankruptcy Court:

(i)            declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(ii)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)          set-off against any outstanding Obligations amounts held for the account of the Loan Parties as cash collateral or in the accounts of any Loan Party maintained by or with the Administrative Agent, any Lender or their respective Affiliates; and

(iv)          take any action or exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law.

(b)           If an Event of Default has occurred and is continuing:  (i) the Administrative Agent shall have for the benefit the Secured Parties, in addition to all other rights of the Administrative Agent and the Lenders, the rights and remedies of a secured party under the Uniform Commercial Code; (ii) the Administrative Agent may, at any time, take possession of the Collateral and keep it on any Loan Party’s premises, at no cost (including any charge pursuant to Section 506(c) of the Bankruptcy Code) to the Administrative Agent or any Lender, or remove any part of it to such other place or places as the Administrative Agent may desire, or the Borrower shall, upon the Administrative Agent’s demand, at the Borrower’s cost, assemble the Collateral and make it available to the Administrative Agent at a place or places reasonably convenient to the Administrative Agent; and (iii) the Administrative Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable at the direction of the Required Lenders, and may, if the Administrative Agent at the direction of the Required Lenders deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale.  Without in any way requiring notice to be given in the following manner, the Loan Parties agree that any notice by the Administrative Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the Uniform Commercial Code or otherwise, shall constitute reasonable notice to the Loan Parties if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt to the Borrower, at least ten (10) Business Days prior to such action to the Borrower’s address specified herein.  If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Administrative Agent or the Lenders receive payment, and if the buyer defaults in payment, the Administrative Agent may resell the Collateral without further notice to the Loan Parties.  In the event the Administrative Agent seeks to take possession of all or any portion of the Collateral by judicial process, the Loan Parties irrevocably waives:  (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Administrative Agent retain possession and not dispose of any Collateral until after trial or final judgment.  The Loan Parties agree that the Administrative Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person.  The Administrative Agent is hereby granted a license or other right to use, without charge, but subject to the terms of the of licenses to the Loan Parties with respect to Intellectual Property licensed to the Loan Parties, the Loan Parties’ Intellectual Property and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral,  provided, that such licenses to be granted hereunder with respect to  trademarks and service marks shall be subject to the maintenance of quality standards with respect to the goods and services on which such trademarks and service marks are used sufficient to preserve the validity and enforceability of such trademark and service marks and the applicable Loan Party’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit for such purpose.  The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations in accordance with Section 8.03. Following the Termination of the DIP Financing, the Administrative Agent will deliver any excess proceeds of the Collateral in accordance with the applicable order of the Bankruptcy Court. The Loan Parties shall remain liable for any deficiency.

(c)           Upon the occurrence and during the continuance of an Event of Default, subject solely to the giving of seven (7) Business Days’ prior written notice as set forth in clause (d) below, the automatic stay arising pursuant to Bankruptcy Code Section 362 shall be vacated and terminated in accordance with the Final Order without further action or order of the Bankruptcy Court, without the need for filing any motion for relief from the automatic stay or any other pleading so as to permit the Administrative Agent and the Lenders full exercise of all of their rights and remedies based on the occurrence of an Event of Default, including, without limitation, all of their rights and remedies with respect to the Collateral and the Guarantors.  With respect to the Administrative Agent’s and Lenders’ exercise of their rights and remedies, the Loan Parties agree, waive and, release, and shall be enjoined from attempting to contest, delay, or otherwise dispute the exercise by the Administrative Agent and the Lenders of their rights and remedies before the Bankruptcy Court or otherwise.

(d)           Notwithstanding the foregoing, any exercise of remedies is subject to the giving of seven (7) Business Days’ prior written notice in accordance with the terms of the Final Order.  For the avoidance of doubt, it is understood and agreed that the giving of seven (7) Business Days’ prior written notice as set forth above is a one-time requirement and is not required to be delivered with any exercise of remedies after the first such exercise.

Section 8.03          Application of Funds.  If the circumstances described in Section 2.09(f) have occurred, or after the exercise of remedies provided for in Section 8.02 any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (after giving effect to the Carve-Out and any other payments required pursuant to the Final Order):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the

Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal or face amounts of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, as required by the applicable order of the Bankruptcy Court.

The Loan Parties shall remain liable for any deficiency.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01          Appointment and Authorization.  (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Notwithstanding any provision contained in this Agreement providing for any action in the Administrative Agent’s reasonable discretion or approval of any action or matter in the Administrative Agent’s reasonable satisfaction, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) which may be delivered by electronic transmission (including e-mail by such Lenders or counsel to the Required Lenders (which on the date hereof is Latham &

Watkins LLP); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law and shall, in the Administrative Agent’s sole discretion, be accompanied by indemnity or security satisfactory to the Administrative Agent and subject to the indemnification set forth in Section 9.07.  The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any other Agent-Related Person in any capacity.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacity as a Lender) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02          Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.

Section 9.03          Liability of the Administrative Agent.  No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final nonappealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The Administrative Agent shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  In no event shall the Administrative Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, future changes in applicable law or regulation, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Administrative Agent shall use reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 9.04          Reliance by the Administrative Agent.  (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall be justified in taking any action reasonably believed to it to be required by any order of the Bankruptcy Court.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with any order of the Bankruptcy Court or in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”.  The Administrative Agent will promptly notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06          Credit Decision; Disclosure of Information by the Administrative Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07          Indemnification of the Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities to the extent incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any.  The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent.

Section 9.08          The Administrative Agent in its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though the Administrative Agent were not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.  With respect to its Loans, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Cantor Fitzgerald Securities in its individual capacity.

Section 9.09          Successor Agents.  The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the retiring Administrative Agent may appoint, after consulting with the Lenders, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Lenders assuming the role of Administrative Agent as specified in the immediately preceding sentence shall assume the rights and obligations of the Administrative Agent (including the indemnification provisions set forth in Section 9.07) as if each such Lender were the Administrative Agent.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.

Section 9.10          Administrative Agent May File Proofs of Claim.  The Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove an administrative claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.06 and Section 10.04 or otherwise hereunder) allowed in an applicable proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)           any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Section 2.06 and Section 10.04 or otherwise hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11          Release of Collateral and Guarantee.  The Lenders irrevocably agree and authorize the Administrative Agent:

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination of the DIP Financing, (ii) upon any permitted sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to clause (b) below, or (v) in accordance with an order of the Bankruptcy Court; and

(b)           in the case of any Subsidiary, such Person ceasing to be subject to Section 6.11 as a result of a transaction permitted hereunder (as certified by a Responsible Officer) and the Borrower notifying the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guarantee and Collateral Agreement.

The Administrative Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of Collateral pursuant to this Section 9.11 from the assignment and security interest granted under the Collateral Documents (or the release of the Guarantor from its Guarantee Obligations in respect of the Obligations) in accordance with the terms of the Loan Documents (provided that the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that such transaction has been consummated in compliance with the Loan Documents and the execution and delivery of such documents are authorized and permitted under the Loan Documents, and the Administrative Agent may conclusively rely on such certification without further inquiry).  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property in accordance with this Section 9.11.

Section 9.12          Other Agents; Arrangers and Managers.  None of the Lenders shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders shall have or be deemed to have any fiduciary relationship with any other Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the other Lenders in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13          Appointment of Supplemental Administrative Agent.  (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems in its reasonable discretion that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)           In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)           Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the

Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.14          Certain Bankruptcy Matters.

(a)           Except to the extent provided otherwise in the Final Order and subject to the Carve-Out, the Borrower hereby agrees that the Obligations shall (i) constitute super-priority allowed administrative expense claims in the Bankruptcy Case having priority pursuant to Section 364(c)(1) of the Bankruptcy Code over all administrative expense claims and unsecured claims against any Loan Party now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code and all super-priority administrative expense claims granted to any other Person, the establishment of which super-priority shall have been approved and authorized by the Bankruptcy Court and (ii) be secured pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code subject to the priority set forth in the Final Order and, to the extent provided in the Final Order, shall not be subject to claims against the Collateral pursuant to Section 506(c) of the Bankruptcy Code.

(b)           The Administrative Agent’s Liens and the super-priority administrative expense claim priority granted pursuant to clause (a) above have been independently granted by the Loan Documents, and may be independently granted by other Loan Documents heretofore or hereafter entered into.  The Administrative Agent’s Liens and the administrative expense claim priority granted pursuant to clause (a) above, this Agreement, the Final Order and the other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Lenders and the Administrative Agent hereunder and thereunder are cumulative.  In the event of a direct conflict between the Final Order and any other Loan Document, the Final Order shall control.

(c)           Notwithstanding anything to the contrary contained herein or elsewhere:

(i)            The Administrative Agent’s Liens on Collateral of the Loan Parties shall be deemed valid and automatically perfected by entry of the Final Order, which entry shall have occurred on or prior to the Closing Date.  The Administrative Agent and the Lenders shall not be required to file, register or publish any financing statements, mortgages, hypothecs, notices of Lien or similar instruments in any jurisdiction or filing or registration office, or to take possession of any Collateral or to take any other action in order to validate, render enforceable or perfect the Liens on Collateral granted by or pursuant to this Agreement, the Final Order or any other Loan Document.  If the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders shall, in its or their sole discretion, from time to time elect to file, register or publish any such financing statements, mortgages, hypothecs, notices of Lien or similar instruments, take possession of any Collateral, or take any other action to validate, render enforceable or perfect all or any portion of the Administrative Agent’s Liens on Collateral, all such documents and actions shall be deemed to have been filed, registered, published or recorded or taken at the time and on the date the Final Order is entered.

(ii)           The Liens, lien priorities, super-priority administrative expense claims and other rights and remedies granted to the Administrative Agent and the Lenders pursuant to this Agreement, the Final Order or the other Loan Documents (specifically including, but not limited to, the existence, perfection, enforceability and priority of the Liens provided for herein and therein, and the administrative expense claim priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by the Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by dismissal or conversion of the Chapter 11 Case, or by any other act or omission whatsoever.  Without limiting the generality of the foregoing, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(A)          no costs or expenses of administration which have been or may be incurred in the Chapter 11 Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of any Lender or the Administrative Agent against the Borrower in respect of any Obligation;

(B)          the Administrative Agent’s Liens on Collateral shall constitute valid, enforceable and perfected Liens with the priority set forth in the Final Order; and

(C)          the Administrative Agent’s Liens on the Collateral shall continue to be valid, enforceable and perfected without the need for the Administrative Agent or any Lender to file, register or publish any financing statements, mortgages, hypothecs, notices of Lien or similar instruments or to otherwise perfect the Administrative Agent’s Liens under applicable nonbankruptcy law.

ARTICLE X

MISCELLANEOUS

Section 10.01       Amendments, Etc.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a)           no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i)            change the number of Lenders or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of Loans that, in each case, shall be required for the Lenders or any of them to take any action hereunder (including pursuant to any change to the definition of “Required Lenders”),

(ii)           release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Administrative Agent and the Lenders under the Guarantee and Collateral Agreement), if such release or limitation is in respect of all or substantially all of the value represented by the Guarantee and Collateral Agreement to the Lenders,

(iii)          release, or subordinate the Administrative Agent’s Liens in, all or substantially all of the Collateral in any transaction or series of related transactions (other than as expressly permitted herein or in the Final Order), or

(iv)          amend any provision of this Section 10.01;

(b)           no amendment, waiver or consent shall, unless in writing and signed by each Lender specified below for such amendment, waiver or consent:

(i)            increase the Commitments of a Lender without the consent of such Lender;

(ii)           reduce the principal of, or stated rate of interest on, the Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; provided if the Required Lenders agree to waive, or forbear from exercising remedies with respect to, any Event of Default and such waiver or forbearance is effective in accordance with this Section 10.01 or if the Required Lenders agree to change any financial definitions that would reduce the stated rate of interest or any fees or other non-principal amounts stated to be payable hereunder or under the other Loan Documents pursuant to any amendment, waiver or consent not being effected in order to reduce the stated rate of interest or such fees or other amounts, then only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate in connection with such Event of Default or reduce the stated rate of interest or such fees in connection with such amendment, waiver or consent described in this proviso to clause (b)(ii), as applicable; or

(iii)          except as provided in the definition of “Maturity Date”, postpone any date scheduled for any payment of principal of, or interest on, the Loans pursuant to Section 2.04 or Section 2.05, any date scheduled for payment or for any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender; or

(iv)          modify Section 8.03 in any manner that adversely affects the Lenders without the consent of each Lender directly and adversely affected thereby; or

(v)           modify Section 2.10 without the consent of each Lender directly and adversely affected thereby;

provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.

Section 10.02       Notices and Other Communications; Facsimile and Electronic Copies.  (a) General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission) (and, as to service of process, only in writing and in accordance with applicable law) and, to the extent set forth in Section 10.02(e), in an electronic medium and delivered as set forth in Section 10.02(e).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Loan Party:

Aegerion Pharmaceuticals, Inc.
245 First Street

Riverview II, 18th Floor
Cambridge, MA  02142
Attention:  Barbara Chan

Facsimile No.: (617) 945-7968

Email: barbara.chan@aegerion.com

With a copy (which shall not constitute notice) to:

AlixPartners
300 N. LaSalle Street Suite 1900

Chicago, IL 60654

Attention: John Castellano

Email: JCastellano@alixpartners.com

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019

Attention: Leonard Klingbaum, Esq.

Facsimile No.: (212) 728-9290

Email: lklingbaum@willkie.com

(ii)           if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties from time to time; and

(iii)          if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Borrower and the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person during the Person’s normal business hours.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission (including a .pdf or .tif copy); provided that original copies are delivered promptly thereafter (it being understood that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission).

(c)           Reliance by the Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) in good faith purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct by such Agent-Related Person or such Lender as determined by a final non-appealable judgment.

(d)           Notice to other Loan Parties.  The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

(e)           The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Loan, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.  The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(f)            THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(g)           The Administrative Agent agrees that the receipt in accordance with Section 10.02 of the Communications by the Administrative Agent at its e-mail address set forth on Schedule 10.02 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(h)           Each Loan Party hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Loan Party or its securities) (each, a “Public Lender”).  Each Loan Party hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders who notify the Borrower and the Administrative Agent of such Lender’s status as a Public Lender shall be clearly and conspicuously marked by such Loan Party as “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although it may contain sensitive business information and remains subject to the confidentiality undertakings of Section 10.08) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(i)            EACH LENDER ACKNOWLEDGES THAT UNITED STATES FEDERAL AND STATE SECURITIES LAWS PROHIBIT ANY PERSON WITH MATERIAL, NON-PUBLIC INFORMATION ABOUT AN ISSUER FROM PURCHASING OR SELLING SECURITIES OF SUCH ISSUER OR, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, FROM COMMUNICATING SUCH INFORMATION TO ANY OTHER PERSON.  EACH LENDER AGREES TO COMPLY WITH APPLICABLE LAW AND ITS RESPECTIVE CONTRACTUAL OBLIGATIONS WITH RESPECT TO CONFIDENTIAL AND MATERIAL NON-PUBLIC INFORMATION.  Each Lender that is not a Public Lender confirms to the Administrative Agent that such Lender has adopted and will maintain internal policies and procedures reasonably designed to permit such Lender to take delivery of Restricting Information (as defined below) and maintain its compliance with applicable law and its respective contractual obligations with respect to confidential and material non-public information.  A Public Lender may elect not to receive Communications and Information that contains material non-public information with respect to the Loan Parties or their securities (such Communications and Information, collectively, “Restricting Information”), in which case it will identify itself to the Administrative Agent as a Public Lender.  Such Public Lender shall not take delivery of Restricting Information and shall not participate in conversations or other interactions with the Agent Parties, any Lender or any Loan Party in which Restricting Information may be discussed.  No Agent Party, however, shall by making any Communications and Information (including Restricting Information) available to a Lender (including any Public Lender), by participating in any conversations or other interactions with a Lender (including any Public Lender) or otherwise, be responsible or liable in any way for any decision a Lender (including any Public Lender) may make to limit or to not limit its access to the Communications and Information.  In particular, no Agent Party shall have, and the Administrative Agent, on behalf of all Agent Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender (including any Public Lender) has elected to receive Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material nonpublic information or such Lender’s compliance with applicable laws related thereto.  Each Public Lender acknowledges that circumstances may arise that require it to refer to Communications and Information that might contain Restricting Information.  Accordingly, each Public Lender agrees that it will nominate at least one designee to receive Communications and Information (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Public Lender’s Administrative Questionnaire.  Each Public Lender agrees to notify the Administrative Agent in writing from time to time of such Public Lender’s designee’s address to which notice of the availability of Restricting Information may be sent.  Each Public Lender confirms to the Administrative Agent and the Lenders that are not Public Lenders that such Public Lender understands and agrees that the Administrative Agent and such other Lenders may have access to Restricting Information that is not available to such Public Lender and that such Public Lender has elected to make its decision to enter into this Agreement and to take or not take action under or based upon this Agreement, any other Loan Document or related agreement knowing that, so long as such Person remains a Public Lender, it does not and will not be provided access to such Restricting Information.  Nothing in this Section 10.02(i) shall modify or limit a Lender’s (including any Public Lender) obligations under Section 10.08 with regard to Communications and Information and the maintenance of the confidentiality of or other treatment of Communications or Information.

Section 10.03       No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04       Costs and Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and Lenders for all reasonable and documented out-of-pocket costs and expenses incurred before, on or after the Closing Date in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof requested by the Borrower or negotiated in consultation with Borrower (in each case, whether or not the transactions contemplated thereby are consummated), including all Attorney Costs, (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all Attorney Costs and other costs and expenses incurred in connection with any workout or restructuring in respect of the Loans and all such costs and expenses incurred during any legal proceeding, including any proceeding in the Chapter 11 Case and (c) without limiting the generality of the foregoing, to pay all reasonable and documented out-of-pocket fees and expenses of any financial advisory, appraisers or accounting firm retained by or for the benefit of the Administrative Agent or Lenders or by Latham & Watkins LLP, as counsel to the Lenders, including, without limitation, the fees and expenses of the Financial Advisor.  The Borrower’s obligation to pay all such reasonable and documented out-of-pocket costs, expenses and charges includes, without limitation, any such costs, expenses and charges that accrue after any conversion of the Chapter 11 Case to proceedings administered under Chapter 7 of the Bankruptcy Code. The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by the Administrative Agent.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05       Indemnification by the Borrower.  (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent, each Agent-Related Person (including without limitation, Shipman & Goodwin LLP), each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, management companies (including employees of such management companies), advisors and attorneys-in-fact (including without limitation, Latham & Watkins LLP and Ducera Partners LLC)  (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, taxes, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including one counsel to the Administrative Agent and a separate counsel to the Lenders, taken as a whole) (and, in the event of any actual conflict of interest, additional counsel to the affected parties) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related to the Borrower, any Subsidiary or any other Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding)  (any of the foregoing described in this clause (iv), a “Proceeding”) (all the foregoing described in clauses (i) to (iv), collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and whether brought by an Indemnitee, a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereby are consummated; provided that such indemnity shall not, as to any Indemnitees, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document.  All amounts due in respect of costs, expenses and disbursements under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, that each Indemnitee receiving any such reimbursement shall repay such amounts to the relevant Loan Party in the event that such Indemnitee shall not be entitled thereto pursuant to the provisions hereof.  The agreements in this Section 10.05 shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(b)           The Borrower shall not be liable for any settlement of any Proceedings effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s consent or if there is a final judgment for the plaintiff in such Proceedings, the Borrower shall indemnify and hold harmless each Indemnitee from and against any Indemnified Liabilities in accordance with the foregoing clause (a).  The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee in form and substance satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee and (iii) contains customary confidentiality and non-disparagement provisions.

(c)           In the event that an Indemnitee is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any of its Subsidiaries or Affiliates in which such Indemnitee is not named as a defendant, the Borrower shall reimburse such Indemnitee for all reasonable and documented expenses incurred by it in connection with such Indemnitee’s appearing and preparing to appear as such a witness, including without limitation, the reasonable and documented fees and expenses of its legal counsel.

Section 10.06       Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding in the Chapter 11 Case or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

Section 10.07       Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(e) or (iv) to an SPC in accordance with the provisions of Section 10.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its Commitment and/or the Loans at the time owing to it (and its rights and obligations under this Agreement relating thereto); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless the Borrower consents (such consent not to be unreasonably withheld or delayed and shall not be required if an Event of Default exists).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)          Required Consents.  Any such assignment shall require the prior written consent of the Borrower, which consent shall not be unreasonably withheld, conditioned, delayed or burdened (provided, that it shall be deemed to be reasonable for the Borrower not to consent to any assignment to any Disqualified Person); provided, however, that (A) no consent of the Borrower shall be required for an assignment to a Lender, to an Affiliate of a Lender, to an Approved Fund or, if an Event of Default has occurred and is continuing, to any other assignee other than to any Disqualified Person, and (B) the Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice delivered to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the tax documentation required pursuant to Section 3.01.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Disqualified Person.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Disqualified Person) (each, a “Participant”) in all or a portion of its Commitment and/or the Loans at the time owing to it (and its rights and obligations under this Agreement relating thereto); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.07 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a) or Section 10.01(b) that directly and adversely affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.07(b) with respect to any Participant.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            SPCs.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(g)           Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the

Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 10.08       Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or examiner regulating any Lender or the Administrative Agent; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to any pledgee referred to in Section 10.07(e) or Section 10.07(g), Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 by the disclosing party; (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (i) to the extent not known by it to consist of non-public information, (j) for purposes of establishing a “due diligence” defense or (k) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Loans.  For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of their Subsidiaries or their business, other than any such information that is publicly available to the Administrative Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09       Setoff.  In addition to any rights and remedies of the Administrative Agent and the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, subject to the Final Order, each Lender and its Affiliates and the Administrative Agent and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Administrative Agent and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Each Lender and the Administrative Agent agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or the Administrative Agent, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

Section 10.10       Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by facsimile transmission or other electronic transmission (including a .pdf or .tif copy) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document; provided that original signatures shall be promptly delivered thereafter, it being understood that that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission.

Section 10.11       Integration.  The Loan Documents comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  Subject to Section 10.21, in the event of any conflict or inconsistency between the provisions of this Agreement and those of any other Loan Document (other than the Financing Orders), the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict or inconsistency with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12       Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the

Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.13       Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14       GOVERNING LAW.  (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE (EXCEPT, WITH RESPECT TO ANY OTHER LOAN DOCUMENT, AS OTHERWISE EXPRESSLY PROVIDED THEREIN); PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL, EXCEPT AS OTHERWISE SET FORTH IN THE LOAN DOCUMENTS, BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT, AND IF THE BANKRUPTCY COURT DOES NOT HAVE OR ABSTAINS FROM JURISDICTION, THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THOSE COURTS.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.15       WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND,

ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16       Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Required Lenders.

Section 10.17       Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provision of this Section 10.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.18       PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.  The Borrower agrees to provide, and to cause each other Loan Party to provide, such information promptly upon request.

Section 10.19       No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising any of the Borrower and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each of the Lenders is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests and transactions to the Borrower or any of its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20       Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.21       Conflicts with Financing Orders.  In the event of a conflict between any provision of any Loan Document (other than the Financing Orders) and any Financing Order, such Financing Order shall govern.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AEGERION PHARMACEUTICALS, INC.,
as Borrower

By:	/s/ Barbara Chan
Name: Barbara Chan
Title: President

[Signature Page to Debtor-in-Possession Credit Agreement]

CANTOR FITZGERALD SECURITIES,
as Administrative Agent

By:	/s/ James Buccola
Name: James Buccola
Title: Head of Fixed Income

[Signature Page to Debtor-in-Possession Credit Agreement]

ATHYRIUM OPPORTUNITIES II ACQUISITION, LP,
as a Lender

By: Athyrium Opportunities Associates II LP, its general partner

By: Athyrium GP Holdings LLC, its general partner

By:	/s/ Andrew C. Hyman
Name: Andrew C. Hyman
Title: Authorized Signatory

ATHYRIUM OPPORTUNITIES III ACQUISITION, LP,
as a Lender

By: Athyrium Opportunities Associates III LP, its general partner

By: Athyrium Opportunities Associates III GP LLC, its general partner

By:	/s/ Andrew C. Hyman
Name: Andrew C. Hyman
Title: Authorized Signatory

[Signature Page to Debtor-in-Possession Credit Agreement]

1992 MSF INTERNATIONAL, LTD.,
as a Lender

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

1992 TACTICAL CREDIT MASTER FUND, L.P.,
as a Lender

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

[Signature Page to Debtor-in-Possession Credit Agreement]

EXHIBIT D

Disclosure Statement

THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL TO, BUT HAS NOT BEEN APPROVED BY, THE BANKRUPTCY COURT. THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN. ACCEPTANCES OR REJECTIONS OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK -------------------------------------------------------x In re : : : : : Chapter 11 Aegerion Pharmaceuticals, Inc., et al.,1 Case No. 19-_ ( ) Debtors. (Joint Administration Pending) -------------------------------------------------------x DISCLOSURE STATEMENT FOR DEBTORS’ JOINT CHAPTER 11 PLAN Dated: New York, New York May 20, 2019 WILLKIE FARR & GALLAGHER LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000 Proposed Counsel for the Debtors and Debtors in Possession 1 The Debtors in these chapter 11 cases and the last four digits of each Debtor’s federal taxpayer identification number are Aegerion Pharmaceuticals, Inc. (0116), and Aegerion Pharmaceuticals Holdings, Inc. (1331). The Debtors’ executive headquarters are located at 245 First Street, Riverview II, 18th Floor, Cambridge, MA 02142.

IMPORTANT NOTICE THIS DISCLOSURE STATEMENT AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT THE JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR AEGERION PHARMACEUTICALS, INC. AND AEGERION PHARMACEUTICALS HOLDINGS, INC. (THE “PLAN”). NO REPRESENTATIONS HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT CONCERNING THE DEBTORS, THEIR BUSINESS OPERATIONS OR THE VALUE OF THEIR ASSETS, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT. THE DEBTORS URGE YOU TO READ THIS DISCLOSURE STATEMENT CAREFULLY FOR A DISCUSSION OF VOTING INSTRUCTIONS, RECOVERY INFORMATION, CLASSIFICATION OF CLAIMS, THE HISTORY OF THE DEBTORS AND THE CHAPTER 11 CASES, THE DEBTORS’ BUSINESSES, PROPERTIES AND RESULTS OF OPERATIONS, HISTORICAL AND PROJECTED FINANCIAL RESULTS AND A SUMMARY AND ANALYSIS OF THE PLAN. ALL CAPITALIZED TERMS IN THIS DISCLOSURE STATEMENT NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN THE PLAN, A COPY OF WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT 1. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT, SUBJECT TO THE PARTIES’ RIGHTS UNDER THE RSA AND THE PLAN FUNDING AGREEMENT, TO FILE AN AMENDED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME. THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, NOR WILL THERE BE ANY DISTRIBUTION OF ANY OF THE SECURITIES DESCRIBED HEREIN UNTIL THE EFFECTIVE DATE OF THE PLAN. THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(C) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. THE PLAN AND THIS DISCLOSURE STATEMENT WERE NOT REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. DISSEMINATION OF THIS DISCLOSURE STATEMENT IS CONTROLLED BY BANKRUPTCY RULE 3017. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE PARTIES IN INTEREST IN THESE CASES WITH “ADEQUATE INFORMATION” (AS DEFINED IN SECTION 1125 OF THE BANKRUPTCY CODE) SO THAT THOSE CREDITORS WHO ARE ENTITLED TO VOTE WITH RESPECT TO THE PLAN CAN MAKE AN INFORMED JUDGMENT REGARDING SUCH VOTE ON THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN; RATHER THIS DISCLOSURE STATEMENT IS INTENDED ONLY TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT, AND THE EXHIBITS ATTACHED THERETO AND THE AGREEMENTS AND DOCUMENTS DESCRIBED THEREIN. IF THERE IS A CONFLICT BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. YOU ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND PLAN SUPPLEMENT AND TO READ CAREFULLY THE ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS, BEFORE DECIDING HOW TO VOTE WITH RESPECT TO THE PLAN. THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS [ ] [ ].M. (PREVAILING EASTERN TIME) ON [ ], 2019, UNLESS EXTENDED BY THE DEBTORS (THE “VOTING DEADLINE”). TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE VOTING AGENT (AS DEFINED HEREIN) ON OR BEFORE THE VOTING DEADLINE. THE EFFECTIVENESS OF THE PLAN IS SUBJECT TO MATERIAL CONDITIONS PRECEDENT. THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED. IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE DEBTORS (INCLUDING, WITHOUT LIMITATION, THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY. THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY, AND THE SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF, OR REGISTERED PURSUANT TO, A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS, OR ANY OTHER GOVERNMENTAL AUTHORITY OR REGULATORY BODY. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY OTHER SECURITIES REGULATORY AUTHORITY, OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT, AND THE OFFER OF CERTAIN NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION, ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE EXEMPTION PROVIDED BY SECTION 1145(A)(1) OF THE BANKRUPTCY CODE, AND EXPECT THAT THE OFFER AND ISSUANCE OF THE SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF SECTION 1145(a)(1) OF THE BANKRUPTCY CODE. EXCEPT AS OTHERWISE SET FORTH HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE DEBTORS AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR CREATE ANY DUTY TO UPDATE SUCH INFORMATION. NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS, NOTICES AND SCHEDULES ATTACHED TO OR INCORPORATED BY REFERENCE OR REFERRED TO IN THIS DISCLOSURE STATEMENT AND/OR THE PLAN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS. IT IS THE DEBTORS’ POSITION THAT THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PERSON, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PERSON, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS. EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISOR(S) WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES TO ACCEPT THE PLAN, THE PLAN, THE PLAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

FORWARD-LOOKING STATEMENTS: THIS DISCLOSURE STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS BASED PRIMARILY ON THE CURRENT EXPECTATIONS OF THE DEBTORS AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF THE DEBTORS’ AND THE REORGANIZED DEBTORS’ BUSINESSES. IN PARTICULAR, STATEMENTS USING WORDS SUCH AS “BELIEVE,” “MAY,” “ESTIMATE,” “CONTINUE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER ARTICLE XI. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THE DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. CONSEQUENTLY, THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN SHOULD NOT BE REGARDED AS REPRESENTATIONS BY ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, THEIR ADVISORS OR ANY OTHER PERSON THAT THE PROJECTED FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS CAN OR WILL BE ACHIEVED. EXCEPT AS OTHERWISE REQUIRED BY LAW, NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE FOLLOWING APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT. THE DEBTORS AND THE PLAN SUPPORT PARTIES SUPPORT CONFIRMATION OF THE PLAN, AND URGE ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.

TABLE OF CONTENTS

Page

ARTICLE I. INTRODUCTION 1

1.1. General. 1
1.2. The Confirmation Hearing. 3
1.3. Classification of Claims and Interests. 4
1.4. Voting; Holders of Claims Entitled to Vote. 4
1.5. Important Matters. 7

ARTICLE II. SUMMARY OF PLAN AND CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS THEREUNDER 8

2.1. General. 8
2.2. Summary of Treatment of Claims and Interests Under the Plan. 9

ARTICLE III. BUSINESS DESCRIPTION; HISTORICAL INFORMATION 18

3.1. General Background, History and Key Product Lines. 18
3.5. Debtors' Prepetition Capital Structure. 24

ARTICLE IV. EVENTS LEADING TO CHAPTER 11 FILING 26

ARTICLE V. REASONS FOR THE SOLICITATION; RECOMMENDATION 32

ARTICLE VI. THE PLAN 33

6.1. Overview of Chapter 11. 33
6.2. Resolution of Certain Inter-Creditor and Inter-Debtor Issues. 34
6.3. Overview of the Plan. 35
6.4. Classification of Claims and Interests. 40
6.5. Treatment of Claims and Interests. 41
6.6. Acceptance or Rejection of the Plan; Effect of Rejection by One or More Classes of Claims or Interests. 46
6.7. Means for Implementation. 47
6.8. Executory Contracts and Unexpired Leases. 54
6.9. Binding Effect. 57
6.10. Discharge of Claims Against and Interests in the Debtors. 57
6.11. Term of Pre-Confirmation Injunctions or Stays. 58
6.12. Injunction Against Interference with the Plan. 58
6.13. Injunction. 58
6.14. Releases. 59
6.15. Exculpation and Limitation of Liability. 61
6.16. Injunction Related to Releases and Exculpation. 62
6.17. Retention of Causes of Action/Reservation of Rights. 62
6.18. Indemnification Obligations. 62

i

ARTICLE VII.	CONFIRMATION OF THE PLAN OF REORGANIZATION	63
7.1.	Confirmation Hearing.	63
7.2.	Confirmation.	64
7.3.	Standards Applicable to Releases.	69
7.4.	Classification of Claims and Interests.	70
7.5.	Consummation.	70
7.6.	Exemption from Certain Transfer Taxes.	70
7.7.	Retiree Benefits.	70
7.8.	Dissolution of Creditors' Committee.	71
7.9.	Termination of Professionals.	71
7.10.	Amendments.	71
7.11.	Revocation or Withdrawal of the Plan.	71
7.12.	Post-Confirmation Jurisdiction of the Bankruptcy Court.	72
ARTICLE VIII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	73
8.1.	Liquidation Under Chapter 7 of the Bankruptcy Code.	73
8.2.	Alternative Plan(s) of Reorganization.	74
8.3.	Dismissal of the Chapter 11 Cases.	75
ARTICLE IX.	SUMMARY OF VOTING PROCEDURES	75
ARTICLE X.	DESCRIPTION AND HISTORY OF CHAPTER 11 CASES	76
10.1.	General Case Background.	76
10.2.	Procedural Motions	76
10.3.	Retention of Professionals.	77
10.4.	Employment Obligations.	77
10.5.	Continuing Supplier and Customer Relations.	77
10.6.	Cash Management System.	78
10.7.	Tax Motion.	78
10.8.	Utilities.	78
10.9.	Schedules and Statements.	78
10.10.	Bar Dates.	78
10.11.	The DIP Facilities.	79
10.12.	Motion to Approve Certain Bid Protections Contained in the Plan Funding Agreement.	79
10.13.	Motion to Approve Payment of Certain Prepetition Government Settlement Claims.	79
10.14.	Motion to Assume the Shared Services Agreements.	79
ARTICLE XI.	CERTAIN RISK FACTORS TO BE CONSIDERED	80
11.1.	Certain Bankruptcy Considerations.	80
11.2.	Risks Relating to the Capital Structure of the Reorganized Debtors.	83
11.3.	Risks Relating to Tax Consequences of the Plan.	85
11.4.	Risks Associated with the Debtors' Businesses.	85

ii

11.1.	Risks Associated with the Plan Investor's Businesses.	92
ARTICLE XII.	RIGHTS OFFERING PROCEDURES	95
12.1.	Overview of Rights Offering.	95
12.2.	The Rights Offering Procedures.	95
12.3.	Backstop Commitment	97
ARTICLE XIII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	97
13.1.	Introduction.	97
13.2.	Federal Income Tax Consequences to the Debtors.	98
13.3.	Federal Income Tax Consequences to the Plan Investor.	100
13.4.	Federal Income Tax Consequences to Holders of Certain Claims.	101
13.5.	Federal Income Tax Consequences to Non-U.S. Holders.	105
ARTICLE XIV.	CERTAIN IRELAND INCOME TAX CONSEQUENCES OF THE PLAN	107
14.1.	Introduction	107
14.2.	Dividends	107
14.3.	Capital Gains	108
14.4.	Capital Acquisitions Tax	108
14.5.	Stamp Duty	109
ARTICLE XV.	SECURITIES LAW MATTERS	109
15.1.	General.	109
15.2.	Initial Offer and Sale of Securities Under Federal Securities Laws.	109
15.3.	Subsequent Transfers of New Common Stock.	110
15.4.	Subsequent Transfers of Rights Offering Stock.	111
ARTICLE XVI.	PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN	114
16.1.	Distributions.	114
16.2.	No Postpetition Interest on Claims.	114
16.3.	Date of Distributions.	114
16.4.	Distribution Record Date.	114
16.5.	Disbursing Agent.	115
16.6.	Delivery of Distribution.	116
16.7.	Unclaimed Property.	116
16.8.	Satisfaction of Claims.	116
16.9.	Manner of Payment Under Plan.	117
16.10.	Fractional Shares; De Minimis Cash Distributions.	117
16.11.	Distributions on Account of Allowed Claims Only.	117
16.12.	No Distribution in Excess of Amount of Allowed Claim.	117
16.13.	Exemption from Securities Laws.	117
16.14.	Setoffs and Recoupments	118
16.15.	Withholding and Reporting Requirements.	118

iii

16.16. Hart-Scott Rodino Antitrust Improvements Act. 119

ARTICLE XVII. PROCEDURES FOR RESOLVING CLAIMS 119

17.1. Claims Process. 119
17.2. Amendment to Claims. 119
17.3. Disputed Claims. 119
17.4. Estimation of Claims. 120

iv

Annexed as exhibits to this Disclosure Statement are copies of the following documents:  Plan (Exhibit 1)  Liquidation Analysis (Exhibit 2)  Reorganized Debtors’ Projected Financial Information (Exhibit 3)  Rights Offering Procedures and Subscription Forms (Exhibit 4)  Restructuring Support Agreement (Exhibit 5)  Plan Funding Agreement (Exhibit 6) v

ARTICLE I. INTRODUCTION 1.1. General. Aegerion Pharmaceuticals, Inc. and Aegerion Pharmaceuticals Holdings, Inc. (collectively, the “Debtors”), in chapter 11 cases pending before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), hereby transmit this disclosure statement (as may be amended, supplemented or otherwise modified from time to time, the “Disclosure Statement”), pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”), in connection with the Debtors’ solicitation of votes to confirm the Debtors’ Joint Chapter 11 Plan, dated as of May 20, 2019 (the “Plan”). All Plan Documents are subject to revision and modification from time to time prior to the Effective Date (subject to the terms of the Plan and the parties’ rights under the RSA and the Plan Funding Agreement), which may result in material changes to the terms of the Plan Documents. On the Effective Date, the Plan, all Plan Documents and all other agreements entered into or instruments issued in connection with the Plan and any Plan Document, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously. The purpose of this Disclosure Statement is to set forth information: (i) regarding the history of the Debtors and their businesses; (ii) describing the Chapter 11 Cases; (iii) concerning the Plan; (iv) advising the holders of Claims and Interests of their rights under the Plan; (v) providing information regarding eligibility and participation in the Rights Offering for New Common Stock; and (vi) assisting the holders of Claims entitled to vote on the Plan in making an informed judgment regarding whether they should vote to accept or reject the Plan. The Debtors intend to file a motion requesting that the Bankruptcy Court schedule, as promptly as practicable, a hearing to approve this Disclosure Statement as containing “adequate information” within the meaning of section 1125(a) of the Bankruptcy Code and the solicitation of votes on the Plan as being in compliance with section 1126 of the Bankruptcy Code. At such a hearing, after providing requisite notice thereof, the Debtors will seek entry of an order by the Bankruptcy Court (the “Disclosure Statement Order”) to, among other things: (i) approve this Disclosure Statement as containing “adequate information” to enable a hypothetical, reasonable investor typical of holders of Claims against the Debtors to make an informed judgment as to whether to accept or reject the Plan; and (ii) authorize the Debtors to use this Disclosure Statement in connection with the solicitation of votes to accept or reject the Plan. Pursuant to the Proposed Disclosure Statement Order, the Debtors will seek to establish [ ], 2019 at [ ] [ ].m. (prevailing Eastern time) as the voting deadline for the return of Ballots accepting or rejecting the Plan (the “Voting Deadline”). APPROVAL OF THIS DISCLOSURE STATEMENT WILL NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. The Disclosure Statement Order will set forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and to participate in the Rights Offering, 1 and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. In addition, detailed voting instructions will accompany each Ballot. Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement and the exhibits hereto, including the Plan, as well as the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. No solicitation of votes may be made except pursuant to this Disclosure Statement, once approved by the Bankruptcy Court, and section 1125 of the Bankruptcy Code. In voting on the Plan, holders of Claims entitled to vote should not rely on any information relating to the Debtors and their businesses other than the information contained in this Disclosure Statement, the Plan and all exhibits hereto and thereto. PURSUANT TO THE RSA, THE PLAN SUPPORT PARTIES, REPRESENTING 100% IN DOLLAR AMOUNT AND NUMBER OF HOLDERS OF CLASS 3 AND CLASS 4 CLAIMS, AND IN EXCESS OF 67% IN DOLLAR AMOUNT OF CLASS 6B CLAIMS — THE ONLY CLASSES ENTITLED TO VOTE ON THE PLAN — HAVE AGREED TO SUPPORT AND VOTE TO ACCEPT THE PLAN AFTER THE ENTRY OF AN ORDER APPROVING THIS DISCLOSURE STATEMENT AND THE SOLICITATION OF VOTES ON THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS IN CLASSES 3, 4 AND 6B VOTE TO ACCEPT THE PLAN. Additional copies of this Disclosure Statement (including exhibits) are available upon request to the Debtors’ claims and voting agent, Prime Clerk LLC (“Prime Clerk”), at the following address: Aegerion Ballot Processing c/o Prime Clerk LLC One Grand Central Place 60 East 42nd Street, Suite 1440 New York, NY 10165 They may also be obtained by contacting Prime Clerk via telephone at 844-627-5368 or for international calls at 347-292-3524. Additional copies of this Disclosure Statement (including exhibits) can also be accessed free of charge from the following website: http://cases.primeclerk.com/Aegerion. A Ballot for voting to accept or reject the Plan is enclosed with this Disclosure Statement for the holders of Claims that are entitled to vote to accept or reject the Plan. If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please contact Prime Clerk at the address above. 2

In addition, holders of Class 4 and Class 6B Claims will also receive a subscription form with accompanying instructions for participating in the Rights Offering. Detailed procedures with respect to the Rights Offering are attached as Exhibit 4 to this Disclosure Statement and will also be provided separately to parties entitled to participate in the Rights Offering. The deadline to participate in the Rights Offering is [ (prevailing Eastern time). ], 2019 at [ ] [ ].m. Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan, the other exhibits attached hereto and thereto and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. 1.2. The Confirmation Hearing. Section 1128(a) of the Bankruptcy Code requires that the Bankruptcy Court, after notice, hold a hearing to confirm a plan (the “Confirmation Hearing”). Section 1128(b) provides that a party in interest may object to confirmation of a plan. The Debtors intend to request that the Bankruptcy Court conduct a hearing to consider confirmation of the Plan. If that request is granted, objections to confirmation must be filed with the Bankruptcy Court and served on the Debtors and the other parties set forth in the applicable notice of the Confirmation Hearing and distributed to all holders of Claims and Interests in the Debtors, as applicable (the “Notice of Hearing”), by the objection deadline, as will be set forth therein. The Notice of Hearing shall be provided to holders of Claims and Interests, or their representatives, as set forth in the Disclosure Statement Order and generally governed by the Bankruptcy Rules and local rules of the Bankruptcy Court. At the Confirmation Hearing, the Bankruptcy Court will, among other things:  determine whether sufficient majorities in number and amount from each Class entitled to vote have delivered properly executed votes accepting the Plan to approve the Plan;  hear and determine objections, if any, to the Plan and to confirmation of the Plan that have not been previously disposed of;  determine whether the Plan meets the confirmation requirements of the Bankruptcy Code; and  determine whether to confirm the Plan. 3

1.3. Classification of Claims and Interests. The following table designates the Classes of Claims against and Interests in the Debtors, and specifies which Classes are: (a) impaired or unimpaired by the Plan; (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code; or (c) deemed to accept or reject the Plan. 1.4. Voting; Holders of Claims Entitled to Vote. (a) General Voting Procedures. Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are “impaired” and that are not deemed to have rejected a chapter 11 plan are entitled to vote to accept or reject such proposed plan. Generally, a claim or interest is “impaired” under a plan if the holder’s legal, equitable or contractual rights are altered under such plan. Classes of claims or equity interests under a chapter 11 plan in which the holders of claims or equity interests are unimpaired are presumed to have accepted such plan and are not entitled to vote to accept or reject the proposed plan. In addition, classes of claims or equity interests in which the holders of claims or equity interests will not receive or retain any property on account of their claims or equity interests are deemed to have rejected the chapter 11 plan and are not entitled to vote to accept or reject such plan. Under the Plan:  Claims in Classes 3, 4 and 6B are impaired, will receive a distribution on account of such Claims to the extent provided in the Plan and are entitled to vote to accept or reject the Plan; 4 Class Designation Impairment Entitled to Vote Class 1 Priority Non-Tax Claims No No (Presumed to accept) Class 2 Other Secured Claims No No (Presumed to accept) Class 3 Bridge Loan Claims Yes Yes Class 4 Novelion Intercompany Loan Claims Yes Yes Class 5 Government Settlement Claims No No (Presumed to accept) Class 6A Ongoing Trade Claims No No (Presumed to accept) Class 6B Other General Unsecured Claims Yes Yes Class 7 Existing Securities Law Claims Yes No (Deemed to reject) Class 8 Existing Interests Yes No (Deemed to reject)

 Claims in Classes 1, 2, 5 and 6A are unimpaired and, as a result, holders of such Claims are presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan; and  Claims and Interests in Classes 7 and 8 are impaired and the holders of such Claims and Interests will not receive any distribution under the Plan on account of such Claims and Interests. As a result, the holders of Claims and Interests in those Classes are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan. The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the chapter 11 plan. Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a chapter 11 plan that each class that is impaired and entitled to vote under a plan vote to accept such plan, unless the requirements of section 1129(b) of the Bankruptcy Code are satisfied. If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right, subject to the parties’ rights under the RSA and the Plan Funding Agreement, to amend the Plan and/or to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to such Class. Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the non-acceptance of such plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or interests votes to accept such plan (excluding any votes of insiders). Under that section, a chapter 11 plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class. If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. This Disclosure Statement, the exhibits attached hereto, the Plan and the related documents are the only materials the Debtors are providing to creditors for their use in determining whether to vote to accept or reject the Plan, and it is the Debtors’ position that such materials may not be relied upon or used for any purpose other than to vote to accept or reject the Plan. Please complete and sign your Ballot(s) and, unless you are sending your Ballot to an Intermediary (as defined below) for inclusion in a master Ballot, return such Ballot to the Debtors’ claims and voting agent (the “Voting Agent”) at the applicable address below: Aegerion Ballot Processing c/o Prime Clerk LLC One Grand Central Place 60 East 42nd Street, Suite 1440 New York, NY 10165 Phone: 844-627-5368 (U.S. toll free) or 347-292-3524 (international) 5

TO BE COUNTED, YOUR ORIGINAL BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN [ ] [ ].M., PREVAILING EASTERN TIME, ON [ ], 2019, UNLESS EXTENDED BY THE DEBTORS. YOUR BALLOT MAY BE SENT VIA MAIL, OVERNIGHT COURIER OR MESSENGER. FAXED COPIES AND VOTES SENT ON OTHER FORMS WILL NOT BE ACCEPTED EXCEPT IN THE DEBTORS’ SOLE DISCRETION. ALL BALLOTS MUST BE SIGNED. IF YOU ARE SENDING YOUR BALLOT TO AN INTERMEDIARY FOR INCLUSION IN A MASTER BALLOT, THE INTERMEDIARY MUST RECEIVE YOUR PROPERLY COMPLETED BALLOT BY SUCH TIME AND DATE AS SPECIFIED BY THE INTERMEDIARY THAT ALLOWS THE INTERMEDIARY SUFFICIENT TIME TO PROCESS THE BALLOTS. The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from the Classes entitled to vote thereon. Accordingly, in voting on the Plan, please use only the Ballots sent to you with this Disclosure Statement or provided by the Voting Agent. Pursuant to the proposed Disclosure Statement Order, the Debtors intend to fix [ ] [ ].m. (prevailing Eastern time) on [], 2019 (the “Voting Record Date”) as the time and date for the determination of the Persons who are entitled to receive a copy of this Disclosure Statement and all of the related materials and to vote whether to accept or reject the Plan. Accordingly, only holders of Claims of record as of the Voting Record Date that are entitled to vote on the Plan will receive a Ballot and may vote on the Plan. All properly completed Ballots received prior to the Voting Deadline will be counted for purposes of determining whether a voting Class of impaired Claims has accepted the Plan. Under the Bankruptcy Code, for the Plan to be “accepted,” a specified majority vote is required for each Class of impaired Claims entitled to vote on the Plan. If no votes are received with respect to any Class of impaired Claims entitled to vote on the Plan, then such Class shall be deemed to have accepted the Plan. If any impaired Class fails to have any Allowed Claims or Claims temporarily Allowed by the Court as of the date of the Confirmation Hearing, such Class or Classes will be deemed eliminated from the Plan for all purposes. The Voting Agent will prepare and file with the Bankruptcy Court a certification of the results of the balloting with respect to the Classes entitled to vote. (b) Voting Through Intermediaries. In accordance with Bankruptcy Rule 3017(e), the Debtors will send Ballots to transfer agents, registrars, servicing agents or other intermediaries for, or acting on behalf of, beneficial holders of certain Claims (collectively, the “Intermediaries”). Specifically, the Debtors will send Ballots to Intermediaries for certain holders of Class 6B Other General Unsecured Claims (i.e., holders of Convertible Notes Claims). Each Intermediary will be entitled to receive, upon request to the Debtors, a sufficient number of Ballots to distribute to the beneficial owners of the Claims for which it is an Intermediary. Each Intermediary who will be tabulating votes of beneficial holders in a summary “master” ballot in the form approved by the Bankruptcy Court (the “Master Ballot”) will tabulate only those votes of its beneficial holders that are received by such Intermediary by such time and date (as specified by the Intermediary) that would allow it to tabulate and return the results to the Voting Agent by the Voting Deadline. 6

Any Intermediaries submitting Master Ballots must certify that none of its beneficial holders has cast more than one vote with respect to any given Claim, even if such holder holds securities of the same type in more than one account. However, persons who hold Claims in more than one voting Class will be entitled to vote their Claims in each such Class, subject to the applicable voting rules. For more information on voting procedures, please see Article IX of this Disclosure Statement. 1.5. Important Matters. This Disclosure Statement contains projected financial information and certain other forward-looking statements, all of which are based on various estimates and assumptions and will not be updated to reflect events occurring after the date hereof. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein. Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements. The projected financial information contained herein and in the exhibits annexed hereto, therefore, is not necessarily indicative of the future financial condition or results of operations of the Debtors, which in each case may vary significantly from those set forth in such projected financial information. Consequently, the projected financial information and other forward-looking statements contained herein should not be regarded as representations by any of the Debtors, the Reorganized Debtors, their advisors, or any other Person that the projected financial conditions or results of operations can or will be achieved. 7 IMPORTANT - Voting by Intermediary Timing: If your vote is being processed by an Intermediary, please allow sufficient time for transmission of your ballot to your Intermediary for preparation and delivery to the Voting Agent of a Master Ballot reflecting your vote and the votes of the holders of other Claims tabulated by the Intermediary. To be counted, your vote must be received either (a) directly by the Voting Agent on or before the Voting Deadline, or (b) if your vote is processed by an Intermediary, by your Intermediary by such time and date as specified by such Intermediary that allows such Intermediary sufficient time to process your Ballot. Receipt of your Ballot by the Intermediary on or close to the Voting Deadline may not allow sufficient time for the Intermediary to include your vote in the Master Ballot that it must deliver to the Voting Agent by the Voting Deadline. Questions on Voting Procedures: If you have a question concerning the voting procedures, please contact your Intermediary or the Voting Agent.

ARTICLE II. SUMMARY OF PLAN AND CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS THEREUNDER 2.1. General. The overall purpose of the Plan is to provide for the restructuring of the Debtors’ liabilities in a manner designed to maximize recovery to stakeholders and to enhance the financial viability of the Reorganized Debtors. Generally, the Plan provides for: (a) the Plan Investor to acquire 100% of the equity interests of reorganized Aegerion in exchange for New Common Stock of the Plan Investor in the amounts set forth in the Plan and the Plan Funding Agreement; (b) a balance sheet restructuring regarding the Debtors’ current debt obligations under the Novelion Intercompany Loan Credit Agreement, the Convertible Notes Indenture, and the Bridge Loan Credit Agreement; (c) the unimpairment of the Debtors’ ongoing trade creditors and all Government Settlement Claims; (d) conversion of the Novelion Intercompany Loan and Other General Unsecured Claims (which include, among other things, the Convertible Notes Claims, Claims held by former officers, directors, or employees of the Debtors for indemnification, contribution or advancement expenses, and contract rejection damages Claims) into the new equity of the Plan Investor and New Convertible Notes, pursuant to the terms of the Plan and as described herein, subject to dilution on account of any management incentive plan, the Rights Offering, the Plan Investor Equity Raise, conversion of the New Convertible Notes, and any contingent value rights issued to existing shareholders of the Plan Investor; (e) refinancing of the Bridge Loan into a new secured term loan facility of reorganized Aegerion, with an extended maturity date of five years; (f) a new equity raise of $60 million— $42 million of which is on account of the Rights Offering conducted under the Plan and $18 million of which is on account of the supplemental equity raise conducted by the Plan Investor for shares of New Common Stock in the Plan Investor— all of which is being backstopped by the Backstop Parties;2 and no recovery to the holders of Existing Securities Law Claims or Existing Interests on account of their respective Claims and Interests. (g) 2 The Backstop Parties consist of those affiliates of Highbridge and Athyrium that are party to the Backstop Commitment Agreement. 8

2.2. Summary of Treatment of Claims and Interests Under the Plan. The following table classifies Claims against, and Interests in, the Debtors into separate Classes and summarizes the treatment of each Class under the Plan. The table also identifies which Classes are entitled to vote on the Plan based on the provisions of the Bankruptcy Code. Finally, the table indicates the estimated recovery for each Class. The summaries in this table are qualified in their entirety by the description and the treatment of such Claims and Interests in the Plan. As described in Article XI below, the Debtors’ businesses are subject to a number of risks. The uncertainties and risks related to the Reorganized Debtors make it difficult to determine a precise value of the New Common Stock distributed under the Plan. The recoveries and estimates described in the table represent the Debtors’ best estimates given the information available on the date of this Disclosure Statement and the value ascribed to the New Common Stock by the Plan Investor and the other Plan Support Parties. All statements relating to the aggregate amount of Claims and Interests in each Class are only estimates based on information known to the Debtors as of the date hereof, and the final amounts of Allowed Claims in any particular Class may vary significantly from these estimates. In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Claims, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified, and the holders thereof are not entitled to vote on the Plan. Except as specifically noted therein, the Plan does not provide for payment of postpetition interest on any Allowed Claims. 9 Important Note on Estimates The estimates in the tables and summaries in this Disclosure Statement may differ from actual distributions because of variations in the asserted or estimated amounts of Allowed Claims, the existence of Disputed Claims and other factors. Statements regarding projected amounts of Claims or distributions (or the value of such distributions) are estimates by the Debtors based on current information and are not representations as to the accuracy of these amounts. Except as otherwise indicated, these statements are made as of the date of this Disclosure Statement, and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement is correct at any other time. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts of Claims or Interests allowed by the Bankruptcy Court and such estimates are subject to material additions by the Debtors.

3 The amounts set forth in this chart reflect the Debtors’ most current estimates of projected claim amounts. 10 Class Description Treatment Entitled to Vote Estimated Amount of Claims in Class3 Estimated Recovery N/A (unclassified) DIP Claims On the Effective Date, the DIP Claims shall be Allowed and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. In full satisfaction, settlement, release and discharge of the Allowed DIP Claims, on the Effective Date, Allowed DIP Claims shall (a) be paid in Cash to the greatest extent possible from available Cash of the Debtors (as reasonably agreed by the Debtors and the DIP Lenders), and (b) to the extent the Allowed DIP Claims are not paid in full in Cash on the Effective Date, receive New Convertible Notes in an amount equal to the amount of the Allowed DIP Claims not receiving Cash pursuant to the foregoing clause (a). Upon satisfaction of the Allowed DIP Lender Claims as set forth in Section 3.1 of the Plan, all Liens and security interests granted to secure such obligations, whether in the Chapter 11 Cases or otherwise, shall be terminated and of no further force or effect. N/A $[ ] 100% N/A (unclassified) Administrative Expense Claims Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date an Administrative Expense Claim becomes an Allowed Claim, the holder of such Allowed Administrative Expense Claim shall receive from the N/A $[ ] 100%

11 Class Description Treatment Entitled to Vote Estimated Amount of Claims in Class3 Estimated Recovery applicable Reorganized Debtor Cash in an amount equal to such Allowed Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by any of the Debtors, as debtors in possession, shall be paid by the applicable Reorganized Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such liabilities. Any Claim related to fees and expenses, contribution or indemnification obligations, payable or owing by the Debtors to the Ad Hoc Group, the Plan Investor, or the Backstop Parties under the RSA, the Backstop Commitment Agreement, the Plan Funding Agreement, or the PFA Order shall constitute an Allowed Administrative Expense Claim and shall be paid in Cash on the Effective Date or as soon thereafter as is reasonably practicable without the need to file a proof of such Claim with the Bankruptcy Court in accordance with Section 3.2(a) of the Plan and without further order of the Bankruptcy Court. Any Claim then payable or owing by the Debtors to Novelion or Novelion Services, USA, Inc. arising out of or related to the Shared Services Agreements shall be paid in Cash on the Effective Date from Plan Cash, without the need to file a proof of such Claim with the Bankruptcy Court in accordance with Section 3.2(a) of the Plan and without further order of the Bankruptcy Court. N/A (unclassified) Fee Claims Any Professional Person seeking allowance of a Fee Claim shall file with the Bankruptcy Court its final application for allowance of N/A $[ ] 100%

12 Class Description Treatment Entitled to Vote Estimated Amount of Claims in Class3 Estimated Recovery compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date and in connection with the preparation and prosecution of such final application no later than forty-five (45) calendar days after the Effective Date or such other date as established by the Bankruptcy Court. Objections to such Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) calendar days after the Effective Date or such other date as established by the Bankruptcy Court. N/A (unclassified) U.S. Trustee Fees The Debtors or Reorganized Debtors, as applicable, shall pay all outstanding U.S. Trustee Fees of a Debtor on an ongoing basis on the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the applicable Chapter 11 Case, the applicable Chapter 11 Case is converted or dismissed, or the Bankruptcy Court orders otherwise. N/A $[ ] 100% N/A (unclassified) Priority Tax Claims Except to the extent that a holder of an Allowed Priority Tax Claim agrees to different treatment, each holder of an Allowed Priority Tax Claim shall receive, in the Debtors’ or Reorganized Debtors’ discretion, either: (a) on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a Priority Tax Claim becomes an Allowed Claim, Cash in an amount equal to such Claim; or (b) deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Petition Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim (with any interest to which the holder of such Priority Tax Claim may be entitled calculated in accordance with section 511 of the Bankruptcy Code); provided, however, that all Allowed Priority Tax Claims that are not N/A $[ ] 100%

13 Class Description Treatment Entitled to Vote Estimated Amount of Claims in Class3 Estimated Recovery due and payable on or before the Effective Date shall be paid in the ordinary course of business as they become due. Class 1 Priority Non-Tax Claims The legal, equitable and contractual rights of the holders of Priority Non-Tax Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment, on the applicable Distribution Date, each holder of an Allowed Priority Non-Tax Claim shall receive Cash from the applicable Reorganized Debtor in an amount equal to such Allowed Claim. No (Presumed to accept) $[] 100% Class 2 Other Secured Claims The legal, equitable and contractual rights of the holders of Other Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, on the applicable Distribution Date each holder of an Allowed Other Secured Claim shall receive, at the election of the Reorganized Debtors: (i) Cash in an amount equal to such Allowed Claim; or (ii) such other treatment that will render such Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Other Secured Claims incurred by a Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court. Each holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final satisfaction of such Allowed Other Secured Claim is made as provided in the Plan. On the full payment or other satisfaction of each No (Presumed to accept) $[ ] 100%

14 Class Description Treatment Entitled to Vote Estimated Amount of Claims in Class3 Estimated Recovery Allowed Other Secured Claim in accordance with the Plan, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person. Class 3 Bridge Loan Claims The Bridge Loan Claims shall be Allowed under the Plan, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. Except to the extent that a holder of a Bridge Loan Claim agrees to different treatment with respect to such holder’s Claim, on the applicable Distribution Date, or as soon as practicable thereafter, each holder of a Bridge Loan Claim shall receive, subject to the terms of the Plan, in full and final satisfaction, settlement, release and discharge of its Bridge Loan Claim: (i) New Money Bridge Loan Claim: receipt of New Term Loan Facility Obligations on a dollar for dollar basis on account of its New Money Bridge Loan Claim. (ii) Roll Up Loan Claim: receipt of New Convertible Notes on a dollar for dollar basis on account of its Roll Up Loan Claim. Yes $[ ] 100% Class 4 Novelion Intercompany The Novelion Intercompany Loan Claim shall be Allowed under the Plan, and shall not be subject to any avoidance, Yes $36,340,173 100%

15 Class Description Treatment Entitled to Vote Estimated Amount of Claims in Class3 Estimated Recovery Loan Claims reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. Except to the extent that the holder of the Novelion Intercompany Loan Claim agrees to different treatment, on the applicable Distribution Date, or as soon as practicable thereafter, the holder of the Novelion Intercompany Loan Claim shall receive, in full and final satisfaction, release and discharge of the Novelion Intercompany Loan Claim, the Class 4 New Common Stock Distribution. For the avoidance of doubt, in satisfaction of the Novelion Intercompany Loan Claim in accordance with Section 5.4 of the Plan, Novelion shall waive any Other Novelion Claim, and Novelion shall not be entitled to any distribution or consideration on account thereof, except as provided in the Shared Services Agreements pursuant to Section 7.16 of the Plan. Class 5 Government Settlement Claims Except to the extent that a holder of a Government Settlement Claim agrees to a different treatment, Government Settlement Claims shall be unimpaired by the Plan and shall remain obligations of the Reorganized Debtors to the extent not satisfied and/or paid on or before the Effective Date. The Government Settlement Agreements shall be deemed assumed by, and obligations of, the Reorganized Debtors as of and following the Effective Date. Notwithstanding the foregoing, and unless the applicable parties to the Government Settlement Agreements object in writing to such treatment prior to the deadline established by the Bankruptcy Court to object to confirmation of the Plan, the monetary No (Presumed to accept) $[ ] 100%

16 Class Description Treatment Entitled to Vote Estimated Amount of Claims in Class3 Estimated Recovery obligations under the Government Settlement Agreements shall not be accelerated or increased as a result of the commencement of the Chapter 11 Cases or the consummation of the transactions contemplated by the Plan, the Plan Funding Agreement and/or the other Transaction Documents, including the occurrence of any Fundamental Transaction (as defined in the Government Settlement Agreements), by virtue of the consummation of any such transactions or the failure of the New Common Stock of the Plan Investor to be listed on the NASDAQ or other US stock exchange Class 6A Ongoing Trade Claims Except to the extent that a holder of an Allowed Ongoing Trade Claim agrees to a different treatment, on the applicable Distribution Date each holder of an Allowed Ongoing Trade Claim shall, at the election of the Reorganized Debtors, and to the extent that such Allowed Ongoing Trade Claim was not previously paid pursuant to an order of the Bankruptcy Court: (i) be paid in full in Cash on the applicable Distribution Date, plus postpetition interest at the rate of the Federal Judgment Rate, computed daily from the Petition Date through the Effective Date, from Plan Cash or (ii) as to any Ongoing Trade Claim incurred in the ordinary course of business and on normal credit terms where payment comes due following the Effective Date, receive (a) such treatment that leaves unaltered the legal, equitable, or contractual rights to which the holder of such Allowed Ongoing Trade Claim is entitled or (b) such other treatment as may be agreed between such holder and the Reorganized Debtors. No (Presumed to accept) $[ ] 100%

The recoveries set forth above are estimates and are contingent upon approval of the Plan as proposed. 4 This estimation assumes that the DIP Claims will be paid in full in Cash on the Effective Date pursuant to Section 3.1 of the Plan. 17 Class Description Treatment Entitled to Vote Estimated Amount of Claims in Class3 Estimated Recovery Class 6B Other General Unsecured Claims Except to the extent that a holder of an Allowed Other General Unsecured Claim agrees to less favorable treatment, each holder of an Allowed Other General Unsecured Claim shall receive, on the applicable Distribution Date and in full and final satisfaction, settlement and release of such Allowed Other General Unsecured Claim, its Pro Rata Share of: (i) New Convertible Notes in the principal amount of $125,000,000 less the portion of New Convertible Notes distributed to (x) holders of DIP Claims (to the extent the DIP Claims are not repaid in full in Cash and receive a distribution of New Convertible Notes pursuant to Section 3.1 of the Plan), and (y) the holders of Roll Up Loan Claims pursuant to Section 5.3(a)(ii) of the Plan; and (ii) the Class 6B New Common Stock Distribution (including any New Common Stock issuable upon exercise of the New Warrants). Yes $[ ] []%4 Class 7 Existing Securities Law Claims Holders of Existing Securities Law Claims shall not receive or retain any distribution under the Plan on account of such Existing Securities Law Claims. No (Deemed to reject) $0 0% Class 8 Existing Interests Existing Interests shall be discharged, cancelled, released and extinguished, and holders thereof shall not receive or retain any distribution under the Plan on account of such Existing Interests. No (Deemed to reject) N/A 0%

ARTICLE III. BUSINESS DESCRIPTION; HISTORICAL INFORMATION 3.1. General Background, History and Key Product Lines. The Debtors, together with their non-Debtor affiliates, including their non-Debtor-parent Novelion Therapeutics Inc. (collectively, the “Company”), comprise a rare-disease biopharmaceutical company dedicated to developing and commercializing prescription drug products for individuals living with rare diseases. Headquartered in Cambridge, Massachusetts, the Debtors maintain operations in the United States, Canada, Europe, certain countries in Latin America and Japan. While the Debtors derive the majority of their revenue from sales in the United States, the Debtors also generate revenues, directly or through third party distributors and other providers, from countries in the European Union, Turkey and Latin America, among others, and outlicense5 their products in certain jurisdictions in exchange for royalties or other payments. On November 29, 2016, Aegerion entered into a merger transaction with non-Debtor Novelion Therapeutics Inc. (formerly QLT Inc.) (“Novelion”), a publicly-traded company formed under the laws of the Province of British Columbia. As a result of that transaction, Aegerion became an indirect wholly-owned subsidiary of Novelion. Aegerion serves as the operating business of the Company and substantially all of the assets and operations reside at Aegerion and its non-debtor foreign subsidiaries. As discussed in more detail below, through Aegerion, the Company develops and commercializes two products — lomitapide and metreleptin — which treat individuals with rare diseases. Despite the Company’s global presence, the majority of its revenue is derived from the sale of these drugs in the United States. For example, in 2018 the Company’s net revenues from lomitapide and metreleptin were approximately $130.4 million (of which $96 million of which was attributable to the Debtors). $83.4 million of the net revenue was derived from prescriptions written in the United States with the remainder derived from sales and royalties on sales outside of the U.S. i. Lomitapide. The Debtors’ first product, lomitapide, is a cholesterol-lowering drug designed to treat patients, on an adjunct basis, with a rare disease: homozygous familial hypercholesterolemia (“HoFH”). Lipids are a variety of naturally occurring fats that serve important biological functions, including energy storage, signaling and acting as structural components of cell membranes. Within the class of lipids is cholesterol. HoFH is a serious, rare 5 The Debtors own and license intellectual property rights to certain drugs. “Outlicensing” refers to arrangements in which the Debtors license these rights to third parties, who then sell the drug. The Debtors regularly obtain protection for their products and proprietary technology by means of U.S. and foreign patents, trademarks, and contractual arrangements. As of the Petition Date, the Debtors own or hold licenses to many U.S. and foreign patents and trademarks, and have a variety of U.S. and foreign patent applications pending. 18 genetic disease that impairs the function of the receptor responsible for removing low-density lipoprotein cholesterol (i.e., bad cholesterol) from blood. An impairment of the low density lipoprotein receptor function results in significant elevation of blood cholesterol levels, which can be the source of several diseases for HoFH patients. For example, patients with HoFH often develop premature and progressive atherosclerosis (i.e., a narrowing or blocking of the arteries) and are at a very high risk of experiencing premature cardiovascular events, such as heart attack or stroke. Lomitapide is marketed in the United States under the brand name JUXTAPID. Following regulatory approval, Aegerion launched JUXTAPID in the United States in 2013. The drug is also approved in the European Union, Japan, Canada, Colombia, and Argentina, among other countries. The Debtors also supply lomitapide on a named patient sales basis in countries, such as Brazil, where such sales are permitted before regulatory approval in such country as a result of approval in the U.S. or EU.6 The Debtors also receive sales milestones and royalties on net sales of lomitapide in the European Union and certain other jurisdictions from Amryt Pharma Plc (i.e., the Plan Investor) to whom, as more fully described below, Aegerion outlicenses the rights to commercialize the product in those jurisdictions. As discussed in more detail below, the Debtors also licensed the exclusive rights to commercialize JUXTAPID in Japan to Recordati Rare Diseases Inc. for the current marketed indication (in addition to an exclusive right of first negotiation to any new indications that may be developed by Aegerion), in exchange for an upfront payment and various milestone and royalty payments for net sales in Japan. The Company generated net revenues from sales of lomitapide of approximately $59.1 million in 2018 ($41.6 million of which was attributable to the Debtors), which marked a $12.9 million decline from the previous year. As discussed in more detail below, this decline was primarily attributable to the availability of competing products (known as “PCSK9 inhibitors”) in the marketplace, restrictions on insurance reimbursement, and patients not adhering to the lomitapide therapy. ii. Metreleptin. The Debtors acquired their second product, metreleptin, in January 2015 pursuant to an asset purchase agreement with Amylin Pharmaceuticals, LLC and AstraZeneca Pharmaceuticals LP. Metreleptin is a recombinant analog of human leptin designed to treat the complications of leptin deficiency in patients with lipodystrophy. Lipodystrophy is the medical disease involving an abnormal distribution of fat in the body which can lead to an abnormal accumulation of fat tissue, lipotoxicity, organ damage, and extreme insulin resistance and associated complications. As a result of the deficiency of leptin associated with lipodystrophy, patients experience fatigue and unregulated appetite, among other abnormalities, which are typically resistant to conventional treatments. There are two forms of lipodystrophy. Generalized lipodystrophy (“GL”), which is characterized by a near complete lack of adipose tissue and, consequently, leads to early and significant morbidity and mortality. Differentiation 6 In August 2018, the Company filed for marketing authorization in Brazil for JUXTAPID and anticipates approval in 2019. 19 of GL (versus partial lipodystrophy, “PL”)) is made based on the anatomical distribution of fat loss, which is widespread in GL patients, as well as the younger age and greater rapidity of onset and severity of the metabolic abnormalities. The severe metabolic abnormalities associated with GL may result in premature diabetic nephropathy, retinopathy, cardiomyopathy, recurrent attacks of acute pancreatitis, hepatomegaly, and organ failure. These complications themselves increase morbidity and mortality due to their known long term impacts. The other form of lipodystrophy is PL, which is characterized by a less uniform loss of fat cells and with a later age of onset. There can be considerable heterogeneity in the extent of fat cell loss, levels of leptin, and degree of metabolic abnormalities. In PL patients with relative or near complete leptin deficiency, the metabolic abnormalities and longer impact on disease progression can closely mirror that of patients with GL. Metreleptin is marketed in the United States under the brand name MYALEPT. MYALEPT is approved in the U.S. as an adjunct to diet as replacement therapy to treat the complications of leptin deficiency in patients with congenital or acquired GL. Metreleptin is also approved in the European Union, where it has been approved as an adjunct treatment to treat the complications of leptin deficiency for patients with GL and PL.7 Metreleptin is also supplied through expanded access programs in countries where permitted by applicable law and generate revenues in certain markets, such as Brazil, where named patient sales are permitted based on the approval of metreleptin in the U.S. or EU. In 2018, the Company generated revenues from metreleptin of approximately $71.4 million ($54.5 million of which was attributable to the Debtors). The Debtors also receive royalties and other payments pursuant to an outbound license with Shionogi & Co., Ltd., which has the rights, through an outlicense, to commercialize metreleptin in Japan, South Korea and Taiwan. 3.2. The Debtors’ Supply Chain & Regulatory Obligations. The Debtors’ operations are extensively regulated, primarily by the United States Food and Drug Administration (the “FDA”). The FDA imposes substantial requirements on the clinical development, manufacture, and marketing of the Debtors’ pharmaceutical products and product candidates. The FDA and other federal, state and local agencies regulate the Debtors’ research and development activities and many aspects of their products, including their testing, packaging, distribution, labeling, and storage. Even after a drug is approved by the FDA, the Debtors must comply with risk evaluation and mitigation strategy requirements as well as other post-marketing requirements imposed by the FDA, the Federal Anti-Kickback Statute, the federal False Claims Act, and other state and federal laws and regulations governing prescription drug manufacturers. The Debtors must also comply with laws relating to, among other things, the marketing of their products, their relationships with treating physicians, data protection, safe working conditions, patient safety, and the transport of potentially hazardous substances. The Debtors do not have any manufacturing capability. Rather, they outsource the manufacturing of proprietary products to pharmaceutical manufacturing facilities operated by third-party contractors. Outsourcing manufacturing and distribution allows the Debtors to focus on the development and commercialization of drugs, minimize fixed costs and capital 7 The Company has also submitted market access dossiers in key EU countries, including Germany. 20 expenditures, and gain access to advanced manufacturing process capabilities and expertise. The Debtors’ manufacturers are all approved by the FDA to fabricate pharmaceutical products, and their facilities comply with, among other regulations, the FDA’s Current Good Manufacturing Practices regulations. The Debtors’ supply chain is comprised of several integral phases: (a) storing master and working cell banks that form the starting material for the Debtors’ metreleptin products; (b) manufacturing the raw materials for the Debtors’ products (i.e., the active pharmaceutical ingredients, or “API”); (c) contract manufacturing organizations (each a “CMO”) manufacturing the API into consumable pharmaceuticals (i.e., dosage forms and capsules in the case of lomitapide, or vials for injection in the case of metreleptin); (d) API manufacturers, CMO’s and/or third-party vendors testing the pharmaceuticals and conducting both analytical release and stability studies; (e) packaging and labeling the commercial products for the Debtors’ various markets; and (f) distribution through specialty pharmacies to ensure that the Debtors’ commercial products make their way to end-users (i.e., patients). Given the Debtors’ size, the Debtors also utilize third-party vendors with considerable experience with and knowledge of the Debtors’ products to (a) help the Debtors negotiate and obtain drug formulary access, (b) provide critical third-party data on regions, doctors and market activity, including wholesaler inventory and sales, to help the Debtors increase market penetration, (c) consolidate and report internal data to ensure compliance with federal and state regulations, (d) assist patients who are experiencing difficulty gaining access to the Debtors’ products, and (e) operate a critical call center for patients if they are experiencing any issues or concerns with the Debtors’ products. In addition, and in connection with the FDA approval of the Debtors’ products, the FDA determined that the Debtors are required to conduct post-marketing studies and clinical trials to continue gathering safety information about their products. In fact, the Debtors are subject to post-marketing regulatory requirements from the FDA governing the testing, labeling, packaging, storage, advertising, promotion, recordkeeping and submission of safety information for their products. Some of these requirements could have an impact on the Debtors’ labeling, marketing authorizations or approval. 3.3. Shared Services Agreement. In an effort to minimize costs and take advantage of synergies, the Debtors entered into shared services agreements with Novelion and its subsidiary Novelion Services USA, Inc., dated as of December 1, 2016, but effective as of November 29, 2016 (the “Shared Services Agreements”), pursuant to which the Debtors provide to Novelion and Novelion provides to the Debtors, certain services, including, but not limited to administrative support, human resources, information technology support, accounting, finance, and legal services. To facilitate the Proposed Restructuring Transaction, the Debtors negotiated and executed an amendment to the Shared Services Agreements, which the Debtors intend to assume pursuant to a motion filed with the Bankruptcy Court. Pursuant to Section 7.16 of the Plan, the Shared Services Agreements shall terminate on the Effective Date. 21

3.4. Government Investigations and Settlements. Aegerion has been the subject of several investigations and legal proceedings relating to its marketing and sales activities of JUXTAPID in the United States, compliance with the Food & Drug Administration (“FDA”)-mandated Risk Evaluation and Mitigation Strategy (“REMS”) program, compliance with the Health Insurance Portability and Accountability Act (“HIPAA”), and statements to securities markets regarding the prevalence of HoFH and other JUXTAPID performance metrics. As explained more fully below, following numerous settlements and judgments with various government agencies, Aegerion agreed to pay approximately $40.1 million in aggregate penalties, plus interest, over three years, and to implement a number of enhancements relating to Aegerion’s compliance program and the implementation of the JUXTAPID REMS program.8 As of the Petition Date, the remaining amount due under the government settlements and judgments total approximately $26.5 million in the aggregate with the Debtors’ installment payments scheduled to expire in 2021.9 Specifically, in 2013 Aegerion received a subpoena from the Department of Justice regarding its marketing and sale of JUXTAPID in the United States. In connection with the DOJ investigation, Aegerion entered into a Plea Agreement (the “Plea Agreement”), a Deferred Prosecution Agreement (the “DPA”), a civil settlement agreement, certain state settlement agreements, a Consent Decree of Permanent Injunction (the “FDA Consent Decree”), and a Corporate Integrity Agreement (the “CIA”) with the Department of Human Services Officer of the Inspector General (“OIG”). Under the Court-approved DOJ Plea Agreement, Aegerion pled guilty to two misdemeanor misbranding violations of the Federal Food, Drug, and Cosmetic Act (“FDCA”) and on February 27, 2018, following a hearing on January 30, 2018, a U.S. District Court Judge accepted Aegerion’s plea and sentenced Aegerion. The court did not impose a criminal fine and instead ordered Aegerion to pay restitution, in the amount of $7.2 million payable over three years, plus interest on any unpaid balance at a rate of 1.75% per annum, into a fund managed by an independent claims administrator. Approximately $3.3 million remains due under the Plea Agreement as of the Petition Date. As part of the court order, Aegerion was sentenced to a three year term of probation, requiring Aegerion to, among other things, comply with the DPA 8 The settlements did not resolve government investigations into and lawsuits against certain individuals, investigations into certain of Aegerion’s donations to patient assistance programs, or investigations into whether Aegerion’s activities in Brazil violated the Foreign Corrupt Practices Act. 9 In addition, under certain circumstances, Aegerion is required under its bylaws, indemnification agreements and/or other documents (e.g., undertakings) to advance reasonable legal costs and expenses of certain former executives and directors in connection with such investigations and lawsuits and to indemnify such officers and directors. Within the discretion of its board of directors, Aegerion was similarly permitted to indemnify and advance reasonable costs and expenses to certain non-officer employees. Pursuant to the terms of the Plan, the Debtors are rejecting such commitments going forward and, in accordance with Section 5.7 of the Plan, holders of Claims arising out of such obligations shall be treated as part of Class 6B (Other General Unsecured Claims). 22

(pursuant to which Aegerion must cooperate with the DPA and the FDA Consent Decree, each as further described below) and the CIA (as further described below). Under the terms of the DPA with the DOJ, Aegerion admitted to engaging in conduct that constituted a conspiracy to violate HIPAA. The DPA provides that Aegerion must continue to cooperate fully with the DOJ concerning its investigation into other individuals or entities. The DPA also provides that Aegerion must maintain a robust compliance and ethics program that includes significant certification, training, monitoring, and other requirements. Aegerion, as well as the Board of Directors of the Company (or a designated committee thereof), must also conduct regular reviews of Aegerion’s compliance and ethics program, provide certifications to the DOJ that the program is believed to be effective, and notify the DOJ of any probable violations of HIPAA. Aegerion also entered into a consent decree with the DOJ and the FDA to resolve a separate civil complaint alleging that Aegerion violated the FDCA by failing to comply with the JUXTAPID REMS program and the requirement to provide adequate directions for all of the uses for which it distributed JUXTAPID. The FDA Consent Decree requires Aegerion to, among other things: comply with the JUXTAPID REMS program; retain a qualified independent auditor to conduct annual audits of its compliance with the JUXTAPID REMS program; and remediate any noncompliance identified by the auditor within specified timeframes. The FDA Consent Decree was approved and entered by the relevant court on March 20, 2019. Aegerion separately entered into the CIA with OIG, which requires Aegerion to, among other things: maintain a robust compliance program with significant requirements relating to training, monitoring, annual risk assessment and mitigation processes; independent review of Aegerion’s compliance and other activities; a disclosure program; and an executive financial recoupment program. Under the CIA, Aegerion, as well as the Board of Directors of the Company (or a designated committee thereof), must also conduct regular reviews of Aegerion’s compliance program and provide an annual resolution or certification to OIG that the program is believed to be effective. Further, Aegerion has additional certification and reporting obligations under the CIA related to its compliance with federal healthcare programs, FDA requirements, and the CIA itself. In 2014, the Securities and Exchange Commission (“SEC”) issued a subpoena as well, and subsequently filed a complaint against Aegerion alleging securities violations related to statements made by Aegerion regarding the conversion rate for JUXTAPID prescriptions. On September 25, 2017, a court entered a final judgment with the SEC, which imposed a civil penalty in the amount of $4.1 million to be paid in installments over three years, plus interest, approximately $1.2 million of which remains due as of the Petition Date. In addition to the criminal settlement and plea agreement and the SEC final judgment, Aegerion also entered into a civil settlement agreement with the DOJ (the “DOJ Civil Settlement Agreement”) to resolve allegations that false claims for JUXTAPID were submitted to governmental healthcare programs. The settlement requires Aegerion to pay a civil fine in the amount of $28.8 million (which includes up to $4.9 million designated for relators who had commenced a civil qui tam action against the Debtors, as described below, and up to $2.7 million 23 designated for certain states to resolve claims under state law analogues to the federal False Claims Act) to be paid in installments over three years, plus interest, approximately $22 million of which remains due as of the Petition Date. In connection with the DOJ Civil Settlement Agreement, Aegerion also entered into separate settlement agreements with twenty-eight state agencies to resolve claims under state law analogues to the federal False Claims Act. The terms of the state settlement agreements are substantially similar to those set forth in the DOJ Civil Settlement Agreement. Finally, in March 2014, an amended qui tam complaint was filed in the District of Massachusetts against Aegerion and certain former executive officers and employees.10 Following resolution of the government settlements described above, a second amended complaint was filed against Aegerion, naming additional individuals as defendants. Pursuant to the DOJ Civil Settlement Agreement, on February 20, 2018 the complaint against Aegerion was dismissed, though the lawsuit remains ongoing as to other defendants. 3.5. Debtors’ Prepetition Capital Structure. As of the Petition Date, the Debtors had approximately $440 million of consolidated outstanding indebtedness, which includes approximately $414.8 million of institutional debt that matures in 2019. The components of the Debtors’ outstanding indebtedness are summarized below. (a) Convertible Notes. In August 2014, Aegerion entered into that certain Indenture (as amended, restated or otherwise modified) with The Bank of New York Mellon, as indenture trustee, pursuant to which Aegerion issued 2% senior unsecured convertible notes in the original aggregate principal amount of $325 million due August 15, 2019 (the “Convertible Notes”). The principal amount was subsequently reduced to $302.5 million upon consummation of the Roll Up Loan (as defined below) under the Bridge Loan facility, as described in more detail below. As of the Petition Date, approximately $304.1 million remains outstanding under the Convertible Notes, including interest and fees. (b) Novelion Intercompany Loan. In connection with Novelion’s merger with Aegerion, on June 14, 2016 Aegerion and Novelion entered into that certain Loan and Security Agreement (as amended, restated or otherwise modified, including that certain Amended and Restated Loan and Security Agreement dated as of March 15, 2018, the “Novelion Intercompany Loan Credit Agreement”), pursuant to which Novelion provided a senior secured term loan to Aegerion in the principal amount of $40 million, bearing paid-in-kind interest at 8% and maturing on July 1, 2019 (the “Novelion Intercompany Loan”). The Novelion Intercompany Loan is secured by, among other things, Aegerion’s intellectual property and all of Aegerion’s equity interests (including up to 65% of Aegerion’s equity interests of any first-tier foreign subsidiary). In November 2018, the terms of the Novelion Intercompany Loan Credit Agreement were amended further in connection with the 10 The initial qui tam complaint was filed under seal in July 2013. 24 closing of the Bridge Loan (as defined below). As of the Petition Date, approximately $36.1 million remains outstanding under the Novelion Intercompany Loan, including interest and fees. (c) Bridge Loan. On November 8, 2018, Aegerion entered into that certain Bridge Credit Agreement (as amended, restated or otherwise modified, the “Bridge Loan Credit Agreement”) with certain funds managed by Highbridge Capital Management, LLC and Athyrium Capital Management, LP as lenders (the “Bridge Loan Lenders”), Cantor Fitzgerald Securities as agent, Aegerion as borrower, and Debtor Aegerion Pharmaceuticals Holdings, Inc. as guarantor. Pursuant to the Bridge Loan Credit Agreement, the Debtors borrowed secured first lien term loans in the aggregate principal amount of $50 million (collectively, the “New Money Bridge Loan”) and $22.5 million of secured term loans that were funded to repurchase and retire, at par, an equal amount of Convertible Notes held by the Bridge Loan Lenders (collectively, the “Roll Up Loan” and together with the New Money Bridge Loan, the “Bridge Loan”). The New Money Bridge Loan accrues interest at the rate of 11% per annum and the Roll Up Loan accrues interest at the rate of 2% per annum. Interest accrues and compounds quarterly in arrears and is not payable in cash until maturity. The Bridge Loan is secured by a lien on substantially all of the assets of the Debtors, including a pledge of 65% of the obligors’ first-tier foreign subsidiaries’ equity interests and substantially all of the intellectual property and related rights in respect of MYALEPT and JUXTAPID, subject to certain exclusions set forth in the governing documents. The liens granted to secure the obligations under the New Money Bridge Loan are senior to the liens granted to secure the Debtors’ obligations under the Novelion Intercompany Loan, however, the liens granted to secure the Roll Up Loan are junior to those granted under the Novelion Intercompany Loan. In addition to working capital needs, the proceeds of the Bridge Loan were used to: (a) repurchase and cancel certain Convertible Notes with the proceeds of the Roll Up Loan; (b) retire, at par, the amounts outstanding under a secured term loan provided to Aegerion by certain former shareholders of the Company, in an aggregate principal amount of approximately $21.2 million (the “Shareholder Term Loan”); and (c) repay $3.5 million of principal on the Intercompany Loan. Moreover, upon consummation of the Bridge Loan, Novelion, as lender, (a) consented to the Debtors’ incurrence of the Bridge Loan and repayment of the Shareholder Term Loan, (b) amended the Intercompany Credit Agreement, and (c) entered into an intercreditor agreement pursuant to which (i) the Intercompany Loan and related liens are subordinated to the New Money Loan, (ii) the Intercompany Loan and related liens are senior to the Roll Up Loan, and (iii) the Bridge Lenders agreed not to challenge $25 million of the Intercompany Loan amount. The Bridge Loan had an initial maturity of February 15, 2019, subject to the Debtors’ right to extend. On January 31, 2019, Aegerion sent notice to the agent under the Bridge Loan Credit Agreement electing to extend the initial maturity date to June 30, 2019, as permitted under and in accordance with the terms of the Bridge Loan Credit Agreement. As of the Petition Date, approximately $73.8 million remains outstanding under the Bridge Loan, including interest and fees. 25

(d) Trade Claims. In addition to the Debtors’ funded debt, the Debtors estimate that, as of the Petition Date, they had approximately $[1.5 million] in unpaid trade and other ordinary course obligations. (e) Equity Ownership Novelion, the Debtors’ non-Debtor ultimate parent, owns 100% of the outstanding equity interests in Aegerion. As of the Petition Date, Novelion had 19,017,310 shares of common stock outstanding, which is listed on NASDAQ. ARTICLE IV. EVENTS LEADING TO CHAPTER 11 FILING Despite the revenues generated from the Debtors’ underlying products and management’s best efforts to stabilize operations, the Debtors’ business performance has significantly declined in recent years. Several factors contributed to the Debtors’ recent struggles. First, the Debtors formerly engaged in practices denounced by the DOJ and SEC, incurring substantial fines and exposing the Debtors to ongoing litigation, which led to a corresponding decline in revenues and profitability. Due to these past practices, the Debtors have significant ongoing legal costs in the form of $40.1 million of fines imposed under the DOJ and SEC settlements (approximately $26.4 million of which remains outstanding as of the Petition Date) that have placed a significant financial burden on the Debtors. As a result of the government settlements, Aegerion must also comply with a series of rigorous compliance obligations commensurate with the admissions it made during the investigations and the conduct at issue in the investigations. To date, Aegerion has timely made all settlement payments on their respective due dates. The results of the government investigations have appropriately limited the marketplace for JUXTAPID to adult HoFH patients, as required by the prescribing information for JUXTAPID, which, along with the introduction of PCSK9 inhibitors, as described below, has dramatically reduced the number of patients in the U.S. on JUXTAPID in recent years. The investigations also had other adverse effects, including: reputational harm; diverted resources (both in terms of people and costs) away from developing and commercializing products; increased compliance obligations and requirements; increased government, industry and public scrutiny and criticism; reduced physicians’ inclinations to prescribe the Debtors’ products; diverted management’s attention away from operating the business; and resulted in employee attrition and, similarly, made it more difficult to attract qualified employees. Second, the pharmaceutical industry is highly competitive and is characterized by rapidly changing markets and technology, emerging industry standards and frequent introduction of new products. In particular, the market for cholesterol lowering therapeutics is large and competitive with many drug classes. Most significantly, the introduction of PCSK9 inhibitors in the United States in 2015 (which are much less expensive and have fewer side effects than 26 lomitapide) has, along with attrition of patients who were likely not HoFH patients, dramatically impacted sales of JUXTAPID. Since that time, healthcare professionals have been placing substantially all newly-diagnosed HoFH patients on a PCSK9 inhibitor product before prescribing JUXTAPID. In fact, many healthcare payers require as a condition precedent that HoFH patients have not achieved an adequate cholesterol response on PCSK9 inhibitor products before access to JUXTAPID is approved. Moreover, while MYALEPT is the only product approved in the United States for the treatment of leptin deficiency in patients with GL, there are a number of other approved therapies to treat these complications independently (that are not specific to generalized lipodystrophy). In addition, both JUXTAPID and MYALEPT are subject to enhanced REMS programs, which are FDA drug safety programs that impose certification, counseling, prescription and documentation requirements, which increase the steps necessary for patients to enroll onto these therapies and may delay or impact patients starting or staying on these therapies. Also, both of these products treat very rare diseases and are not widely prescribed. Thus, any decline in the number of patients or adherence to prescribed dosages is magnified. The competitive effects and dynamics described above exacerbate the challenges for rare disease products given the very limited pool of patients who are eligible for treatment with these products. Third, the Debtors have been unable to replace key revenue generators. The Debtors’ business depends on the success of only two commercial products. Hampered by the restrictions set forth above, among others, and the cost and operational structure that has historically been misaligned with revenues, the Company has incurred losses each year since inception, having suffered a net loss of $103.8 million in 2018 alone. Such losses created a vicious cycle — as operations deteriorated, the Debtors were unable to deploy sufficient operating and management resources associated with developing and commercializing their existing products, or exploring new revenue-generating products. While the Debtors took many steps to increase revenues and limit losses, the Debtors were unable to generate sufficient profits and revenues to prevent their bankruptcy filing and to restructure their substantial debt outside of bankruptcy. Fourth, the Debtors have substantial indebtedness under their long-term credit facilities. As of the date hereof, the Debtors’ capital structure has approximately $414 million of consolidated outstanding indebtedness related to the Debtors’ credit facilities, a significant portion of which is secured by liens on substantially all assets of the Debtors, and all of which matures in 2019. 4.1. Debtors’ Efforts to Negotiate a Comprehensive Restructuring. With the concerns discussed above in mind, and with an impending liquidity crisis at the Debtors, the Debtors retained the following advisors to assist the Debtors with respect to refinancing and restructuring alternatives: in late 2017, Moelis & Company LLC (“Moelis”) to explore potential sale transactions (and subsequently, in September 2018, as investment banker in connection with the Proposed Restructuring Transaction); in early 2018, Willkie Farr & Gallagher LLP as counsel; and in August 2018, AlixPartners, LLP as 27 restructuring advisor (and subsequently, in February 2019, as Chief Restructuring Officer).11 With the aid of their advisors, the Debtors have been exploring and evaluating strategic business opportunities to enhance liquidity, including debt refinancing, cost savings initiatives, proceeds-generating transactions (such as the divestiture or outlicense of certain assets), mergers and acquisitions activities, and other strategic opportunities. Given, among other things, their substantial leverage, the near term liquidity issues and the continuing pressure on the Debtors’ business and the related impact on retention of key personnel, in early 2018 the Debtors, in consultation with their advisors, conducted a comprehensive liquidity analysis and considered several potential restructuring alternatives, including a refinancing of the Convertible Notes. In conjunction therewith, in March 2018 the Debtors entered into the $20 million Shareholder Term Loan, which provided funds for ongoing development of metreleptin in additional indications and for general corporate purposes. After negotiations to refinance the Convertible Notes fell apart, the Debtors determined that a targeted sales process was the best option to maximize value for all stakeholders. To that end, in or around June 2018, Moelis commenced a targeted marketing process, focused on those potential acquiring parties for which the Debtors’ business represented a strategic opportunity and that possessed the capability of entering into and consummating a transaction. In addition, during 2018, the Debtors pursued significant cost-saving initiatives and business opportunities to enhance liquidity, including (a) a cost reduction plan initiated in January 2018, and (b) a more significant workforce reduction in August 2018 designed to streamline the Company’s business, deliver profitability and limit negative impact on revenue growth, yet extend its cash runway. The reduction in workforce eliminated 39 employees, which accounted for 36% of the Company’s global workforce. While this reduced overhead expenses, the initiative also resulted in the loss of long-term employees with institutional knowledge and expertise, depleted commercial resources, and also suspended many key clinical development activities. With the prospects of facing a potential liquidity crisis in late 2018 despite management’s ongoing efforts, and with a comprehensive capital restructuring out of reach, the Debtors engaged in negotiations with several parties, including the majority holders of the Convertible Notes (Highbridge and Athyrium), about the possibility of providing interim financing to provide sufficient breathing room to implement a restructuring transaction. Following an extensive marketing process, the Debtors consummated the Bridge Loan in November 2018. During this time, AlixPartners also worked with management to update the Debtors’ multi-year projections, budget and business plan to facilitate detailed engagement with the Debtors’ primary stakeholders. In addition, and pursuant to a formal process, on February 5, 2019, the Debtors entered into a license agreement with Recordati Rare Diseases Inc. to grant the exclusive rights to commercialize JUXTAPID in Japan to Recordati for the current marketed indication for HoFH (in addition to an exclusive right of first negotiation to any new indications that may be 11 The Debtors also engaged other financial advisors during this time in connection with their restructuring efforts, however, such advisors are no longer engaged by the Debtors. 28 developed by Aegerion) in exchange for an upfront payment of $25 million and various milestone and royalty payments for net sales in Japan.12 The upfront payment, coupled with the proceeds of the Bridge Loan, provided the Debtors with necessary working capital and extended the runway to consummate a restructuring transaction. During the first quarter of 2019, the Debtors and their advisors resumed detailed restructuring discussions with various stakeholders in the capital structure, which included Novelion, the Bridge Lenders, and certain potential strategic M&A partners. Following an extensive, months-long multi-track negotiation process, the Debtors entered into an exclusivity agreement with one of the interested parties—Amryt Pharma Plc (“Amryt” or the “Plan Investor”). Ultimately, the Debtors determined that the most value-maximizing approach was to proceed with a restructuring involving an all-stock investment by the Plan Investor through a chapter 11 restructuring in exchange for which the Plan Investor would receive 100% of the equity of Aegerion (the “Proposed Restructuring Transaction”). 4.2. The Proposed Restructuring Transaction. To effectuate the Proposed Restructuring Transaction, the Debtors entered into the RSA with the Plan Investor, Novelion, and certain lenders representing (i) 100% in principal amount and number of holders under the Bridge Loan, and (ii) in excess of 67% in principal amount of the Convertible Notes. The RSA, which serves as the roadmap for the Debtors’ successful reorganization, provides that the RSA parties will support, and vote in favor of, a chapter 11 plan proposed by the Debtors (subject to certain terms and conditions set forth therein). Among other documents, the RSA parties also heavily negotiated the terms of the Plan, this Disclosure Statement, and the Plan Funding Agreement — all of which are being filed simultaneously herewith. The benefits of the Proposed Restructuring Transaction are significant: After giving effect to the transaction, the Debtors will reduce their debt balance from approximately $440 million to approximately $225 million and the maturity dates under their continuing debt facilities will be extended by at least five years. The Debtors pre-transaction and expected post-transaction capital structure is illustrated below: 12 Pursuant to the terms of the Bridge Loan Credit Agreement, (a) Aegerion was entitled to retain $15 million of the upfront payment, and (b) the remaining $10 million of the upfront payment was paid to, and all future net cash proceeds under the license agreement would be paid to, (i) Novelion to repay a portion of the outstanding Novelion Intercompany Loan and (ii) to the Bridge Lenders to repay a portion of the outstanding Bridge Loan, on a 42% and 58% basis, respectively. 29

This balance sheet restructuring will include holders of Novelion Intercompany Loan Claims and Other General Unsecured Claims (which include, among other things, the Convertible Notes Claims, Claims held by former officers, directors, or employees of the Debtors for indemnification, contribution or advancement expenses, and contract rejection damages Claims) converting their Claims into New Common Stock of the Plan Investor as well as (in the case of holders of Other General Unsecured Claims) New Convertible Notes. In addition, the outstanding amount due under the Bridge Loan will be refinanced into a new secured term loan facility. Payment in full in Cash to the Debtors’ trade creditors that will continue to provide goods and services to the Debtors after their emergence from these chapter 11 cases. The Debtors’ obligations under the Government Settlement Agreements will not be impacted or altered in any way by the Proposed Restructuring Transaction. To that end, the Debtors have filed a motion on the Petition Date seeking Bankruptcy Court relief to allow them to continue making all ongoing payments under the Government Settlement Agreements that arise in the ordinary course of business during these chapter 11 cases. In addition, upon the Debtors’ emergence from chapter 11, all Government Settlement Agreements will be assumed by the Reorganized Debtors and any unpaid amounts that are due and owing will be cured. Both the 13 If approved by the Bankruptcy Court, this pro forma amount will reflect the payments paid in the ordinary course of business throughout these Chapter 11 Cases pursuant to the Debtors’ Motion for Order (A) Authorizing Continued Payment of Government Settlement Claims in the Ordinary Course of Business, and (B) Granting Related Relief, filed concurrently herewith and scheduled to be heard at the “second day” hearing. 30 Debt Instrument Current Pro Forma Pro Forma Maturity Government $26.5 $23.113 2020-2021 Secured Debt Facility $50.3 $76.3 2024 Convertible Notes $325.2 $124.7 2024 Intercompany Loan $35.6 N/A N/A Total $437.6 $224.1

Reorganized Debtors and the Plan Investor are equally committed to the non-monetary aspects of the Government Settlement Agreements, including the Debtors’ compliance and cooperation obligations. Moreover, the Plan Investor has a strong culture of compliance, will maintain all necessary protocols to ensure ongoing compliance, and will retain the Debtors’ compliance infrastructure. The Proposed Restructuring Transaction paves the way for a consensual chapter 11 proceeding and ensures the Debtors emerge from bankruptcy as expeditiously as possible. The parties to the RSA account for in excess of 67% of the Debtors’ funded indebtedness. In addition, the RSA, which serves as the roadmap for the Debtors’ successful reorganization, provides that the Plan Support Parties will support, and vote in favor of, a chapter 11 plan proposed by the Debtors (subject to certain terms and conditions set forth therein). The Debtors and the Plan Investor will raise $60 million in cash through the Plan Investor’s issuance of New Common Stock—all of which will be backstopped by the backstop parties. Specifically, the Plan Investor will conduct a $42 million Rights Offering as part of these chapter 11 cases and issue New Common Stock in the Plan Investor to holders of Claims in Class 4 and Class 6B. In addition, the Plan Investor will conduct a separate $18 million equity raise for New Common Stock issued to existing shareholders of the Plan Investor. In connection with executing the RSA, the Debtors also entered into the Plan Funding Agreement14 with the Plan Investor, which, subject to certain terms and conditions, provides that the Plan Investor will acquire 100% of the equity interests of reorganized Aegerion in exchange for New Common Stock of the Plan Investor. A copy of the Plan Funding Agreement is attached hereto as Exhibit 6. Reorganized Aegerion will then distribute such equity to holders of Class 4 and Class 6B Claims. Following the transaction, the Plan Investor will continue as a public company, with reorganized Aegerion as its wholly-owned subsidiary, diversely held by its former shareholders and creditors of the Debtors. Following the transaction, the pro forma ownership of reorganized Aegerion, after giving effect to the new money equity raises but prior to giving effect to the conversion of the New Convertible Notes, will be: (A) 49.4% creditors of the Debtors (including Novelion), (b) 31.1% former Plan Investor shareholders, and (c) 19.4% investors who participate in the Rights Offering. All stakeholders are expected to benefit from the proposed transaction: 14 The Plan Funding Agreement also contains a “Go-Shop Period” that enables the Debtors to solicit an alternative transaction for fifty-five (55) days from the date the PFA Order is entered. Upon the Debtors termination of the Plan Funding Agreement to pursue an alternative transaction, the Plan Investor would receive a termination fee of $11,850,000, equal to 3% of the enterprise value of the Debtors, and any reimbursement of the reasonable documented fees and expenses of the Plan Investor in connection with the negotiation, preparation and implementation of the Transaction Documents in an amount not to exceed $4,000,000 (as defined in the Plan Funding Agreement). 31

The Plan Investor is a revenue generating pharmaceutical company focused on acquiring, developing and commercializing innovative new treatments for patients affected by rare or orphan diseases where there is a high unmet medical need. Founded in 2015, Amryt has built a portfolio of assets to treat its target patients through the acquisition of numerous drug products and expansion via in-licensing agreements. Following the completion of Amryt’s Lojuxta (lomitapide) in-licensing deal with Aegerion in December 2016, Amryt became a commercial pharmaceutical company, generating sales across Europe, the Middle East and other licensed territories. Amryt’s primary revenue generator is the sale of Lojuxta and certain dermo-cosmetic products, which are sold under the Imlan brand. The Plan Investor has extensive familiarity with the Debtors and their products given the companies’ pre-existing partnership and the fact that several former Aegerion officers are currently employed by the Plan Investor. This combination provides an opportunity for synergies and cost savings. In addition to continuing operations with regard to lomitapide and metreleptin (which will continue to be operated through Aegerion post-closing), the Plan Investor also maintains a pipeline of rare disease clinical programs and has devoted significant capital to expanding its research and development capabilities in the last two years. The Proposed Restructuring Transaction aligns with Amryt’s efforts to diversify and expand, and presents a mutually beneficial path forward for both the Plan Investor and the Debtors. The Debtors’ decision to file these cases is informed by several months of deliberations and negotiations with the Debtors’ lenders, Novelion, the Plan Investor, and other key stakeholders. The Debtors’ successful negotiations prior to the Petition Date provide a clear path to a value maximizing transaction and confirmable plan for the benefit of all of the Debtors’ stakeholders. ARTICLE V. REASONS FOR THE SOLICITATION; RECOMMENDATION Chapter 11 of the Bankruptcy Code provides that unless the terms of section 1129(b) of the Bankruptcy Code are satisfied, for the Bankruptcy Court to confirm the Plan, the holders of Claims in each Class of impaired Claims and Interests must accept the Plan by the requisite majorities set forth in the Bankruptcy Code. Impaired Classes of Claims shall have accepted the Plan if (a) the holders of at least two-thirds (2/3) in amount of the Claims in such Class actually voting on the Plan have voted to accept it, and (b) more than one-half (1/2) in number of the holders of Claims in such Class actually voting on the Plan have voted to accept it, and impaired Classes of Interests shall have accepted the Plan if holders of at least two-thirds 32

(2/3) in amount of the Allowed Interests of such Class vote to accept it (such votes, the “Requisite Acceptances”). In light of the significant benefits to be attained by the Debtors and their creditors if the transactions contemplated by the Plan are consummated, the Debtors recommend that all holders of Claims entitled to vote to accept the Plan do so. The Debtors reached this decision after considering available alternatives to the Plan and their likely effect on the Debtors’ business operations, creditors, and shareholders. These alternatives included alternative restructuring options under chapter 11 of the Bankruptcy Code, and liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Debtors determined, after consulting with their legal and financial advisors, that the Plan, if consummated, will maximize the value of their estates for all stakeholders, as compared to any other chapter 11 reorganization strategy or a liquidation under chapter 7. For all of these reasons, the Debtors and the Plan Support Parties support confirmation of the Plan and urge the holders of Claims entitled to vote on the Plan to accept and support it. ARTICLE VI. THE PLAN 6.1.Overview of Chapter 11. Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to restructure its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor’s assets. The commencement of a chapter 11 case creates an estate that comprises of all of the legal and equitable interests of the debtor as of the bankruptcy filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.” The consummation of a chapter 11 plan is the principal objective of a chapter 11 reorganization case. A chapter 11 plan sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a chapter 11 plan by the bankruptcy court makes that plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of the debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes them for the obligations specified under the confirmed plan. In general, a chapter 11 plan of reorganization: (a) divides claims and equity interests into separate classes, (b) specifies the property, if any, that each class is to receive under the plan, and (c) contains other provisions necessary to the restructuring of the debtor that are required or permitted by the Bankruptcy Code. 33

Pursuant to section 1125 of the Bankruptcy Code, acceptance or rejection of a chapter 11 plan may not be solicited after the commencement of a chapter 11 case until such time as the court has approved the disclosure statement as containing “adequate information.” Pursuant to section 1125(a) of the Bankruptcy Code, “adequate information” is information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the chapter 11 plan. To satisfy the applicable disclosure requirements, the Debtors submit this Disclosure Statement to holders of Claims that are impaired and not deemed to have rejected the Plan. 6.2. Resolution of Certain Inter-Creditor and Inter-Debtor Issues. (a) Settlement of Certain Inter-Creditor Issues. The treatment of Claims and Interests under the Plan represents, among other things, the settlement and compromise of certain potential inter-creditor disputes. (b) Formation of Debtor Groups for Convenience Purposes. The Plan groups the Debtors together solely for purposes of describing treatment under the Plan, confirmation of the Plan and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any assets or the assumption of any liabilities; and, except as otherwise provided by or permitted in the Plan, all Debtors shall continue to exist as separate legal entities. (c)Intercompany Claims and Intercompany Interests. i. Intercompany Claims. Notwithstanding anything to the contrary in the Plan, on or after the Effective Date, any and all Intercompany Claims shall, at the option of the Debtors or the Reorganized Debtors, as applicable, and as Acceptable to the Required Parties, either be (i) extinguished, canceled and/or discharged on the Effective Date, or (ii) reinstated and otherwise survive the Debtors’ restructuring by virtue of such Intercompany Claims being left unimpaired. To the extent any such Intercompany Claim is reinstated, or otherwise adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid or continued as of the Effective Date, any such transaction may be effected on or after the Effective Date without any further action by the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person. ii. Intercompany Interests. No Intercompany Interests shall be cancelled pursuant to the Plan, and all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors and the Reorganized Debtors. 34

6.3. Overview of the Plan. THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN AND THE EXHIBITS AND SCHEDULES THERETO. The Plan classifies Claims and Interests separately in accordance with the Bankruptcy Code and provides different treatment for different Classes of Claims and Interests. Claims and Interests shall be included in a particular Class only to the extent such Claims or Interests qualify for inclusion within such Class. The Plan separates the various Claims and Interests (other than those that do not need to be classified) into nine (9) separate Classes. These Classes take into account the differing nature and priority of Claims against, and Interests in, the Debtors. Unless otherwise indicated, the characteristics and amounts of the Claims or Interests in the following Classes are based on the books and records of the Debtors. This section summarizes the treatment of each of the Classes of Claims and Interests under the Plan and describes other provisions of the Plan. Only holders of Allowed Claims — Claims that are not in dispute, contingent, or unliquidated in amount and are not subject to an objection or an estimation request — are entitled to receive distributions under the Plan. For a more detailed description of the definition of “Allowed,” see Article I of the Plan. Until a Disputed Claim becomes Allowed, no distributions of New Common Stock, Cash or otherwise will be made on account of such Claim. The Plan is intended to enable the Debtors to continue present operations without the likelihood of a subsequent liquidation or the need for further financial reorganization. The Debtors believe that they will be able to perform their obligations under the Plan. The Debtors also believe that the Plan permits fair and equitable recoveries. The Confirmation Date will be the date that the Confirmation Order is entered by the Clerk of the Bankruptcy Court. The Effective Date will be the first Business Day on or after the Confirmation Date on which all of the conditions to the Effective Date specified in Section 11.1 of the Plan have been satisfied or waived, including the consummation of the transactions contemplated by the Plan. Resolution of any challenges to the Plan may take time and, therefore, the actual Effective Date cannot be predicted with certainty. Other than as specifically provided in the Plan, the treatment under the Plan of each Claim and Interest will be in full satisfaction, settlement, release and discharge of all Claims or Interests. The Debtors will make all payments and other distributions to be made under the Plan unless otherwise specified. The Plan constitutes a joint plan of reorganization for all of the Debtors. All Claims and Interests, except DIP Claims, Administrative Expense Claims, Fee Claims, Ad Hoc Group Fee Claim, U.S. Trustee Fees and Priority Tax Claims, are placed in the Classes set forth in Article IV below. In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Claims, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified, and the holders thereof are not entitled to vote on the Plan. A Claim or 35

Interest is placed in a particular Class only to the extent that such Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving Plan Distributions only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise settled prior to the Effective Date. (a) Unclassified Claims. (i) DIP Claims. On the Effective Date, the DIP Claims shall be Allowed and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. In full satisfaction, settlement, release and discharge of the Allowed DIP Claims, on the Effective Date, Allowed DIP Claims shall (a) be paid in Cash to the greatest extent possible from available Cash of the Debtors (as reasonably agreed by the Debtors and the DIP Lenders), and (b) to the extent the Allowed DIP Claims are not paid in full in Cash on the Effective Date, receive New Convertible Notes in an amount equal to the amount of the Allowed DIP Claims not receiving Cash pursuant to the foregoing clause (a). Upon satisfaction of the Allowed DIP Lender Claims as set forth in this Section 3.1 of the Plan, all Liens and security interests granted to secure such obligations, whether in the Chapter 11 Cases or otherwise, shall be terminated and of no further force or effect. (ii) Administrative Expense Claims. (1) Time for Filing Administrative Expense Claims. The holder of an Administrative Expense Claim, other than the holder of: (a) a Fee Claim; (b) a DIP Claim; (c) a 503(b)(9) Claim; (d) an Ad Hoc Group Fee Claim; (e) Effective Date; an Administrative Expense Claim that has been Allowed on or before the (f) an Administrative Expense Claim for an expense or liability incurred and payable in the ordinary course of business by a Debtor; 36

(g) an Administrative Expense Claim on account of fees and expenses incurred on or after the Petition Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court; (h) an Administrative Expense Claim held by an officer, director or employee of the Debtors serving in such capacity immediately prior to the occurrence of the Effective Date solely in their capacity as such (whether or not also an officer, director or employee of Novelion) for indemnification, contribution, or advancement of expenses pursuant to (A) any Debtor’s certificate of incorporation, by-laws, operating agreement, or similar organizational document, (B) any employment, director or similar agreement, or (C) any indemnification or contribution agreement approved by the Bankruptcy Court; (i) an Administrative Expense Claim arising, in the ordinary course of business, out of the employment by one or more Debtors of an individual from and after the Petition Date, but only to the extent that such Administrative Expense Claim is solely for outstanding wages, commissions, accrued benefits, or reimbursement of business expenses; (j) a Claim for adequate protection arising under the DIP Order; (k) an Administrative Expense Claim of Novelion or Novelion Services USA, Inc. arising out of or related to the Shared Services Agreements; (l) an Intercompany Claim; or (m) U.S. Trustee Fees, must file with the Bankruptcy Court and serve on the Reorganized Debtors, the Claims Agent, and the U.S. Trustee, proof of such Administrative Expense Claim within thirty (30) days after the Effective Date (the “Administrative Bar Date”). Such proof of Administrative Expense Claim must include at a minimum: (1) the name of the applicable Debtor that is purported to be liable for the Administrative Expense Claim and if the Administrative Expense Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (2) the name of the holder of the Administrative Expense Claim; (3) the asserted amount of the Administrative Expense Claim; (4) the basis of the Administrative Expense Claim; and (5) supporting documentation for the Administrative Expense Claim. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED AND DISCHARGED. (2) Treatment of Administrative Expense Claims. Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date an Administrative Expense Claim becomes an Allowed Claim, the holder of such Allowed Administrative Expense Claim shall receive from the applicable Reorganized Debtor Cash in an amount equal to such Allowed Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of 37 business by any of the Debtors, as debtors in possession, shall be paid by the applicable Reorganized Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such liabilities. Any Claim related to fees and expenses, contribution or indemnification obligations, payable or owing by the Debtors to the Ad Hoc Group, the Plan Investor, or the Backstop Parties under the RSA, the Backstop Commitment Agreement, the Plan Funding Agreement, or the Plan Funding Agreement Order shall constitute an Allowed Administrative Expense Claim and shall be paid in Cash on the Effective Date or as soon thereafter as is reasonably practicable without the need to file a proof of such Claim with the Bankruptcy Court in accordance with Section 3.2(a) of the Plan and without further order of the Bankruptcy Court. Any Claim then payable or owing by the Debtors to Novelion or Novelion Services, USA, Inc. arising out of or related to the Shared Services Agreements shall be paid in Cash on the Effective Date from Plan Cash, without the need to file a proof of such Claim with the Bankruptcy Court in accordance with Section 3.2(a) of the Plan and without further order of the Bankruptcy Court. (iii) Fee Claims. (1) Time for Filing Fee Claims. Any Professional Person seeking allowance of a Fee Claim shall file with the Bankruptcy Court its final application for allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date and in connection with the preparation and prosecution of such final application no later than forty-five (45) calendar days after the Effective Date or such other date as established by the Bankruptcy Court. Objections to such Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) calendar days after the Effective Date or such other date as established by the Bankruptcy Court. (2) Treatment of Fee Claims. All Professional Persons seeking allowance by the Bankruptcy Court of a Fee Claim shall be paid in full in Cash in such amounts as are approved by the Bankruptcy Court: (i) upon the later of (x) the Effective Date, and (y) three (3) calendar days after the date upon which the order relating to the allowance of any such Fee Claim is entered, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Fee Claim and the Reorganized Debtors. On the Effective Date, the Reorganized Debtors shall reserve and hold in a segregated account Cash in an amount equal to all accrued but unpaid Fee Claims as of the Effective Date, which Cash shall be disbursed solely to the holders of Allowed Fee Claims with the remainder to be reserved until all Fee Claims have been either Allowed and paid in full or Disallowed by Final Order, at which time any remaining Cash in the segregated account shall become the sole and exclusive property of the Reorganized Debtors. 38

(iv) U.S. Trustee Fees. The Debtors or Reorganized Debtors, as applicable, shall pay all outstanding U.S. Trustee Fees of a Debtor on an ongoing basis on the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the applicable Chapter 11 Case, the applicable Chapter 11 Case is converted or dismissed, or the Bankruptcy Court orders otherwise. (v) Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to different treatment, each holder of an Allowed Priority Tax Claim shall receive, in the Debtors’ or Reorganized Debtors’ discretion, either: (a) on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a Priority Tax Claim becomes an Allowed Claim, Cash in an amount equal to such Claim; or (b) deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Petition Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim (with any interest to which the holder of such Priority Tax Claim may be entitled calculated in accordance with section 511 of the Bankruptcy Code); provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as they become due. 39

6.4. Classification of Claims and Interests. (a) Classification of Claims and Interests. The following table designates the Classes of Claims against and Interests in the Debtors, and specifies which Classes are: (a) impaired or unimpaired by the Plan; (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code; or (c) deemed to accept or reject the Plan. If a controversy arises regarding whether any Claim or Interest is properly classified under the Plan, the Bankruptcy Court shall, upon proper motion and notice, determine such controversy at the Confirmation Hearing. If the Bankruptcy Court finds that the classification of any Claim or Interest is improper, then such Claim or Interest shall be reclassified and any Ballot previously cast by the holder of such Claim or Interest shall be counted in, and the Claim or Interest shall receive the treatment prescribed in, the Class in which the Bankruptcy Court determines such Claim or Interest should have been classified, without the necessity of resoliciting any votes on the Plan. (b) Unimpaired Classes of Claims. The following Classes of Claims are unimpaired and, therefore, presumed to have accepted the Plan and are not entitled to vote on the Plan under section 1126(f) of the Bankruptcy Code: 40 Class Designation Impairment Entitled to Vote Class 1 Priority Non-Tax Claims No No (Presumed to accept) Class 2 Other Secured Claims No No (Presumed to accept) Class 3 Bridge Loan Claims Yes Yes Class 4 Novelion Intercompany Loan Claims Yes Yes Class 5 Government Settlement Claims No No (Presumed to accept) Class 6A Ongoing Trade Claims No No (Presumed to accept) Class 6B Other General Unsecured Claims Yes Yes Class 7 Existing Securities Law Claims Yes No (Deemed to reject) Class 8 Existing Interests Yes No (Deemed to reject)

(i) Class 1: Class 1 consists of all Priority Non-Tax Claims. (ii) Class 2: Class 2 consists of all Other Secured Claims. (iii) Class 5: Class 5 consists of all Government Settlement Claims. (iv) Class 6A: Class 6A consists of all Ongoing Trade Claims. (c) Impaired Classes of Claims. The following Classes of Claims are impaired and entitled to vote on the Plan: (i) Class 3: Class 3 consists of all Bridge Loan Claims. (ii) Class 4: Class 4 consists of all Novelion Intercompany Loan Claims. (iii) Class 6B: Class 6B consists of all Other General Unsecured Claims. The following Classes of Claims and Interests are impaired and deemed to have rejected the Plan and, therefore, are not entitled to vote on the Plan under section 1126(g) of the Bankruptcy Code: (i) Class 7: Class 7 consists of all Existing Securities Law Claims. (ii) Class 8: Class 8 consists of all Existing Interests. (d) Separate Classification of Other Secured Claims. Although all Other Secured Claims have been placed in one Class for purposes of nomenclature, each Other Secured Claim, to the extent secured by a Lien on Collateral different than that securing any additional Other Secured Claims, shall be treated as being in a separate sub-Class for the purpose of receiving Plan Distributions. 6.5. Treatment of Claims and Interests. (a) Priority Non-Tax Claims (Class 1). Treatment: The legal, equitable and contractual rights of the holders of Priority Non-Tax Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment, on the applicable Distribution Date, each holder of an Allowed Priority Non-Tax Claim shall receive Cash from the applicable Reorganized Debtor in an amount equal to such Allowed Claim. Voting: The Priority Non-Tax Claims are not impaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Priority Non-Tax Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, 41 and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims. (b) Other Secured Claims (Class 2). Treatment: The legal, equitable and contractual rights of the holders of Other Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, on the applicable Distribution Date each holder of an Allowed Other Secured Claim shall receive, at the election of the Reorganized Debtors: (i) Cash in an amount equal to such Allowed Claim; or (ii) such other treatment that will render such Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Other Secured Claims incurred by a Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court. Each holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final satisfaction of such Allowed Other Secured Claim is made as provided in the Plan. On the full payment or other satisfaction of each Allowed Other Secured Claim in accordance with the Plan, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person. Deficiency Claims: To the extent that the value of the Collateral securing any Other Secured Claim is less than the Allowed amount of such Other Secured Claim, the undersecured portion of such Allowed Claim shall be treated for all purposes under the Plan as an Other General Unsecured Claim and shall be classified as a Class 6B Other General Unsecured Claim. Voting: The Allowed Other Secured Claims are not impaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims. (c) Bridge Loan Claims (Class 3). Treatment: The Bridge Loan Claims shall be Allowed under the Plan, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. Except to the extent that a holder of a Bridge Loan Claim agrees to different treatment with respect to such holder’s Claim, on the applicable Distribution Date, or as soon as practicable thereafter, each holder of a Bridge Loan Claim shall receive, subject to the terms of the Plan, in full and final satisfaction, settlement, release and discharge of its Bridge Loan Claim: 42

(i) New Money Bridge Loan Claim: receipt of New Term Loan Facility Obligations on a dollar for dollar basis on account of its New Money Bridge Loan Claim. (ii) Roll Up Loan Claim: receipt of New Convertible Notes on a dollar for dollar basis on account of its Roll Up Loan Claim. Voting: The Bridge Loan Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Bridge Loan Claims. (d) Novelion Intercompany Loan Claims (Class 4). Treatment: The Novelion Intercompany Loan Claim shall be Allowed under the Plan, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. Except to the extent that the holder of the Novelion Intercompany Loan Claim agrees to different treatment, on the applicable Distribution Date, or as soon as practicable thereafter, the holder of the Novelion Intercompany Loan Claim shall receive, in full and final satisfaction, release and discharge of the Novelion Intercompany Loan Claim, the Class 4 New Common Stock Distribution. For the avoidance of doubt, in satisfaction of the Novelion Intercompany Loan Claim in accordance with this Section 5.4, Novelion shall waive any Other Novelion Claim, and Novelion shall not be entitled to any distribution or consideration on account thereof, except as provided in the Shared Services Agreements pursuant to Section 7.16 of the Plan. Voting: The Novelion Intercompany Loan Claim is an impaired Claim. The holder of such Claim is entitled to vote to accept or reject the Plan, and the vote of such holder will be solicited with respect to such Novelion Intercompany Loan Claim. 43

(e) Government Settlement Claims (Class 5). Treatment: Except to the extent that a holder of a Government Settlement Claim agrees to a different treatment, Government Settlement Claims shall be unimpaired by the Plan and shall remain obligations of the Reorganized Debtors to the extent not satisfied and/or paid on or before the Effective Date. The Government Settlement Agreements shall be deemed assumed by, and obligations of, the Reorganized Debtors as of and following the Effective Date. Notwithstanding the foregoing, and unless the applicable parties to the Government Settlement Agreements object in writing to such treatment prior to the deadline established by the Bankruptcy Court to object to confirmation of the Plan, the monetary obligations under the Government Settlement Agreements shall not be accelerated or increased as a result of the commencement of the Chapter 11 Cases or the consummation of the transactions contemplated by the Plan, the Plan Funding Agreement and/or the other Transaction Documents, including the occurrence of any Fundamental Transaction (as defined in the Government Settlement Agreements), by virtue of the consummation of any such transactions or the failure of the New Common Stock of the Plan Investor to be listed on the NASDAQ or other US stock exchange. Voting: The Government Settlement Claims are not impaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of the Government Settlement Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to the Government Settlement Claims. (f) Ongoing Trade Claims (Class 6A). Treatment: Except to the extent that a holder of an Allowed Ongoing Trade Claim agrees to a different treatment, on the applicable Distribution Date each holder of an Allowed Ongoing Trade Claim shall, at the election of the Reorganized Debtors, and to the extent that such Allowed Ongoing Trade Claim was not previously paid pursuant to an order of the Bankruptcy Court: (i) be paid in full in Cash on the applicable Distribution Date, plus postpetition interest at the rate of the Federal Judgment Rate, computed daily from the Petition Date through the Effective Date, from Plan Cash or (ii) as to any Ongoing Trade Claim incurred in the ordinary course of business and on normal credit terms where payment comes due following the Effective Date, receive (a) such treatment that leaves unaltered the legal, equitable, or contractual rights to which the holder of such Allowed Ongoing Trade Claim is entitled or (b) receive such other treatment as may be agreed between such holder and the Reorganized Debtors. Voting: The Allowed Ongoing Trade Claims are not impaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Ongoing Trade Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Ongoing Trade Claims. 44

(g) Other General Unsecured Claims (Class 6B). Treatment: Except to the extent that a holder of an Allowed Other General Unsecured Claim agrees to less favorable treatment, each holder of an Allowed Other General Unsecured Claim shall receive, on the applicable Distribution Date and in full and final satisfaction, settlement and release of such Allowed Other General Unsecured Claim, its Pro Rata Share of: (i) New Convertible Notes in the principal amount of $125,000,000 less the portion of New Convertible Notes distributed to (x) holders of DIP Claims (to the extent the DIP Claims are not repaid in full in Cash and receive a distribution of New Convertible Notes pursuant to Section 3.1 of the Plan), and (y) the holders of Roll Up Loan Claims pursuant to Section 5.3(a)(ii) of the Plan; and (ii) the Class 6B New Common Stock Distribution (including any New Common Stock issuable upon exercise of the New Warrants).. Voting: The Other General Unsecured Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Other General Unsecured Claims. (h) Existing Securities Law Claims (Class 7). Treatment: Holders of Existing Securities Law Claims shall not receive or retain any distribution under the Plan on account of such Existing Securities Law Claims. Voting: The Existing Securities Law Claims are impaired Claims. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Securities Law Claims are conclusively deemed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Securities Law Claims. (i) Existing Interests (Class 8). Treatment: Existing Interests shall be discharged, cancelled, released and extinguished, and holders thereof shall not receive or retain any distribution under the Plan on account of such Existing Interests. Voting: The Existing Interests are impaired Interests. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Interests are conclusively deemed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Interests 45

6.6. Acceptance or Rejection of the Plan; Effect of Rejection by One or More Classes of Claims or Interests. (a) Class Acceptance Requirement. A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of holders of the Allowed Claims in such Class that have voted on the Plan. (b) Tabulation of Votes on a Non-Consolidated Basis. All votes on the Plan shall be tabulated on a non-consolidated basis by Class and by Debtor for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code. (c) Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.” Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified and amended from time to time, under section 1129(b) of the Bankruptcy Code with respect to such Classes. Subject to Sections 14.5 and 14.6 of the Plan, the Debtors reserve the right (subject to the parties’ rights under the RSA and the Plan Funding Agreement) to alter, amend, modify, revoke or withdraw the Plan or any Plan Document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary. Subject to Sections 14.5 and 14.6 of the Plan, the Debtors also reserve the right to request confirmation of the Plan, as it may be modified, supplemented or amended from time to time, with respect to any Class that affirmatively votes to reject the Plan. (d) Elimination of Vacant Classes. Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code. (e) Voting Classes; Deemed Acceptance by Non-Voting Classes. If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by such Class. (f) Confirmation of All Cases. Except as otherwise specified therein, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors; provided, however, that the Debtors, subject to the parties’ rights under the RSA and the Plan Funding Agreement, may at any time waive this Section 6.6. 46

6.7. Means for Implementation. (a) Non-Substantive Consolidation. The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for purposes hereof. Except as specifically set forth in the Plan, nothing in the Plan shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor. Additionally, claimants holding Claims and Interests against multiple Debtors, to the extent Allowed in each Debtor’s Chapter 11 Case, will be treated as holding a separate Claim or separate Interest, as applicable, against each Debtor’s Estate, provided, however, that no holder of an Allowed Claim shall be entitled to receive more than payment in full of such Allowed Claim (plus postpetition interest, if and to the extent provided in the Plan), and such Claims will be administered and treated in the manner provided in the Plan. (b) Plan Funding Transaction. On the Effective Date, subject to the terms and conditions set forth in the Plan Funding Agreement and the Implementation Memorandum and in exchange for New Common Stock in the Plan Investor and the other obligations of the Plan Investor under the Plan Funding Agreement and the Plan, Aegerion shall sell to the Plan Investor or its assignee as may be permitted pursuant to the Plan Funding Agreement one hundred percent (100%) of the New Equity Interests in reorganized Aegerion. From and after the Effective Date, the Plan Investor and/or any permitted assignee shall directly and indirectly own the Reorganized Debtors. The transfer of the New Equity Interests to the Plan Investor, and any and all action to be taken in connection therewith, shall be authorized without the need for any further board, corporate or shareholder action. (c) Rights Offering. Purpose. The proceeds of the sale of the Rights Offering Stock shall be used to provide up to the Rights Offering Amount in capital to the Plan Investor and the Reorganized Debtors, which shall be available for ordinary course operations and general corporate purposes. The Rights Offering contemplated under the Plan will supplement the Plan Investor Equity Raise. Rights Offering. In accordance with the New Registration Rights Agreement, the Rights Offering Procedures and the Backstop Commitment Agreement, and as provided in the Implementation Memorandum, each Eligible Holder that timely votes to accept the Plan shall receive Subscription Rights to acquire its respective Pro Rata Share of Rights Offering Stock pursuant to the terms set forth in the Plan and in the Rights Offering Procedures. With respect to each Eligible Holder that timely votes to accept the Plan, each Subscription Right shall represent the right to acquire one share of Rights Offering Stock for the Rights Offering Exercise Price. Backstop Commitment. The Plan Investor Equity Raise will be correspondingly increased by the aggregate amount of the Rights Offering Amount that is not timely, duly and validly subscribed and paid for by the Eligible Holders that timely vote to accept the Plan in 47 accordance with the Rights Offering Procedures, and in accordance with, and subject to the limitations of the provisions of Backstop Commitment Agreement, and as further described below, upon exercise of the put option of the Plan Investor, the Backstop Parties shall be severally, and not jointly, required to purchase their applicable portion of the Unsubscribed Shares (allocated pro rata among the Backstop Parties based upon their respective Backstop Commitments) in the event that the Plan Investor has been unable to effect a private placement of the entire Plan Investor Equity Raise Amount. Commitment Fee. On the Effective Date, the Backstop Parties shall receive from the Plan Investor their respective shares of the Backstop Commitment Fee pursuant to the terms of the Backstop Commitment Agreement. The Backstop Commitment Fee shall be fully earned immediately upon the Subscription Commencement Date and payable by the Plan Investor (and not the Debtors) on the Effective Date pursuant to the terms and conditions of the Backstop Commitment Agreement. (d) Plan Funding. The Debtors’ Cash obligations under the Plan will be funded from Plan Cash and proceeds from the Rights Offering and the Plan Investor Equity Raise; provided however (i) that only Plan Cash shall be used for payment of Government Settlement Claims that become due and payable prior to the Effective Date, DIP Claims, Fee Claims, Ad Hoc Group Fee Claims and the Convertible Notes Trustee Professional Fees and (ii) only proceeds from the Rights Offering and Plan Investor Equity Raise will be used to pay the Rebate Obligations or to repay any portion of the DIP Obligations incurred to pay Rebate Obligations. (e) New Term Loan Facility; New Convertibles Notes. On the Effective Date, subject to the Implementation Memorandum, without any requirement of further action by stockholders or directors of the Debtors, each of the Reorganized Debtors shall be authorized to enter into the New Term Loan Facility and the New Convertible Notes Indenture, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of the Liens on any Collateral securing the New Term Loan Facility. (f) Authorization, Issuance and Delivery of Plan Securities by the Plan Investor. (a) On the Effective Date, subject to the Implementation Memorandum, the Plan Investor is authorized to issue or cause to be issued those Plan Securities to be issued by it in accordance with the terms of the Plan and the Plan Funding Agreement and to take any and all action associated therewith, without the need for any further Bankruptcy Court, corporate, limited liability company, member or shareholder action. (b) On the Effective Date, subject to the Implementation Memorandum, the Plan Investor shall issue and cause to be delivered the New Common Stock and the New Warrants available in the New Common Stock Distribution to the Reorganized Debtors, who will then deliver such New Common Stock and New Warrants directly to the holders of the Novelion Intercompany Loan Claims and Other General Unsecured Claims in accordance with the terms the Plan. 48

(c) On the Effective Date, subject to the Implementation Memorandum, the Plan Investor shall issue and cause to be delivered the Rights Offering Stock to the Reorganized Debtors, who will then deliver such Rights Offering Stock directly to Eligible Holders who vote in favor of the Plan and exercise their Subscription Rights in accordance with the terms of the Plan, the Rights Offering Procedures, and the Backstop Commitment Agreement. (d) As a condition to receiving any Plan Securities under the Plan or pursuant to the Rights Offering or the Plan Investor Equity Raise, the Bridge Lenders shall have executed and delivered to the Plan Investor a signature page to the New Registration Rights Agreement. The New Registration Rights Agreement shall be executed and in full force and effect on the Effective Date. (e) Notwithstanding anything to the contrary in the Plan, (x) any Person that would be entitled to receive more than 9.99% (but no more than 15%) of the aggregate amount of the New Common Stock issued as of the Effective Date (excluding New Common Stock issued pursuant to any management incentive plan and any New Common Stock reserved for issuance to any person other than such Person pursuant to New Warrants or the New Convertible Notes or any other warrant, option or agreement) or (y) with the consent of the Debtors and Plan Investor, any other Person entitled to receive New Common Stock thereunder, may elect to receive New Warrants on a one-for-one basis in lieu of all or any portion of the shares of New Common Stock that would otherwise be issued to such Person under the Plan; provided that such Person notifies the Debtors in writing of such election (and the percentage of shares of New Common Stock to be issuable thereunder) no later than two (2) Business Days after the Confirmation Date, provided, further, that, with respect to clause (x), without the consent of the Debtors and the Plan Investor, such Person may only elect to receive New Warrants in lieu of such portion of New Common Stock that would otherwise be issued to such Person under the Plan in excess of 7.5% of the aggregate amount of New Common Stock issued as of the Effective Date (excluding New Common Stock issued pursuant to any management incentive plan and any New Common Stock reserved for issuance to any person other than such Person pursuant to New Warrants or the New Convertible Notes or any other warrant, option or agreement). (f) Notwithstanding anything to the contrary in the Plan, (x) any Person that would be entitled to receive more than 4.99% (but no more than 6.0%) of the aggregate amount of the New Common Stock issued as of the Effective Date (excluding New Common Stock issued pursuant to any management incentive plan and any New Common Stock reserved for issuance to any person other than such Person pursuant to New Warrants or the New Convertible Notes or any other warrant, option or agreement) or (y) with the consent of the Debtors and Plan Investor, any other Person entitled to receive New Common Stock under the Plan, may elect to receive New Warrants on a one-for-one basis in lieu of all or any portion of the shares of New Common Stock that would otherwise be issued to such Person under the Plan; provided that such Person notifies the Debtors in writing of such election (and the percentage of shares of New Common Stock to be issuable thereunder) no later than two (2) Business Days after the Confirmation Date, provided, further, that, with respect to clause (x), without the consent of the Debtors and the Plan Investor, such Person may only elect to receive New Warrants in lieu of such portion of New Common Stock that would otherwise be issued to such Person under the Plan in excess of 4.5% of the aggregate amount of New Common Stock issued as of the 49

Effective Date (excluding New Common Stock issued pursuant to any management incentive plan and any New Common Stock reserved for issuance to any person other than such Person pursuant to New Warrants or the New Convertible Notes or any other warrant, option or agreement). (g) Continued Corporate Existence and Vesting of Assets. (i) General. (1) Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Formation for the purposes of satisfying their obligations under the Plan and the continuation of their business. On or after the Effective Date, each Reorganized Debtor, in its discretion, may take any and all action as permitted by applicabcle law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, but not limited to, causing: (w) a Reorganized Debtor to be merged into another Reorganized Debtor, or its Subsidiary and/or affiliate; (x) a Reorganized Debtor to be dissolved; (y) the legal name of a Reorganized Debtor to be changed; or (z) the closure of a Reorganized Debtor’s case on the Effective Date or any time thereafter. (2) On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take any and all action as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law. Revesting of Assets. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates, wherever located, including all claims, rights and Causes of Action and any property, wherever located, acquired by the Debtors under or in 50 connection with the Plan, shall revest in the Reorganized Debtors, as applicable, free and clear of all Claims, Liens, charges, other encumbrances and Interests. On and after the Effective Date, except as otherwise provided in the Plan, each applicable Reorganized Debtor may operate its business and may use, acquire and dispose of property, wherever located, and each Reorganized Debtor may prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court. (h) Cancellation of Existing Securities and Agreements. Except for the purpose of evidencing a right to distribution under the Plan, and except as otherwise set forth in the Plan (including Section 2.3 thereof), on the Effective Date, subject to the Implementation Memorandum, all agreements, including all intercreditor agreements, instruments, and other documents evidencing, related to or connected with any Claim or Interest, other than Intercompany Interests, and any rights of any holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect. The holders of or parties to such cancelled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided for pursuant to the Plan. Notwithstanding anything to the contrary in the Plan, each of the Bridge Loan Credit Agreement, Novelion Intercompany Loan Credit Agreement and the Convertible Notes Indenture shall continue in effect solely to the extent necessary to: (a) permit holders of Bridge Loan Claims, Novelion Intercompany Loan Claims and Convertible Notes Claims to receive Plan Distributions on account of such respective claims; and (b) permit the Bridge Loan Administrative Agent and the Convertible Notes Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan and/or the Convertible Notes Indenture, including through the exercise of the charging Lien provided under the Convertible Notes Indenture. Except as provided pursuant to the Plan, upon satisfaction of the Bridge Loan Claims and Convertible Notes Claims, each of the Bridge Loan Administrative Agent and the Convertible Notes Trustee, shall be discharged of all of their respective obligations associated with the Bridge Loan and the Convertible Notes, respectively. (i) Boards. As of the Effective Date, the initial board of directors of each of the Reorganized Debtors and the Plan Investor shall consist of those individuals set forth in the Plan Supplement to be filed with the Bankruptcy Court on or before the date of the Confirmation Hearing. The compensation arrangement for any insider of the Debtors that shall become an officer of a Reorganized Debtor or the Plan Investor shall be disclosed in the Plan Supplement and selected in accordance with the terms set forth in the New Registration Rights Agreement. Unless reappointed pursuant to Section 7.9(a) of the Plan, the members of the board of directors of each Debtor prior to the Effective Date shall have no continuing obligations 51 to the Reorganized Debtors in their capacities as such on and after the Effective Date, each such member shall be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents. (j) Management. As of the Effective Date, the individuals who will serve in certain senior management positions of the Reorganized Debtors shall consist of those individuals set forth in the Plan Supplement and shall be Acceptable to the Debtors and each of the Required Parties in accordance with the applicable terms of the Transaction Documents. The compensation arrangement for any insider of the Debtors that shall become an officer of a Reorganized Debtor shall be in form and substance Acceptable to the Debtors and each of the Required Parties and disclosed in the Plan Supplement to be filed with the Bankruptcy Court on or before the date of the Confirmation Hearing. (k) Corporate Action. The Reorganized Debtors shall serve on the U.S. Trustee quarterly reports of the disbursements made by each Reorganized Debtor on an entity-by-entity basis until such time as a final decree is entered closing the applicable Chapter 11 Case or the applicable Chapter 11 Case is converted or dismissed, or the Bankruptcy Court orders otherwise. Any deadline for filing Administrative Expense Claims shall not apply to U.S. Trustee Fees. On the Effective Date, the Amended Memorandum of Association, the Amended Certificates of Formation and any other applicable amended and restated corporate organizational documents of each of the Reorganized Debtors shall be deemed authorized in all respects. Any action under the Plan to be taken by or required of the Debtors or the Reorganized Debtors, including the adoption or amendment of certificates of formation, incorporation and by-laws, the issuance of securities and instruments, or the selection of officers or directors shall be authorized and approved in all respects, without any requirement of further action by any of the Debtors’ or the Reorganized Debtors’ equity holders, sole members, boards of directors or boards of managers, or similar body, as applicable. The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, and record such documents (including the Plan Documents), contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, without the necessity of any further Bankruptcy Court, corporate, limited liability company, board, member, or shareholder approval or action. In addition, the selection of the Persons who will serve as the initial directors, officers and managers of the Reorganized Debtors as of the Effective Date shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the board of directors, board of managers, or equity holders of the applicable Reorganized Debtor. 52

(l) Ad Hoc Group Fee Claim. On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors shall pay the Ad Hoc Group Fee Claim from Plan Cash. (m) Payment of Convertible Notes Trustee Fees. On the Effective Date, the Debtors shall pay in Cash all unpaid Convertible Notes Trustee Fees from Plan Cash, regardless of whether such fees and expenses were incurred before or after the Petition Date, without application by any party to the Bankruptcy Court and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. Notwithstanding anything to the contrary in the Plan, the Convertible Notes Trustee Professional Fees shall not be subject to the Administrative Bar Date. (n) Comprehensive Settlement of Claims and Controversies. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Reorganized Debtors, and their respective Estates and property, and of holders of Claims or Interests; and (ii) fair, equitable and reasonable. (o) Additional Transactions Authorized Under The Plan. On or prior to the Effective Date, as shall be Acceptable to the Required Parties, the Debtors shall be authorized to take any such actions as may be necessary or appropriate to reinstate Claims or Interests or render Claims or Interests not impaired, as provided for under the Plan. (p) Shared Services Agreements. The Shared Services Agreements, as amended, shall be assumed by order of the Bankruptcy Court and shall terminate on the Effective Date in accordance with the terms of the Shared Services Agreements. (q) Acceptable. As used in the Plan, the term “Acceptable” shall mean (x) when in reference to any document, or any amendment, modification or change to such document, in form and substance reasonably acceptable to the applicable parties, and (y) when in reference to any individual, reasonably acceptable to the applicable parties. 53

6.8. Executory Contracts and Unexpired Leases. (a) General Treatment. As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases of the Debtors shall be deemed assumed, except that: (a) any executory contracts and unexpired leases that previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court shall be treated as provided in such Final Order; (b) any executory contracts and unexpired leases listed on the Schedule of Rejected Contracts and Leases shall be deemed rejected as of the Effective Date; and (c) all executory contracts and unexpired leases that are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date shall be treated as provided for in the Final Order resolving such motion. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions and rejections described in this Section 10.1 pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Section 10.1 shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law. For the avoidance of doubt, the Government Settlement Agreements shall be deemed assumed by, and obligations of, the Reorganized Debtors as of and following the Effective Date. (b) Claims Based on Rejection of Executory Contracts or Unexpired Leases. Except as otherwise explicitly set forth in the Plan, all Claims arising from the rejection of executory contracts or unexpired leases, if evidenced by a timely filed proof of claim, will be treated as Other General Unsecured Claims. Upon receipt of the Plan Distribution provided in Section 5.7 of the Plan, all such Claims shall be discharged as of the Effective Date, and shall not be enforceable against the Debtors, the Estates, the Reorganized Debtors or their respective properties or interests in property. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the effective date of such rejection (which may be the Effective Date, the date on which the Debtors reject the applicable contract or lease as provided in Section 10.3(c) below, or pursuant to an order of the Bankruptcy Court). (c) Cure of Defaults for Assumed Executory Contracts and Unexpired Leases. Except to the extent that less favorable treatment has been agreed to by the non-Debtor party or parties to each such executory contract or unexpired lease to be assumed pursuant to the Plan, any monetary defaults arising under such executory contract or unexpired lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the 54 appropriate amount (the “Cure Amount”) in full in Cash on the later of thirty (30) days after: (i) the Effective Date; or (ii) the date on which any Cure Dispute relating to such Cure Amount has been resolved (either consensually or through judicial decision). No later than ten (10) calendar days prior to the commencement of the Confirmation Hearing, the Debtors, in consultation with the Plan Investor, shall file a schedule (the “Cure Schedule”) setting forth the Cure Amount, if any, for each executory contract and unexpired lease to be assumed pursuant to Section 10.1 of the Plan, and serve such Cure Schedule on each applicable counterparty. Any party that fails to object to the applicable Cure Amount listed on the Cure Schedule within ten (10) calendar days of the filing thereof shall be forever barred, estopped and enjoined from disputing the Cure Amount set forth on the Cure Schedule (including a Cure Amount of $0.00) and/or from asserting any Claim against the applicable Debtor or Reorganized Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth on the Cure Schedule. In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the applicable Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the proposed assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving such Cure Dispute and approving the assumption. To the extent a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the applicable contract or lease prior to the resolution of the Cure Dispute provided that such Debtor reserves Cash in an amount sufficient to pay the full amount asserted as the required cure payment by the non-Debtor party to such contract or lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court). To the extent the Cure Dispute is resolved or determined against the applicable Debtor or Reorganized Debtor, as applicable, such Debtor or Reorganized Debtor, as applicable, may reject the applicable executory contract or unexpired lease after such determination, and the counterparty may thereafter file a proof of claim in the manner set forth in Section 10.2 of the Plan. (d) Effect of Confirmation Order on Assumption, Assumption and Assignment, and Rejection. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute entry of an order by the Bankruptcy Court pursuant to sections 365(a) and 1123(b) of the Bankruptcy Code approving the assumptions, assumptions and assignments and rejections described in this Article X and determining that: (a) with respect to such rejections, such rejected executory contracts and unexpired leases are burdensome and that the rejection therein is in the best interests of the Estates; (b) with respect to such assumptions, to the extent necessary, that the applicable Reorganized Debtor has (i) cured, or provided adequate assurance that the applicable Reorganized Debtor will promptly cure, any default in accordance with section 365(b)(1)(A) of the Bankruptcy Code, (ii) compensated or provided adequate assurance that it or its affiliate will promptly compensate the counterparty for any actual pecuniary loss to such party resulting from such default, and (iii) provided adequate assurance of future performance under such executory contract or unexpired lease; and (c) with respect to any assignment, to the extent necessary, that the applicable Reorganized Debtor or the 55 proposed assignee has (i) cured, or provided adequate assurance that it or its affiliate will promptly cure, any default in accordance with section 365(b)(1)(A) of the Bankruptcy Code, (ii) compensated or provided adequate assurance that the applicable Reorganized Debtor or the proposed assignee will promptly compensate the counterparty for any actual pecuniary loss to such party resulting from such default, and (iii) that “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) by the assignee has been demonstrated and no further adequate assurance is required. Assumption of any executory contract or unexpired lease and satisfaction of the Cure Amounts shall result in the full discharge, release and satisfaction of any claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease (including the Government Settlement Agreements) at any time before the date such executory contract or unexpired lease is assumed. Each executory contract and unexpired lease assumed pursuant to this Article X shall revest in and be fully enforceable by the applicable Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law. To the maximum extent permitted by law, to the extent any provision in any executory contract or unexpired lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such executory contract or unexpired lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such executory contract or unexpired lease or to exercise any other default-related rights with respect thereto. Any party that fails to timely file a Cure Dispute on the basis that consent to assume or assume and assign the applicable executory contract is a condition to such assumption or assumption and assignment, shall be deemed to have consented to the assumption or assumption and assignment, as applicable, of such contract. (e) Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each assumed or assumed and assigned executory contract and unexpired lease shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or is rejected under the Plan or otherwise. Modifications, amendments, supplements and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority or amount of any Claims that may arise in connection therewith. 56

(f) Compensation and Benefit Programs. Subject to the paragraph immediately following this paragraph, and except as otherwise expressly provided in the Plan, the Plan Funding Agreement, in a prior order of the Bankruptcy Court or to the extent subject to a motion pending before the Bankruptcy Court as of the Effective Date, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their respective employees, retirees and non-employee directors including all savings plans, unfunded retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans, and paid time off policies, in each case, as existing on the Petition Date, are treated as executory contracts under the Plan and, on the Effective Date, will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code except for Persons not employees of the Debtors as of the Petition Date. Each of the Debtors may, prior to the Effective Date and subject to the parties’ rights under the RSA and the Plan Funding Agreement, enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of the Plan. Any such agreements (or a summary of the material terms thereof) shall be in form and substance Acceptable to the Plan Investor and be included in the Plan Supplement or otherwise filed with the Bankruptcy Court on or before the date of the Confirmation Hearing. On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay any amounts outstanding under the Debtors’ key executive incentive program and key employee retention plan authorized to be paid as of that date pursuant to an order of the Bankruptcy Court. For the avoidance of doubt, and notwithstanding anything in the Plan to the contrary, any payments of amounts outstanding under the Debtors’ key executive incentive program and key employee retention plan authorized to be paid as of the Effective Date pursuant to an order to the Bankruptcy Court or otherwise, including, without limitation, any and all amounts that are outstanding or will become outstanding as a result of any “change of control” or similar transaction shall be paid from Plan Cash. 6.9. Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Interest in, the Debtors and inure to the benefit of and be binding on such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan. 6.10. Discharge of Claims Against and Interests in the Debtors. Upon the Effective Date and in consideration of the Plan Distributions, if any, except as otherwise provided in the Plan or in the Confirmation Order, each Person that is a holder (as well as any trustees and agents for or on behalf of such Person) of a Claim or Interest shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, 57

Interests, rights and liabilities that arose prior to the Effective Date. Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests shall be forever precluded and enjoined, pursuant to sections 105, 524 and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor, any Reorganized Debtor. For the avoidance of doubt, ancillary security enforcement, insolvency processes and/or other proceedings may be deployed in any relevant jurisdictions to implement the transactions set out in the Plan, including the Plan’s discharge provisions, in order to ensure that they are fully effective. 6.11. Term of Pre-Confirmation Injunctions or Stays. Unless otherwise provided in the Plan, all injunctions or stays provided in the Chapter 11 Cases arising prior to the Confirmation Date in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. 6.12. Injunction Against Interference with the Plan. Upon the entry of the Confirmation Order, all holders of Claims and Interests and other Persons, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions, whether in the United States or elsewhere, to interfere with the implementation or consummation of the Plan. Moreover, solely to the extent provided under applicable law, the property dealt with by the Plan is transferred to, or vests in (or both, as applicable) the Reorganized Debtors free and clear of all Claims and Interests pursuant to section 1141(c) of the Bankruptcy Code. As such, to the fullest extent permissible under applicable law, no Person holding a Claim or Interest may receive any payment from, or seek recourse against, any assets that are to be distributed under the Plan other than assets required to be distributed to that Person under the Plan. As of the Confirmation Date, subject to the occurrence of the Effective Date, to the fullest extent permissible under applicable law, all Persons are precluded and barred from asserting against any property to be distributed under the Plan any Claims, rights, Causes of Action, liabilities, Interests, or other action or remedy based on any act, omission, transaction, or other activity that occurred before the Confirmation Date except as expressly provided in the Plan or the Confirmation Order. Each of the Reorganized Debtors, as applicable, is expressly authorized hereby to seek to enforce such injunction. 6.13. Injunction. Except as otherwise provided in the Plan, including Section 12.8, or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against the Released Parties, the Reorganized Debtors, the Estates or any of their property, wherever 58 located, or any direct or indirect transferee of any property, wherever located, of, or direct or indirect successor in interest to, any of the foregoing Persons or any property, wherever located, of any such transferee or successor, on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, Interests or Causes of Action arising against the Debtors and/or their Estates; (ii) enforcing, levying, attaching (including any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Released Parties, the Reorganized Debtors, Estates or any of their property, wherever located, or any direct or indirect transferee of any property, wherever located, of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property, wherever located, of any such transferee or successor, on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, Interests or Causes of Action arising against the Debtors and/or their Estates; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties, the Reorganized Debtors, or the Estates or any of their property, wherever located, or any direct or indirect transferee of any property, wherever located, of, or successor in interest to, any of the foregoing Persons, on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, Interests or Causes of Action arising against the Debtors and/or their Estates; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained in the Plan shall preclude such Persons from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan. For the avoidance of doubt, ancillary security enforcement, insolvency processes and/or other proceedings may be deployed in any relevant jurisdictions to implement the transactions set out in the Plan, including the injunctions set forth in this Section 12.5, in order to ensure that they are fully effective. Each of the Reorganized Debtors, as applicable, is expressly authorized hereby to seek to enforce such injunction. 6.14. Releases. (a) Releases by the Debtors. Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, the Debtors, as, debtors in possession, and any person seeking to exercise the rights of the Debtors’ Estates, including without limitation, any successor to the Debtors or any representative of the Debtors’ Estates appointed or selected pursuant to sections 1103, 1104 or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code, shall be deemed to forever release, waive and discharge all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, suits, judgments, damages, demands, debts, rights, causes of action (including, but not limited to, the Causes of Action) and liabilities (other than the rights of the Debtors to enforce the Plan and the contracts, instruments, releases and other agreements or documents delivered thereunder) against any Released Party, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date 59 in any way relating to the Debtors, the Reorganized Debtors, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the parties released pursuant to this Section 12.6, the Chapter 11 Cases, the RSA, the DIP Financing Agreement, the Plan Funding Agreement, or the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates, whether directly, indirectly, derivatively or in any representative or any other capacity; provided, however, that in no event shall anything in this Section 12.06(a) be construed as a release of any Person’s gross negligence, fraud, or willful misconduct, each as determined by a Final Order, for matters with respect to the Debtors and/or their affiliates. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases in the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the releases in the Plan are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the releases in the Plan; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim released by the releases in the Plan against any of the Released Parties. (b) Third Party Releases. Except as otherwise provided in the Plan, the Plan Funding Agreement or the Confirmation Order, on the Effective Date each Releasing Party, in consideration for the obligations of the Debtors under the Plan, the distributions under the Plan and other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, will be deemed to have consented to the Plan and the restructuring embodied in the Plan for all purposes and deemed to forever release, waive and discharge all claims (as such term is defined in section 101(5) of the Bankruptcy Code), including but not limited to any claim sounding in law or equity or asserting a tort, breach of any duty or contract, violations of the common law, any federal or state statute, any federal or state securities laws or otherwise, demands, debts, rights, causes of action (including without limitation, the Causes of Action) or liabilities (other than the right to enforce the obligations of any party under the Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with the Plan), including, without limitation, any claims for any such loss such holder may suffer, have suffered or be alleged to suffer as a result of the Debtors commencing the Chapter 11 Cases or as a result of the Plan being consummated, against any Released Party, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement; provided, however, that in no event shall anything in this Section 12.06(b) be construed as a release of any Person’s gross negligence, fraud, or willful misconduct, each as determined by a Final Order, for matters with respect to the Debtors and/or their affiliates. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases of holders of Claims and Interests, which includes by reference each of the related provisions and definitions contained 60 in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the releases in the Plan are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims in the Plan; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after notice and opportunity for hearing; and (6) a bar to any holder of a Claim or Interest asserting any Claim released by the releases in the Plan against any of the Released Parties. (c) Notwithstanding anything to the contrary contained in the Plan: (i) except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in this Section 12.06 of the Plan shall not release any non-Debtor entity from any liability arising under (x) the Internal Revenue Code or any state, city or municipal tax code, (y) any criminal laws of the United States or any state, city or municipality, or (y) any environmental laws of the United States or any state, city or municipal tax code; and (ii) the releases set forth in this Section 12.06 shall not release any (x) claims, right, or Causes of Action for money borrowed from or owed to the Debtors by any of their directors, officers or former employees, as set forth in the Debtors’ books and records, (y) any claims against any Person to the extent such Person asserts a crossclaim, counterclaim and/or claim for setoff which seeks affirmative relief against a Debtor or any of its officers, directors, or representatives, and (z) claims against any Person arising from or relating to such Person’s gross negligence, fraud, or willful misconduct, each as determined by a Final Order of the Bankruptcy Court. 6.15. Exculpation and Limitation of Liability. On the Effective Date, for good and valuable consideration, to the maximum extent permissible under applicable law, including the New York Rules of Professional Conduct, none of the Released Parties shall have or incur any liability to any holder of any Claim or Interest or any other Person for any act or omission in connection with, or arising out of the negotiation, implementation and execution of the Plan, the Chapter 11 Cases, the RSA, the Plan Funding Agreement, the Disclosure Statement, the DIP Financing Agreement, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, including all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all activities leading to the promulgation and confirmation of the Plan except for gross negligence or willful misconduct, each as determined by a Final Order of the Bankruptcy Court. For purposes of the foregoing, it is expressly understood that any act or omission effected with the approval of the Bankruptcy Court conclusively will be deemed not to constitute gross negligence, or willful misconduct unless the approval of the Bankruptcy Court was obtained by fraud or misrepresentation, and in all respects, the applicable Persons shall be entitled to rely on the written advice of counsel with respect to their duties and responsibilities under, or in connection with, the Chapter 11 Cases, the Plan, and the administration thereof. 61

6.16. Injunction Related to Releases and Exculpation. The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to the Plan, including the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released in or encompassed by Sections 12.6 and 12.7 of the Plan. Each of the Reorganized Debtors, as applicable, is expressly authorized hereby to seek to enforce such injunction. 6.17. Retention of Causes of Action/Reservation of Rights. Subject to Section 12.6 of the Plan and except as expressly set forth in the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims or Causes of Action, rights of setoff, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law. Subject to Section 12.6 of the Plan and except as expressly set forth in the Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and/or equitable rights respecting any Claim left unimpaired, as set forth in Articles IV and V of the Plan, may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced. 6.18. Indemnification Obligations. Notwithstanding anything to the contrary contained in the Plan, including Section 10.1 of the Plan, subject to the occurrence of the Effective Date, the existing obligations of the Debtors to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors, officers or employees as of the Petition Date who were directors, officers or employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiary, solely in their capacity as such, non-Debtor subsidiary, solely in their capacity as such, at any time after the Petition Date (whether or not also an officer, director or employee of Novelion), against any Causes of Action, remain unaffected thereby after the Effective Date and are not discharged. On and after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies in effect on the Petition Date, and all directors and officers of the Debtors, regardless of whether such person was a director or officer of the Debtors as of the Petition Date shall be entitled to the full benefits of any such policy (to the extent such director or officer is entitled to any benefits thereunder) for the full term of such policy, but solely to the extent, and as provided in, each such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date. For the avoidance of doubt, all obligations of the Debtors to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of former directors, officers or employees who were not directors, officers or employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries at any time after the Petition Date, against any Causes of 62

Action, are classified as Other General Unsecured Claims and shall be discharged on the Effective Date. ARTICLE VII. CONFIRMATION OF THE PLAN OF REORGANIZATION 7.1. Confirmation Hearing. Section 1128(a) of the Bankruptcy Code requires the bankruptcy court, after appropriate notice, to hold a hearing on confirmation of a chapter 11 plan. The Debtors will propose for the Bankruptcy Court to hold the Confirmation Hearing with respect to the Plan on [ ], 2019 at [ ] [ ].m. (prevailing Eastern time). The hearing may be adjourned or continued from time to time by the Debtors or the Bankruptcy Court without further notice except for an announcement of the adjourned or continued date made at the Confirmation Hearing (or an appropriate filing with the Bankruptcy Court) or any subsequent adjourned or continued Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a chapter 11 plan of reorganization. The Debtors will propose that any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Clerk of the Bankruptcy Court electronically using the Bankruptcy Court’s Case Management/Electronic Case File (“CM/ECF”) System at https://ecf.nysb.uscourts.gov (a CM/ECF password will be required),15 and by mailing a hard copy of such objection to the chambers of the Honorable [ ], United States Bankruptcy Judge for the Southern District of New York, United States Bankruptcy Court, 1 Bowling Green, New York, New York 10004, together with proof of service, and served upon: (i) Aegerion Pharmaceuticals, Inc., 245 First Street, Riverview II, 18th Floor, Cambridge, MA 02142 (Attn: John R. Castellano); (ii) proposed counsel to the Debtors, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019 (Attn: Paul V. Shalhoub, Esq. and Andrew S. Mordkoff, Esq.); (iii) counsel to those certain lenders under the Debtors’ proposed debtor-in-possession financing facility, the Debtors’ prepetition secured bridge loan credit agreement and the Debtors’ 2% unsecured convertible notes, Latham & Watkins, 330 North Wabash Avenue, Suite 2800, Chicago, IL 60611 (Attn: Richard A. Levy, Esq.) and King & Spalding LLP, 444 West Lake Street, Suite 1650, Chicago, IL 60606 (Attn: Matthew L. Warren, Esq.); (iv) counsel to any official committee of unsecured creditors appointed in these cases; (v) counsel to the U.S. Trustee for Region 2, 201 Varick Street, Suite 1006, New York, NY 10014 (Attn: Benjamin J. Higgins, Esq. and Brian S. Masumoto, Esq.); (vi) counsel to Novelion Therapeutics, Inc., Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018 (Attn: Gregory Fox, Esq. and Jacqueline Mercier, Esq.); and (vii) counsel to Amryt Pharma Plc, Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166 15 A CM/ECF password may be obtained via the Bankruptcy Court’s CM/ECF website at https://ecf.nysb.uscourts.gov. 63

(Attn: Matthew J. Williams, Esq. and Jason Zachary Goldstein, Esq.). UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT. 7.2. Confirmation. At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. (a) Confirmation Requirements. Confirmation of a chapter 11 plan under section 1129(a) of the Bankruptcy Code requires, among other things, that: i. the plan complies with the applicable provisions of the Bankruptcy Code; ii. the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code; iii. the plan has been proposed in good faith and not by any means forbidden by law; iv. any plan payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable; v. the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider; vi. with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan, on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code; vii. subject to the “cramdown” provisions of section 1129(b) of the Bankruptcy Code, each class of claims or interests has either accepted the plan or is not impaired under the plan; 64

viii. except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims will be paid in full on the effective date (except that holders of priority tax claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims and that holders of priority tax claims may receive on account of such claims deferred Cash payments, over a period not exceeding 5 years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims); ix. if a class of claims is impaired, at least one (1) impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and x. confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan. The Debtors believe that: i. the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code; ii. the Debtors, as the proponents of the Plan, have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and iii. the Plan has been proposed in good faith. Set forth below is a summary of certain relevant statutory confirmation requirements. (i) Acceptance. Claims in Classes 3, 4 and 6B are impaired under the Plan and are entitled to vote to accept or reject the Plan. Claims in Classes 1, 2, 5 and 6A are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Claims and Interests in Classes 7 and 8 are impaired and not receiving any property under the Plan, and thus are deemed to have rejected the Plan. Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan, any exhibit, or schedule thereto or any Plan Document, with the consent of the Required Parties, in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary. The Debtors believe that the Plan satisfies the “cramdown” requirements of section 1129(b) of the Bankruptcy Code with respect to Claims and Interests in Classes 7 and 8 because (a) no holders of a Claim in a senior Class will receive more than a 100% recovery on account of its Claim, and (b) no holder of a Claim or Interest in a junior Class with a lower priority will receive any recovery under the Plan. 65

The Debtors also will seek confirmation of the Plan over the objection of any individual holders of Claims who are members of an accepting Class. There can be no assurance, however, that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code. (ii) Unfair Discrimination and Fair and Equitable Test. To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable” for, respectively, secured creditors, unsecured creditors and holders of equity interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan. A chapter 11 plan does not “discriminate unfairly” with respect to a non-accepting class if the value of the cash and/or securities to be distributed to the non-accepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the non-accepting class. The Debtors believe the Plan will not discriminate unfairly against any non-accepting Class. (iii) Feasibility; Financial Projections. The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors, unless such liquidation or reorganization is proposed in the Plan. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed the ability of the Plan Investor and the Reorganized Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business. Under the terms of the Plan, the Allowed Claims potentially being paid in whole or in part in Cash are the DIP Claims, Allowed Administrative Expense Claims, Allowed Fee Claims, Allowed Priority Tax Claims, U.S. Trustee Fees, Allowed Priority Non-Tax Claims, Allowed Other Secured Claims, and Allowed Ongoing Trade Claims. The Debtors have estimated the total amount of these Cash payments to be approximately $[ ] and expect sufficient liquidity from Cash on hand, the Rights Offering and post-Effective Date operations to fund these Cash payments as and when they become due. In connection with developing the Plan, the Debtors have prepared detailed financial projections (the “Financial Projections”), attached as Exhibit 3 hereto, which detail, among other things, the financial feasibility of the Plan. The Financial Projections indicate, on a pro forma basis, that the projected level of Cash flow is sufficient to satisfy all of the Reorganized Debtors’ future debt and debt related interest cost, research and development, capital expenditure and other obligations during this period. Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors. 66

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, WERE REASONABLE WHEN PREPARED IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS. THE PROJECTIONS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER ARTICLE XI. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FINANCIAL PROJECTIONS. The Debtors prepared the Financial Projections based upon certain assumptions that they believe to be reasonable under the circumstances. The Financial Projections have not been examined or compiled by independent accountants. Moreover, such information is not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Debtors make no representation as to the accuracy of the Financial Projections or their ability to achieve the projected results. Many of the assumptions on which the Financial Projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Projections are based in connection with their evaluation of the Plan. (b)Best Interests Test. The “best interests” test requires that the Bankruptcy Court find either: that all members of each impaired class have accepted the plan; or that each holder of an allowed claim or interest in each impaired class of claims or interests will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date. To determine what the holders of Claims and Interests in each impaired Class would receive if the Debtors were liquidated under chapter 7 on the Confirmation Date, the Bankruptcy Court must determine the dollar amount that would have been generated from the liquidation of the Debtors’ assets and properties in a liquidation under chapter 7 of the Bankruptcy Code. 67

The Cash that would be available for satisfaction of Claims and Interests would consist of the proceeds from the disposition of the assets and properties of the Debtors, augmented by the Cash held by the Debtors. Such Cash amount would be: (i) first, reduced by the amount of the Allowed DIP Claims and the secured portion of the Allowed Other Secured Claims, Allowed Bridge Loan Claims, and Allowed Novelion Intercompany Loan Claims; (ii) second, reduced by the costs and expenses of liquidation under chapter 7 (including the fees payable to a chapter 7 trustee and the fees payable to professionals that such trustee might engage) and such additional administrative claims that might result from the termination of the Debtors’ business; and (iii) third, reduced by the amount of the Allowed Administrative Expense Claims, U.S. Trustee Fees, Allowed Priority Tax Claims, and Allowed Priority Non-Tax Claims. Any remaining net Cash would be allocated to creditors and stakeholders in strict order of priority pursuant to section 726 of the Bankruptcy Code. Additional claims would arise by reason of the breach or rejection of obligations under unexpired leases and executory contracts. To determine if the Plan is in the best interests of each impaired Class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ assets and properties, after subtracting the amounts discussed above, must be compared with the value of the property offered to each such Class of Claims under the Plan. After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would have received pursuant to the liquidation of the Debtors under chapter 7. Moreover, the Debtors believe that the value of distributions to each Class of Allowed Claims in a chapter 7 case would be materially less than the value of distributions under the Plan and any distribution in a chapter 7 case would not occur for a substantial period of time. It is likely that a liquidation of the Debtors’ assets could take more than a year to complete, and distribution of the proceeds of the liquidation could be delayed for up to six months after the completion of such liquidation to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged. The Debtors, with the assistance of their advisors, have prepared a liquidation analysis that summarizes the Debtors’ best estimate of recoveries by creditors and equity interest holders in the event of liquidation as of [ ], 2019 (the “Liquidation Analysis”), a copy of which is attached hereto as Exhibit 2. The Liquidation Analysis provides: (a) a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ estates, and (b) the expected recoveries of the Debtors’ creditors and equity interest holders under the Plan; The Liquidation Analysis contains a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management and their advisors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management and their advisors. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to 68 change and significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management and their advisors. Accordingly, the values reflected might not be realized. The chapter 7 liquidation period is assumed to last 12 to 18 months following the appointment of a chapter 7 trustee, allowing for, among other things, the discontinuation and wind-down of operations, the sale of the operations as going concerns or as individual assets, the collection of receivables and the finalization of tax affairs. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Liquidation Analysis is based in connection with their evaluation of the Plan. 7.3. Standards Applicable to Releases. Article XII of the Plan provides for releases for certain claims against non-Debtors in consideration of services provided to the Debtors and the contributions made by the Released Parties to the Debtors’ chapter 11 cases. The Released Parties are: (a) the Debtors, their respective non-Debtor subsidiaries, and the Reorganized Debtors; (b) Novelion; (c) the DIP Administrative Agent and the DIP Lenders; (d) the Bridge Loan Administrative Agent; (e) the Convertible Notes Trustee; (f) the Bridge Loan Lenders; (g) the Consenting Lenders; (h) the members of the Ad Hoc Group; (i) the Plan Investor; (j) the Creditors’ Committee (if any) and each of its members solely in their capacity as members of the Creditors’ Committee; and (k) each of such parties’ respective predecessors, successors, assigns, subsidiaries, owners, affiliates, managed accounts or funds and their current and former officers, directors, managers, managing members, employees, members, principals, shareholders, agents, advisory board members, management companies, fund advisors, partners, attorneys, financial advisors or other professionals or representatives, together with their successors and assigns; provided, however, that such attorneys and professional advisors shall only include those that provided services related to the Chapter 11 Cases and the transactions contemplated by the Plan (and do not include the attorneys and law firms retained by the Debtors in the ordinary course of business during these Chapter 11 Cases); provided, further, that no Person shall be a Released Party if it objects to the releases provided for in Article XII of the Plan. As set forth in the Plan, the releases are given by: (a) the Debtors; (b) each of the other Released Parties; (c) holders of Claims who vote to accept the Plan; (d) holders of Claims who vote to reject the Plan but who vote to “opt in” to the Third Party Release; and (e) all holders of Claims and Interests not described in clauses (a)-(d) who elect to opt-in to the Third Party Release; provided, however, that any holder of a Claim or Interest that is deemed to have granted the Third Party Release in the Confirmation Order shall be deemed a “Releasing Party” regardless of whether such holder of Claim or Interest elected to opt into the Third Party Release; provided further, however, that notwithstanding anything to the contrary herein, the scope of the “Releasing Parties” shall be subject to the limitations set forth in Section 12.06(b) of the Plan. The Debtors believe that the releases set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored to the Debtors’ restructuring proceedings, and each of the Released Parties has provided — and will continue to provide — value to the Debtors and aided in the reorganization process, including, with respect to certain Released Parties, by entry into the RSA and the Plan Funding Agreement, which facilitated the Debtors’ ability to propose and pursue confirmation of the Plan. The Debtors believe that each of the 69

Released Parties has played an integral role during the prepetition period leading up to the Debtors’ bankruptcy filing, and will continue to do so in these chapter 11 cases and has expended significant time and resources analyzing and negotiating the issues presented by the Debtors’ prepetition capital structure. The Debtors intend to establish at the Confirmation hearing that each of the non-Debtor Released Parties contributed significantly to the Debtors’ reorganization process and satisfied the standard applied in this district with respect to Debtor releases and third-party releases. Further, the Debtors are not aware of any cognizable claims of any material value against the Released Parties that the Debtors or their estates would be releasing in connection with Section 12.6(a) of the Plan. 7.4. Classification of Claims and Interests. The Debtors believe that the Plan complies with the classification requirements of the Bankruptcy Code, which require that a chapter 11 plan place each claim and interest into a class with other claims or interests that are “substantially similar.” 7.5. Consummation. The Plan will be consummated on the Effective Date. The Effective Date will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in Section 11.1 of the Plan, have been satisfied or waived pursuant to the Plan. The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code. 7.6. Exemption from Certain Transfer Taxes. To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, the sale by the Debtors of any owned property pursuant to section 363(b) of the Bankruptcy Code, and any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. 7.7. Retiree Benefits. On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which any applicable Debtor had 70 obligated itself to provide such benefits. Nothing in the Plan shall: (a) restrict the Debtors’ or the applicable Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors. 7.8. Dissolution of Creditors’ Committee. If a Creditors’ Committee is appointed in the Chapter 11 Cases, it shall be automatically dissolved on the Effective Date and all members, employees or agents thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases. 7.9. Termination of Professionals. On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee, if any, shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for allowance and payment of such Fee Claims, and the Reorganized Debtors shall be responsible for the reasonable and documented fees, costs and expenses associated with the prosecution of such Fee Claims. Nothing in the Plan shall preclude any Reorganized Debtor from engaging a former Professional Person on and after the Effective Date in the same capacity as such Professional Person was engaged prior to the Effective Date. 7.10. Amendments. The Plan may be amended, modified, or supplemented by the Debtors, subject to the parties’ rights under the RSA and the Plan Funding Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not adversely affect the Plan Investor or the treatment of holders of Allowed Claims pursuant to the Plan, the Debtors may make appropriate technical adjustments, remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Documents and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan, and any holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented. The Debtors may make technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided, however, that, such technical adjustments and modifications are immaterial or do not adversely affect the Plan Investor or the treatment of holders of Claims or Interests under the Plan. 7.11. Revocation or Withdrawal of the Plan. Subject to the parties’ rights under the RSA and the Plan Funding Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtors revoke or withdraw the Plan, in accordance with the preceding sentence, prior to the Effective Date as to any or all of the Debtors, or if confirmation or consummation as to any or all 71 of the Debtors does not occur, then, with respect to such Debtors: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, provided, however, that the Plan Investor, or any of its designees, shall retain its rights and to the extent provided under the Transaction Documents; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person. 7.12. Post-Confirmation Jurisdiction of the Bankruptcy Court. Pursuant to sections 105 and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in, arising under, or related to the Chapter 11 Cases for, among other things, the following purposes:To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the Cure Disputes resulting therefrom; (a) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date; (b) To hear and resolve any disputes arising from or relating to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004, or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing; (c) To ensure that Plan Distributions to holders of Allowed Claims are accomplished as provided in the Plan; (d) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim; (e) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated; (f) To issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court; (g) To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof; 72

(h) To hear and determine all Fee Claims; (i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing; (j) To take any action and issue such orders, including any such action or orders as may be necessary after occurrence of the Effective Date and/or consummation of the Plan, as may be necessary to construe, enforce, implement, execute, and consummate the Plan, including any release or injunction provisions set forth in the Plan, or to maintain the integrity of the Plan following consummation; (k) To determine such other matters and for such other purposes as may be provided in the Confirmation Order; (l) To hear and determine all disputes involving the existence, nature or scope of the discharge, releases and injunction provisions contained in the Plan; (m) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code; (n) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code; (o) To resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement Hearing, the Confirmation Hearing, any applicable Bar Date, or the deadline for responding or objecting to a Cure Amount, for the purpose of determining whether a Claim or Interest is discharged hereunder, or for any other purpose; (p) To recover all assets of the Debtors and property of the Estates, wherever located; and (q) To enter a final decree closing each of the Chapter 11 Cases. ARTICLE VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN If the Plan is not consummated, the Debtors’ capital structure will remain over-leveraged and the Debtors will be unable to satisfy in full their debt obligations. Accordingly, if the Plan is not confirmed and consummated, the alternatives include: 8.1. Liquidation Under Chapter 7 of the Bankruptcy Code. The Debtors could be liquidated under chapter 7 of the Bankruptcy Code. A discussion of the effect a chapter 7 liquidation would have on the recoveries of the holders of 73

Claims is set forth in Article VII of this Disclosure Statement. The Debtors believe that liquidation would result in lower aggregate distributions being made to creditors than those provided for in the Plan, which is demonstrated by the Liquidation Analysis set forth in Article VII and attached as Exhibit 2 to this Disclosure Statement. 8.2. Alternative Plan(s) of Reorganization. The Debtors believe that failure to confirm the Plan will lead inevitably to expensive and protracted Chapter 11 Cases, whereas the Plan will enable the Debtors to emerge from chapter 11 successfully and expeditiously, preserving their business and allowing creditors to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation may be preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to holders of Claims and Interests than the Plan because the Plan provides for a greater return to holders of Claims and Interests. Moreover, the prolonged continuation of the Chapter 11 Cases is likely to adversely affect the Debtors’ business and operations. So long as these Chapter 11 Cases continue, senior management of the Debtors will be required to spend a significant amount of time and effort dealing with the Debtors’ reorganization instead of focusing exclusively on business operations. Prolonged continuation of the Chapter 11 Cases will also make it more difficult to attract and retain management and other key personnel necessary to the success and growth of the Debtors’ business. In addition, the longer these cases continue, the more likely it is that the Debtors’ customers, suppliers, distributors, and agents will lose confidence in the Debtors’ ability to reorganize their business successfully and will seek to establish alternative commercial relationships. Furthermore, so long as the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with reorganizing. The Debtors believe that not only does the Plan fairly adjust the rights of various Classes of Claims, but also that the Plan provides superior recoveries over any alternative capable of rational consideration (such as a chapter 7 liquidation), thereby enabling stakeholders to maximize their returns. Rejection of the Plan in favor of some alternative method of reconciling the Claims and Interests will require, at the very least, an extensive and time-consuming process (including the possibility of protracted and costly litigation) and will not result in a better recovery for any Class of Claims or Interests. THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS PREFERABLE TO ANY ALTERNATIVE BECAUSE THE PLAN MAXIMIZES THE AMOUNT OF DISTRIBUTIONS TO ALL HOLDERS OF CLAIMS AND ANY ALTERNATIVE TO CONFIRMATION OF THE PLAN WILL RESULT IN SUBSTANTIAL DELAYS IN THE DISTRIBUTION OF ANY RECOVERIES. THEREFORE, THE DEBTORS RECOMMEND THAT ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN. 74

8.3. Dismissal of the Chapter 11 Cases. Dismissal of the Chapter 11 Cases would have the effect of restoring (or attempting to restore) all parties to the status quo ante. Upon dismissal of the Chapter 11 Cases, the Debtors would lose the protection of the Bankruptcy Code, thereby requiring, at the very least, an extensive and time consuming process of negotiations with their creditors, possibly resulting in costly and protracted litigation in various jurisdictions. Moreover, holders of the Debtors’ secured claims may be permitted to foreclose upon the assets that are subject to their Liens, which is likely all of the Debtors’ assets, including all of their Cash. Dismissal may also permit certain unpaid unsecured creditors to obtain and enforce judgments against the Debtors. The Debtors believe that these actions would seriously undermine their ability to obtain financing and could lead ultimately to the liquidation of the Debtors under chapter 7 of the Bankruptcy Code. Therefore, the Debtors believe that dismissal of the Chapter 11 Cases is not a viable alternative to the Plan. ARTICLE IX. SUMMARY OF VOTING PROCEDURES This Disclosure Statement, including all exhibits hereto and the related materials included herewith, once approved by the Bankruptcy Court, will be furnished to the holders of Claims in Classes 3, 4 and 6B, which are the only Claims entitled to vote on the Plan. All votes to accept or reject the Plan must be cast by using the Ballot(s) enclosed with this Disclosure Statement (or, with respect to the beneficial holders of Convertible Notes Claims (on account of their Class 6B Other General Unsecured Claims) provided to such holders by their respective Intermediaries). No other votes will be counted. Consistent with the provisions of Bankruptcy Rule 3018, the Debtors will propose [ ], 2019 at [ ] [].m. (prevailing Eastern time) as the Voting Record Date. Ballots must be RECEIVED by the Voting Agent no later than the Voting Deadline, [ ] [ ].m. (prevailing Eastern time) on [ ], 2019, unless the Debtors, at any time, in their sole discretion, extend such date by oral or written notice to the Voting Agent, in which event the period during which Ballots will be accepted will terminate at [ ] [ ].m. (prevailing Eastern time) on such extended date. See Section 1.4 “Voting; Holders of Claims Entitled to Vote” above for additional disclosures regarding voting, including voting by an Intermediary. Ballots previously delivered may be withdrawn or revoked at any time prior to the Voting Deadline by the claimant who completed the original Ballot (or such claimant’s nominee). A Ballot may be revoked or withdrawn either by submitting a superseding Ballot or by providing written notice to the Voting Agent. To be effective, notice of revocation or withdrawal must: (a) be received on or before the Voting Deadline by the Voting Agent at its address specified in Section 1.4 above; (b) specify the name of the holder of the Claim whose vote on the Plan is being withdrawn or revoked; (c) contain the description of the Claim as to which a vote on the Plan is withdrawn or revoked; and (d) be signed by the holder of the Claim in the same manner as such holder signed 75 the original Ballot. The foregoing procedures should also be followed with respect to a person entitled to vote on the Plan who wishes to change (rather than revoke or withdraw) its vote. ARTICLE X. DESCRIPTION AND HISTORY OF CHAPTER 11 CASES 10.1. General Case Background. On the date hereof, each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Debtors are seeking the joint administration of the Chapter 11 Cases, for procedural purposes only. The Honorable [ ] is presiding over the Chapter 11 Cases. The Debtors will continue to operate their businesses and manage their properties as debtors and debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. Given the consensual nature of the Proposed Restructuring Transaction and the significant amount of negotiations that took place prior to commencing these chapter 11 cases, the Debtors are seeking to emerge from chapter 11 as quickly as possible. The following is a brief description of certain significant events that will occur in the initial stages of the Chapter 11 Cases. 10.2. Procedural Motions To ensure efficiency and streamline the chapter 11 process, on the date hereof, the Debtors filed a motion seeking the joint administration of their two chapter 11 cases for procedural purposes only. Such relief will reduce costs and facilitate the administrative process by avoiding the need for duplicative hearings, notices, applications, and orders. This motion is scheduled to be heard at the “first day” hearing. To ease the administrative burden of these cases on the Debtors’ estates, on the date hereof, the Debtors filed a motion for entry of an order: (a) waiving the requirement for each Debtor to file a list of creditors; (b) authorizing the Debtors to file a consolidated list of creditors holding the thirty (30) largest unsecured claims; and (c) authorizing the Debtors to establish procedures for notifying creditors of the commencement of these cases. This motion is scheduled to be heard at the “first day” hearing. On the date hereof, the Debtors also filed a motion seeking entry of an order that confirms the application of four key protections provided by the Bankruptcy Code: (a) the automatic stay provisions of section 362; (b) the ipso facto provisions of section 365; (c) the anti-discrimination provisions of section 525; and (d) the provisions regarding property of the estate in section 541. The global nature of the Debtors’ business and their dealings with non-U.S. creditors, who may be unfamiliar with the protections afforded chapter 11 debtors under sections 362, 365, 525 and 541 of the Bankruptcy Code, require that an order implementing these protections be entered by this Court. This motion is scheduled to be heard at the “first day” hearing. To promote the efficient and orderly administration of these cases, the Debtors intend to file a motion for entry of an order: (a) establishing certain notice, case management, 76 and administrative procedures and omnibus hearing dates, and (b) granting related relief. This motion is scheduled to be heard at the “second day” hearing. 10.3. Retention of Professionals. To assist them in carrying out their duties as debtors in possession, and to otherwise represent their interests in the Chapter 11 Cases, the Debtors will seek entry of orders authorizing the Debtors to retain: (a) AP Services, LLC as Chief Restructuring Officer; (b) Moelis & Company LLC as investment banker and financial advisor; and (c) Willkie Farr & Gallagher LLP as restructuring counsel. In addition, on the Petition Date, the Debtors filed with the Bankruptcy Court an application seeking entry of an order, pursuant to 28 U.S.C. § 156(c), authorizing the Debtors to retain Prime Clerk as the Debtors’ claims and noticing agent. The Debtors also intend to file an application with the Bankruptcy Court, pursuant to section 327(a) of the Bankruptcy Code, authorizing the Debtors to retain Prime Clerk as administrative agent for the Debtors. Additionally, the Debtors intend to file with the Bankruptcy Court a motion seeking authority, pursuant to section 327(e) of the Bankruptcy Code, to employ certain additional professionals, utilized in the ordinary course, to assist the Debtors in their day-to-day business operations. 10.4. Employment Obligations. The Debtors believe that they have a valuable asset in their workforce, and that the efforts of the Debtors’ employees and independent contractors are critical to a successful reorganization. On the Petition Date, the Debtors filed with the Bankruptcy Court a motion for an order authorizing the Debtors to pay certain prepetition employee wage and benefit obligations (the “Employee Wage Motion”). In the Employee Wage Motion, the Debtors requested to, among other things, satisfy certain of their prepetition obligations to their current employees and independent contractors, reimburse employees and independent contractors for prepetition travel and other business expenses that were incurred on behalf of the Debtors, pay prepetition payroll-related taxes and withholdings associated with the Debtors’ employee wage claims and the employee benefit obligations, and other similar tax obligations, continue honoring sales commissions for employees, and to continue any employee benefit programs in place as of the Petition Date (including satisfying any prepetition obligations associated with such programs). This motion is scheduled to be heard at the “first day” hearing. 10.5. Continuing Supplier and Customer Relations. The Debtors believe that maintaining good relationships with their vendors, suppliers and customers is necessary to the continuity of the Debtors’ business operations during the Chapter 11 Cases. Accordingly, on the Petition Date, the Debtors filed with the Bankruptcy Court a motion seeking entry of an order authorizing the Debtors to pay, in the ordinary course of business, prepetition claims of certain critical vendors (both domestic and foreign) of goods and services, including certain claims of suppliers of goods entitled to priority pursuant to section 503(b)(9) of the Bankruptcy Code. This motion is scheduled to be heard at the “first day” hearing on an interim basis. 77

In addition, on the Petition Date, the Debtors filed with the Bankruptcy Court a motion seeking entry of an order authorizing the Debtors to continue certain prepetition customer programs, including, but not limited to, rebate programs, discounts and chargebacks, and to satisfy, in the ordinary course of business, certain prepetition claims arising from such programs. This motion is scheduled to be heard at the “first day” hearing on an interim basis. On the Petition Date, the Debtors filed with the Bankruptcy Court a motion requesting authority to pay, in their discretion, any prepetition claims held by the Debtors’ common carriers, warehouse providers, and freight forwarders. This motion is scheduled to be heard at the “first day” hearing on an interim basis. 10.6. Cash Management System. The Debtors believe it would be disruptive to their operations if they were forced to change significantly their cash management system upon the commencement of the Chapter 11 Cases. Accordingly, on the Petition Date, the Debtors filed with the Bankruptcy Court a motion seeking entry of an order authorizing the Debtors to maintain their current cash management system as well as to authorize certain intercompany transactions, including those with the Debtors’ foreign non-Debtor subsidiaries. This motion is scheduled to be heard at the “first day” hearing on an interim basis. 10.7. Tax Motion. On the Petition Date, the Debtors filed with the Bankruptcy Court a motion seeking entry of an order authorizing them to pay various prepetition sales and use, property and other taxes to various federal, state and local authorities, and certain licensing, permitting and regulatory fees to certain federal, state and local government agencies on a periodic basis, in each case, as and when such obligations become due. This motion is scheduled to be heard at the “first day” hearing on an interim basis. 10.8. Utilities. The Debtors intend to file with the Bankruptcy Court a motion for an order: (a) prohibiting utilities from altering or discontinuing services; (b) providing utility companies with adequate assurance of payment; and (c) establishing procedures for resolving requests for additional assurance of payment. 10.9. Schedules and Statements. On the Petition Date, the Debtors filed their Schedules of Assets and Liabilities and Statements of Financial Affairs. The Schedules are available electronically free of charge at https://primeclerk.com/aegerion. 10.10. Bar Dates. On the Petition Date, the Debtors filed with the Bankruptcy Court a motion (the “Bar Date Motion”) seeking an order establishing the deadlines (each, a “Bar Date”) for filing proof of certain claims against the Debtors that arose on or prior to the Petition Date and approving the 78 form and manner of notice of each Bar Date. The Debtors are seeking to have the Bar Date Motion heard at the “first day” hearing. 10.11. The DIP Facilities. On the date hereof, the Debtors filed a motion seeking entry of an order by the Bankruptcy Court authorizing the use of cash collateral on an interim basis and to schedule a final hearing to enter into that certain Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”), pursuant to which the lenders thereunder shall: (a) provide postpetition debtor in possession financing on a priming, secured basis to the Debtors in the amount of $20 million; and (b) provide “adequate protection” to prepetition secured lenders. 10.12. Motion to Approve Certain Bid Protections Contained in the Plan Funding Agreement. On the date hereof, the Debtors filed a motion with the Bankruptcy Court seeking approval of certain bid protections for the Plan Investor. Specifically, the Debtors are seeking entry of an order: (a) approving and authorizing the Debtors to pay the Plan Investor: (i) a termination fee when and if payable pursuant to the terms of the Plan Funding Agreement, and (ii) all reasonable and documented fees and expenses incurred by the Plan Investor in connection with the negotiation, preparation and implementation of the Plan Funding Agreement and related documents; (b) approving the market check and related procedures pursuant to Section 6.9 of the Plan Funding Agreement; and (c) approving the termination rights pursuant to Sections 8.1(a), (b) and (c) of the Plan Funding Agreement and Section 2.1 of the Restructuring Support Agreement. This motion is scheduled to be heard at the “second day” hearing. 10.13. Motion to Approve Payment of Certain Prepetition Government Settlement Claims. On the Petition Date, the Debtors, with the support of the Plan Support Parties, filed a motion seeking Bankruptcy Court relief to allow them to continue making all ongoing payments under the Government Settlement Agreements that arise during these chapter 11 cases in the ordinary course of business. The Debtors intend for this motion to be heard at the “second day” hearing. 10.14. Motion to Assume the Shared Services Agreements. On the Petition Date, the Debtors filed a motion seeking Bankruptcy Court approval to allow the Debtors to assume the amended Shared Services Agreements. The Debtors intend for this motion to be heard at the “second day” hearing. 79

ARTICLE XI. CERTAIN RISK FACTORS TO BE CONSIDERED 11.1. Certain Bankruptcy Considerations. (a) General. Although the Plan is designed to implement the restructuring transactions contemplated thereby and provide distributions to creditors in an expedient and efficient manner, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. If the Debtors are unable to obtain confirmation of the Plan on a timely basis because of a challenge to confirmation of the Plan or a failure to satisfy the conditions to consummation of the Plan, they may be forced to operate in bankruptcy for an extended period while they try to develop a different chapter 11 plan that can be confirmed. Such a scenario could jeopardize the Debtors’ relationships with their key vendors and suppliers, customers and employees, which, in turn, would have an adverse effect on the Debtors’ operations. A material deterioration in the Debtors’ operations likely would diminish recoveries under any subsequent chapter 11 plan. Further, in such event, the Debtors may not have sufficient liquidity to operate in bankruptcy for such an extended period. (b) Failure to Receive Requisite Acceptances. Claims in Classes 3, 4 and 6B are the only Claims that are entitled to vote to accept or reject the Plan. Although the Debtors believe they will receive the requisite acceptances, the Debtors cannot provide assurances that the requisite acceptances to confirm the Plan will be received for at least one of these Classes. If the requisite acceptances are not received for at least one of these Classes, the Debtors will not be able to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code because at least one impaired Class will not have voted in favor of the Plan as required by section 1129(a)(10) of the Bankruptcy Code. In such a circumstance, the Debtors may seek to accomplish an alternative restructuring of their capitalization and obligations to creditors and obtain acceptances of an alternative plan of reorganization for the Debtors, or otherwise, that may not have the support of the Plan Support 80 Important Risks to Be Considered Holders of Claims should read and consider carefully the following risk factors and the other information in this Disclosure Statement, the Plan, the Plan Supplement and the other documents delivered or incorporated by reference in this Disclosure Statement and the Plan, before voting to accept or reject the Plan. These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation.

Parties and/or may be required to liquidate these estates under chapter 7 or 11 of the Bankruptcy Code. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to, or as favorable to the Debtors’ creditors as, those proposed in the Plan. (c) Failure to Secure Confirmation of the Plan. Even if the requisite acceptances are received, the Debtors cannot provide assurances that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or equity security holder of the Debtors might challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code or the Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code. While the Debtors cannot provide assurances that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation under chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and the costs and uncertainty associated with any such chapter 7 case. If the Plan is not confirmed, the Plan will need to be revised and it is unclear whether a restructuring of the Debtors could be implemented and what distribution holders of Claims ultimately would receive with respect to their Claims. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that holders of Claims would receive substantially less favorable treatment than they would receive under the Plan. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the Debtors’ creditors as those proposed in the Plan. (d) Failure to Consummate the Plan. Section 11.1 of the Plan contains various conditions to consummation of the Plan, including the Confirmation Order having become final and non-appealable, the Debtors having entered into the Plan Documents, in form and substance satisfactory to the Required Parties, and all conditions precedent to effectiveness of such agreements having been satisfied or waived in accordance with the terms thereof. As of the date of this Disclosure Statement, there can be no assurance that these or the other conditions to consummation will be satisfied or waived. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed. If the Plan is not consummated and the restructuring completed, these Chapter 11 Cases will be prolonged and the 81

Debtors may lack sufficient liquidity to effect a successful restructuring under chapter 11 of the Bankruptcy Code. Moreover, the Plan is predicated on, among other things, receipt of the Rights Offering Amount. Notwithstanding the Backstop Commitment Agreement, because the Rights Offering has not been completed, there can be no assurance that the Debtors will receive any or all of the Rights Offering Amount. In addition, under the RSA and the Backstop Commitment Agreement, the Plan Support Parties and the Backstop Parties, respectively, have the contractual right to terminate the RSA and the Backstop Commitment Agreement if, among other reasons, the deadlines set forth in such agreements or the various conditions precedent to the enforcement of the obligations of the parties thereto are not satisfied. If either the RSA or Backstop Commitment Agreement is terminated, the Debtors may not be able to consummate the Plan in its current form. Moreover, in consideration for their commitment to backstop the Rights Offering, the Backstop Parties will receive a backstop premium equal to 5% of the Rights Offering Amount, which is payable upon the Effective Date pursuant to the terms and conditions of the Backstop Commitment Agreement. (e) Objections to Treatment of Claims. Section 1129(b) of the Bankruptcy Code provides that a plan of reorganization must not discriminate unfairly with respect to each class of claims or interests. Holders of Claims or Interests or other parties in interest, including existing shareholders of Novelion, may argue that the Plan discriminates unfairly with respect to their Claims or Interests. The Debtors believe that the treatment of each Class of Claims or Interests complies with the requirements set forth in the Bankruptcy Code. There can be no assurance, however, that the Bankruptcy Court will reach the same conclusion. (f) Objections to Classification of Claims. Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. There can be no assurance, however, that the Bankruptcy Court will reach the same conclusion. (g) The Debtors May Object to the Amount or Classification of Your Claim. The Debtors reserve the right to object to the amount or classification of any Claim. It is the Debtors’ position that the estimates set forth in this Disclosure Statement cannot be relied on by any creditor whose Claim or Interest is subject to an objection. Any such Claim holder may not receive its specified share of the estimated distributions described in this Disclosure Statement. 82

(h) The Debtors May Adjourn Certain Deadlines. In certain circumstances, the Debtors may deem it appropriate to adjourn either or both of the Voting Deadline and/or the Confirmation Hearing. While the Debtors estimate that the Effective Date will occur on or around October 17, 2019, in accordance with the milestones set forth in the RSA, they cannot provide assurances that applicable dates related to the foregoing will not be extended and the Effective Date will not be delayed. (i) The DIP Facility May Not Become Available to the Debtors. On or shortly after the Petition Date, the Debtors intend to seek Bankruptcy Court approval of the DIP Credit Agreement to provide for funding during the pendency of the Chapter 11 Cases. There can be no assurance that the Bankruptcy Court will approve the DIP facility on the terms requested by the Debtors. Moreover, if the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust their financing. There is no assurance that the Debtors will be able to obtain additional financing from their existing lenders or otherwise. In addition, even if the DIP Credit Agreement is approved by the Bankruptcy Court, in the event of the occurrence of an event of default under the DIP Credit Agreement, the DIP Lenders may seek, among other things, to exercise remedies with respect to the collateral securing the DIP facility, and to take certain other actions against the Debtors. In each of these cases, the liquidity necessary for the orderly functioning of the Debtors’ businesses may be materially impaired. 11.2. Risks Relating to the Capital Structure of the Reorganized Debtors. (a) Variances from Financial Projections. The Financial Projections included as Exhibit 3 to this Disclosure Statement reflect numerous assumptions, which involve significant levels of judgment and estimation concerning the anticipated future performance of the Reorganized Debtors, as well as assumptions with respect to the prevailing market, economic and competitive conditions, which are beyond the control of the Reorganized Debtors, and which may not materialize. Any significant differences in actual future results versus estimates used to prepare the Financial Projections, such as lower sales, lower volume, lower pricing, increases in production costs, technological changes, environmental or safety issues, workforce disruptions, competition or changes in the regulatory environment, could result in significant differences from the Financial Projections. The Debtors believe that the assumptions underlying the Financial Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Financial Projections may affect the Debtors’ and the Reorganized Debtors’ ability to initiate the endeavors and meet the financial benchmarks contemplated by the Plan. Therefore, the actual results achieved throughout the period covered by the Financial Projections necessarily will vary from the projected results, and these variations may be material and adverse. (b) Leverage. Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have secured indebtedness. On the Effective Date, after giving effect to the transactions contemplated by the Plan, in addition to payment of Claims, if any, that 83 require payment beyond the Effective Date and ordinary course debt, the Reorganized Debtors will, on a consolidated basis, have approximately $[82 million] in secured indebtedness. The degree to which the Reorganized Debtors will be leveraged could have important consequences because: it could affect the Reorganized Debtors’ ability to satisfy their obligations under their secured indebtedness following the Effective Date; a portion of the Reorganized Debtors’ Cash flow from operations will be used for debt service and unavailable to support operations, or for working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes; the Reorganized Debtors’ ability to obtain additional debt financing or equity financing in the future may be limited; and the Reorganized Debtors’ operational flexibility in planning for, or reacting to, changes in their businesses may be severely limited. (c) Ability to Service Debt. Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have interest expense and principal repayment obligations. The Reorganized Debtors’ ability to make payments on and to refinance their debt will depend on their future financial and operating performance and their ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond the control of the Reorganized Debtors. Although the Debtors believe the Plan is feasible, there can be no assurance that the Reorganized Debtors will be able to generate sufficient cash flow from operations or that sufficient future borrowings will be available to pay off the Reorganized Debtors’ debt obligations. The Reorganized Debtors may need to refinance all or a portion of their debt on or before maturity; however, there can be no assurance that the Reorganized Debtors will be able to refinance any of their debt on commercially reasonable terms or at all. (d) The Implied Valuation of New Common Stock Is Not Intended to Represent the Trading Value of the New Common Stock. The value of the New Common Stock to be distributed under the Plan, as implied from the Plan Funding Agreement, is not intended to represent the trading values of New Common Stock in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long term basis; and (4) other factors that generally influence the prices of securities, including whether the shares of New Common Stock will be listed on NASDAQ and if so, the timing of such listing. Actual market prices of the New Common Stock also may be affected by the Chapter 11 Cases or by 84 other factors not possible to predict. Accordingly, the implied value stated herein and the Plan of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Stock in the public or private markets. (e) Variance in Amount of Shares of New Common Stock Issued. The number of shares of New Common Stock to be issued under the Plan has not been fixed and could vary from the Debtors’ projections. (f) The Obligations of the Plan Investor Under the Plan Funding Agreement May Be Terminated in Certain Circumstances. Pursuant to the Plan Funding Agreement, the Plan Investor may terminate the Plan Funding Agreement in certain circumstances, including, among other conditions, (a) by mutual agreement with Aegerion, (b) if closing of the transaction has not occurred by 150 days after the filing of these chapter 11 cases, subject to extension as provided in the Plan Funding Agreement, (c) the Debtors enter into an Alternative Transaction Agreement (as defined in the Plan Funding Agreement), or (d) upon the termination of the RSA. To the extent the Plan Funding Agreement is terminated due to the consummation of a superior alternative transaction, the Plan Investor may be entitled to the Plan Investor Termination Fee and Plan Investor Expense Reimbursement Amount (as defined in, and subject to the terms of, the Plan Funding Agreement). 11.3. Risks Relating to Tax Consequences of the Plan. Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Factual Determinations. The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors currently do not intend to seek any ruling from the Internal Revenue Service (“IRS”) on the tax consequences of the Plan. Thus, there can be no assurance that the IRS will not challenge the various positions the Debtors have taken, or intend to take, with respect to the tax treatment in the Plan, or that a court would not sustain such a challenge. 11.4. Risks Associated with the Debtors’ Businesses. THE FOLLOWING PROVIDES A SUMMARY OF CERTAIN OF THE RISKS ASSOCIATED WITH THE DEBTORS’ BUSINESSES. HOWEVER, THIS SECTION IS NOT INTENDED TO BE EXHAUSTIVE. (a) The Debtors’ Chapter 11 Cases May Negatively Impact the Company’s Future Operations. While the Debtors believe that they will be able to emerge from chapter 11 relatively expeditiously, there can be no assurance as to timing for approval of the Plan or the Debtors’ emergence from chapter 11. Additionally, notwithstanding the support of the Plan Support Parties, the Chapter 11 Cases may adversely affect (i) the Debtors’ ability to retain 85 existing employees, contractors, third party vendors and suppliers, (ii) the perception of patients and prescribers of the Debtors and their products, and (iii) the Debtors’ ability to meet financial targets, maintain and enter into contracts that are critical to their operations, and also may result in unanticipated costs and expenses. (b) The Debtors Are Dependent Upon Two Products, Lomitapide and Metreleptin, to Generate All of Their Revenues and These Products May Not Be Successful and May Not Generate Sales at Anticipated Levels. The Debtors are entirely dependent upon their two products to generate all of their revenues. The Debtors’ ability to meet expectations with respect to sales of lomitapide and metreleptin, and to generate revenues from such sales, and attain and maintain positive cash flow from operations, in the time periods they anticipate, or at all, will depend on a number of factors, including, among others, (i) the ability to continue to maintain and grow market acceptance for lomitapide and metreleptin among healthcare professionals and patients in the U.S. and other key markets in the treatment of their approved indications, (ii) the degree to which both physicians and patients determine that the safety and side effect profile of lomitapide and metreleptin are manageable, and that the side effect profile in the commercial setting is substantially consistent with that of the clinical setting, (iii) maintaining and securing regulatory approvals in key markets on a timely basis and with commercially feasible labels, and pricing and reimbursement approvals in key markets, where required, on a timely basis and at adequate levels of pricing and reimbursement, (iv) continuing to generate revenues in markets that allow for sales of pharmaceutical products in their markets without regulatory approval based on the approvals of such products in the U.S. or EU, and in which no promotion or commercialization activities are permitted, and (v) adequately investing in the sales, marketing, market access, medical affairs and other functions that are supportive of the Debtors’ commercialization efforts. In addition, the markets that the Debtors operate in are highly competitive, and this competition could harm their results of operations, cash flows and financial condition. The Debtors’ competitors include major international pharmaceutical companies as well as smaller regional specialty pharmaceutical and biotechnology companies. The Debtors may be forced to lower the selling price of their products based on their competitors’ pricing decisions or could lose patients to lower priced products, which would reduce revenues and could harm their results of operations. As noted herein, nearly all of the Debtors’ competitors are larger, have greater financial resources, have a lower cost structure, and/or have less debt than the Debtors do. As a result, those competitors may be better able to withstand a change in conditions within the Debtors’ industry and in the economy as a whole. If the Debtors do not compete successfully, their operating margins, financial condition and cash flows could be adversely affected. A very significant competitor to the Debtors’ lomitapide product is a class of drugs known as PCSK9 inhibitors, which treat the same indication that lomitapide is approved to treat and is much less expensive than lomitapide. Two products within this class are approved and commercialized in the U.S. and other key markets by very large, multinational pharmaceutical companies, and have had a very significant impact on sales of lomitapide and the Debtors expect this negative trend to continue. 86

The Debtors also anticipate that they will continue to incur significant costs associated with commercializing lomitapide and metreleptin, and in connection with their ongoing clinical efforts and post-marketing commitments for these products. (c) Risks Related to the Size of the Debtors’ Potential Customer Base. The number of patients suffering from the diseases for which the Debtors’ products are approved is very small, and has not been established with precision. As a result, the Debtors’ assumptions and estimates regarding prevalence and the treatable population of patients for their products may be wrong. If the actual number of patients is smaller than estimated or if any approval outside the U.S., EU and the other countries where lomitapide is approved or outside the U.S. or EU for metreleptin, is based on a narrower definition of these patient populations, the Debtors’ revenues and the ability to achieve profitability and to attain and maintain cash-flow positive operations from their product businesses will be adversely affected, possibly materially. (d) The Debtors Depend on Their Intellectual Property Rights and License Agreements. The Debtors’ success depends in part on the ability to protect their intellectual property rights, and the Debtors’ inability to enforce these rights could have a material adverse effect on competitive position. The Debtors rely on the patent, regulatory exclusivity, trademark, copyright, and trade-secret laws of the United States, the European Union, and the countries and regions where it does business to protect their intellectual property rights and products from competition. The Debtors may be unable to prevent third parties from using their intellectual property without proper authorization. The unauthorized use of their intellectual property could reduce any competitive advantage the Debtors have developed, reduce market share, or otherwise harm business. In the event of unauthorized use of the Debtors’ intellectual property, litigation to protect or enforce the Debtors’ rights could be costly, and the Debtors may not prevail. Aegerion has entered into a number of key license agreements that enable it and their non-Debtor subsidiaries to have rights to develop and commercialize their products. These agreements impose various diligence, payment, reporting and other obligations on Aegerion. If Aegerion fails to comply with such obligations or encounter disagreements with its licensors, it could lose license rights that are critically important to its business and this could have a material adverse effect on its business, financial condition and results of operations. In addition, any disputes with Aegerion’s licensors could be costly and expensive, and Aegerion may not prevail in such disputes. In addition, the Debtors’ commercial success with respect to their products depends significantly on their ability to obtain and maintain regulatory exclusivity for their products and to protect their existing patent positions. If the Debtors do not adequately protect their intellectual property, competitors, including companies that sell generics, may be able to erode or negate any competitive advantage the Debtors may have, which could harm their business and ability to achieve expected financial results. The Debtors’ ability to use the patents and patent applications licensed to them will also depend on their ability to comply with the 87 terms of the applicable licenses and other agreements and to obtain requisite licenses. The laws of some foreign countries do not protect their proprietary rights to the same extent as the laws of the U.S., and the Debtors may encounter significant problems in protecting their proprietary rights in these countries. (e) The Loss of One or More of the Debtors’ Key Personnel Could Disrupt Operations and Adversely Affect Financial Results. The Debtors are highly dependent upon the availability and performance of their executive officers, other key employees and their employees generally given the recent cost reductions and employee attrition that followed. Accordingly, the loss of services of any of the Debtors’ executive officers or key employees, or of a critical mass of employees, which risks are further heightened by these Chapter 11 Cases and the resulting acquisition of Aegerion by Amryt, could materially adversely affect the Debtors’ business, financial condition and operating results. (f) The Debtors Are Subject to Extensive Regulatory and Compliance Obligations Due to Being a Pharmaceutical Company with Commercial Products, and Seeking the Approval of Pharmaceutical Products, and Also Due to the Compliance Obligations that the Debtors Are Required to Comply with Under Their Settlements with the DOJ, SEC and Other Government Agencies. As a pharmaceutical company that develops and commercializes pharmaceutical products, the Debtors are subject to an extensive array of broad and complex laws and regulations applicable to their business. These include, without limitation, regulations and laws in the U.S. and outside the U.S. related to manufacturing, clinical, quality, drug safety, commercialization, payments to and interactions with healthcare professionals and healthcare organizations, anti-kickbacks, fraud and abuse, the requirement to report payments and other transfers of value to healthcare professionals and healthcare organizations, data protection and privacy, pricing, reimbursement, price reporting, anti-corruption and anti-bribery, and a myriad of other areas and levels of regulation, some of which are described below. The failure of the Debtors’, the Debtors’ subsidiaries, or their key vendors, contractors, distributors, licensors or other key third party vendors or service providers to comply with such laws and regulations could have a material adverse effect on the Debtors’ results of operations and financial condition, could result in product approvals being suspended, withdrawn, delayed or denied, could result in litigation and/or investigations which could be costly and be a significant distraction to executive management and other employees, and could result in damages or prosecution. In addition, as noted herein, the Debtors are subject to agreements and documents with extensive payment, remedial and compliance measures as a result of Aegerion’s global settlement of the investigations conducted by the DOJ and SEC, which could negatively impact their results of operations and financial condition. In addition, the failure to comply with any provisions of the settlement and settlement documents, including the financial, remedial and compliance measures, could result in the imposition of additional fines, penalties and obligations, and could subject Aegerion to prosecution and/or exclusion from federal healthcare programs in the U.S. 88

(g) DOJ and SEC Settlements. As discussed in Section 3.4 above, the Debtors are subject to numerous government settlement agreements regarding Aegerion’s previous marketing and sale of JUXTAPID in the United States, including the DOJ Plea Agreement, DOJ Civil Settlement Agreement, FDA Consent Decree, CIA, SEC final judgment, and certain state settlement agreements. While all obligations under the Government Settlement Agreement will be honored in full, the Debtors rely on the cooperation of these government agencies in order to implement a successful restructuring process. (h) Legal Matters and Ongoing Investigations. The Debtors are party to routine litigation incidental to their businesses. It is not anticipated that any current or pending lawsuit, either individually or in the aggregate, is likely to have a material adverse effect on the Debtors’ financial condition. No assurance can be provided, however, that the Debtors will be able to successfully defend or settle all pending or future purported claims, and the Debtors’ failure to do so may have a material adverse effect on the Reorganized Debtors. (i) The Debtors’ Sales, Marketing and Distribution Capabilities. The Debtors are marketing and selling JUXTAPID and MYALEPT directly in the U.S. using their own marketing and sales resources. The Debtors are also marketing and selling, or plan to market and sell, metreleptin directly, using their own marketing and sales resources, in certain key countries in the EU and in several other countries in which metreleptin may be approved or where lomitapide is, or may be, approved. The laws and regulations in the areas of sales and marketing of pharmaceutical products, and interacting with healthcare professionals and patients, are very complex and onerous, and require a robust compliance program. The failure of the Debtors’ to comply with these laws and regulations could have a material adverse effect on the Debtors’ business, financial condition and results of operations. For example, the failure to comply with certain of these laws and regulations led to the DOJ investigations and the resulting financial penalties and remedial and compliance measures. In the course of ordinary business, the Debtors also use, and plan to use, third parties to provide warehousing, shipping, third-party logistics, invoicing, collections and other distribution services on their behalf in the U.S. and in other countries throughout the world. The failure of the Debtors to establish, maintain and finance the capabilities to sell, market or distribute their products, either through their own capabilities or through arrangements with third parties and to effectively manage such third parties, could result in the Debtors not being able to successfully sell their products and could, as a result, have a material adverse effect on their financial condition and results of operations. In addition, to the extent the Debtors rely on third parties to distribute or commercialize their products, if marketing approval is obtained in the relevant country, they would receive less revenue than if they commercialized the product themselves. The Debtors would also have less control over the sales efforts of any third parties involved in their commercialization efforts, including, in some countries, pricing, which could also have a negative effect on the Debtors’ revenues in the specific market and other key markets if the price 89 is lower than in other markets and becomes a reference price for other markets. Use of a third party can also make it more difficult to ensure that commercialization activities are conducted in a manner compliant with applicable laws. (j) Regulatory Approvals for the Debtors. The Debtors only have regulatory approval for commercial distribution and reimbursement of lomitapide in the U.S., EU and a small number of other countries. The Debtors are currently only permitted to commercialize metreleptin in the U.S. and certain countries in the EU. The Debtors may not receive the requisite regulatory approvals for commercialization and reimbursement of their products in other countries. The Debtors also rely on named patient sales of their products in markets where such sales are permitted under applicable laws based on approvals in other markets, but there is no assurance that named patient sales of lomitapide will continue at current levels, or at all, or that they will be able to achieve significant levels of named patient sales of metreleptin in any country, or at all. There is no assurance that the Debtors or their licensees will be able to obtain marketing authorizations for either product in additional countries. To obtain such marketing approvals, the Debtors or their licensees must establish, and comply with, numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, pricing, promotion and distribution of the respective product. Approval procedures vary among countries, and can involve additional product testing and additional administrative review periods. Marketing approval in one country does not ensure such approval in another. Regulatory authorities in countries where the Debtors seek approval for lomitapide or metreleptin may not be satisfied with the design, size, end-point or efficacy and safety results of the pivotal trial of the product, or the risk/benefit profile of the product, and may reject their applications for approval. (k) The Debtors Face Extensive Post-Marketing Regulatory Requirements, and May Still Face Future Development and Regulatory Difficulties. Even after marketing approval, a regulatory authority may still impose significant restrictions on a product’s indications, conditions for use, distribution or marketing or impose ongoing requirements for post-marketing surveillance, risk management programs, post-approval studies or clinical trials. The approvals of lomitapide and metreleptin in the U.S. and EU have extensive post-marketing commitments, including post-marketing commitments and studies, and risk management programs. For example, JUXTAPID and MYALEPT are available in the U.S. only through the JUXTAPID REMS program and MYALEPT REMS program, respectively, and the JUXTAPID REMS program is subject to the FDA Consent Decree described in Section 3.4 above. Through these programs, the Debtors must certify all healthcare providers who prescribe JUXTAPID and the pharmacies that dispense the medicine, and for the JUXTAPID REMS program, HoFH patients must attest as to their understanding of the program prior to going on therapy. The FDA also requires that the effectiveness of the REMS programs are assessed by the Debtors on a periodic basis. The FDA itself assesses on a periodic basis whether a REMS program is meeting its goals and whether the goals or elements of the plan should be modified. Regulatory authorities have significant post-marketing authority, including, for example, the authority to require labeling changes based on new safety information, and to require post-90 marketing studies or clinical trials to evaluate serious safety risks related to the use of a drug or biologic. In addition, as noted above, the Debtors are required to implement a variety of post-marketing registries and studies as part of the approvals of metreleptin and lomitapide in the U.S. and EU. The failure to complete and/or implement these registries and studies could result in the withdrawal of the applicable approval or alterations to the approval which would likely make commercialization of the products more limited. The Debtors expect that the regulatory authorities in certain other countries outside the U.S. and EU where their products are, or may be, approved may impose post-approval obligations, including patient registries and risk management programs, and requirements that may in some countries be more onerous than those imposed by the FDA and EMA. Depending on the nature of these post-marketing studies, the Debtors may be required to provide their products free of charge to participants in the studies in certain countries even if they have pricing and reimbursement approval in such countries, which would negatively impact their level of revenues. The Debtors will also be subject to other ongoing regulatory requirements in each of the countries in which their products are approved governing the labeling, packaging, storage, advertising, distribution, promotion, recordkeeping and submission of safety and other post-marketing information, including adverse reactions, and any changes to the approved product, product labeling, or manufacturing process. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA, the EMA, the competent authorities of the EU Member States and other regulatory authorities for compliance with cGMP, and other regulations. The failure of the Debtors, or third parties who perform services on behalf of or for the Debtors, to comply with any of the legal or regulatory requirements set forth in this risk factor could have a material adverse effect on the Debtors’ results of operations and financial condition, could result in product approvals being suspended, withdrawn, delayed or denied, could result in litigation and/or investigations which could be costly and a significant distraction to executive management and other employees. (l) The Debtors Rely on Third Parties to Manufacture and Supply Their Products, Conduct Clinical and Other Studies, and Other Critical Aspects of Their Business. As stated herein, the Debtors and their foreign non-Debtor subsidiaries rely on third parties to carry out critical aspects of their business, including commercialization, manufacturing, supply chain, clinical development, distribution, drug safety reporting and compliance, REMS and risk management programs, compliance, and other key areas. The failure of these third parties to perform or comply with applicable laws, regulations or contract terms could result in the suspension, withdrawal, amendment, delay or denial of a regulatory approval, and/or civil or criminal monetary penalties, any of which could have a material adverse effect on the Debtors’ business, results of operations and financial condition. 91

In particular, the Debtors and their non-Debtor subsidiaries depend entirely on sole source third party manufacturers to produce the drug/active substance for their products and also the drug product (e.g., final packaged form, vials, packaging, capsules, etc.). The failure of these third party contractors to perform under their agreements or any shortages in the materials necessary to delivery these services, even temporarily, could result in product shortages and have a material adverse effect on the Debtors’ business, operations and financial condition. In addition, if the Debtors, or their drug substance or drug product manufacturers or the manufacturing facilities for their drug substance or drug product, fail to comply with applicable regulatory requirements, a regulatory agency may suspend, withdraw or alter the conditions of their marketing approval, seek to impose civil or criminal penalties or monetary fines, or refuse pending approval applications submitted by the Debtors. Another key example of where the Debtors and their non-Debtor subsidiaries use contractors is in the area of clinical trials, registries and post-marketing requirements, all of which are critical aspects of the Debtors’ business. The failure of any of the third parties who perform these services on behalf or for the Debtors or their non-Debtor subsidiaries could have a number of potential negative consequences, including delays of clinical trials and the failure to meet critical post-marketing requirements, which could have a material adverse effect on the Debtors’ business, financial condition and results of operations. (m) Product and Clinical Development Are Long, Expensive and Uncertain Processes, and Require an Enormous Amount of Capital and Resources. Product development in the pharmaceutical industry is a long, expensive and uncertain process, and the Debtors do not have sufficient capital to pursue many of their key development programs. Failure or delays in the commencement of clinical trials would delay, prevent or limit the Debtors’ ability to generate revenues, could cause reputational harm and the loss of commercialization opportunities — any of which could have a material adverse effect on Debtors’ business, financial condition and results of operations. (n) Potential product liability exposure of the Debtors. The use of any product in clinical trials and the sale of any product for which the Debtors have or obtain marketing approval expose them to the risk of product liability claims. Product liability claims might be brought against them by consumers, healthcare providers or others selling or otherwise coming into contact with their product and product candidates. If they cannot successfully defend ourselves against product liability claims, they could incur substantial liabilities. 11.1. Risks Associated with the Plan Investor’s Businesses. The Plan Investor operates in the biopharmaceutical development sector and has a number of drug candidates in various stages of clinical development. In addition, the Plan Investor may continue to exploit other opportunities within the sector in order to expand its present development pipeline. Industry experience indicates that there may be a very high incidence of delay or inability to produce valuable scientific results in relation to the present development pipeline. In addition, the Plan Investor may not be successful in developing new products based on the scientific discoveries developed by it. The ability of the Plan Investor to 92 develop new products relies on, among other things, the recruitment of sufficiently qualified research and development partners with expertise in the biopharmaceutical sector. The Plan Investor may not be able to develop its relationships and/or recruit research partners of a sufficient caliber to satisfy its growth rate and develop its future pipeline. Additionally, product development timelines are at risk of delay as the timing of regulatory approvals is uncertain and it is not always possible to predict the rate of patient recruitment into clinical trials. There is therefore a risk that product development could take longer than presently expected by the Plan Investor. Furthermore, there can be no guarantee that the Plan Investor will be able to, or that it will be commercially advantageous for the Plan Investor to, develop its intellectual property through entering into licensing deals with emerging, midsize and large pharmaceutical companies. In addition, while the Debtors believe that the Proposed Restructuring Transaction is in the best interests of the Debtors’ estates, there can be no certainty that the proposed combination of the Debtors and the Plan Investor will achieve the significant synergies and cost savings that the parties expect. In addition, as a result of the proposed sale, the Plan Investor will need to retain and recruit key employees in order to maximize synergies and integrate the two companies’ infrastructures, failure of which could materially adversely affect the pro forma business, financial condition and operating results. While the Plan is predicated on, among other things, receipt of the Rights Offering Amount and the Plan Investor Rights Offering Amount, both of which are fully backstopped by the Backstop Parties, there can be no assurance that the Debtors will receive any or all of such amounts (in addition to proceeds from any additional equity raises conducted by the Plan Investor during the Chapter 11 Cases prior to the occurrence of the Effective Date). (a) Risks related to Clinical Trials for the Plan Investor’s products. To obtain the requisite regulatory approvals to market and sell any of the Plan Investor’s product candidates, it must demonstrate, through extensive preclinical studies and clinical trials, that its product candidates are safe and effective in humans. Clinical testing is expensive and can take many years to complete and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process and regulatory authorities may require further studies at additional cost. Furthermore, regulatory authorities such as the FDA and European Medicines Agency may not agree on the same trial design for pivotal studies. The results of preclinical studies and earlier clinical trials may not be predictive of the results of later-stage clinical trials. For example, the results generated to date in pre-clinical studies or Phase I or Phase II clinical trials for the Plan Investor’s product candidates do not ensure that later clinical trials will demonstrate similar results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. (b) Regulatory Risks of the Plan Investor. The Plan Investor’s future success is dependent upon its ability to develop successfully, obtain regulatory approval for and then successfully commercialize one or more of its product candidates. There can be no assurance that any of the Plan Investor’s development drug candidates will be successful in clinical trials or receive regulatory approval. Applications 93 for any of the Plan Investor’s product candidates could fail to receive regulatory approval for many reasons. Any of the Plan Investor’s current or future product candidates could take a significantly longer time to gain regulatory approval than expected or may never gain regulatory approval. This could delay or eliminate any potential product revenue by delaying or eliminating the potential commercialization of the Plan Investor’s product candidates. The Plan Investor intends to seek regulatory approvals to commercialize its product candidates in Europe and the United States. To obtain regulatory approval in other countries, the Plan Investor must comply with numerous and varying regulatory requirements of such other jurisdictions, which may include (without limitation) safety, efficacy, chemistry, manufacturing and controls, clinical trials, commercial sales, pricing and distribution of its product candidates. Even if the Plan Investor is successful in obtaining approval in one jurisdiction, there can be no guarantee that it will obtain approval in other jurisdictions. Failure to obtain marketing authorizations for its product candidates will result in the Plan Investor being unable to market and sell such products. If the Plan Investor fails to obtain approval in any jurisdiction, the geographical market for its product candidates could be limited. Similarly, regulatory agencies may not approve the labelling claims that are necessary or desirable for the successful commercialization of the Plan Investor’s product candidates. (c) Market Acceptance of the Plan Investor’s Products. Even if the EMA, FDA or any other comparable regulatory agency approves the marketing of any product candidates that the Plan Investor develops and/or in the case of existing marketed products, physicians, healthcare providers, patients or the medical community may not accept or use them. Efforts to educate the medical community and third party payers on the benefits of the Plan Investor’s product candidates may require significant resources and may not be successful. If any product candidate that the Plan Investor develops, in each case if approved, do not achieve an adequate level of acceptance, the Plan Investor may not generate significant product revenues or any profits from operations. In addition, the potential market opportunity for the product candidates that the Plan Investor may develop is difficult to estimate precisely, particularly given that the orphan drug markets which the Plan Investor is targeting are, by their nature, relatively small and unknown. The Plan Investor’s estimates of the potential market opportunity for each of these product candidates are predicated on several key assumptions, such as industry knowledge and publications, third party research reports and other surveys. If any of the assumptions proves to be inaccurate, then the actual market for Lojuxta, AP101 or the Plan Investor’s other product candidates from time to time, could be smaller than the Plan Investor estimates of the potential market opportunity. If that turns out to be the case, the Plan Investor product revenue may be limited and it may be unable to achieve or maintain profitability. For additional risks associated with the Plan Investor’s business, please reference the Amyrt Pharma plc Annual Report at https://www.amrytpharma.com/wp-content/uploads/2018/06/Amyrt-Annual-Report-2017_FINAL_v22_single_lowres.pdf. 94

ARTICLE XII. RIGHTS OFFERING PROCEDURES16 12.1. Overview of Rights Offering. In connection with the transactions contemplated by the Plan, Eligible Holders of Claims in Classes 4 and 6B will have the opportunity to participate in the Rights Offering whereby such holders will have the right to purchase shares of New Common Stock at a 20% discount of the implied value of each share. The Plan contemplates an equity raise of $60 million — $42 million on account of the Rights Offering to be conducted in these Chapter 11 Cases and $18 million on account of a separate equity raise conducted by the Plan Investor (to be issued to existing shareholders of the Plan Investor) for shares of New Common Stock in the Plan Investor — all of which will be backstopped by the Backstop Parties. Although the Debtors will offer all Eligible Holders in Class 4 and 6B the opportunity to participate in the Rights Offering, the Debtors may be unable to obtain sufficient commitments from such holders to purchase the full amount of the Rights Offering Stock. To guard against this possibility, the Bridge Lenders have agreed, pursuant to the Backstop Commitment Agreement, to backstop the Rights Offering (as well as the Plan Investor Equity Raise) and to purchase any of the Rights Offering Stock that are not subscribed for by such Eligible Holders. In addition, each Eligible Holder will also have the right to elect to purchase additional shares of Rights Offering Stock that (a) are not timely, duly and validly subscribed and paid for by the Eligible Holders that timely vote to accept the Plan in accordance with the Rights Offering Procedures, and (b) also are not timely, duly and validly subscribed and paid for, within [] days of the Subscription Expiration Deadline (as defined below), by Plan Investor Shareholders identified by the Plan Investor (provided that the Plan Investor shall only have the right to identify such Plan Investor Shareholders if the Plan Investor has fully sold the $18 million Plan Investor Equity Raise by the Subscription Expiration Deadline). The Rights Offering will expire on [ time) (the “Subscription Expiration Deadline”). ], 2019 at [ ] [ ].m. (prevailing Eastern The Debtors have designated Prime Clerk as the “Subscription Agent” for the Rights Offering. 12.2. The Rights Offering Procedures. 16 Capitalized terms used in this Section not otherwise defined herein or in the Plan shall have the meanings given to them in the Rights Offering Procedures. In addition, this Section is only intended to provide a summary of the Rights Offering Procedures. To the extent of any inconsistency between this summary and the Rights Offering Procedures, the Rights Offering Procedures shall govern. A copy of the Rights Offering Procedures, and corresponding subscription agreement and subscription forms, are annexed hereto as Exhibit 4 95

The Rights Offering Procedures, and corresponding subscription forms, set forth the specific requirements and procedures pursuant to which the Rights Offering will be conducted. Generally, the Rights Offering Procedures provide, among other things, that: 1. To facilitate the exercise of the Subscription Rights, beginning on the Subscription Commencement Date, the Debtors will send a Subscription Form to each Eligible Holder, or its nominee, together with appropriate instructions for completion, execution and timely delivery of the Subscription Form and the payment of the purchase price for the Rights Offering Stock. 2. In order to validly exercise the Subscription Rights, on or prior to [ ], 2019, or any earlier date provided by a holder’s Nominee, each Eligible Holder must: a. return a duly completed and executed “Beneficial Holder Subscription Form” to the Subscription Agent, or its Nominee; b. return the IRS Form W-9 or IRS Form W-8, as applicable, to the Subscription Agent, or its Nominee; and c. pay, or arrange for the payment of, the applicable Purchase Price to the Subscription Agent by wire transfer ONLY of immediately available funds in accordance with the instructions included in Item 3 of the Beneficial Holder Subscription Form, on or before the Subscription Expiration Deadline. 3. Instructions for completing the Beneficial Holder Subscription Form are included in the Rights Offering Procedures. 4. Cash remitted to the Subscription Agent as the Purchase Price in accordance with the Rights Offering will be deposited and held by the Subscription Agent in a segregated escrow account until administered in connection with the settlement of the Rights Offering on the Effective Date. The Subscription Agent may not use such funds for any other purpose prior to such Effective Date and may not encumber or permit such funds to be encumbered with any lien or similar encumbrance. Such funds held by the Subscription Agent shall not be deemed part of the Debtors’ bankruptcy estate or property of the Plan Investor. 5. If the Rights Offering is not consummated, any cash paid to the Subscription Agent will be returned, without interest, to the Eligible Holders as soon as reasonably practicable after the date on which the Rights Offering is terminated. 96

12.3. Backstop Commitment. Pursuant to the Backstop Commitment Agreement, the Backstop Parties agreed to purchase any Unsubscribed Shares from the Rights Offering and the Plan Investor Rights Offering for a fee equal to 5% of the Rights Offering Amount and the Plan Investor Rights Offering Amount. The Backstop Commitment Fee is earned immediately upon the Subscription Commencement Date and is payable on the Effective Date as set forth in, and subject to the terms and conditions of, the Backstop Commitment Agreement. ARTICLE XIII. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN 13.1. Introduction. The following discussion summarizes certain U.S. federal income tax consequences expected to result from the consummation of the Plan. This discussion is only for general information purposes and only describes the expected federal income tax consequences to certain U.S. Holders and Non-U.S. Holders (each as defined below) entitled to vote on the Plan. It is not a complete analysis of all potential federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws, and does not address the Medicare tax on net investment income. This discussion is based on the Internal Revenue Code of 1986, as amended (“IRC”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court. As used in this summary, a “U.S. Holder” means any beneficial owner of a Claim, New Common Stock or Interest (as the case may be) that is, for U.S. federal income tax purposes: (i) a U.S. citizen or a resident alien for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust which (a) is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. This discussion assumes that U.S. Holders have held their Claims and will hold any property received for such Claims as “capital assets” within the meaning of IRC Section 97

1221 (generally, property held for investment).In addition, this discussion assumes that the Debtors’ obligations under the Claims will be treated as debt for federal income tax purposes. This discussion does not address all federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances or to holders subject to special rules under the federal income tax laws, such as financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, holders subject to the alternative minimum tax, holders required under IRC Section 451(b) to conform the timing of income accruals with respect to the notes to their financial statements, holders holding Claims as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, holders who have a functional currency other than the U.S. dollar and holders that acquired the Claims in connection with the performance of services. As used in this summary, a “Non-U.S. Holder” means a holder of a Claim, New Common Stock or Interest (as the case may be), other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. This summary does not address all aspects of U.S. federal income taxes that may be relevant to Non-U.S. Holders in light of their personal circumstances, and does not deal with federal taxes (other than the federal income tax) or with non-U.S., state, local or other tax considerations. Special rules, not discussed here, may apply to certain Non-U.S. Holders, including U.S. expatriates, controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax. Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds a Claim, New Common Stock or Interest, then you should consult your own tax advisors. In addition, this discussion does not address the treatment of any fees to be paid pursuant to the Plan. U.S. HOLDERS AND NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER FEDERAL TAX LAWS. 13.2. Federal Income Tax Consequences to the Debtors. (a) Cancellation of Indebtedness and Reduction of Tax Attributes. The Debtors generally should realize cancellation of indebtedness income (“COD Income”) to the extent the sum of (i) the fair market value of any property received by holders is less than (ii) the sum of (x) the adjusted issue price of any debt exchanged pursuant to the Plan, and (y) the amount of any unpaid accrued interest on such debt to the extent previously deducted by the Debtors. 98

COD Income realized by a Debtor will be excluded from income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a chapter 11 plan approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, the Debtors will not be required to recognize any COD Income realized as a result of the implementation of the Plan. A debtor that does not recognize COD Income under the Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD Income. Attributes subject to reduction include net operating losses (“NOLs”), NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries). NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under IRC Section 108(b)(5) (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If the debtor is a member of a consolidated group, the debtor may treat stock in another group member as depreciable property for purposes of the Section 108(b)(5) Election, provided the lower-tier member consents to a corresponding reduction in its basis in its depreciable property. If a debtor makes a Section 108(b)(5) Election, the limitation on reducing the debtor’s basis in its assets below the amount of its remaining liabilities, discussed below, does not apply. The Debtors currently do not intend to make a Section 108(b)(5) Election and expect to have sufficient NOLs to absorb any necessary attribute reduction. The Debtors believe that, for federal income tax purposes, the Debtors’ consolidated group had substantial consolidated NOL and NOL carryforwards as of the Petition Date. Although the amount of the Debtors’ NOLs will not be determined until the Debtors prepare their consolidated federal income tax returns for 2018 and the portion of 2019 ending on the consummation of the Plan , the Debtors currently anticipate that, although it is expected that NOL carryforwards will remain after consummation of the plan, the value remaining NOL carryforwards will be significantly reduced after application of the attribute reduction rules and certain limitations under IRC Section 382 (described below). (b) Section 382 Limitation on NOLs. Under IRC Section 382, if a corporation or a consolidated group with NOLs (a “Loss Corporation”) undergoes an “ownership change,” the Loss Corporation’s use of its pre-change NOLs (and certain other tax attributes) generally will be subject to an annual limitation in the post-change period. In general, an “ownership change” occurs if the percentage of the value of the Loss Corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”). Two sets of special provisions (Sections 382(l)(5) and (l)(6)) may be applicable to Ownership Changes occurring under the jurisdiction of a Bankruptcy Court. The Debtors expect the consummation of the Plan will result in an Ownership Change of the Debtors’ consolidated group. As a result of such Ownership Change and certain previous potential Ownership Changes, it is expected that the application of IRC 382 will significantly reduce the value of any remaining NOL carryforwards. 99

13.3. Federal Income Tax Consequences to the Plan Investor. (a) Potential Application of IRC 7874. A corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation for U.S. federal income tax purposes. The Plan Investor is an Irish entity and would generally be classified as a foreign corporation (and, therefore, not a U.S. tax resident) under these rules. Even so, the IRS may assert that the Plan Investor should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to IRC Section 7874. Under IRC Section 7874, if the former stockholders of the Debtors hold 80% or more of the vote or value of the shares of the Plan Investor by reason of holding the Debtors’ common stock (the percentage (by vote and value) of the Plan Investor’s common shares considered to be held (for purposes of IRC Section 7874) by former stockholders of the Debtors immediately after consummation of the Plan by reason of holding common stock of the Debtors, the “Section 7874 Percentage”), and the Plan Investor's expanded affiliated group after consummation of the Plan does not have substantial business activities in Ireland relative to its worldwide business activities, the Plan Investor would be treated as a U.S. corporation for U.S. federal income tax purposes. Under Treasury Regulations, each creditor of a Debtor will be treated as a shareholder of the Debtor and any claim of the creditor against the Debtor will be treated as stock of the Debtor for purposes of determining the Section 7874 Percentage. If the Section 7874 Percentage were determined to be at least 60% (but less than 80%), IRC Section 7874 would cause the Plan Investor to be treated as a “surrogate foreign corporation” if the Plan Investor does not have substantial business activities in Ireland relative to its worldwide business activities. If the Plan Investor were to be treated as a surrogate foreign corporation, several limitations could apply to the Debtors including, but not limited to, (i) the prohibition of the Debtors’ use of NOLs, foreign tax credits, or other tax attributes to offset the income or gain recognized by reason of the transfer of property to a foreign related person during the 10-year period following the consummation of the Plan or any income received or accrued during such period by reason of a license of any property by the Debtors to a foreign related person and (ii) the application of IRC Section 4985 and rules related thereto to impose an excise tax on the value of certain stock compensation of the Debtors held directly or indirectly by certain “disqualified individuals” (including officers and directors of the Debtors) at a rate equal to 15%, but only if gain is otherwise recognized by the Debtors’ shareholders as a result of the consummation of the Plan. Under current law, the Debtors expect that the Plan Investor will be treated as a surrogate foreign corporation for U.S. federal income taxes but do not expect the Plan Investor to be treated as a U.S. corporation for U.S. federal income tax purposes. However, determining the Section 7874 Percentage is complex, subject to factual and legal uncertainties and there can be no assurance that the IRS will agree with the Debtors’ position with respect to the Section 7874 Percentage. Holders are urged to consult their own tax advisors regarding the potential application of IRC Section 7874 and its potential tax consequences. 100

13.4. Federal Income Tax Consequences to Holders of Certain Claims. (a) Exchange of Certain Claims for New Common Stock. Subject to the discussion of the exchange of Certain Convertible Note Claims (discussed below), the receipt of New Common Stock by a U.S. Holder in exchange for its Claims generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the fair market value on the Effective Date of the New Common Stock received in exchange for its Claims and (ii) the U.S. Holder’s adjusted tax basis in its Claims. A U.S. Holder’s adjusted tax basis in its Claims generally will equal (a) such U.S. Holder’s cost for its Claims, (b) increased by any market discount (as discussed below) previously included in gross income by the U.S. Holder with respect to its Claims and (c) decreased (but not below zero) by any bond premium previously amortized by the U.S. Holder with respect to its Claims. Except with respect to accrued interest and to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules discussed below, such gain or loss generally will be capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for its Claims exceeds one year at the time of the exchange. Long-term capital gains recognized by non-corporate U.S. Holders (including individuals) are currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. (b) Exchange of Convertible Note Claims for New Convertible Notes. The U.S. federal income tax consequences of the Plan may, to the extent certain Convertible Notes Claims are exchanged for New Convertible Notes depend in part upon: (i) whether such Convertible Notes Claim is based on an obligation that constitutes a “security” for U.S. federal income tax purposes, and (ii) whether all or a portion of the consideration received for such Convertible Notes Claim is an obligation that constitutes a “security” U.S. for federal income tax purposes. The term “security” is not defined in the IRC or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted-average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted-average maturity at issuance of ten (10) years or more constitute securities. In addition, a right to acquire stock and, presumably, a right to acquire a “security” generally can also be treated as a “security.” The New Convertible Notes will have a maturity of five and a half (5.5) years and the Convertible Notes, as related to the Convertible Notes Claim, have a maturity of five (5) years. Accordingly, the New Convertible Notes and the Convertible Notes may each constitute a “security.” In the event that the New Convertible Notes and a U.S. Holder’s Convertible Notes Claim each constitute a “security” for U.S. federal income tax purposes, the U.S. Holder’s receipt of the New Convertible Notes should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, each such U.S. Holder generally will not recognize any loss 101 upon the exchange of its Convertible Notes Claim, but will recognize gain (computed as described in the next section), if any, to the extent of any consideration received other than the securities as described in the preceding paragraph, including to the extent such consideration is described above under “Federal Income Tax Consequences to U.S. Holders – Exchange of Certain Claims for New Common Stock.” Thus, a U.S. Holder that has a gain would recognize such gain to the extent of the fair market value of the New Common Stock received. A U.S. Holder will also have interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income, as described below under “Federal Income Tax Consequences to U.S. Holders – Other Considerations.” In a recapitalization exchange, a U.S. Holder’s tax basis in the New Convertible Notes should equal such U.S. holder’s adjusted tax basis in its Convertible Notes Claim, increased by any gain or interest income recognized in the exchange, and decreased by the fair market value of the taxable consideration received. In general, the U.S. Holder’s holding period for such portion of the New Convertible Notes would include the U.S. Holder’s holding period for its Convertible Notes Claim, except to the extent that such rights were issued in respect of a Claim for accrued but unpaid interest. Convertible Noteholders are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of the Convertible Notes Claim and the potential tax consequences thereof. (c) Exchange of New Money Bridge Loan Claims for New Term Loan Facility Obligations. The U.S. federal income tax consequences of the exchange of New Money Bridge Loan Claims for New Term Loan Facility Obligations may in part be determined by whether each item exchanged constitutes a “security” for U.S. federal income tax purposes, as discussed above under “Federal Income Tax Consequences to U.S. Holders – Exchange of Convertible Note Claims for New Convertible Notes.” The New Money Bridge Loan, as related to the New Money Bridge Loan Claim, has a maturity of less than one (1) year. It is therefore expected that the New Money Bridge Loan will not constitute a “security” and the exchange of New Money Bridge Loan Claims for New Term Loan Facility Obligation will not be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, such exchange generally will be a taxable transaction for U.S. federal income tax purposes., the results of which, subject to the discussion on “– Contingent Payment Debt Instruments” and “– Original Issue Discount” below, are described in further detail above under “Federal Income Tax Consequences to U.S. Holders – Exchange of Certain Claims for New Common Stock.” Contingent Payment Debt Instruments. Under certain circumstances and at the Plan Investor’s election, the Debtors may become obligated to make payments on the New Term Loan Facility in excess of stated principal and interest. The obligation to make these payments may implicate the provisions of the Treasury Regulations relating to contingent payment debt instruments. Treasury Regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the Notes to be different from the consequences discussed herein. Although the issue is not free from doubt, the Debtors intend to take the position that the possibility of the 102 payment of such additional amounts will not result in the New Term Loan Facility being treated as a contingent payment debt instrument under the applicable Treasury Regulations. The Debtors’ position is binding on a holder subject to U.S. federal income taxation unless such holder discloses on its tax return that such holder is taking a contrary position. This position is not binding on the IRS, which may take a contrary position and treat the New Term Loan Facility as a contingent payment debt instrument. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments. Holders should consult with their tax advisors about the potential tax consequences if the New Term Loan Facility is determined to be a contingent payment debt instrument. Original Issue Discount. The New Term Loan Facility may, at the election of the Plan Investor, be issued with original Issue Discount (“OID”) for U.S. federal income tax purposes. If the New Term Loan Facility is issued with OID, the amount of OID under the New Term Loan Facility will generally be equal to the excess of the principal amount of such New Term Loan Facility over its “issue price.” As such, if the New Term Loan Facility is issued with OID, a U.S. Holder generally would be required to include in taxable income for any particular taxable year the “daily portion” of the OID that accrues on the New Term Loan Facility for each day during the taxable year on which the U.S. Holder holds the New Term Loan Facility, in addition to stated interest and whether the U.S. Holder reports on the cash or accrual basis of accounting for U.S. federal income tax purposes. Thus, if the New Term Loan Facility is issued with OID, the U.S. Holder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period other than the final accrual period is the product of the “adjusted issue price” of the Note at the beginning of the accrual period and its “yield to maturity” (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), less the amount of any stated interest allocable to such accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a Note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the New Term Loan Facility in all prior accrual periods and decreased by the aggregate amount of payments other than payments of stated interest, if any, made during all prior accrual periods. The “yield to maturity” is the discount rate that, when used in computing the present value of all payments, produces an amount equal to the issue price. If the New Term Loan Facility is issued with OID, a U.S. Holder may elect to treat all interest on the New Term Loan Facility as OID and calculate the amount includible in gross income under the constant yield method described above. The election is made for the taxable year in which the U.S. Holder acquired the New Term Loan Facility, and may not be revoked without the consent of the IRS. Holders should consult with their tax advisors about this election and the potential tax consequences if the New Term Loan Facility is issued with OID. 103

(d) Satisfaction of Claims for Cash. A U.S Holder of a Claim which is satisfied for cash in connection with the Plan generally will recognize gain or loss equal to the difference between (i) the amount of cash received by the U.S. Holder in satisfaction of the Claim (excluding any cash received that is attributable to accrued and unpaid interest) and (ii) the U.S. Holder’s adjusted tax basis. Subject to the market discount rules discussed below, any gain or loss recognized on the satisfaction of a Claim for cash in connection with the Plan generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the exchange, the U.S. Holder’s holding period is more than one year. The deductibility of capital losses is subject to limitations. (e) Other Considerations. Accrued Interest. There is general uncertainty regarding the extent to which the receipt of cash or other property in exchange for a debt instrument should be treated as attributable to unpaid accrued interest. In accordance with the Plan, the Debtors take the position that property distributed pursuant to the Plan will first be allocable to the principal amount of a U.S. Holder’s Claim and then, to the extent necessary, to any unpaid accrued interest thereon. The IRS, however, could take a contrary position. To the extent any property received pursuant to the Plan is considered attributable to unpaid accrued interest, a U.S. Holder will recognize ordinary income to the extent the value of the property exceeds the amount of unpaid accrued interest previously included in gross income by the holder. A U.S. Holder’s tax basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of the property, and its holding period in the property should begin on the day after the Effective Date. A U.S. Holder generally will be entitled to recognize a loss to the extent any accrued interest previously included in its gross income is not paid in full. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST. Market Discount. A U.S. Holder of Claims with a tax basis less than the amount payable at maturity with respect to such Claims generally will be subject to the market discount rules of the IRC (unless such difference is less than a prescribed de minimis amount). Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of, Claims as ordinary income to the extent of the accrued market discount that has not previously been included in income at the time of such payment or disposition or, pursuant to an election by the U.S. holder to include market discount in income as it accrues. The election referred to in the preceding sentence will apply, once made, to all market discount bonds acquired by the U.S. Holder in the tax year during which the election is made and all market discount bonds acquired by the U.S. Holder in all subsequent years. Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of the Claims to their maturity date, unless the U.S. Holder irrevocably elects to compute the accrual of market discount on a constant yield basis. 104

Additional Tax on Investment Income. Certain individuals, estates and trusts are required to pay a 3.8% Medicare tax on “net investment income” including, among other things, interest (including OID) and proceeds of sales or other dispositions in respect of securities, subject to certain exceptions. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of a Debtor’s securities. (f) Information Reporting and Backup Withholding. The Debtors (or their paying agent) may be obligated to furnish information to the IRS regarding the consideration received by U.S. Holders (other than corporations and other exempt holders) pursuant to the Plan. U.S. Holders may be subject to backup withholding (currently, at a rate of 24%) on the consideration (including OID) received pursuant to the Plan. Certain U.S. Holders (including corporations) generally are not subject to backup withholding. A U.S. Holder that is not otherwise exempt generally may avoid backup withholding by furnishing to the Debtors (or their paying agent) its taxpayer identification number and certifying, under penalties of perjury, that the taxpayer identification number provided is correct and that the U.S. Holder has not been notified by the IRS that it is subject to backup withholding. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their federal income tax liability or may claim a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. 13.5. Federal Income Tax Consequences to Non-U.S. Holders. (a) Consequences to Non-U.S. Holders of the Plan. Subject to the rules discussed below under “Federal Income Tax Consequences to Non-U.S. Holders – FATCA Withholding,” any gain or interest income (including OID) realized by a Non-U.S. Holder on the exchange of its Claim generally will be exempt from U.S. federal income or withholding tax, provided that: such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the voting stock of a Debtor, is not a controlled foreign corporation related, directly or indirectly, to a Debtor through stock ownership, and is not a bank receiving interest described in IRC Section 881(c)(3)(A); the statement requirement set forth in IRC Section 871(h) or IRC Section 881(c) has been fulfilled with respect to the beneficial owner, as discussed below; and such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States. The statement requirement referred to in the second bullet point of the preceding paragraph generally will be fulfilled if the beneficial owner of the cash received on the exchange certifies on IRS Form W-8BEN or W-8BEN-E (or such successor form as the IRS designates) 105 under penalties of perjury that it is not a U.S. person and provides its name and address. The Non-U.S. Holder must provide the form to the Debtors or their Disbursing Agent, or in the case of a note held through a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, to such organization, bank or other financial institution, which must in turn provide to the Debtors or their Disbursing Agent a statement that it has received the form and furnish a copy thereof; provided that a non-U.S. financial institution will fulfill this requirement by filing IRS Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. These forms must be periodically updated. If a Non-U.S. Holder is engaged in a trade or business in the United States, and if any gain or interest income realized on the exchange of its Claim is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular U.S. federal income tax on such gain or interest income (including OID) in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates), in the manner described above, in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. (b) FATCA Withholding. Pursuant to IRC Sections 1471 through 1474, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on a holder’s behalf if the holder or such persons fail to comply with certain information reporting requirements. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify this regime. Payments of interest (including OID) that a holder receives in respect of a Claim, as applicable, could be affected by this withholding if such holder is subject to the FATCA information reporting requirements and fails to comply with them or if such holder holds the Claim indirectly through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to a holder would not otherwise have been subject to FATCA withholding). Non-U.S. Holders should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding. THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. 106

ARTICLE XIV. CERTAIN IRELAND INCOME TAX CONSEQUENCES OF THE PLAN 14.1. Introduction The following is a summary of the principal Irish tax consequences and is intended to be a general guide to certain Irish tax consequences of holding New Common Stock, based on the laws and practice of the Irish Revenue Commissioners currently in force in Ireland and may be subject to change, possibly with retrospective effect. The comments relate only to certain limited aspects of the Irish taxation treatment of holders of New Common Stock and are intended to apply only if the Plan Investor is an Irish incorporated tax resident Company and are also only intended to apply to holders of New Common Stock who are not resident or ordinarily resident and not (if an individual) domiciled in Ireland. The following statements do not purport to be a comprehensive description of all Irish tax considerations that may be relevant to any particular shareholder. Any person who is in any doubt as to their tax position should consult an appropriate professional tax advisor. 14.2. Dividends The Plan Investor is required to operate dividend withholding tax in Ireland (“DWT”) at source from dividends paid to the holders of the New Common Stock at the standard rate of Irish income tax (currently 20%) unless an exemption applies and the relevant shareholder has submitted on time a properly completed Irish Revenue Commissioners approved declaration providing for exemption to the company or to an approved person acting on behalf of the company. The following non-resident holders of New Common Stock are exempt from DWT (subject to making the necessary DWT declaration): Persons (other than a company) who (i) are neither resident nor ordinarily resident in Ireland and (ii) are resident for tax purposes in (a) a country which has a tax treaty with Ireland (a “tax treaty country”) or (b) an EU member state other than Ireland; Companies not resident in Ireland which are resident in an EU member state or a tax treaty country, by virtue of the law of an EU member state or a tax treaty country and are not controlled, directly or indirectly, by Irish residents; Companies not resident in Ireland which are directly or indirectly controlled by a person or persons who are, by virtue of the law of a tax treaty country or an EU member state, resident for tax purposes in a tax treaty country or an EU member state other than Ireland and which are not controlled directly or indirectly by persons who are not resident for tax purposes in a tax treaty country or EU member state; 107

Companies not resident in Ireland the principal class of shares of which is substantially and regularly traded on a recognized stock exchange in a tax treaty country or an EU member state including Ireland or on an approved stock exchange; or Companies not resident in Ireland that are 75% subsidiaries of a single company, or are wholly-owned by two or more companies, in either case the principal classes of shares of which is or are substantially and regularly traded on a recognized stock exchange in a tax treaty country or an EU member state including Ireland or on an approved stock exchange. A person who is neither resident nor ordinarily resident in Ireland and is entitled to receive dividends without DWT is not liable for Irish tax on the dividends. Where a person who is neither resident nor ordinarily resident in Ireland is subject to DWT on the dividend received due to not benefiting from any exemption from such DWT, the amount of that withholding may be sufficient to satisfy such person’s liability for Irish tax. 14.3. Capital Gains For as long as the New Common Stock shares are quoted on a stock exchange, a holder of New Common Stock will not be subject to Irish capital gains tax on any gain arising on a disposal of New Common Stock, provided such shareholder is neither resident nor ordinarily resident in Ireland for the purposes of Irish tax and does not or did not carry on a trade in Ireland through a branch or agency in respect of which the New Common Stock are used or were used, or were held or acquired for use by or for the purposes of the branch or agency. To the extent New Common Stock are not quoted on a stock exchange, a charge to capital gains tax will also arise where the shares derive the greater part of their value from Irish land or Irish minerals or certain rights, interests or other assets in relation to mining or minerals or the search for minerals. 14.4. Capital Acquisitions Tax A gift or inheritance comprising of New Common Stock will be within the charge to Irish capital acquisitions tax (gift and inheritance tax) if either (i) the dispenser or the donee/successor in relation to the gift or inheritance is resident or ordinarily resident of Ireland (or, in some circumstances, if the disponer is domiciled in Ireland irrespective of his residence or that of the donee/successor) or (ii) if the New Common Stock are regarded as property situate in Ireland. The New Common Stock will be assets situated in Ireland for the purposes of Irish capital acquisitions tax as long as the principal share register of the Plan Investor is situated in Ireland. The person who receives the gift or inheritance responsible for the payment of capital acquisitions tax. 108

14.5. Stamp Duty No Irish stamp duty will be payable in respect of the issue of the New Common Stock. Any transfer of New Common Stock will be chargeable to stamp duty at a rate of 1% unless an exemption or relief from stamp duty applies (in certain cases a higher rate of stamp duty may apply to transfers of shares which substantially derive their value from non-residential Irish land or buildings or rights over or interests in such Irish property). ARTICLE XV. SECURITIES LAW MATTERS 15.1. General. The Plan provides for the Plan Investor to issue New Common Stock to holders of Class 4 Novelion Intercompany Loan Claims and Class 6B Other General Unsecured Claims. The Plan also provides for the offer and issuance of the Rights Offering Stock pursuant to the Rights Offering to Eligible Holders of Claims in Class 4 and Class 6B. The Debtors believe that the New Common Stock and the Subscription Rights constitute “securities,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws. No registration statement will be filed under the Securities Act or any state securities laws relating to the initial offer and distribution on the Effective Date under the Plan of the New Common Stock or the Subscription Rights. 15.2. Initial Offer and Sale of Securities Under Federal Securities Laws. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold “under a plan” of reorganization and must be securities of the debtor, of an affiliate “participating in a joint plan” with the debtor or of a successor to the debtor under the plan; (b) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor or such affiliate; and (c) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or “principally” in such exchange and “partly” for cash or property. The Debtors believe that the provisions of section 1145(a)(l) of the Bankruptcy Code exempt the initial offer and distribution of the New Common Stock and Subscription Rights on the Effective Date under the Plan from federal and state securities registration 109 requirements. 15.3. Subsequent Transfers of New Common Stock. The New Common Stock may be freely transferred by recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the New Common Stock are exempt from registration under the Securities Act and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”: (i) a Person who purchases a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest; (ii) a Person who offers to sell securities offered or sold under a plan for the holders of such securities; (iii) a Person who offers to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is: (A) with a view to distributing such securities; and (B) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; and (iv) a Person who is an “issuer” (as defined in section 2(a)(11) of the Securities Act) with respect to the securities. Under section 2(a)(11) of the Securities Act, an “issuer” includes any Person directly or indirectly controlling or controlled by the issuer, or any Person under direct or indirect common control of the issuer. To the extent that Persons who receive New Common Stock pursuant to the Plan are deemed to be underwriters, resales by such Persons would not be exempted from registration under the Securities Act or other applicable law by section 1145 of the Bankruptcy Code. Persons deemed to be underwriters may, however, be permitted to resell such New Common Stock without registration pursuant to the provisions of Rule 144 under the Securities Act or another available exemption under the Securities Act. In addition, such Persons will also be entitled to resell their New Common Stock in transactions registered under the Securities Act following the effectiveness of the Resale Registration Statement (as defined below). The Debtors believe that Novelion is not an “underwriter” as defined in section 1145(b) of the Bankruptcy Code with respect to the New Common Stock to be issued by the Plan Investor to Novelion under the Plan. Novelion has not (i) purchased a claim against or interest in any of the Debtors with a view to distributing any security received in exchange for such claim or interest; (ii) offered to sell any securities being offered under the Plan for the holders of such securities; or (iii) offered to buy any securities being offered under the Plan from the holders of 110 such securities. Nor is Novelion an “issuer” as such term is used in section 2(a)(11) of the Securities Act; Novelion does not directly or indirectly control, is not directly or indirectly controlled by, or under direct or indirect common control of, the issuer (i.e. the Plan Investor). As Novelion is not an “underwriter,” all resales and subsequent transfers by Novelion of the New Common Stock issued to Novelion under the Plan are exempt from registration under the Securities Act and state securities laws. The Debtors will request a determination of the Bankruptcy Court that Novelion is not an “underwriter” as described herein. Holders of New Common Stock who are deemed underwriters may resell New Common Stock pursuant to the limited safe harbor resale provision under Rule 144 of the Securities Act. Generally, if the issuer is a “reporting company” (i.e., an issuer that has been subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) for at least 90 days), Rule 144 would permit the public sale of securities received by such Person if, at the time of the sale, certain current public information regarding the issuer is available and only if such Person also complies with the volume, manner of sale and notice requirements of Rule 144 (as described in Section 13.3(b) below). If the issuer is not a “reporting company”, adequate current public information as specified under Rule 144 is available if certain company information is made publicly available, as specified in Section (c)(2) of Rule 144. The Debtors expect that the Plan Investor will file a registration statement with the SEC that will become effective within [ ] days following the Effective Date and, 90 days after such effectiveness, the Plan Investor will be a “reporting company” subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. . Whether or not any particular Person would be deemed to be an underwriter with respect to the New Common Stock or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any particular Person receiving New Common Stock or other securities under the Plan would be an underwriter with respect to such New Common Stock or other securities, whether such Person may freely resell such securities or the circumstances under which they may resell such securities. 15.4. Subsequent Transfers of Rights Offering Stock. The Rights Offering will be deemed “restricted securities” (as defined by Rule 144 of the Securities Act) that may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available. The Plan Investor will file, as soon as reasonably practicable after the Effective Date and in any event within 90 days after the Effective Date, a registration statement registering the resale of all of the Rights Offering Stock and the New Common Stock that are “control” securities (the “Resale Registration Statement”). The Plan Investor has also agreed to use its reasonable best efforts to cause the Resale Registration Statement to be declared effective as promptly as practicable. Thus, until the Resale Registration Statement has been declared effective, Persons who receive Rights Offering Stock will not be permitted to offer, sell or 111 otherwise transfer their Rights Offering Stock except pursuant to an available exemption from registration. Rule 144 provides a limited safe harbor for the public resale of restricted securities if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” A non-affiliate of an issuer who has not been an affiliate of the issuer during the 90 days preceding such sale may resell restricted securities of a “reporting company” after a six-month holding period if at the time of the sale certain current public information regarding the issuer is available and, after a one-year holding period, whether or not there is current public information regarding the issuer. As noted above, the Debtors currently expect that this information requirement will be satisfied. An affiliate of an issuer may resell restricted securities of a “reporting company” after a six-month holding period if at the time of the sale certain current public information regarding the issuer is available and the affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144, and provide a copy to any exchange on which the securities are traded. The Debtors believe that the Rule 144 exemption will not be available with respect to the Rights Offering Stock (whether held by non-affiliates or affiliates) until at least six months after the Effective Date. Accordingly, unless the Resale Registration Statement becomes effective sooner, holders of Rights Offering Stock will be required to hold their Rights Offering Stock for at least six months and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to the Resale Registration Statement or pursuant to another available exemption from the registration requirements of applicable securities laws. Each certificate representing, or issued in exchange for or upon the transfer, sale or assignment of, any Rights Offering Stock shall, upon issuance, be stamped or otherwise imprinted with a restrictive legend in substantially the following form: “THE SECURITIESREPRESENTED BYTHIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE 112

OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.” The Plan Investor reserves the right to require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the Rights Offering Stock. The Plan Investor will also reserve the right to stop the transfer of any Rights Offering Stock if such transfer is not in compliance with Rule 144, pursuant to the Resale Registration Statement or pursuant to another available exemption from the registration requirements of applicable securities laws. All Persons who receive Rights Offering Stock will be required to acknowledge and agree that (a) they will not offer, sell or otherwise transfer any Rights Offering Stock except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, or pursuant to the Resale Registration Statement, and (b) the Rights Offering Stock will be subject to the other restrictions described above. With respect to any New Common Stock or Rights Offering Stock offered to or subscribed for or purchased by Persons in the European Economic Area (“EEA”), such Persons are Persons in member states of the EEA who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive (Directive 2003/71/EC, as amended, including by Directive 2010/73/EU, to the extent implemented in the relevant member state of the EEA) and any implementing measure in each relevant member state of the EEA (“Qualified Investors”). In addition, with respect to any New Common Stock or Rights Offering Stock offered to or subscribed for or purchased by Persons in the United Kingdom, such Persons are Qualified Investors who are: (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FPO”); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO. Any Persons receiving restricted securities under the Plan should consult with their own counsel concerning the availability of an exemption from registration for resale of these securities under the Securities Act and other applicable law. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON (OTHER THAN NOVELION) MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED 113

UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES. ARTICLE XVI. PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN 16.1. Distributions. The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of the Plan. Distributions to holders of Allowed Bridge Loan Claims and Allowed Other General Unsecured Claims (on account of Convertible Notes Claims) shall be made by the Bridge Loan Administrative Agent and the Convertible Notes Trustee, respectively, and deemed completed when made to the applicable administrative agent or indenture trustee as Disbursing Agent. For all other Plan Distributions, the Disbursing Agent shall make all Plan Distributions to the applicable holders of Allowed Claims in accordance with the terms of the Plan. 16.2. No Postpetition Interest on Claims. Other than as specifically provided in the Plan or the Confirmation Order, or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date. 16.3. Date of Distributions. Unless otherwise provided in the Plan, any Plan Distributions and deliveries to be made pursuant to the Plan shall be made on the applicable Distribution Date; provided, that the Reorganized Debtors may utilize periodic distribution dates to the extent that use of a periodic distribution date does not delay payment of the Allowed Claim more than sixty (60) days. For the avoidance of doubt, and notwithstanding anything in the Plan to the contrary, all such Plan Distributions and deliveries that are to be made in Cash thereunder on the applicable Distribution Date shall be made from Plan Cash unless otherwise provided in the Plan. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date. 16.4. Distribution Record Date. As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each of the Classes, as maintained by the Debtors, or their agents, shall be deemed closed and there shall be no further changes in the record holders of any of the Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of Claims occurring after the close of business on the 114

Distribution Record Date. Additionally, with respect to payment of any Cure Amounts or any Cure Disputes in connection with the assumption and/or assignment of the Debtors’ executory contracts and unexpired leases, neither the Debtors, the Disbursing Agent nor the Plan Investor shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Amount. 16.5. Disbursing Agent. Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effectuate all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable Plan Distributions or payments contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date), pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions thereof. Expenses Incurred by the Disbursing Agent on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable and documented fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including reasonable attorney and other professional fees and expenses) of the Disbursing Agent shall be paid in Cash by the Reorganized Debtors. The foregoing fees and expenses shall be paid in the ordinary course, upon presentation of invoices to the Reorganized Debtors and without the need for approval by the Bankruptcy Court, as set forth in Section 3.2(b) of the Plan. In the event that the Disbursing Agent and the Reorganized Debtors are unable to resolve a dispute with respect to the payment of the Disbursing Agent’s fees, costs and expenses, the Disbursing Agent may elect to submit any such dispute to the Bankruptcy Court for resolution. Bond. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors. Furthermore, any such entity required to give a bond shall notify the Bankruptcy Court and the U.S. Trustee in writing before terminating any such bond that is obtained. Cooperation with Disbursing Agent. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent with the amount of Claims and the identity and addresses of holders of Claims, in each case, that are entitled to receive Plan Distributions, as set forth in the Debtors’ or the applicable Reorganized Debtors’ books and records. The Reorganized Debtors will cooperate in good faith with the Disbursing Agent to comply with the withholding and reporting requirements outlined in Section 8.16 of the Plan. 115

16.6. Delivery of Distribution. Subject to the provisions contained in this Article VIII, the applicable Disbursing Agent will issue, or cause to be issued, and authenticate, as applicable, all Plan Consideration, and subject to Bankruptcy Rule 9010, make all Plan Distributions or payments to any holder of an Allowed Claim as and when required by the Plan at: (a) the address of such holder on the books and records of the Debtors or their agents; or (b) at the address in any written notice of address change delivered to the Debtors or the applicable Disbursing Agent, including any addresses included on any filed proofs of Claim or transfers of Claim filed with the Bankruptcy Court. In the event that any Plan Distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the applicable Disbursing Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such Plan Distribution shall be made to such holder without interest; provided, however, such Plan Distributions or payments shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of one year from (i) the Effective Date, and (ii) the first Distribution Date after such holder’s Claim is first Allowed. Distributions of the New Convertible Notes to be held through DTC shall be made through the facilities of DTC in accordance with DTC’s customary practices. All New Convertible Notes to be distributed pursuant to the Plan shall be issued in the names of such holders, their nominees of record, or their permitted designees as of the Distribution Record Date in accordance with DTC’s book-entry procedures, to the extent applicable; provided that such New Common Stock and New Convertible Notes are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Common Stock and the New Convertible Notes are not eligible for distribution in accordance with DTC’s customary practices, the Reorganized Debtors will take such reasonable actions as may be required to cause distributions of the New Convertible Notes under the Plan. No distributions will be made other than through DTC if the New Common Stock and the New Convertible Notes are permitted to be held through DTC’s book entry system. Any distribution that otherwise would be made to any holder eligible to receive a distribution of a security available solely through DTC who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date shall be forfeited. 16.7. Unclaimed Property. One year from the later of (i) the Effective Date, and (ii) the first Distribution Date after such holder’s Claim is first Allowed, all unclaimed property, wherever located, or interests in property distributable thereunder on account of such Claim shall revert to the Reorganized Debtors or their respective successors or assigns of the Reorganized Debtors, and any claim or right of the holder of such Claim to such property, wherever located, or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, and the proofs of Claim filed against the Debtors, as reflected on the claims register maintained by the Claims Agent. 16.8. Satisfaction of Claims. 116

Unless otherwise specifically provided in the Plan, any Plan Distributions and deliveries to be made on account of Allowed Claims thereunder shall be in complete settlement, satisfaction and discharge of such Allowed Claims. 16.9. Manner of Payment Under Plan. Except as specifically provided in the Plan, at the option of the Reorganized Debtors, any Cash payment to be made thereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors or the applicable Reorganized Debtor, as the case may be. 16.10. Fractional Shares; De Minimis Cash Distributions. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a Plan Distribution that is less than one (1) share of New Common Stock or $50.00 in Cash. No fractional shares of New Common Stock shall be distributed. When any Plan Distribution would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the shares of the New Common Stock subject to such Plan Distribution will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than ½ will be rounded to the next higher whole number; and (ii) fractions less than ½ will be rounded to the next lower whole number; provided, that the foregoing shall not apply to any rounding of the Rights Offering Stock, the distribution of which shall be governed by the Rights Offering Procedures and Section 7.3 of the Plan. The total number of shares of New Common Stock to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in the Plan. No consideration will be provided in lieu of fractional shares that are rounded down. Fractional shares of New Common Stock that are not distributed in accordance with Section 8.11 of the Plan shall be cancelled. 16.11. Distributions on Account of Allowed Claims Only. Notwithstanding anything in the Plan to the contrary, no Plan Distribution shall be made on account of a Claim until such Claim becomes an Allowed Claim plus any postpetition interest on such Claim, to the extent such interest is permitted under Section 8.2 of the Plan. 16.12. No Distribution in Excess of Amount of Allowed Claim. Notwithstanding anything in the Plan to the contrary, no holder of an Allowed Claim shall, on account of such Allowed Claim, receive a Plan Distribution of a value in excess of the Allowed amount of such Claim. 16.13. Exemption from Securities Laws. The issuance of and the distribution under the Plan of the Plan Securities shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code, to the maximum extent permitted thereunder. The New Common Stock (including the Rights Offering Stock and New Common Stock issuable upon the exercise of New Warrants) issued under the Plan will be issued without 117 registration under the Securities Act or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code. New Common Stock (including the Rights offering and New Common Stock issuable upon the exercise of New Warrants) issued under the Plan in reliance upon section 1145 of the Bankruptcy Code shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code. For the avoidance of doubt, Novelion shall not be deemed an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code. The New Common Stock (including the Rights Offering Stock and New Common Stock issuable upon the exercise of New Warrants) issued pursuant to section 1145 of the Bankruptcy Code also does not constitute “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and, subject to the terms of the New Registration Rights Agreement and the Amended Memorandum of Association, is freely tradable and transferable by any holder thereof that: (a) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act; (b) has not been such an “affiliate” within 90 days of such transfer; and (c) has not acquired the New Common Stock from an “affiliate” within one year of such transfer. 16.14. Setoffs and Recoupments. Except as expressly provided in the Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (a) agreed in amount among the relevant Reorganized Debtor(s) and holder of such Allowed Claim, or (b) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim thereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. 16.15. Withholding and Reporting Requirements. In connection with the Plan and all Plan Distributions thereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority, and all Plan Distributions thereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all action that may be necessary or appropriate to comply with such withholding and reporting requirements, including requiring a holder of a Claim to submit appropriate tax and withholding certifications. Notwithstanding any other provision of the Plan: (a) each holder of an Allowed Claim that is to receive a Plan Distribution under the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution; and (b) no Plan Distributions shall be required to be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtors’ satisfaction, established an exemption therefrom. 118

16.16. Hart-Scott Rodino Antitrust Improvements Act. Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Competition Laws shall not be distributed until the notification and waiting period applicable under such Competition Laws to such entity shall have expired or been terminated or any applicable authorizations, approvals, clearances or consents have been obtained. ARTICLE XVII. PROCEDURES FOR RESOLVING CLAIMS 17.1. Claims Process. Other than with respect to Fee Claims, only the Reorganized Debtors shall be entitled to object to Claims after the Effective Date. Any objections to those Claims (other than Administrative Expense Claims) shall be served and filed on or before the later of: (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (a) thereof. Any Claims filed after the Bar Date or Administrative Bar Date, as applicable, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person wishing to file such untimely Claim has received the Bankruptcy Court’s authorization to do so. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (c) if counsel has agreed to or is otherwise deemed to accept service, by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Chapter 11 Cases (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. 17.2. Amendment to Claims. From and after the Effective Date, no proof of Claim may be amended to increase or assert additional claims not reflected in a previously timely filed Claim (or Claim scheduled on the applicable Debtor’s Schedules, unless superseded by a filed Claim), and any such Claim shall be deemed disallowed and expunged in its entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors unless the claimant has obtained the Bankruptcy Court’s prior approval to file such amended or increased Claim. 17.3. Disputed Claims. Disputed Claims shall not be entitled to any Plan Distributions unless and until they become Allowed Claims. 119

17.4. Estimation of Claims. The Debtors and/or Reorganized Debtors may request that the Bankruptcy Court enter an Estimation Order with respect to any Claim, pursuant to section 502(c) of the Bankruptcy Code, for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time (including during the pendency of any appeal with respect to the allowance or disallowance of such Claims). In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance or distribution purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the objecting party may elect to pursue any supplemental proceedings to object to any ultimate allowance of such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court. 120

CONCLUSION The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described herein because it will provide the greatest recovery to holders of Claims. Other alternatives would involve significant delay, uncertainty and substantial administrative costs and are likely to reduce any return to creditors who hold Claims. Accordingly, the Debtors urge the holders of impaired Claims in Classes 3, 4 and 6B who are entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots to the Voting Agent so that they will be received not later than [ ] [ ].m. (prevailing Eastern time) on [ ], 2019. Dated: May 20, 2019 New York, New York Respectfully submitted, Aegerion Pharmaceuticals, Inc. on behalf of itself and its affiliated Debtors By: John R. Castellano Chief Restructuring Officer Counsel: WILLKIE FARR & GALLAGHER LLP Paul V. Shalhoub Andrew S. Mordkoff New York, NY 10019 (212) 728-8000 Proposed Counsel for the Debtors and Debtors in Possession 121

EXHIBIT E

Backstop Commitment Agreement

EXECUTION VERSION

AMRYT PHARMA PLC

HIGHBRIDGE MSF INTERNATIONAL LTD.

HIGHBRIDGE SCF SPECIAL SITUATIONS SPV, L.P.

1992 TACTICAL CREDIT MASTER FUND, L.P.

ATHYRIUM OPPORTUNITIES II ACQUISITION 2 LP

ATHYRIUM OPPORTUNITIES III ACQUISITION 2 LP

WHITEBOX RELATIVE VALUE PARTNERS, LP

WHITEBOX GT FUND, LP

WHITEBOX MULTI-STRATEGY PARTNERS, LP

PANDORA SELECT PARTNERS, LP

NINETEEN77 GLOBAL MULTI-STRATEGY ALPHA MASTER LIMITED

AND

NINETEEN77 GLOBAL CONVERTIBLE BOND MASTER LIMITED

BACKSTOP SUBSCRIPTION AGREEMENT

99 Bishopsgate

London

EC2M 3XF

www.lw.com

2

This Agreement (the “Agreement”) is made on               2019

BETWEEN

(1)                                AMRYT PHARMA PLC, a company incorporated in England and Wales with the registered number 05316808 and registered address at Dept 920a 196 High Road, Wood Green, London, England, N22 8HH (the “Company”);

(2)                                HIGHBRIDGE MSF INTERNATIONAL LTD., an exempted company incorporated under the laws of the Cayman Islands with registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1101, Cayman Islands (“MSF”);

(3)                                HIGHBRIDGE SCF SPECIAL SITUATIONS SPV, L.P., an exempted limited partnership formed under the laws of the Cayman Islands and registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1101, Cayman Islands (“SCF”);

(4)                                1992 TACTICAL CREDIT MASTER FUND, L.P., an exempted limited partnership organized under the laws of the Cayman Islands and registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1101, Cayman Islands (“TCF”, and together with MSF and SCF, “Highbridge”);

(5)                                ATHYRIUM OPPORTUNITIES II ACQUISITION 2 LP, a limited partnership whose registered address is at 251 Little Falls Drive Wilmington, DE 19808-1674 (“Athyrium II”);

(6)                                ATHYRIUM OPPORTUNITIES III ACQUISITION 2 LP, a limited partnership whose registered address is at 251 Little Falls Drive Wilmington, DE 19808-1674 (“Athyrium III”, and together with Athyrium III, “Athyrium”);

(7)                                WHITEBOX RELATIVE VALUE PARTNERS, LP, a limited partnership whose registered address is at Jayla Place, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands VG1110 (“Whitebox Relative”);

(8)                                WHITEBOX GT FUND, LP, a limited partnership whose registered address is at 251 Little Falls Drive, Wilmington, DE 19808 (“Whitebox GT”);

(9)                                WHITEBOX MULTI-STRATEGY PARTNERS, LP, a limited partnership whose registered address is at Jayla Place, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands VG1110 (“Whitebox Multi-Strategy”);

(10)                         PANDORA SELECT PARTNERS, LP, a limited partnership whose registered address is at Jayla Place, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands VG1110 (“Pandora”, and together with Whitebox Relative, Whitebox GT and Whitebox Multi-Strategy, “Whitebox”);

(11)                         NINETEEN77 GLOBAL MULTI-STRATEGY ALPHA MASTER LIMITED, an exempted company incorporated under the laws of the Cayman Islands whose registered office address is at c/o Maples Corporate Services Limited, Ugland House, PO Box 309, Grand Cayman, KY1-1104, Cayman Islands (“Nineteen Multi-Strategy”); and

(12)                         NINETEEN77 GLOBAL CONVERTIBLE BOND MASTER LIMITED, an exempted company incorporated under the laws of the Cayman Islands whose registered office address is at c/o Maples Corporate Services Limited, Ugland House, PO Box 309, Grand Cayman, KY1-1104, Cayman Islands (“Nineteen Bond,” and together with Nineteen Multi-Strategy, “O’Connor”).

3

WHEREAS

(A)                              The Company was incorporated on 20 December 2004 and its shares are admitted to trading on AIM, a market operated by the London Stock Exchange plc (“AIM”) and the Euronext Growth Market, a market operated by Euronext Dublin (“Euronext”).

(B)                              The Company has entered into a restructuring support agreement (the “RSA”) and a plan funding agreement (the “Plan Funding Agreement”) pursuant to which, among others, it proposes to acquire the entire share capital of Aegerion Pharmaceuticals, Inc. (“Aegerion”).

(C)                              The Company proposes to effect a scheme of arrangement under Part 26 of the Companies Act pursuant to which the holders of Ordinary Shares (the “Company Shareholders”) and the holders of options or warrants over Ordinary Shares (the “Company Options”) (and the holders of the Company Options, the “Company Optionholders”) will exchange the Ordinary Shares held by such Company Shareholders (and the Company Options held by such Company Optionholders) for new ordinary shares (or new options or warrants over such ordinary shares) issued by a newly incorporated company (“New Amryt TopCo”), together with one (1) CVR security for each Company Share (or Company Option), whereupon the Company shall procure that the rights and obligations of the Company under this Agreement shall be assumed by New Amryt TopCo (such scheme of arrangement, the “Scheme”).

(D)                              In accordance with the RSA and subject to the terms and conditions set out in this Agreement, the Company proposes to raise $60 million (the “Capital Raise Amount”) by way of an offer of Ordinary Shares to Investors and Creditors at the Placing Price (the “Capital Raise”).

(E)                               Pursuant to the terms of the Capital Raise:

(i)                 the Creditor Placing Shares will be offered by the Company to the Creditors for an aggregate subscription price of $42 million at the Placing Price, and each Creditor will have the right, but not the obligation, to subscribe, for its pro rata share of the Creditor Placing Shares. To the extent that any Creditor Placing Shares remain unsubscribed, first, each Investor as determined by the Company may elect to subscribe for any unsubscribed Creditor Placing Shares and thereafter, to the extent that any Creditor Placing Shares remain unsubscribed, each Creditor who has previously subscribed for the Creditor Placing Shares will have the right, but not the obligation, to subscribe, for its pro rata share of the remaining Creditor Placing Shares (the “Creditor Placing”).  To the extent that a subscription for Creditor Placing Shares by a Creditor is, or is deemed to be, an offer to purchase such Creditor Placing Shares and not an acceptance of an offer by the Company to purchase such Creditor Placing Shares, the Company agrees (1) to not unreasonably reject such offer/subscription and, in any event, (2) to treat each Creditor that offers to purchase Creditor Placing Shares, and each offer/subscription therefor, equally in all material respects; and

(ii)   the Investor Placing Shares will be offered by the Company to the Investors for an aggregate subscription price of $18 million at the Placing Price (the “Investor Placing”).

(F)                                Each Back Stop Party will subscribe for, and the Company will allot and issue to each Back Stop Party, any Remaining Shares, if:

(i)                 the Creditor Placing has not been fully subscribed (as described in Recital (E)(i)); and

(ii)              the Investor Placing has not been fully subscribed (as described in Recital (E)(ii)),

on such terms, in such proportions, and in such manner, as prescribed in this Agreement.

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(G)                              An application will be made by the Company for all of the Placing Shares to be admitted to trading on AIM and Euronext.

IT IS AGREED THAT:

1.                                     DEFINITIONS AND INTERPRETATION

1.1                              In this Agreement (including the Recitals hereto), in addition to expressions already defined, the following expressions shall have the meanings set out below.

“Accredited Investors” has the meaning specified in Rule 501(a) of Regulation D under the Securities Act;

“Admission” means the admission of the Placing Shares to trading on AIM and Euronext becoming effective as provided under the AIM Rules and the Euronext Rules respectively;

“Affiliate” has the meaning specified in Rule 501(b) of Regulation D under the Securities Act;

“AIM” has the meaning set out in Recital (A);

“AIM Rules” means the rules and guidance notes for AIM Companies issued by the LSE from time to time related to AIM traded securities and the operation of AIM;

“Applications” means the applications made by (or on behalf of) the Company for Admission in the form prescribed by the LSE and the Euronext;

“Articles of Association” means the articles of association of the Company from time to time;

“Average USD to GBP Exchange Rate” means the average closing USD to GBP exchange rate as derived from the Bloomberg Composite Rate (taken each day as at 4 pm London time) over the five (5) Business Days falling immediately prior to the date of this Agreement;

“Back Stop Party” means each of MSF, TCF, Athyrium II, Athyrium III, Whitebox Relative, Whitebox GT, Whitebox Multi-Strategy, Pandora, Nineteen77 Multi-Strategy and Nineteen Bond, and collectively, the “Back Stop Parties”;

“Board” means the board of directors of the Company from time to time;

“Business Day” means any day other than a Saturday, Sunday or bank or public holiday in New York, London or Dublin;

“Capital Raise” has the meaning set out in Recital (D);

“Capital Raise Amount” has the meaning set out in Recital (D);

“Companies Act” means the Companies Act 2006;

“Company Options / Warrants” means any options or warrants issued by the Company which entitle the holder thereof to require the issuance of any Ordinary Shares by the Company on exercise of such options or warrants by the holder in accordance with the terms thereof;

“Company Warranties” means the warranties given by the Company pursuant to Clause 6;

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“Conditions” has the meaning given in Clause 2.1;

“Creditors” means the publicly traded ultimate parent of Aegerion and, subject to all applicable regulatory restrictions and securities laws in any applicable jurisdiction, certain unsecured creditors of Aegerion;

“Creditor Placing” has the meaning set out in Recital (E)(i);

“Creditor Placing Shares” means Ordinary Shares offered pursuant to the Creditor Placing for an aggregate subscription price of $42 million;

“CREST” means the system for the paperless settlement of trades in securities and the holding of securities in uncertificated form of which Euroclear is the Operator (as defined in the CREST Regulations);

“CREST Regulations” means the Uncertificated Securities Regulations 2001 (SI 2001 No 3755), as amended;

“CVR Instrument” means the deed poll in the agreed form to be entered into by New Amryt TopCo constituting the CVR securities to be issued to the Company Shareholders and the Company Optionholders;

“Employee Share Option Plan” means the Company’s Employee Share Option Plan, as adopted 18 April 2016 and as amended 25 May 2017;

“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right, option, claim, equitable right, power of sale, pledge, retention of title, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the above;

“Euronext Rules” means the Euronext Growth Rules for Companies published by Euronext Dublin from time to time;

“FSMA” means the Financial Services and Markets Act 2000;

“Group” means in relation to each of the Back Stop Parties or the Company, as the context requires, any legal entity or person which from time to time controls, is controlled by or is under common control with that party, and “control”, in relation to a legal entity, means the power of a person to secure that the affairs of the legal entity are conducted in accordance with the wishes of that person (i) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other legal entity; (ii) by means of the ability to direct the business of such legal entity (whether through its board or otherwise); or (iii) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other legal entity.

“Investor Placing” has the meaning set out in Recital (E)(ii);

“Investor Placing Shares” means Ordinary Shares offered pursuant to the Investor Placing for an aggregate subscription price of $18 million;

“Investors” means such persons (whether existing Company Shareholders or otherwise) as the Company may procure for the purposes of subscribing for the Investor Placing Shares or the unsubscribed portion of the Creditor Placing;

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“Long-Stop Date” means the Outside Date as defined in the Plan Funding Agreement or any such later date as may be agreed between the parties in writing;

“LSE” means the London Stock Exchange plc;

“Notification Form” has the meaning set out in Clause 3.2;

“Ordinary Shares” means the ordinary shares in the capital of the Company in issue from time to time;

“Payment Amount” has the meaning given in Clause 3.3;

“Placing Price” means the placing price at which Placing Shares will be offered for subscription calculated in accordance with the following formula:

where:

“A” means the Average USD to GBP Exchange Rate;

“Closing Shares” has the meaning given in the Plan Funding Agreement;

“Placing Shares” means such number of Ordinary Shares to be allotted and issued pursuant to the Capital Raise, calculated in accordance with the following formula:

where:

“Capital Raise Ownership Percentage” is calculated using the following formula:

“Pre-Money Shares” means the number of Ordinary Shares and Company Options and Warrants (other than  Company Options issued pursuant to the Employee Share Option Plan) in issue immediately prior to the issue of the Placing Shares, including the Closing Shares;

where, for the avoidance of doubt, the number of Placing Shares shall be equal to the Capital Raise Ownership Percentage (which is approximately 19.4452%) of the sum of: (i) the Pre-Money Shares; and (ii) the Placing Shares.

“Regulation S” means Regulation S under the Securities Act;

“Relevant Percentage” means in the case of MSF, 10.5 per cent., in the case of TCF, 9.8 per cent., in the case of SCF, 5.4 per cent., in the case of Athyrium II, 47 per cent., in the case of Athyrium III, 11 per cent, in the case of Whitebox Relative 1.4 per cent., in the case of Whitebox GT 0.1 per cent., in the case of Whitebox Multi-Strategy 1.4 per cent., in the case of Pandora 0.6 per cent., in the case of Nineteen Multi-Strategy 12.3 per cent., and in the case of Nineteen Bond, 0.5 per cent.;

7

“Remaining Creditor Placing Shares” means such number of Creditor Placing Shares that have not been subscribed for pursuant to the Creditor Placing;

“Remaining Investor Placing Shares” means such number of Investor Placing Shares that have not been subscribed for pursuant to the Investor Placing;

“Remaining Shares” means the Remaining Investor Placing Shares and the Remaining Creditor Placing Shares;

“Scheme Document” means the document to be sent to the Company Shareholders containing, amongst other things, the Scheme and the notices convening the meetings of the the Company Shareholders to consider and, if thought fit, approve the Scheme;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Subscription Date” means the date given for the allotment and issue of the Remaining Shares as notified to each Back Stop Party by the Company in the Notification Form, provided that this date shall be no earlier than two (2) Business Days following the date of the Notification Form; and

“Takeover Code” means the UK City Code on Takeovers and Mergers;

“United States” has the meaning assigned thereto in Regulation S under the Securities Act.

1.2                              References in this Agreement to any act, statute or statutory provision include references to any such provision as amended, re-enacted or replaced from time to time and any former statutory provision replaced (with or without modification) by the provision referred to.

1.3                              References in this Agreement to the singular include references to the plural and vice versa and references to any gender shall include references to all other genders.

1.4                              Headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement or any part thereof.

1.5                              The expressions “subsidiary” shall have the meaning given by the Companies Act and the expression “subsidiary” shall be deemed to include “subsidiary undertakings” as defined by the Companies Act.

1.6                              References to “$” or “US Dollars” are to the lawful currency of the United States.

1.7                              References to “£” are to the lawful currency of the United Kingdom.

2.                                     CONDITIONS

2.1                              The obligations of each Back Stop Party under this Agreement are in all respects conditional on the satisfaction (or waiver, as the case may be) of the following (the “Conditions”):

(a)                                 the Applications and all other documents required to be submitted with the Applications, being delivered to the LSE and Euronext Dublin respectively, no later than 8.00 am (London time) two (2) Business Days prior to the Subscription Date;

(b)                                 Admission becoming effective by no later than 8.00 a.m. (London time) on the Subscription Date;

8

(c)                                  the rights attaching to the Ordinary Shares under the articles of association of the Company as at the date of execution of the RSA not having been altered in any respect;

(d)                                 the approval of the “Rule 9 whitewash waiver” shareholder resolution (the “Whitewash Resolution”) by the independent Company Shareholders for the purposes of the Takeover Code;

(e)                                  resolutions of the Company’s shareholders having been passed to authorise and approve the issue and allotment of the Placing Shares pursuant to the terms of this Agreement;

(f)                                   the Company having fully performed its material obligations under this Agreement in all respects to the extent that such obligations are to be performed prior to Admission;

(g)                                  none of the Company Warranties being untrue or inaccurate or misleading in any respect at any time between the date of this Agreement and Admission and no fact or circumstance having arisen which would render any of the Company Warranties untrue or inaccurate or misleading if repeated as at Admission;

(h)                                 with respect to the Chapter 11 bankruptcy case for Aegerion, there having been entered a final order confirming the plan of reorganisation filed in such case (the “Plan”), in form and substance reasonably satisfactory to the Back Stop Parties and to the Company (in each case acting in good faith) and the “Effective Date”, as set forth in the Plan, having occurred, and all conditions precedent to the occurrence of such Effective Date having been satisfied (or waived by the Backstop Parties).

2.2                              The Back Stop Parties, acting unanimously and in their sole discretion, may waive in whole or in part all or any of the Conditions by notice in writing given to the Company.

2.3                              If any of the Conditions is not fulfilled or waived on or before the Long-Stop Date, the Back Stop Parties shall be entitled to treat this Agreement as terminated on the basis set out in Clause 9.

3.                                     BACKSTOP SUBSCRIPTION OBLIGATION

3.1                              Each Back Stop Party hereby severally, and neither jointly, nor jointly and severally, undertakes to the Company to subscribe for itself (in its own name or as it may direct, provided that the subscription is compliant with the Whitewash Resolution) its Relevant Percentage of: (a) the Remaining Creditor Placing Shares; and (b) the Remaining Investor Placing Shares, in each case, at the Placing Price.

3.2                              The Company shall notify each Back Stop Party of the number of Remaining Shares that they are required to subscribe for and the Subscription Date by giving notice in writing to the Back Stop Parties in the form appended hereto in the Schedule (the “Notification Form”), such Notification Form to be served not later than two (2) Business Days prior to the Subscription Date, and each Back Stop Party shall subscribe for such number of Securities in accordance with Clause 3.4.

3.3                              Subject to Clause 4.2, if the Company requires the Back Stop Parties to subscribe for any Remaining Shares and delivers a Notification Form in accordance with Clause 3.2, each Back Stop Party shall pay to the Company an amount equal to the Placing Price multiplied by the number of Remaining Shares subscribed by such Back Stop Party in accordance with Clause 3.4 (the “Payment Amount”).

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3.4                               On the Subscription Date, each Back Stop Party shall subscribe for, and the Company shall allot and issue to the Back Stop Party with such rights as set out in the Articles of Association, fully paid, such number of Remaining Shares as is notified in the Notification Form, provided that the maximum number of Remaining Shares to be subscribed for by each Back Stop Party shall be subject to the limits set out in Clause 3.1.

3.5                              Subject to Clause 4.2, on the Subscription Date: (a) the Company shall procure that the Remaining Shares subscribed by each Back Stop Party are credited to the CREST stock accounts (or depositary accounts) notified by the Back Stop Parties in writing to the Company no later than one (1) Business Day prior to the Subscription Date; and (b) each Back Stop Party undertakes to pay in cash to the Company their respective Payment Amount.

3.6                              Settlement of the issue of the Remaining Shares shall be performed on a delivery versus payment (DVP) basis.

4.                                     FEE

4.1                              In consideration of the undertakings given herein by the Back Stop Parties and conditional upon the subscription for the Placing Shares occurring on the Subscription Date, the Company shall pay to the Back Stop Parties by way of commission a fee equal to five (5) per cent. of the Capital Raise in an aggregate amount of $3,000,000 (the “Fee”). The Fee payable under this Clause 4.1 shall be paid in cash in same day available funds on or before the Subscription Date or, if there are no Remaining Shares, the Effective Date (as defined in the Plan Funding Agreement). The Fee shall be allocated and paid by the Company to each of the Back Stop Parties in accordance with each Back Stop Party’s Relevant Percentage.

4.2                              Without prejudice to their right to receive the Fee directly from the Company, the Back Stop Parties shall be entitled and are authorised to deduct some or all of the amounts due and payable pursuant to Clause 4.1 from the Payment Amount payable under Clause 3.3, if the Company has not paid such amounts prior to the date on which each Back Stop Party is required to make such payment.

5.                                     BACK STOP PARTY WARRANTIES

5.1                              Each Back Stop Party severally, and not jointly, or jointly and severally, hereby warrants and undertakes to the Company on the date of this Agreement and on the Subscription Date that:

(a)                                it is an Accredited Investor;

(b)                                this Agreement has been duly authorised, executed and delivered by the Back Stop Party and constitutes a valid and legally binding agreement of the Back Stop Party enforceable against the Back Stop Party in accordance with its terms; and

(c)                                 it is authorised and entitled to subscribe for the Remaining Shares under the laws of all relevant jurisdictions that apply to it, has complied and will fully comply with all such laws, and has obtained all applicable consents which may be required, in relation to the subscription of the Remaining Shares.

6.                                     COMPANY WARRANTIES

6.1                              The Company hereby warrants and undertakes to the Back Stop Parties on the date of this Agreement and on the Subscription Date that:

(a)                                the Company is a company duly incorporated and validly existing under the laws of England and Wales;

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(b)                                this Agreement has been duly authorised, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms;

(c)                                 save for the Conditions referred to at Clauses 2.1(a) to (e), the execution, delivery and performance by the Company of its obligations under this Agreement will not require the Company to obtain any consent, waiver or approval of, or give any notice to or make any registration or filing with, any governmental, regulatory, other authority or other person which has not been obtained or made at the date of this Agreement on a basis both unconditional and which cannot be revoked;

(d)                                the Remaining Shares will, when issued, have been validly authorised and issued, and, following payment of the Payment Amount (less any amounts deducted under Clause 4.2), be fully paid up and no further amounts will be payable to the Company in respect of their issue; and

(e)                                 when issued, there will be no Encumbrance on, over or affecting any of the Remaining Shares nor will there be any commitment by it to give or create any such Encumbrance, and, so far as the Company is aware, no person has claimed to be entitled to any such Encumbrance.

6.2                              Any warranties and representations given by the Company to the Investors and/or the Creditors as part of the Capital Raise shall also be deemed given to the Back Stop Parties mutatis mutandis in relation to the subscription of the Remaining Shares on the date of this Agreement and on the Subscription Date.

7.                                     THIRD PARTY RIGHTS

7.1                              Any person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that act.

8.                                     NOTICES

8.1                              All notices given hereunder shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it by hand or sending it by pre-paid envelope by recorded delivery or registered post or by email to the party due to receive it, at its address or email address set out in this Agreement or to such other address or email address as are last notified in writing to the parties.

The Company:

Amryt Pharma plc
90 Harcourt Street

Dublin 2

Ireland

For attention of: Joe Wiley

Email: joe.wiley@amrytpharma.com

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York

11

NY 10166

For the attention of: George P.Stamas, Esq.; William B. Sorabella, Esq.; Robert Klyman, Esq.; and Mathhew J. Williams, Esq.

Email: GStamas@gibsondunn.com; WSorabella@gibsondunn.com; RKlyman@gibsondunn.com; and MJWilliams@gibsondunn.com

Highbridge

Highbridge Capital Management LLC
40 W 57th St # E

New York, NY 10019

United States of America

For attention of: Damon Meyer and Jonathan Segal

Email: Damon.Meyer@highbridge.com; and Jonathan.Segal@highbridge.com

Athyrium

Athyrium Capital Management, LP
505 Fifth Avenue, Floor 18

New York, New York 10017

For attention of: Hondo Sen and Samuel Helfaer

Email: hsen@athyrium.com; and SHelfaer@athyrium.com

Whitebox

Whitebox Advisors LLC

3033 Excelsior Boulevard, Suite 300

Minneapolis, MN 55416

For attention of: Andrew Ruth and Scott Specken

Email: Aruth@whiteboxadvisors.com; and SSpecken@whiteboxadvisors.com

O’Connor

UBS O’Connor LLC

UBS Tower

1 North Wacker Drive, 32nd Floor

Chicago, IL 60606

For attention of: Andy Martin and Andrew Hollenbeck

Email: andy.martin@ubs.com; and andrew.hollenbeck@ubs.com

8.2                              Such notice shall be deemed served, if delivered by hand, at the time of delivery, in the case of recorded delivery or registered post, two Business Days after posting, or if sent by email, at the time of transmission, provided in each case that the time of deemed service shall be a Business Day failing which the time of deemed service shall be the commencement of the next Business Day.

8.3                              In proving service of any notice it shall be sufficient to prove:

12

(a)                                in the case of a letter, that the letter was delivered by hand or was properly stamped and addressed and sent by recorded delivery or registered post; and

(b)                                in the case of an email, that it was duly transmitted provided the sender obtains confirmation of transmission.

9.                                     TERMINATION

9.1                              This Agreement will terminate upon the earlier of:

(a)                                 if the Conditions have not been fulfilled (or waived, as the case may be) by the Long-Stop Date, by either the Company or the Back Stop Parties giving notice in writing to the other parties on or after the Long-Stop Date;

(b)                                 the termination of the RSA, other than any termination solely on account of the action or inaction of the Back Stop Parties in violation of the RSA; and

(c)                                  the mutual written agreement between the Company, Highbridge, Athyrium, Whitebox, and O’Connor,

subject to the rights of the parties accrued at the date of such termination, which rights shall remain in force; provided, however, that the provisions of Clauses 6.2, 8, 9, 11, and 12 shall survive the termination of this Agreement.

9.2                              In the event of termination under this Clause 9, all offers to subscribe any Remaining Shares shall be cancelled, and the Company shall have no obligation to issue and deliver, and the Back Stop Parties shall have no obligation to subscribe for, any Remaining Shares.

9.3                              No party shall have any right to rescind this Agreement and the only termination rights shall be those set out in Clause 9.1.

10.                              MISCELLANEOUS

10.1                       Time shall be of the essence of this Agreement with respect to all dates and time periods set forth or referred to in this Agreement.

10.2                       No party to this Agreement may assign any of their respective rights under this Agreement to a party which is not a member of its Group without the prior written consent of the other parties. This Agreement shall be binding on and enure for the benefit of each parties’ successors in title. No provision of this Agreement may be varied without the prior written consent of all parties to this Agreement.

10.3                       At any time after the date of this Agreement, each party shall, and shall use reasonable endeavours to procure that any necessary third party shall at the cost of that party, execute all such documents and do all such acts and things as the other party may reasonably require for the purpose of giving full effect to the provisions of this Agreement.

10.4                       All payments by the Company under this Agreement shall be paid without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of, any present or future taxes.

10.5                       All of the obligations of the Back Stop Parties under this Agreement are several and not joint or joint and several and none of the Back Stop Parties shall have any obligation or liability to any Party or any other person as a result of any failure or breach of the obligations of any other such person under this Agreement.

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10.6                       [•] irrevocably appoints [•] of [insert address] as its agent to receive on its behalf in England or Wales service of any proceedings under Clause 12.2. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by [•]) and shall be valid until such time as [•] has received prior written notice that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, [•] shall forthwith appoint a substitute acceptable to [•] and deliver to [•] the new agent’s name and address within England and Wales.

10.7                       The parties acknowledge and agree that on and from the effectiveness of the Scheme, New Amryt TopCo shall assume all rights and obligations of the Company hereunder, and shall be substituted for the Company as a party to this Agreement for all purposes hereunder, mutatis mutandis. The parties shall, and the Company shall procure that New Amryt TopCo shall, enter into all such agreements and execute all such further contracts as are required to give effect to this Clause 10.7. Any references in this Agreement to the Company Shareholders, the Company and its corporate details or place of incorporation shall be construed accordingly.

10.8                       If any ruling is made by the UK Panel on Takeovers and Mergers (the “Panel”) that any provision of this Agreement is not permitted by the Takeover Code, such provision shall be given no effect. The parties shall use reasonable efforts to replace such provision with a valid and enforceable provision which is acceptable to the Panel and carries out, as closely as possible, the intentions of the parties.

11.                              ENTIRE AGREEMENT

11.1                       This Agreement, and any other agreement entered into in connection with this Agreement, constitute the entire and only agreements between the parties relating to the subject matter of this Agreement.

11.2                       If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, such provision or relevant part shall be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

12.                              APPLICABLE LAW

12.1                       This Agreement shall be governed by and construed in accordance with English law.

12.2                       Each of the parties hereby submits to the non-exclusive jurisdiction of the courts of England and Wales in relation to any matters arising out of this Agreement. This Clause 12 shall be without prejudice to the right of any party to bring proceedings in any other jurisdiction for the purpose of enforcement or execution of any judgment or other settlement in any other court.

12.3                       Notwithstanding Clause 12.2, each Back Stop Party shall retain the right to join the Company to proceedings in connection with the Capital Raise, the transactions contemplated by this Agreement or any dispute, to which such Back Stop Party is a party, in any other court (or courts) of competent jurisdiction.

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IN WITNESS of which the parties have signed this Agreement on the date set out above.

AMRYT PHARMA PLC

By:

Name:

Title:

15

HIGHBRIDGE MSF INTERNATIONAL LTD.

By:

Name:

Title:

16

HIGHBRIDGE SCF SPECIAL SITUATIONS SPV, L.P.

By:

Name:

Title:

17

1992 TACTICAL CREDIT MASTER FUND, L.P.

By:

Name:

Title:

18

ATHYRIUM OPPORTUNITIES II ACQUISITION 2 LP

By:

Name:

Title:

19

ATHYRIUM OPPORTUNITIES III ACQUISITION 2 LP

By:

Name:

Title:

20

WHITEBOX RELATIVE VALUE PARTNERS, LP

By:

Name:

Title:

21

WHITEBOX GT FUND, LP

By:

Name:

Title:

22

WHITEBOX MULTI-STRATEGY PARTNERS, LP

By:

Name:

Title:

23

PANDORA SELECT PARTNERS, LP

By:

Name:

Title:

24

NINETEEN77 GLOBAL MULTI-STRATEGY ALPHA MASTER LIMITED

BY UBS O’CONNOR, LLC, ITS INVESTMENT ADVISER

By:

Name:	James Del Medico

Title:	Executive Director

By:

Name:	Connor Burke

Title:	Director

25

NINETEEN77 GLOBAL CONVERTIBLE BOND MASTER LIMITED

BY UBS O’CONNOR, LLC, ITS INVESTMENT ADVISER

By:

Name:	James Del Medico

Title:	Executive Director

By:

Name:	Connor Burke

Title:	Director

26

SCHEDULE
FORM OF NOTIFICATION FORM

[Back Stop Party]

[Address]

(the “Back Stop Party”, “you”)

[ • ]

Dear Sirs

We refer to the backstop subscription agreement dated [ • ] 2019, and any valid amendments thereto, between, inter alia, Amryt Pharma PLC and the Back Stop Party (the “Agreement”).

The Company hereby declares and undertakes in favour of the Back Stop Party that all of the Conditions have been satisfied or validly waived in accordance with the terms of the Agreement.

In accordance with the Agreement, we hereby notify you that you are required to subscribe for [ • ] Remaining Shares for an aggregate subscription price of $[ • ], and such Remaining Shares shall be issued to you on [ • ] (the “Subscription Date”).

Payment for, and the allotment and issue of, the [ • ] Remaining Shares will be effected in accordance with the provisions of Clauses 3 and 4.2 to the Agreement.

Defined terms used in this letter have the same meaning as set out in the Agreement unless defined herein.

Yours faithfully,

For and on behalf of

AMRYT PHARMA PLC

By:
Name:

27

EXHIBIT F

Term Sheet for New Convertible Notes Indenture

TERM SHEET

Issuer	Phoenix Sub, all of the outstanding stock of which will be owned by Atlas (“Parent”).

Guarantees

The Notes (as defined below) will be fully and unconditionally guaranteed on a senior unsecured basis by Parent and each of Parent’s and the Issuer’s existing and subsequently acquired or formed direct and indirect subsidiaries (other than the Issuer and any immaterial foreign subsidiaries as set forth in the Senior Secured Credit Facility term sheet) (together with Parent, the “Guarantors”).

Securities	Convertible Senior Notes due [ ](1) (the “Notes”).

Ranking	Senior, unsecured.

Authorized Denominations	A principal amount of Notes equal to $1,000 or any integral multiple of $1,000 in excess thereof.

Offering Type:

The Notes will be issued pursuant to Section 1145 of the Bankruptcy Code. The Issuer will cause the Notes to be issued in global form pursuant to the facilities of The Depository Trust Company (“DTC”).

Offering Size	$125 million aggregate principal amount of Notes.

Investors

Existing unsecured creditors of Phoenix Sub, other than the DOJ and other governmental entities and trade creditors, allocated (a) on a pro rata basis based on the respective principal or face amount of the respective unsecured claims and (b) dollar for dollar in the case of the existing $22.5 million roll up loans under the secured bridge financing that was funded in November 2018 (plus accrued fees and interest thereon, estimated to be approximately $500,000) and any amounts funded under the debtor-in-possession financing upon the emergence of the Issuer’s bankruptcy case that are not paid in full in cash on the plan effective date.

Ordinary Shares	The Parent’s ordinary shares.

Maturity Date	[ ](2), unless earlier repurchased, redeemed or converted.

(1)                                 Insert the calendar year of the 11th scheduled Interest Payment Date.

(2)                                 Insert the date of the 11th scheduled Interest Payment Date.

1

Interest Payment Dates	[ ](3) and [ ](4) of each year, commencing on [ ](5).

Stated Interest

Interest will accrue from the initial date of issuance of the Notes (the “Issue Date”) and will be payable semi-annually in arrears on each Interest Payment Date. The stated interest rate of the Notes will be 5.00% per annum.

Special Interest

The Issuer may elect that the sole remedy for certain customary reporting events of default (which, for the avoidance of doubt, will include the requirement to provide quarterly reports within 45 calendar days of the end of each fiscal quarter) will, for each of the first 180 calendar days on which a reporting event of default has occurred and is continuing, consist exclusively of the accrual of Special Interest on the Notes. Any Special Interest that accrues on a Note will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to 0.25% of the principal amount thereof for the first 90 days on which special interest accrues and, thereafter, at a rate per annum equal to 0.50% of the principal amount thereof. Special Interest will be in addition to the Stated Interest and any Additional Interest that accrues on any Note. The reporting event of default will relate to: (i) prior to registration under the U.S. Exchange Act, reports required by AIM and (ii) from and after registration under the U.S. Exchange Act, the reports required thereunder.

Additional Interest	If, at any time on or after the Issue Date, such Note is not Freely Tradable, then Additional Interest will accrue on such Note on each day on which such Note is not Freely Tradable.

Any Additional Interest that accrues on a Note will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to 0.50% of the principal amount thereof. Additional Interest will be in addition to the Stated Interest and any Special Interest that accrues on any Note.

“Freely Tradable” means, with respect to any Note, that such Note would be eligible to be offered, sold or otherwise transferred pursuant to Rule 144 under the Securities Act or otherwise if held by a person that is not an affiliate of the Issuer, and that has not

(3)                                 Insert the calendar month and day determined as follows: (i) if the Issue Date is before the 15th day of a calendar month and on or after the first day of that calendar month, then insert the 15th day of that calendar month; and (ii) otherwise, insert the first day of the next calendar month.

(4)                                 Insert the calendar month and day falling exactly six months after the date described in footnote 3.

(5)                                 Insert the month, day and year of the first interest payment date described in footnote 3 or 4 that occurs more than six months after the Issue Date.

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been an affiliate of the Issuer during the immediately preceding three months, without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act (except that, during the six-month period beginning on, and including, the date that is six months after the Last Original Issue Date of such Note, any such requirement as to the availability of current public information will be disregarded if the same is satisfied at that time); and such note (x) is not identified by a “restricted” CUSIP or ISIN number; and (y) is not represented by any certificate that bears a restricted note legend.

“Last Original Issue Date” means, with respect to the Notes issued in the contemplated offering, and any Notes issued in exchange therefor or in substitution thereof, the Issue Date.

Conversion Rights

Noteholders may convert their Notes (in Authorized Denominations) at their option at any time prior to the close of business on the second Scheduled Trading Day immediately before the Maturity Date, unless the notes have been previously redeemed or purchased by the Issuer.

“Conversion Price” means, as of any time, an amount equal to (i) $1,000 divided by (i) the Conversion Rate in effect at such time.

“Last Reported Sale Price” of the Ordinary Shares for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Ordinary Shares on such Trading Day as reported in composite transactions for the Relevant Stock Exchange (as defined below).  If the Last Reported Sale Price cannot be determined pursuant to the previous sentence, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per Ordinary Share on such Trading Day from each of at least three nationally recognized independent investment banking firms the Issuer selects, which may include the Investors.  The Last Reported Sale Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session.  The Last Reported Sale Price for any Trading Day will be expressed in U.S. dollars and, if expressed in a different currency for such Trading Day as determined above (which, for the avoidance of doubt, will be the case at the time the Notes are initially issued), will be translated to U.S. dollars at the Prevailing Exchange Rate (as defined below) on such Trading Day.

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“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the Relevant Stock Exchange of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Ordinary Shares or in any options, contracts or futures contracts relating to the Ordinary Shares.

“Prevailing Exchange Rate” means, for purposes of translating, as of any date, any amount in non-U.S. currency to U.S. dollars, the spot mid rate of exchange between such currencies prevailing as of 9am, New York City time, on such date, as displayed on, or derived from, Bloomberg page “BFIX” (or, if such page is not available, its equivalent successor page) in respect of such currencies. If such rate cannot be determined as provided in the immediately preceding sentence on such date (which, for the purpose of this definition, will be deemed to be the “Affected Day”), then the Prevailing Exchange Rate for such date will be determined mutatis mutandis but with respect to the immediately preceding day on which such rate can be so determined; provided, however, that, if such immediately preceding day is before the fifth day before such Affected Day, or, if such rate cannot be so determined, then the Prevailing Exchange Rate will be determined in such other manner as prescribed in good faith by an independent advisor.

“Relevant Stock Exchange” means (i) the London Stock Exchange’s AIM Market, or (ii) if the Ordinary Shares are not then listed on the London Stock Exchange’s AIM Market, the principal exchange or other market on which the Ordinary Shares are then listed or admitted for trading (and, in the case of this clause (ii), the identity of the Relevant Stock Exchange will be determined by the trustee or, if the trustee determines in its sole discretion that it cannot perform such determination in such capacity, an independent advisor); provided that if the Ordinary Shares or American Depositary Receipts (“ADRs”) are at any time listed on The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (as applicable, “Nasdaq”), references to the London Stock Exchange’s AIM Market in this definition shall be deemed to be replaced with Nasdaq unless, as of any relevant date of determination, the aggregate share trading volume of the Ordinary Shares for the preceding 20 Trading Days on the London Stock Exchange’s AIM Market exceeds that on Nasdaq.

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“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) trading in the Ordinary Shares generally occurs on the Relevant Stock Exchange. If the Ordinary Shares are not so listed or traded, then “Trading Day” means a business day.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the Relevant Stock Exchange. If the Ordinary Shares are not so listed or traded, then “Scheduled Trading Day” means a business day.

If the Company lists American Depositary Receipts (“ADRs”) on Nasdaq, then the Company may by notice to the holders elect to have future conversion of Notes settled in ADRs. For so long as such election is in effect, references to Ordinary Shares will be deemed to refer to ADRs and appropriate adjustment will be made to the settlement and trading provisions of the Notes to account for any deposit ratio between ADRs and Ordinary Shares.

Conversion Rate	The initial Conversion Rate for the Notes will be 2,001 Ordinary Shares per $1,000 principal amount of Notes.(6)

The Conversion Rate for the Notes will be subject to customary anti-dilution adjustments. In addition, if a Make-Whole Fundamental Change occurs and a Note is converted with a conversion date occurring during the related Make-Whole Fundamental Change Conversion Period, then the Issuer will, pursuant to the terms of the indenture governing the Notes, increase the Conversion Rate applicable to such conversion, with such increase to be determined by adding additional Ordinary Shares to the Conversion Rate pursuant to a “make-whole” table as set forth in Schedule A hereto (the “Make-Whole Table”) based on the Make-Whole Fundamental Change Effective Date and the Share Price (as defined below).

The Share Price in the Make-Whole Table will be expressed in U.S. dollars and, if expressed in a different currency as of any relevant Make-Whole Fundamental Change Effective Date, will be translated to U.S. dollars at the Prevailing Exchange Rate on such Make-Whole Fundamental Change Effective Date.

The Make-Whole Table is subject to adjustment for the Issue Date and the Maturity Date, and any changes to the initial Conversion

(6)                                 This conversion ratio is intended to reflect a 20% premium to the implied recapitalization equity valuation of the Parent, after giving effect to the Transaction (as defined in the Restructuring Support Agreement), and it shall be adjusted for any reverse share split or share offering occurring prior to issuance and in accordance with the final conversion share price and the examples as set forth in Schedule B hereto.

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Rate.

“Make-Whole Fundamental Change” means (i) a Fundamental Change (determined after giving effect to the proviso immediately after clause (iv) of the definition thereof, but without regard to the proviso to clause (ii) of the definition thereof) or (ii) the sending of any Redemption Notice with respect to any Note (including, for the avoidance of doubt, in connection with any Tax Redemption (as defined below)); provided, however, that, subject to the provisions described under “Optional Redemption” below, the sending of any such Redemption Notice will constitute a Make-Whole Fundamental Change only with respect to the Notes called for Redemption pursuant to such Redemption Notice and not with respect to any other Notes.

“Make-Whole Fundamental Change Conversion Period” means (i) in the case of a Make-Whole Fundamental Change pursuant to clause (i) of the definition thereof, the period from, and including, the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change to, and including, the 35th Trading Day after such Make-Whole Fundamental Change Effective Date (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change, to, but excluding, the related Fundamental Change Repurchase Date); and (ii) in the case of a Make-Whole Fundamental Change pursuant to clause (ii) of the definition thereof, the period from, and including, the date the Issuer sends the Redemption Notice for the related Redemption or Tax Redemption, as applicable, to, and including, the business day immediately before the related Redemption Date; provided, however, that if the conversion date for the conversion of a Note occurs during the Make-Whole Fundamental Change Conversion Period for both a Make-Whole Fundamental Change occurring pursuant to clause (i) of the definition of Make-Whole Fundamental Change and a Make-Whole Fundamental Change occurring pursuant to clause (ii) of such definition, then, solely for purposes of such conversion, (x) such conversion date will be deemed to occur solely during the Make-Whole Fundamental Change Conversion Period for the Make-Whole Fundamental Change with the earlier Make-Whole Fundamental Change Effective Date; and (y) the Make-Whole Fundamental Change with the later Make-Whole Fundamental Change Effective Date will be deemed not to have occurred (unless the converting noteholder notifies the Issuer to the contrary concurrently on the conversion date); provided, further, that if a noteholder provides a notice of waiver of the provisions set forth in “Conversion Blocker” below during any Make-Whole Fundamental Change Conversion Period,

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such notice shall constitute a conversion date occurring during such Make-Whole Fundamental Change Conversion Period and the Issuer will deliver the relevant conversion consideration following the completion of the 61 calendar day notice period.

“Make-Whole Fundamental Change Effective Date” means (i) with respect to a Make-Whole Fundamental Change pursuant to clause (i) of the definition thereof, the date on which such Make-Whole Fundamental Change occurs or becomes effective; and (ii) with respect to a Make-Whole Fundamental Change pursuant to clause (ii) of the definition thereof, the date the Issuer sends the related Redemption Notice.

“Share Price” means, in connection with any Make-Whole Fundamental Change: (i) if the holders of the Ordinary Shares receive only cash in consideration for their Ordinary Shares in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is pursuant to clause (ii) of the definition of “Fundamental Change,” then the Share Price is the amount of cash paid per Ordinary Share in such Make-Whole Fundamental Change; and (ii) in all other cases, the Share Price is the average of the Last Reported Sale Prices per Ordinary Share for the five consecutive Trading Days ending on, and including, the Trading Day immediately before the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change.

Conversion Blocker

Notwithstanding anything to the contrary herein, no Ordinary Shares will be issued upon conversion of any Note, no Note will be convertible by the holder thereof, and the Issuer will not effect any conversion of any Note, in each case to the extent, and only to the extent, that such issuance, convertibility or conversion would result in such holder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of 9.9% of the then-outstanding Ordinary Shares. For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act. For the avoidance of doubt, the limitations on the convertibility of any Note pursuant to this paragraph will not, in themselves, cause such Note to cease to be outstanding (and interest will continue to accrue on any portion of a Note that has been tendered for conversion and whose convertibility is suspended pursuant to this paragraph), and such limitations will cease to apply if and when such Note’s convertibility and conversion will not violate this paragraph. Each noteholder, by written notice to the Issuer, may elect in connection with a conversion that the provisions of this paragraph not apply to such

7

noteholder; provided, however, upon delivery of such notice to the Company, the provisions of this paragraph will continue to apply to such conversion until the 61st calendar day following such delivery.(7)

Settlement upon Conversion

The Issuer will settle conversions by paying or delivering, as applicable, cash (“Cash Settlement”), Ordinary Shares (“Physical Settlement”) or a combination of cash and Ordinary Shares (“Combination Settlement,” and, together with Cash Settlement and Physical Settlement, the “Settlement Methods”), at the Issuer’s election, subject to the provisions described below.

The consideration due upon conversion of each $1,000 principal amount of a Note will be as follows plus, in each case, accrued and unpaid interest, if any, to, but excluding, the applicable conversion date (except that no accrued and unpaid interest will be payable if a conversion occurs after a regular record date and prior to the corresponding interest payment date, and such interest payment will be paid to the noteholder as of such regular record date on the corresponding interest payment date):

•                  if Physical Settlement applies, a number of Ordinary Shares equal to the Conversion Rate in effect on the conversion date for such conversion;

•                  if Cash Settlement applies, cash in an amount equal to the sum of the Daily Conversion Values for each VWAP Trading Day in the Observation Period for such conversion; or

•                  if Combination Settlement applies, (i) a number of Ordinary Shares equal to the sum of the Daily Share Amounts for each VWAP Trading Day in the Observation Period for such conversion; and (ii) an amount of cash equal to the sum of the Daily Cash Amounts for each VWAP Trading Day in such Observation Period.

Except as described below, the Issuer must use the same Settlement Method for all conversions with a conversion date that occurs on the same day, but the Issuer will not be obligated to use the same Settlement Method for conversions with conversion dates that occur on different days.  All conversions with a conversion date that occurs on or after [  ](8) (the “Free Conversion Date”) will be settled using the same Settlement Method, and the Issuer will send notice of such Settlement Method to noteholders no later than

(7)                                 Blocker to be confirmed by Investors upon determination of beneficial ownership status.

(8)                                 Insert the Interest Payment Date immediately before the Maturity Date.

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the open of business on the Free Conversion Date. If the Issuer elects a Settlement Method for a conversion with a conversion date that occurs before the Free Conversion Date, then the Issuer will send notice of such Settlement Method to the converting noteholder no later than the close of business on the business day immediately after the conversion date. Notwithstanding anything to the contrary described above, if the Issuer calls any Notes for Redemption or Tax Redemption, then (i) the Issuer will specify in the related Redemption Notice the Settlement Method that will apply to all conversions with a conversion date that occurs on or after the date the Issuer sends such Redemption Notice and before the related Redemption Date; and (ii) if the related Redemption Date is on or after the Free Conversion Date, then such Settlement Method must be the same Settlement Method that applies to all conversions with a conversion date that occurs on or after the Free Conversion Date. In the absence of a timely notice to a converting noteholder, the Issuer will be deemed to have elected Combination Settlement with a Specified Dollar Amount equal to $1,000.

However, in lieu of delivering any fractional Ordinary Share otherwise due upon conversion, the Issuer will pay cash based on (i) the Last Reported Sale Price per Ordinary Share on the applicable conversion date (or, if such conversion date is not a Trading Day, the immediately preceding Trading Day), in the case of Physical Settlement; or (ii) the Daily VWAP on the last VWAP Trading Day of the applicable Observation Period, in the case of Combination Settlement.

“Daily Cash Amount” means, with respect to any VWAP Trading Day, the lesser of (i) the applicable Daily Maximum Cash Amount; and (ii) the Daily Conversion Value for such VWAP Trading Day.

“Daily Conversion Value” means, with respect to any VWAP Trading Day, one-20th of the product of (i) the Conversion Rate on such VWAP Trading Day; and (ii) the Daily VWAP per Ordinary Share on such VWAP Trading Day.

“Daily Maximum Cash Amount” means, with respect to a conversion of any Note, the quotient obtained by dividing (i) the Specified Dollar Amount applicable to such conversion by (ii) 20.

“Daily Share Amount” means, with respect to any VWAP Trading Day, the quotient obtained by dividing (i) the excess, if any, of the Daily Conversion Value for such VWAP Trading Day over the applicable Daily Maximum Cash Amount by (ii) the Daily VWAP for such VWAP Trading Day. For the avoidance of doubt, the

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Daily Share Amount will be zero for such VWAP Trading Day if such Daily Conversion Value does not exceed such Daily Maximum Cash Amount.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Ordinary Shares on the Relevant Stock Exchange in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one Ordinary Share on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Issuer, which may include the Investors). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session. The Daily VWAP for any VWAP Trading Day will be expressed in U.S. dollars and, if expressed in a different currency for such VWAP Trading Day as determined above (which, for the avoidance of doubt, will be the case at the time the Notes are initially issued), will be translated to U.S. dollars at the Prevailing Exchange Rate on such VWAP Trading Day.

“Observation Period” means, with respect to any Note to be converted, (i) subject to clause (ii) below, if the conversion date for such Note occurs on or before the 25th Scheduled Trading Day immediately before the Maturity Date, the 20 consecutive VWAP Trading Days beginning on, and including, the third (3rd) VWAP Trading Day immediately after such conversion date; (ii) if such conversion date occurs on or after the date the Issuer has sent a Redemption Notice calling such Note for Redemption or Tax Redemption and before the related Redemption Date, the 20 consecutive VWAP Trading Days beginning on, and including, the 21st Scheduled Trading Day immediately before such Redemption Date; and (iii) subject to clause (ii) above, if such conversion date occurs after the 25th Scheduled Trading Day immediately before the Maturity Date, the 20 consecutive VWAP Trading Days beginning on, and including, the 21st Scheduled Trading Day immediately before the Maturity Date.

“Specified Dollar Amount” means, with respect to the conversion of a Note to which Combination Settlement applies, the maximum cash amount per $1,000 principal amount of such Note deliverable upon such conversion (excluding cash in lieu of any fractional Ordinary Share), as determined by the Issuer in U.S. Dollars.

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“VWAP Market Disruption Event” means, with respect to any date, (i) the failure by the Relevant Stock Exchange to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Ordinary Shares or in any options contracts or futures contracts relating to the Ordinary Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (i) there is no VWAP Market Disruption Event; and (ii) trading in the Ordinary Shares generally occurs on the Relevant Stock Exchange.  If the Ordinary Shares are not so listed or traded, then “VWAP Trading Day” means a business day.

Market for Ordinary Shares

The Ordinary Shares are listed on the London Stock Exchange’s AIM Market under the symbol “AMYT.”  Following closing, Parent shall use commercially reasonable efforts to dual-list the Ordinary Shares[ or to list ADRs] on Nasdaq.

Optional Redemption

The Issuer may not redeem the Notes at its option at any time before [  ](9) (the “Redemption Trigger Date”), except as set forth below under “Additional Amounts.”  The Issuer will have the right, at its election, to redeem (a “Redemption”) all, or any portion in an Authorized Denomination, of the Notes, at any time and from time to time, on a date (the “Redemption Date”) on or after the Redemption Trigger Date and on or before the 20th Scheduled Trading Day immediately before the Maturity Date, for a cash purchase price equal to the Redemption Price, but only if the Daily VWAP per Ordinary Share exceeds 150% of the Conversion Price on (i) each of at least 20 VWAP Trading Days (whether or not consecutive) during the 30 consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the date (such date, the “Redemption Notice Date”) the Issuer sends the notice of such redemption (the “Redemption Notice”); and (ii) the VWAP Trading Day immediately before the date the Issuer sends such notice.

The Redemption Date for any Redemption or Tax Redemption will be a business day of the Issuer’s choosing that is no more than 45, nor less than 25, Scheduled Trading Days after the Redemption Notice Date for such Redemption or Tax Redemption, as

(9)           Insert the date of the sixth Interest Payment Date.

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applicable.

The redemption price (“Redemption Price”) for any Note called for Redemption or Tax Redemption is an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption or Tax Redemption, as applicable; provided, however, that if such Redemption Date is after a regular record date and on or before the next Interest Payment Date, then (i) the noteholder of such Note at the Close of Business on such regular record date will be entitled, notwithstanding such Redemption or Tax Redemption, as applicable, to receive, on or, at the Issuer’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date; and (ii) the Redemption Price will not include accrued and unpaid interest on such Note to, but excluding, such Redemption Date.

Fundamental Change

If a Fundamental Change occurs, then each noteholder will have the right to require the Issuer to repurchase such noteholder’s Notes (or any portion thereof in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price (a “Repurchase Upon Fundamental Change”).

On or before the 20th calendar day after the occurrence of a Fundamental Change, the Issuer will send to each noteholder a notice of such Fundamental Change (the “Fundamental Change Repurchase Notice”).  The repurchase date (the “Fundamental Change Repurchase Date”) for any Fundamental Change will be a business day of the Issuer’s choosing that is no more than 35, nor less than 20, business days after the date the Issuer sends the related Fundamental Change Repurchase Notice.

The repurchase price (the “Fundamental Change Repurchase Price”) for any Note to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to 100% of the principal amount of such Note plus accrued and unpaid interest on such Note, if any, to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change; provided, however, that if such Fundamental Change Repurchase Date is after a regular record date and on or before the next Interest Payment Date, then (i) the holder of such Note at the close of business on such regular record date will be entitled, notwithstanding such Repurchase Upon Fundamental Change, to receive, on or, at the Issuer’s election, before such Interest Payment Date, the unpaid interest that would have accrued

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on such Note to, but excluding, such Interest Payment Date; and (ii) the Fundamental Change Repurchase Price will not include accrued and unpaid interest on such Note to, but excluding, such Fundamental Change Repurchase Date.

“Fundamental Change” means any of the following events:

(i)        a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Parent, any of its wholly owned subsidiaries or any employee benefit plans of the Parent or any of its wholly owned subsidiaries, has become and files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Parent’s common equity representing more than 50% of the voting power of all of the Parent’s then-outstanding common equity; provided, however, that, for these purposes, no “person” or “group” will be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer;

(ii)       the consummation of (A) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Parent and its subsidiaries, taken as a whole, to any person, other than one or more of the Parent’s wholly owned subsidiaries; or (B) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Ordinary Shares are exchanged for, converted into, acquired for, or constitute solely the right to receive, other securities, cash or other property (other than changes resulting solely from a subdivision or combination, or a change in par value, of the Ordinary Shares); provided, however, that any merger, consolidation, share exchange or combination of the Parent pursuant to which the persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Parent’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be

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deemed not to be a Fundamental Change pursuant to this clause (ii);

(iii) the Parent’s stockholders approve any plan or proposal for the liquidation or dissolution of the Parent; or

(iv) the Ordinary Shares cease to be listed on any Permitted Exchange (as defined below);

provided, however, that a transaction or event described in clause (i) or (ii) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the holders of Ordinary Shares (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common shares or ordinary shares listed (or depositary receipts or shares representing common shares or ordinary shares, which depositary receipts or shares are listed) on any Permitted Exchange, or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes an ordinary share change event whose reference property consists of such consideration. For purposes of this definition, any transaction or event described in both clause (i) and in clause (ii)(A) or (B) above (without regard to the proviso in clause (ii)) will be deemed to occur solely pursuant to clause (ii) above (subject to such proviso).

For the purposes of this definition, whether a person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Permitted Exchange” means the London Stock Exchange’s AIM Market, the Irish Stock Exchange’s Enterprise Securities Market, The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors).

Notwithstanding the foregoing, the transactions contemplated by the Plan (including the establishment of a holding company above the Parent) shall not be deemed, individually or in the aggregate, to constitute a Fundamental Change.

For purposes of clause (i) of the definition of Fundamental Change, no Fundamental Change shall be deemed to occur as a result of any of Athyrium Capital Management, LP or its affiliates or Highbridge MSF International Ltd., 1992 Tactical Credit Master Fund, L.P. or Highbridge SCF Special Situations SPV, L.P., or

14

their respective affiliates, or any combination of the foregoing persons, becoming the “beneficial owner” of more than 50% of the voting power of all of the Parent’s then-outstanding common equity.

Consolidations, Mergers and Asset Sales

Neither the Parent nor the Issuer will consolidate with or merge with or into, or be party to a binding share exchange, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Parent or the Issuer or their respective subsidiaries, taken as a whole, to another person (a “Business Combination Event”), unless:

•      the resulting, surviving or transferee person either (x) is the Issuer or the Parent or (y) if not the Issuer or the Parent, is a corporation (or equivalent entity) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, or, with respect to the Parent, the United Kingdom) (the “Successor Corporation”) that expressly assumes (by executing and delivering to the trustee, at or before the effective time of such Business Combination Event, a supplemental indenture) all of the Issuer’s or the Guarantors’ obligations, as applicable, under the indenture governing the Notes and the Notes; and

• immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing.

At the effective time of any Business Combination Event that complies with the provisions described in the preceding sentence, the Successor Corporation (if not the Issuer or the Parent) will succeed to, and may exercise every right and power of, the Issuer or the Parent, as applicable, under the Notes and the indenture governing the Notes, and, except in the case of a lease, the predecessor Issuer or Parent, as applicable, will be discharged from its obligations under the Notes and the indenture governing the Notes.

Negative Covenants

The following negative covenants will apply to the Issuer and the Guarantors, subject to additional customary baskets and exceptions to be agreed in the discretion of the Investors, consistent with the Documentation Principles (as defined below).

Limitations on dividends (including share dividends), spin-offs, split-offs and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt with carve-outs for,

15

among other things, (i) permitted refinancings of such debt, (ii)  a customary basket amount to be based on 50% of consolidated net income and include a starter basket equal to $5,000,000 that may be used for, among other things, investments, dividends and distributions, stock repurchases and the prepayment of subordinated debt), subject to no continuing event of default, (iii) customary tax distributions and overhead payments, (iv) cashless exchanges of debt and (v) a $5,000,000 basket for repurchases of Ordinary Shares.

Limitations on non-ordinary course dispositions of assets, with carve-outs permitting, among other things, (i) exceptions for obsolete and surplus property that are immaterial and sales of inventory in the ordinary course, (ii) dispositions with a fair market value less than $250,000 individually and $2,500,000 in the aggregate, (iii) licensing of AP101 and AP103 assets outside of US and European territories, (iv) dispositions of equipment exchanged for as credit for the purchase of new equipment, and (v) the non-ordinary course disposition of assets subject only to the Issuer’s receipt of fair market value (as determined by the Issuer in good faith), at least 75% of the proceeds consisting of cash or cash equivalents, and net cash proceeds being applied to repay secured indebtedness, reinvested within 12 months (or committed to be reinvested into a clinical development program approved by the Parent’s board of directors within 12 months) or offered to repurchase the Notes at a purchase price (without premium or penalty) equal to 100% of the principal amount of such Notes plus accrued and unpaid interest on such Notes, if any, to, but excluding, such date of repurchase, which will be a business day of the Issuer’s choosing no later than such 180th day.

Limitations on indebtedness, which shall, among other things, (i) permit the incurrence of CVR indebtedness and indebtedness in connection with the Plan (including the Senior Secured Credit Facility and which shall further permit the principal amount of indebtedness under the Senior Secured Credit Facility to be increased to $100,000,000 prior to any refinancing of the Senior Secured Credit Facility), (ii) permit indebtedness subordinated to the Notes so long as such indebtedness has a maturity date one year past the Maturity Date and an interest rate lower than the Notes (the “Junior Indebtedness”), (iii) permit loans and licensing finance leases with respect to AP101 and AP103 equipment in an amount less than $5 million, (iv) permit the incurrence of pari or senior indebtedness if net pharmaceutical product revenue for the 12 months prior to the incurrence of such indebtedness, on a pro forma basis, exceeds 1:00 to 1:00 of all funded indebtedness

16

(excluding the Junior Indebtedness) and (v) permit refinancing indebtedness of any debt that was permitted when incurred.

“Documentation Principles” means consistent with market terms for high yield debt instruments for similar companies in the pharmaceuticals industry, giving consideration to prevailing market conditions, size of the company and business needs.

“EBITDA” to be conformed to definition in the Senior Secured Credit Facility, including adjustments for standard non-cash items.

Events of Default

The Notes will be subject to customary remedy provisions upon an Event of Default.

An “Event of Default” means the occurrence of any of the following:

(1)   a default in the payment when due (whether at maturity, upon Redemption, Tax Redemption or Repurchase Upon Fundamental Change or otherwise) of the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, any Note;

(2)   a default for 30 days in the payment when due of interest on any Note;

(3)   the Issuer’s failure to deliver, when required, a Fundamental Change Repurchase Notice;

(4)   a default in the Issuer’s obligation to convert a Note in accordance with the indenture governing the Notes upon the exercise of the conversion right with respect thereto and such failure continues for five business days;

(5)   a default in the Issuer’s or Parent’s obligations described above under the caption “Consolidations, Mergers and Asset Sales”;

(6)   a default in any of the Issuer’s or Guarantor’s obligations or agreements under the Notes or the indenture governing the Notes (other than a default described in clause (1), (2), (3), (4) or (5) above) where such default is not cured or waived within 60 days after notice to the Issuer and Parent by the trustee, or to the Issuer, Parent and the trustee by holders of at least 25% of the aggregate principal amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “Notice of Default”;

(7)   a default by the Parent, the Issuer or any of Parent’s Significant Subsidiaries with respect to any one or more mortgages, agreements or other instruments under which there is

17

outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least $12,000,000 (or its foreign currency equivalent) in the aggregate of the Parent, the Issuer or any of Parent’s Significant Subsidiaries, whether such indebtedness exists as of the Issue Date or is thereafter created, where such default:

•      constitutes a failure to pay the principal of any of such indebtedness when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; or

•      results in such indebtedness becoming or being declared due and payable before its stated maturity (an “Acceleration”),

and, in either case, such Acceleration has not been rescinded or annulled or such failure to pay or default is not cured or waived, or such indebtedness is not paid or discharged in full, within 60 days after written notice to the Issuer by the trustee or to the Issuer and the trustee by holders of at least 25% of the aggregate principal amount of Notes then outstanding;

(8)   one or more final judgments being rendered against the Parent, the Issuer or any of Parent’s Significant Subsidiaries for the payment of at least $12,000,000 (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance), where such judgment is not discharged or stayed within 60 days after (x) the date on which the right to appeal the same has expired, if no such appeal has commenced; or (y) the date on which all rights to appeal have been extinguished; and

(9) certain events of bankruptcy, insolvency and reorganization with respect to Parent, the Issuer or any of Parent’s Significant Subsidiaries.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.

Governing Law	New York.

Additional Amounts

All payments and deliveries made by, or on behalf of, the Issuer under or with respect to the Notes will be made without withholding or deduction for any taxes, duties, assessments or governmental charges, unless such withholding or deduction is required by law.  If any withholding or deduction is required, then, subject to certain customary exceptions, including for withholding

18

taxes imposed on amounts payable with respect to the Notes pursuant to a law or regulation in effect on the date on which a beneficial owner acquires the Notes, the Issuer will pay additional amounts to ensure that the net amount that the beneficial owners of the Notes receive after the withholding or deduction will equal the amounts that they would have received had no withholding or deduction been made.

If, (i) as a result in a change in tax law or regulation, the Issuer will become obligated to pay additional amounts as set forth in the preceding paragraph, (ii) the Issuer cannot avoid such an obligation by taking reasonable measures available to it and (iii) the Issuer delivers to the trustee (1) an opinion of outside legal counsel of recognized standing in the relevant taxing jurisdiction attesting to clause (i) above; and (2) an officer’s certificate attesting to clauses (i) and (ii) above, then the Issuer shall have the right to redeem all, but not less than all, the Notes at the Redemption Price set forth under “Optional Redemption” (a “Tax Redemption”).

Notwithstanding anything to the contrary in the immediately preceding paragraph, if the Issuer calls the Notes for a Tax Redemption, each noteholder will have the right to elect not to have its Notes redeemed pursuant to such Tax Redemption.  If a noteholder makes such an election, then, from and after the related Redemption Date (or, if the Issuer fails to pay the Redemption Price due on such Redemption Date in full, from and after such time as the Issuer pays such Redemption Price in full), the Issuer will no longer have any obligation to pay any additional amounts with respect to such Notes solely as a result of such change in tax law, and all future payments with respect to such Notes will be subject to the deduction or withholding of such relevant taxing jurisdiction’s taxes required by law to be deducted or withheld as a result of such change in tax law; provided, however, that if such noteholder converts such Notes in connection with such Tax Redemption and prior to the corresponding Redemption Date, then the Issuer will be obligated to pay additional amounts, if any, with respect to such conversion.

In the case of a Tax Redemption, the Issuer must send the Redemption Notice no earlier than 180 days before the earliest date on which the Issuer would have been required to make the related payment or withholding (assuming a payment in respect of the Notes were then due), and the obligation to pay additional amounts must be in effect as of the date the Issuer sends the Redemption Notice and must be expected to remain in effect at the time of the next payment or delivery in respect of the Notes.

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In addition, calling any Notes for a Tax Redemption will constitute a Make-Whole Fundamental Change with respect to all outstanding Notes.

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SCHEDULE A

Make-Whole Fundamental Change	Share Price
Effective Date	$0.4165	$0.4500	$0.4998	$0.5500	$0.6500	$0.7496	$0.8500	$1.0000	$1.1500	$2.0000
5/21/19	602.0526	522.3198	427.5175	352.7382	245.8239	174.6177	124.8241	75.4762	44.4772	0.0000
12/1/20	623.6536	537.3954	435.5844	356.0588	243.7924	170.3649	119.8031	70.6405	40.4516	0.0000
12/1/21	625.0317	533.8805	427.2535	344.8305	230.3038	157.0253	107.6363	60.8433	32.9434	0.0000
12/1/22	606.1520	509.1354	397.3476	312.6507	198.4372	128.3571	83.1650	42.5246	19.9171	0.0000
12/1/23	545.7175	439.6898	321.3479	235.7923	129.0413	70.9408	37.9431	12.8597	2.5092	0.0000
12/1/24	400.2000	221.2222	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

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SCHEDULE B

[Intentionally Omitted]

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EXHIBIT G

Term Sheet for New First Lien Secured Credit Facility

$[~81.9] million Senior Secured Credit Facility

Summary of Terms

May 20, 2019

Borrower:

Aegerion Pharmaceuticals, Inc. (“Borrower”), all of the outstanding stock of which will be owned by either of Amryt Pharma PLC (“PLC”) or Amryt Pharmaceuticals DAC (DAC”)(1) (such owner, “Parent” and, together with PLC or DAC, as applicable, the Borrower and the subsidiaries of each of PLC, DAC and Borrower, the “Group Members”).

Guarantors:

PLC, DAC and each of the existing and subsequently acquired or formed direct and indirect subsidiaries of PLC, DAC and the Borrower (other than Borrower, Aegerion Securities Corporation, a Massachusetts corporation, and any immaterial foreign subsidiaries determined by the Lenders) (each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; and together with PLC and DAC, the “Guarantors”). For the avoidance of doubt (i) any subsidiaries of PLC, DAC or the Borrower not required to become Guarantors shall remain restricted subsidiaries for purposes of the Credit Facility, and (ii) immaterial subsidiaries shall not be required to become guarantors. Notwithstanding the foregoing, any guarantors of the Convertible Notes (described in Schedule I hereto) shall be guarantors of the Credit Facility.

Administrative Agent:	Cantor Fitzgerald Securities (in its capacity as the Administrative Agent, “Agent”), or such other institution acceptable to the Lenders in their sole discretion.

Lenders:	Athyrium and Highbridge (including any of their respective affiliates and funds designated by them as lenders under the Credit Facility) (the “Lenders”).

Credit Facility:

A senior secured term loan facility (the “Credit Facility” and the loans thereunder, the “Loans”) of $[~81.9 consisting of ~54.5 of rolled bridge credit and ~27.4 of refinanced EIB debt] million, which will have a term of five (5) years, at the expiration of which the Loans shall mature and be due and payable.

On the Closing Date, the outstanding principal amount of the existing loans funded in cash (and accrued fees and interest

(1)                                 Newco may be formed as an additional parent guarantor.

thereon) under the Existing Bridge Credit Agreement (as defined below) will be converted into, and will be deemed to constitute, Loans under the Credit Facility. Amounts repaid on the Credit Facility may not be reborrowed.

Use of Proceeds:

The proceeds of the Loans will be used (i) to satisfy in accordance with the Plan (as hereinafter defined) through conversion all obligations under that certain Bridge Credit Agreement dated as of November 8, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Bridge Credit Agreement”), among Aegerion Pharmaceuticals, Inc., as borrower, the lenders party thereto and Cantor Fitzgerald Securities, as administrative agent, and (ii) to repay in full all obligations under that certain Finance Contract dated as of December 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Amryt Finance Contract”), between Amryt Pharmaceuticals DAC and European Investment Bank.

Interest:

Interest will be payable on the unpaid principal amount of the Loans (including any capitalized PIK interest) and overdue interest on the Loans at a rate per annum equal to, at the option of Parent, (a) 11% per annum paid in cash on a quarterly basis or (b) 6.5% per annum paid in cash plus 6.5% per annum paid in kind, in each case, on a quarterly basis and based on a 360 day year.

Default Rate:

Automatically upon the occurrence of a bankruptcy or payment event of default or at the election of Agent or the Required Lenders (as defined below) upon the occurrence and during the continuance of one or more other specified events of default, the Loans, past due interest thereon and all other due and payable obligations shall bear interest at a default rate of interest equal to an additional 2% per annum over the cash rate set forth in clause (a) under the heading “Interest” above and such interest will be payable in cash on demand.

Prepayments:	Borrower shall make the following mandatory prepayments:

(a)         Debt Issuances. Prepayments in an amount equal to 100% of the net cash proceeds of issuances or incurrences of debt obligations of any Group Member (other than certain debt incurrences expressly permitted by the Credit Agreement to be agreed (including increases of amounts under the Credit Agreement by up to $100 million), the Loans and finance leases with respect to AP101 and AP103 equipment in an amount less than $5 million where the only security granted is over the specific equipment financed), which shall be structured as a mandatory offer to prepay, which any Lender may accept or decline in its sole discretion.

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(b)         Asset Sales. Prepayments in an amount equal to 100% of the net cash proceeds of any permitted sale or other disposition of any property or assets of any Group Member (including exclusive licensing transactions and insurance and condemnation proceeds) subject to exceptions and thresholds to be agreed (including exceptions for de minimis assets sales of up to $25,000 per transaction not to exceed $1,000,000 in the aggregate, sales of inventory in the ordinary course and dispositions of equipment exchanged for as credit for the purchase of new equipment), and subject to the right of the Borrower (or, as applicable, any Group Member) absent a default, to reinvest up to (i) 50% of proceeds from any Permitted AP License (as defined below) generating proceeds under $30,000,000 and (ii) 75% of proceeds from a Permitted AP License generating proceeds of $30,000,000 and over within 12 months or commit to use such 50% or 75% (as the case may be based on the generated proceeds of such Permitted AP License) of such proceeds in a clinical development program approved by the Parent’s board of directors, which shall be structured as a mandatory offer to prepay, which any Lender may accept or decline in its sole discretion. Prepayments attributable to the proceeds of non-Guarantors’ asset sales and other dispositions will be limited in a customary manner to the extent repatriation of such amounts would result in material adverse tax consequences as reasonably determined by Parent, Borrower and required Lenders in good faith, or would be prohibited or restricted by applicable law, rule or regulation.

Declined proceeds under clauses (a) and (b) above may be used by Borrower for general corporate purposes and working capital. Mandatory prepayments of the Loans shall be subject to the provisions under the heading “Make-Whole Premium” below.

Voluntary prepayments of the Loans will be permitted subject to the provisions under the heading “Make-Whole Premium” below.

Make-Whole Premium:

In the event that all or any portion of the Credit Facility is repaid (or prepaid) or accelerated prior to maturity for any reason (including, without limitation, upon acceleration for any reason including automatic acceleration in the event of a bankruptcy default or upon any redemptions or buybacks (including upon any change of control (to be defined in the Credit Documentation)) but excluding mandatory prepayments made from insurance and condemnation proceeds), such repayment shall be made at (i) 105% of the amount repaid plus interest that would have accrued on such amount repaid

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through the second anniversary of the Closing Date discounted at a rate equal to the yield on U.S. Treasury notes with a maturity closest to the second anniversary of the Closing Date plus 50 basis points if such repayment or acceleration occurs prior to the second anniversary of the Closing Date, (ii) 105% of the amount repaid if such repayment or acceleration occurs on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, (iii) 101% of the amount repaid if such repayment or acceleration occurs on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date and (iv) 100% of the amount repaid if such repayment or acceleration occurs at any time thereafter. Any Make-Whole Premium required to be made pursuant to clause (i) after acceleration shall be reduced by the amount of interest accruing following such acceleration through such repayment. No Make-Whole Premium set forth above shall be required in connection with any mandatory prepayment resulting from a sale or other disposition of assets permitted above and accepted by the Lenders.

Collateral:

All obligations of Borrower under the Credit Facility and of the Guarantors under the guarantees, will be secured by first priority perfected security interests (and where applicable consisting of fixed and floating charges) in substantially all existing and after-acquired real and personal property of Borrower and each Guarantor, including, without limitation, 100% of all outstanding equity interests, subject to customary exclusions to be agreed (including mutually acceptable limitations on guarantees by foreign subsidiaries and liens on the assets or equity interests of foreign subsidiaries, in each case to the extent a material adverse tax effect (including without limitation from the effect of Section 956 of the Internal Revenue Code of 1986, as amended) would result on the Borrower and the Guarantors based on diligence satisfactory to the Lenders, provided that the foregoing limitations shall not apply to PLC or DAC (the “Collateral”).

Borrower and the Guarantors shall be required to maintain account control agreements with respect to all material deposit and securities accounts (in the United States and to the extent applicable other methods of perfection for floating and fixed charges in any other applicable jurisdiction), subject to exclusions and limitations to be agreed but no less restrictive than those contained in the Existing Bridge Credit Agreement. Control agreement springing triggers shall in all events be subject to the applicable cure periods for events of default (other than events of default that are defined to include cure periods). No immaterial subsidiary will be required to take any action with respect to the creation or perfection of liens under non-United States law, other than reasonable actions with respect to PLC or DAC.

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All of the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation reasonably satisfactory to the Lenders (including, in the case of real property, by customary items such as satisfactory title insurance and surveys), and none of the Collateral shall be subject to any other liens, claims or encumbrances, except permitted liens and encumbrances acceptable to the Lenders to be set forth in the Credit Documentation.

Conditions Precedent to Closing:	As set forth in Schedule I hereto (the date upon which all such conditions precedent shall be satisfied and the initial funding under the Credit Facility shall take place, the “Closing Date”).

Representations and Warranties:

The representations and warranties included in the Credit Agreement will include the following (subject to materiality thresholds, baskets and other exceptions and qualifications to be agreed but no less restrictive than those contained in the Existing Bridge Credit Agreement):

Valid existence, power and authority, foreign qualifications, compliance with law, no conflict, governmental authorization, enforceability, absence of litigation, no default or event of default, ERISA compliance, use of proceeds, margin regulations, title to properties, taxes, financial condition (including as to projections and no material adverse change), environmental matters, investment company and other regulated entities, solvency, labor relations, intellectual property, broker’s and investment banker’s fees, insurance matters, capitalization, capital structure and investments, jurisdiction of organization, location of chief executive office, deposit and other accounts, delivery of acquisition agreement, status of Credit Facility as senior debt, accuracy of information provided, compliance with OFAC, money laundering, Patriot Act and other anti-terrorism laws and anti-corruption laws, EEA financial institution and material contracts.

Affirmative Covenants:

The affirmative covenants included in the Credit Agreement will include the following (subject to materiality thresholds, baskets and other exceptions and qualifications to be agreed but no less restrictive than those contained in the Existing Bridge Credit Agreement):

Preservation of organizational existence, licenses and permits, maintenance of property, insurance, payment of taxes, compliance with laws, environmental matters, inspection of property and books and records, use of proceeds, blocked account agreements, fiscal years and quarters, ERISA compliance, line of business and further assurances (including provision of additional collateral and guaranties consistent with the paragraph above entitled “Collateral” and, to the extent that

5

material collateral assets are located on a site controlled by a landlord, mortgagee or bailee, use of commercially reasonable efforts to deliver customary landlord, mortgagee and bailee waivers).

Reporting Requirements:

The financial and other reporting requirements applicable to the Group Members and included in the Credit Agreement will include the following; provided, that all financial information shall be provided to the Administrative Agent who shall, upon the request of the Lenders, make such information available to the Lenders:

Delivery of monthly (at the Administrative Agent’s request during the continuation of an event of default) and quarterly financial statements and compliance certificates (together with an annual and quarterly MD&A report) and annual audited financial statements; delivery of an annual budget (including assumptions made in the build-up of such budget) and budget updates; annual insurance reports; copies of certain reports sent to other parties and with respect to defaults, mandatory prepayment events, material litigation, taxes, material labor matters, ERISA or environmental events and other information.

Financial Performance Covenants:	The financial performance covenants included in the Credit Agreement will be limited to the following, with definitions to be agreed upon:

•                  Minimum liquidity (consisting of cash and cash equivalents) of Borrower and Guarantors on a consolidated basis of $10 million at all times; provided, that the calculation of liquidity shall add back any cash expenditures made to French governmental pricing authorities in connection with the pricing and reimbursement approval of Aegerion’s MYALEPTA product in France which represents the difference in the approved price of MYALEPTA and the price of MYALEPTA under the existing cohort ATU in France.

Negative Covenants:

The negative covenants included in the Credit Agreement will include the following (subject to materiality thresholds, baskets and other exceptions and qualifications to be agreed but no less restrictive than those contained in the Existing Bridge Credit Agreement):

Limitations on liens, disposition of assets (including restrictions on dispositions of material assets and exclusive licensing transactions in material territories but permitting, among other things, dispositions consisting of licenses of AP101 and AP103 assets outside of US and European territories (herein a “Permitted AP License”), dispositions of obsolete and surplus property that are immaterial and a general

6

basket for dispositions less than $250,000 individually and $2,500,000 in the aggregate), consolidations and mergers, loans and investments (with restrictions on investments and indebtedness to non-Guarantor subsidiaries to be agreed), indebtedness (with exceptions permitting, among other things, the CVR indebtedness), transactions with affiliates (with exceptions permitting, among other things, certain de minimis transactions, certain transactions among Guarantors and other transactions with non-Guarantor affiliates in the ordinary course of business on an arm’s length basis not to exceed an amount to be agreed upon, including transactions with non-Guarantor affiliates in respect of intercompany services charged on a cost plus 10% basis), compliance with ERISA, restricted payments (including restrictions on dividends (stock or cash), share repurchases, spin-off and split-off transactions and payments to non-Guarantors), change in business, change in structure, changes in accounting, name and jurisdiction of organization, amendments to organizational documents that are adverse to the Lenders, any amendments, modifications or waivers to either (i) the Deed Poll Constituting Contingent Value Rights issued in connection the reorganisation of Atlas PLC and the acquisition of Phoenix Sub by New Atlas TopCo PLC or (ii) the Deed Poll Constituting Loan Notes issued in connection with the CVR Instrument made by Atlas PLC, material changes to other indebtedness documents, restricted debt payments, no negative pledges or burdensome agreements, use of proceeds, OFAC, money laundering, PATRIOT Act and other anti-terrorism and anti-corruption laws, compliance with laws, sale-leasebacks, hazardous materials and maximum capital expenditures.

Events of Default:

The Credit Agreement will contain the following events of default (subject to materiality thresholds, baskets and other exceptions and qualifications to be agreed but no less restrictive than those contained in the Existing Bridge Credit Agreement):

Failure to pay principal, interest or any other amount when due; representations and warranties incorrect in any material respect when made or deemed made; failure to comply with covenants in the Credit Documentation; cross-default to other indebtedness; failure to satisfy or stay execution of judgments; bankruptcy or insolvency; actual or asserted invalidity or impairment of any part of the Credit Documentation (including the failure of any lien to remain perfected); invalidity of subordination provisions; ERISA default; failure to conduct business; breach of a material agreement; and change of ownership or control.

Voting:	Amendments, waivers and other modifications to the Credit Documentation shall require the consent of Lenders holding

7

more than 50% of outstanding Loans consisting of at least two (2) unaffiliated Lenders (if any at such time) (“Required Lenders”); provided, that certain amendments, waivers and other modifications shall require class votes or the consent of all Lenders.

Miscellaneous:

The Credit Documentation will include (a) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs, withholding taxes, illegality and breakage costs), (b) a waiver of consequential and punitive damages and right to a jury trial, (c) customary agency, set-off and sharing language and (d) customary expense reimbursement, indemnification and other provisions as are usual and customary for facilities of this kind.

Assignments:

Lenders will be permitted to make assignments in a minimum amount of $1,000,000 (unless such assignment is of a Lender’s entire Loan) to other financial institutions with the consent of, so long as no event of default has occurred and is continuing, Borrower, which consent shall not be unreasonably withheld or delayed; provided, however, that the consent of Borrower shall not be required in connection with assignments to other Lenders or to affiliates or approved funds of Lenders and the consent of Borrower will be deemed to have been given if Borrower has not responded within ten (10) business days of a request for such consent. All assignments of a Lender’s interest in the Credit Facility will be made via an electronic settlement system designated by Agent. An assignment fee of $3,500 shall be payable by the assigning Lender to Agent upon the effectiveness of any such assignment.

Governing Law and Submission to Jurisdiction:	New York.

8

SCHEDULE I

to

Summary of Terms

Conditions to Closing

The availability of the Credit Facility set forth in the Term Sheet shall be subject to the satisfaction (or waiver) of the following conditions:

1.                     Exit from Bankruptcy.  With respect to Borrower’s Chapter 11 bankruptcy case, there shall have been entered a final order confirming the plan of reorganization filed in such case (the “Plan”), in form and substance reasonably satisfactory to the Lenders, and the “Effective Date” as set forth in the Plan shall have occurred prior to or simultaneously with the closing of the Credit Facility, and all conditions precedent to the occurrence of such Effective Date shall have been satisfied (or waived by the Lenders).

2.                     Convertible Notes.  $125 million of unsecured convertible debt shall be issued by Borrower in exchange for (a) the Specified Portion (as defined below) of the existing convertible notes issued by Borrower and all other unsecured indebtedness and liabilities of Borrower (other than DOJ and other government related payments and trade claims, which will remain unimpaired), which shall be allocated among the applicable creditors on a ratable basis based on the respective principal or face amount of their respective unsecured claims, (b) the existing $22.5 million of Roll Up Loans under (and as defined in) the Existing Bridge Credit Agreement (plus accrued fees and interest thereon, estimated to be approximately $500,000), which shall receive such new convertible debt on a dollar for dollar basis in full satisfaction of the applicable creditors’ claims, and (c) the aggregate amount of obligations under Borrower’s DIP credit agreement on a dollar for dollar basis that are not repaid in cash on the effective date of the Plan.  As used herein, the term “Specified Portion” means $102 million minus the aggregate amount of obligations under Borrower’s DIP credit agreement that are not repaid in cash on the effective date of the Plan.

3.                     Rights Offering/Equity Raise.  The $42 million rights offering to the creditors of Borrower and the $18 million equity offering to certain current or future shareholders of Parent contemplated by the Backstop Subscription Agreement dated as of    , 2019 (the “Backstop Subscription Agreement”) by and among Atlas plc, Highbridge MSF International Ltd., 1992 Tactical Credit Master Fund, L.P., Highbridge SCF Special Situations SPV, L.P. and the Athyrium funds party to the Backstop Subscription Agreement  shall be consummated or the Backstop Subscription Agreement shall remain in full force and effect.

4.                     Absence of Litigation Order.  There shall be no order, injunction or decree of any governmental authority restraining or prohibiting the funding under the Credit Facility.

5.                     Acquisition.  The acquisition of Borrower and its subsidiaries by Parent or one of its subsidiaries (the “Acquisition”) shall have been completed on the terms set forth in the Plan Funding Agreement dated as of    , 2019 (the “Plan Funding Agreement”), by and between Borrower and Parent and all other documentation relating thereto, in each case in form and substance reasonably satisfactory to the Lenders. All conditions precedent to the Acquisition shall have been met (or waived with the consent of the Lenders) and the Acquisition shall have been consummated in accordance with the terms of the Plan Funding Agreement and such other documentation (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of the Lenders) and all requirements of law.

6.                     No Material Adverse Effect.  Since March 31, 2019, there shall not have been a Company Material Adverse Effect (as defined in the Plan Funding Agreement) prior to the signing of the Plan Funding Agreement.

7.                     Documentation and Other Customary Deliveries.  The preparation, execution and delivery of a definitive credit agreement (the “Credit Agreement”) and other documents executed in connection therewith, including collateral documents (collectively, with the Credit Agreement, the “Credit Documentation”) which shall be mutually acceptable to Borrower, Agent and the Lenders, and the delivery of other customary closing documents, including officer’s certificates, resolutions, corporate deliverables and legal opinions.

8.                     Repayment of Obligations.  Agent and Lenders shall have received fully-executed customary payoff letters and termination and release documents (if applicable), in each case, reasonably satisfactory to Agent and Lenders with respect to the Amryt Finance Contract and the obligations thereunder.

9.                     No Default; Representations and Warranties.  Both before and after giving effect to the closing, there shall be no default or event of default under the Credit Documentation.  Each representation and warranty made by Parent, Borrower or its subsidiaries under the Credit Documentation shall be true and correct in all material respects.

10.              PATRIOT Act. Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, to the extent that the Lenders have requested in writing to Borrower and/or the Guarantors at least 10 business days prior to the Closing Date.

11.              Payment of Fees and Expenses. Payment of all fees and expenses required to be paid on the Closing Date by Borrower shall have been paid.

EXHIBIT H

LENDER JOINDER

This Lender Joinder to the Restructuring Support Agreement, dated as of [•], by and among (a) Aegerion Pharmaceuticals Inc. and each of its subsidiaries signatory thereto (collectively, the “Company”), and (b) the Plan Support Parties signatory thereto (as amended, supplemented or otherwise modified, from time to time, the “Agreement”), is executed and delivered by [•] (the “Joining Lender Party”) as of [•].  Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Lender Party hereby agrees to be bound by all of the terms of the Agreement, attached to this Lender Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time).  The Joining Party shall hereafter be deemed to be a “Consenting Lender” and a “Party” for all purposes under the Agreement.

2. Representations and Warranties. With respect to the aggregate principal amount of Claims held by the Joining Lender Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition of such Claims, the Joining Lender Party hereby makes the representations and warranties of the Consenting Lenders set forth in Section 6 of the Agreement to the Company.

3. Governing Law. The terms set forth in Section 9.8 of the Agreement are incorporated herein by reference and shall apply, mutatis mutandis.

* * * * *

IN WITNESS WHEREOF, the Joining Lender Party has caused this Lender Joinder to be executed as of the date first written above.

Entity Name of Joining Lender Party

Authorized Signatory:

By:
Name:
Title:

Principal Amount of Claim under : $[ ]

Address:

[Signature Page — Restructuring Support Agreement Lender Joinder]

2

ANNEX I TO LENDER JOINDER

[Restructuring Support Agreement, with Exhibits]